As filed with the Securities and Exchange Commission on December 22, 2025

No. 333-292031

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYONIER INC.

(Exact name of registrant as specified in its charter)

North Carolina	6798	13-2607329
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Rayonier Way

Wildlight, FL 32097

Telephone: (904) 357-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark R. Bridwell

Senior Vice President, General Counsel and Corporate Secretary

Rayonier Inc.

1 Rayonier Way

Wildlight, FL 32097

Telephone: (904) 357-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David K. Lam, Esq. Kyle M. Diamond, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Michele Tyler Vice President, General Counsel and Corporate Secretary PotlatchDeltic Corporation 601 West 1st Avenue, Suite 1600 Spokane, Washington 99201 (509) 835-1500	Tad Freese, Esq. Tessa Bernhardt, Esq. Darren Guttenberg, Esq. Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, California 94111 (415) 391-0600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Takeover offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Takeover offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation, or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED DECEMBER 22, 2025

JOINT LETTER TO SHAREHOLDERS OF RAYONIER INC.

AND STOCKHOLDERS OF POTLATCHDELTIC CORPORATION

Dear Shareholders of Rayonier and Stockholders of PotlatchDeltic:

On October 13, 2025, Rayonier Inc. (“Rayonier”), Redwood Merger Sub, LLC, a direct, wholly owned subsidiary of Rayonier (“Merger Sub”), and PotlatchDeltic Corporation (“PotlatchDeltic”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), which provides for the combination of Rayonier and PotlatchDeltic in a merger of equals transaction. Upon the terms and subject to the conditions set forth in the merger agreement, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Rayonier (the “merger”).

On behalf of the boards of directors of Rayonier and PotlatchDeltic, we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger. We are requesting that you take certain actions as a shareholder of Rayonier or stockholder of PotlatchDeltic, as applicable, as more fully described in this joint proxy statement/prospectus.

The merger agreement provides each share of common stock, par value $1.00 per share, of PotlatchDeltic (“PotlatchDeltic common stock”), issued and outstanding immediately prior to the merger (other than certain excluded shares as further described in the merger agreement) will be converted into the right to receive 1.7339 (the “exchange ratio”) common shares, without par value, of Rayonier (“Rayonier common shares”); provided that this merger consideration is subject to adjustment to equalize the economic impact of the one-time $1.40 per share special dividend that Rayonier declared to its shareholders of record on October 24, 2025. As a result of this adjustment to the merger consideration, each share of PotlatchDeltic common stock issued and outstanding immediately prior to the merger will be converted into the right to receive: (a) 1.8185 (the “adjusted exchange ratio”) Rayonier common shares and (b) $0.61 in cash (together, the “merger consideration”).

The merger consideration is fixed and will not be adjusted to reflect stock price changes prior to the consummation of the merger. Rayonier shareholders will continue to own their existing Rayonier common shares, the form of which will not be changed by the transaction.

Upon completion of the merger, Rayonier shareholders are expected to own approximately 54% of the combined company and former PotlatchDeltic stockholders are expected to own the remaining 46%, based on the merger consideration and the number of shares and stock-based awards of Rayonier and PotlatchDeltic outstanding, in each case, as of December 18, 2025.

Each of the boards of directors of Rayonier and PotlatchDeltic (the “Rayonier board” and “PotlatchDeltic board,” respectively) has unanimously approved or adopted, as applicable, the merger agreement.

The value of the merger consideration to be received in exchange for each share of PotlatchDeltic common stock will fluctuate with the market value of Rayonier common shares until the merger is completed.

Based on Rayonier’s closing stock price on December 18, 2025, the implied value of the merger consideration was $40.22. The Rayonier common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “RYN” and the PotlatchDeltic common stock is listed on the Nasdaq Stock Market under the symbol “PCH.” We urge you to obtain current market quotations for the Rayonier common shares and PotlatchDeltic common stock.

Each of Rayonier and PotlatchDeltic will hold a special meeting of its shareholders in connection with the transactions contemplated by the merger agreement.

Rayonier’s special meeting of shareholders (the “Rayonier special meeting”) will be held on [    ], 2026 at [    ] Eastern Time (unless it is adjourned or postponed to a later date) at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida 32097. At the Rayonier special meeting, Rayonier shareholders will be asked to consider and vote on the following matters: (i) a proposal to approve the issuance of Rayonier common shares in connection with the merger (the “Rayonier share issuance proposal”) and (ii) a proposal to adjourn the Rayonier special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Rayonier special meeting to approve the Rayonier share issuance proposal (the “Rayonier adjournment proposal”). The Rayonier board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, and unanimously recommends that Rayonier shareholders vote “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal.

PotlatchDeltic’s special meeting of stockholders (the “PotlatchDeltic special meeting”) will be held virtually on [    ], 2026 at [    ], Pacific Time (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/PCH2026SM. The PotlatchDeltic special meeting will be held exclusively online via live audio webcast. At the PotlatchDeltic special meeting, PotlatchDeltic stockholders will be asked to consider and vote on the following matters: (i) a proposal to approve the merger agreement, and the transactions contemplated thereby, including the merger (the “PotlatchDeltic merger agreement proposal”); (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of PotlatchDeltic in connection with the transactions contemplated by the merger agreement (the “PotlatchDeltic merger-related compensation proposal”); and (iii) a proposal to adjourn the PotlatchDeltic special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the PotlatchDeltic special meeting to approve the PotlatchDeltic merger agreement proposal (the “PotlatchDeltic adjournment proposal”). The PotlatchDeltic board has unanimously adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that PotlatchDeltic stockholders vote “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal.

The accompanying joint proxy statement/prospectus contains detailed information about Rayonier, PotlatchDeltic, the merger agreement, and the transactions contemplated by the merger agreement. In particular, see “Risk Factors” beginning on page 42. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus and is incorporated by reference herein. We encourage you to read the accompanying joint proxy statement/prospectus and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain information about Rayonier and PotlatchDeltic from the Securities and Exchange Commission (the “SEC”).

Your vote is very important regardless of the number of Rayonier common shares or the number of shares of PotlatchDeltic common stock that you own. The merger cannot be completed unless Rayonier shareholders approve the issuance of Rayonier common shares pursuant to the merger agreement and PotlatchDeltic stockholders adopt the merger agreement.

Whether or not you plan to attend your company’s special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

Mark D. McHugh President and Chief Executive Officer Rayonier Inc.	Eric J. Cremers President and Chief Executive Officer PotlatchDeltic Corporation

Neither the SEC nor any state securities commission has approved or disapproved of the merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [    ], 2025 and is first being mailed to shareholders of Rayonier and stockholders of PotlatchDeltic on or about [    ], 2025.

Rayonier Inc.

1 Rayonier Way

Wildlight, FL 32097

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [    ]

To the Shareholders of Rayonier Inc.:

On October 13, 2025, Rayonier Inc. (“Rayonier”), Redwood Merger Sub, LLC, a direct, wholly owned subsidiary of Rayonier (“Merger Sub”), and PotlatchDeltic Corporation (“PotlatchDeltic”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), which provides for the combination of Rayonier and PotlatchDeltic in a merger of equals transaction. Upon the terms and subject to the conditions set forth in the merger agreement, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Rayonier (the “merger”).

NOTICE IS HEREBY GIVEN that a special meeting of Rayonier shareholders (the “Rayonier special meeting”) will be held on [    ], 2026 at [    ] Eastern Time (unless it is adjourned or postponed to a later date) at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida 32097.

We are pleased to notify you of, and invite you to attend, the Rayonier special meeting. At the Rayonier special meeting, Rayonier shareholders will be asked to consider and vote on the following matters:

1.

proposal to approve the issuance of common shares, without par value, of Rayonier (“Rayonier common shares”), pursuant to the merger agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Rayonier share issuance proposal”); and

2.

proposal to adjourn the Rayonier special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Rayonier special meeting to approve the Rayonier share issuance proposal (the “Rayonier adjournment proposal”).

Approval of the Rayonier share issuance proposal is required to complete the transactions contemplated by the merger agreement.

Rayonier will transact no other business at the Rayonier special meeting, except for business properly brought before the Rayonier special meeting or any adjournment or postponement thereof by or at the direction of the Rayonier board of directors (the “Rayonier board”). The accompanying joint proxy statement/prospectus describes the matters to be considered at the Rayonier special meeting in more detail.

The Rayonier board has set [    ] as the record date for the Rayonier special meeting for determining the Rayonier shareholders entitled to notice of and to vote at the Rayonier special meeting and any adjournment or postponement thereof (the “Rayonier record date”). Only shareholders of record at the close of business on [    ], are entitled to notice of, and to vote at, the Rayonier special meeting.

Your vote is very important regardless of the number of Rayonier common shares that you own. The transactions contemplated by the merger agreement cannot be completed without approval of the Rayonier share issuance proposal by the affirmative vote of the majority of the votes cast by the holders of outstanding Rayonier common shares represented in person or by proxy and entitled to vote on such matter at the Rayonier special meeting, or any adjournment or postponement thereof. Whether or not you expect to participate in the Rayonier special meeting, Rayonier urges you to submit a proxy to have your shares voted as promptly as possible either: (i) via the internet on the website shown on the enclosed proxy card (see proxy card for instructions); (ii) by telephone (see proxy card for instructions); or (iii) by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Rayonier special meeting. If your shares are held in “street name” by a bank, broker, nominee, trustee, or other record holder, please follow the instructions on the enclosed voting instruction card furnished by such bank, broker, nominee, trustee, or other record holder.

The Rayonier board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, and unanimously recommends that you vote “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal.

The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the merger, and the matters to be considered at the Rayonier special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER, THE SHARE ISSUANCE PROPOSAL, THE RAYONIER ADJOURNMENT PROPOSAL, OR VOTING YOUR SHARES, PLEASE CONTACT:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: +1 (877) 750-0870

Banks and Brokers may call collect: +1 (212) 750-5833

By Order of the Rayonier board,

Mark R. Bridwell

Senior Vice President, General Counsel and Corporate Secretary

Wildlight, Florida

Dated: [    ], 2025

PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, Washington 99201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    ]

To the Stockholders of PotlatchDeltic Corporation:

On October 13, 2025, Rayonier Inc. (“Rayonier”), Redwood Merger Sub, LLC, a direct, wholly owned subsidiary of Rayonier (“Merger Sub”), and PotlatchDeltic Corporation (“PotlatchDeltic”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), which provides for the combination of Rayonier and PotlatchDeltic in a merger of equals transaction. Upon the terms and subject to the conditions set forth in the merger agreement, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Rayonier (the “merger”).

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of PotlatchDeltic (the “PotlatchDeltic special meeting”) will be held virtually at [ ] Pacific Time, on [    ], 2026 (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/PCH2026SM. The PotlatchDeltic special meeting will be held exclusively online via live audio webcast.

We are pleased to notify you of, and invite you to attend, the PotlatchDeltic special meeting. At the PotlatchDeltic special meeting, you will be asked to consider and vote on the following matters:

1.

proposal to adopt the merger agreement, pursuant to which PotlatchDeltic will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “PotlatchDeltic merger agreement proposal”);

2.

proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of PotlatchDeltic in connection with the transactions contemplated by the merger agreement (the “PotlatchDeltic merger-related compensation proposal”); and

3.

proposal to adjourn the PotlatchDeltic special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the PotlatchDeltic special meeting to approve the PotlatchDeltic merger agreement proposal (the “PotlatchDeltic adjournment proposal”).

Approval of the PotlatchDeltic merger agreement proposal is required to complete the transactions contemplated by the merger agreement.

PotlatchDeltic will transact no other business at the PotlatchDeltic special meeting, except for business properly brought before the PotlatchDeltic special meeting or any adjournment or postponement thereof by or at the direction of the PotlatchDeltic board of directors (the “PotlatchDeltic board”). The accompanying joint proxy statement/prospectus describes the matters to be considered at the PotlatchDeltic special meeting in more detail.

The PotlatchDeltic special meeting will be held in virtual meeting format only. You will not be able to attend the meeting physically in person. To attend the PotlatchDeltic special meeting, you must be a stockholder on the record date. To submit your proxy through the internet, you may vote your shares at www.proxyvote.com. You will need the control number found on your proxy card or voting instruction form. You may also vote during the PotlatchDeltic special meeting by clicking on www.virtualshareholdermeeting.com/PCH2026SM. Beneficial stockholders who do not have a control number should follow the instructions provided on the voting instruction form provided by your bank, broker, nominee, trustee, or other record holder. Beneficial holders that wish to vote at the meeting must obtain a legal proxy from their bank, broker, nominee, trustee, or other record holder prior to the meeting. You will need to have an electronic image (such as a pdf file or scan) of the legal proxy with you if you are voting at the meeting.

The PotlatchDeltic board has set [    ] as the record date for the PotlatchDeltic special meeting (“PotlatchDeltic record date”) for determining the PotlatchDeltic stockholders (the “PotlatchDeltic stockholders”) entitled to notice of and to vote at the PotlatchDeltic special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on [    ] are entitled to notice of, and to vote at, the PotlatchDeltic special meeting.

Your vote is very important regardless of the number of shares of PotlatchDeltic common stock that you own. The transactions contemplated by the merger agreement cannot be completed without approval of the PotlatchDeltic merger agreement proposal by the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting. Whether or not you expect to participate in the PotlatchDeltic special meeting, PotlatchDeltic urges you to submit a proxy to have your shares voted as promptly as possible either: (i) via the internet at www.proxyvote.com (see proxy card for instructions); (ii) by telephone (see proxy card for instructions); or (iii) by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the PotlatchDeltic special meeting. If your shares are held in “street name” by a bank, broker, nominee, trustee, or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee, or other record holder.

The PotlatchDeltic board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal.

The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the merger, and the other matters to be considered at the PotlatchDeltic special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

By Order of the PotlatchDeltic board,

Eric J. Cremers

President and Chief Executive Officer

Spokane, Washington

[    ], 2025

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER, THE MERGER AGREEMENT PROPOSAL, THE MERGER-RELATED COMPENSATION PROPOSAL, THE POTLATCHDELTIC ADJOURNMENT PROPOSAL, OR VOTING YOUR SHARES, PLEASE CONTACT:

MacKenzie Partners, Inc.

7 Penn Plaza, Suite 503

New York, NY 10001

Shareholders may call toll free: +1 (800) 322-2885

Banks and Brokers may call collect: +1 (212) 929-5500

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Rayonier Inc. (“Rayonier”) and PotlatchDeltic Corporation (“PotlatchDeltic”) from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus and additional information, see “Where You Can Find More Information.”

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from Innisfree M&A Incorporated, Rayonier’s proxy solicitor, or MacKenzie Partners, Inc., PotlatchDeltic’s proxy solicitor, at the following addresses and telephone numbers:

For Rayonier Shareholders:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: +1 (877) 750-0870

Banks and Brokers may call collect: +1 (212) 750-5833

For PotlatchDeltic Stockholders:

MacKenzie Partners, Inc.

7 Penn Plaza, Suite 503

New York, NY 10001

Shareholders may call toll free: +1 (800) 322-2885
Banks and Brokers may call collect: +1 (212) 929-5500

You will not be charged for any of these documents that you request. To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than [    ], 2026, which is five (5) business days before the special meetings.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the Securities and Exchange Commission (the “SEC”), website at www.sec.gov. In addition, you may obtain copies of documents filed by Rayonier with the SEC by accessing Rayonier’s website at https://ir.rayonier.com/. You may also obtain copies of documents filed by PotlatchDeltic with the SEC by accessing PotlatchDeltic’s website at https://investors.potlatchdeltic.com/.

We are not incorporating the contents of the websites of the SEC, Rayonier, PotlatchDeltic, or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

Except where the context otherwise states, Rayonier has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Rayonier (including the annexes hereto), and PotlatchDeltic has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to PotlatchDeltic (including the annexes hereto). Rayonier and PotlatchDeltic both contributed information relating to the merger.

This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-292031) filed by Rayonier with the SEC. It constitutes a prospectus of Rayonier under Section 5 of the Securities Act, and the rules thereunder, with respect to the Rayonier common shares, without par value (the “Rayonier common shares”) to be issued to PotlatchDeltic stockholders pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated October 13, 2025, by and among Rayonier, PotlatchDeltic and Redwood Merger Sub, LLC (“Merger Sub”). Upon the terms and subject to the conditions set forth in the merger agreement, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Rayonier (the “merger”). This joint proxy statement/prospectus also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of meeting (i) with respect to the Rayonier special meeting at which Rayonier shareholders will consider and vote on the Rayonier share issuance proposal and the Rayonier adjournment proposal and (ii) with respect to the PotlatchDeltic special meeting at which PotlatchDeltic stockholders will consider and vote on the PotlatchDeltic merger agreement proposal, the PotlatchDeltic merger-related compensation proposal, and the PotlatchDeltic adjournment proposal.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). You should not assume that the information included as annexes or contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Neither Rayonier nor PotlatchDeltic assumes any obligation to update the information contained in this joint proxy statement/prospectus (whether as a result of new information, future events, or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to the shareholders of Rayonier or stockholders of PotlatchDeltic, nor Rayonier or PotlatchDeltic taking of any actions contemplated hereby at any time, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

-i-

-ii-

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement, the merger, the share issuance, and the other transactions contemplated by the merger agreement. Rayonier and PotlatchDeltic urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you.

About the Merger Agreement and the Merger

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Rayonier, PotlatchDeltic, and Merger Sub have entered into the merger agreement, which provides for the combination of Rayonier and PotlatchDeltic in a merger of equals transaction. Upon the terms and subject to the conditions set forth in the merger agreement, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a direct, wholly owned subsidiary of Rayonier (the “merger”) and your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this proxy statement/prospectus as Annex A.

Q:	What will PotlatchDeltic stockholders receive in the merger?

A:

The merger agreement provides each share of common stock, par value $1.00 per share, of PotlatchDeltic (“PotlatchDeltic common stock”), issued and outstanding immediately prior to the merger (other than certain excluded shares) will be converted into the right to receive 1.7339 (the “exchange ratio”) common shares, without par value, of Rayonier (“Rayonier common shares”); provided that this merger consideration is subject to adjustment to equalize the economic impact of the one-time $1.40 per share special dividend that Rayonier declared to its shareholders of record on October 24, 2025. As a result of this adjustment to the merger consideration, each share of PotlatchDeltic common stock issued and outstanding immediately prior to the merger will be converted into the right to receive: (a) 1.8185 (the “adjusted exchange ratio”) Rayonier common shares and (b) $0.61 in cash (together, the “merger consideration”).

If you receive the merger consideration and would otherwise be entitled to receive a fractional share of Rayonier common shares, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled “The Merger Agreement—Merger Consideration Received by PotlatchDeltic Stockholders.”

Q:	What happens if the market price of Rayonier common shares or PotlatchDeltic common stock changes before the closing of the merger and what is the value of the merger consideration?

A:

Changes in the market price of Rayonier common shares or PotlatchDeltic common stock at or prior to the effective time of the merger (the “effective time”) will not change the number of Rayonier common shares that PotlatchDeltic stockholders will receive. The value of the merger consideration will fluctuate until the merger is completed because the exchange ratio will not be adjusted for changes in the market price of either Rayonier common shares or PotlatchDeltic common stock. As a result, you should obtain recent market prices of Rayonier common shares and PotlatchDeltic common stock prior to voting your shares. For additional information, see the section entitled “Risk Factors.”

Q:	Are there any conditions to completion of the merger?

A:

Yes. Completion of the merger is conditioned on (i) Rayonier shareholders approving a proposal to issue Rayonier common shares in connection with the merger (the “Rayonier share issuance proposal”), (ii) PotlatchDeltic stockholders approving a proposal to adopt the merger agreement (the “PotlatchDeltic merger agreement proposal”), and (iii) the expiration or termination of any waiting period (and extension thereof pursuant to the merger agreement) applicable to the merger and the other transactions contemplated by the merger agreement under the HSR Act, as well as a number of other conditions that must be satisfied or waived before the merger can be consummated. For a description of all of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”

For Rayonier Shareholders

Q:	When and where is the Rayonier special meeting?

A:

The special meeting of Rayonier shareholders (the “Rayonier special meeting”), will be held at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida 32097 on [    ], 2026 (unless it is adjourned or postponed to a later date) at [    ] Eastern Time.

Q:	What matters will be voted on at the Rayonier special meeting?

A:	Rayonier shareholders will be asked to consider and vote on the following proposals:

•	the Rayonier share issuance proposal; and

•

a proposal to adjourn the Rayonier special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Rayonier special meeting to approve the Rayonier share issuance proposal (the “Rayonier adjournment proposal”).

Q:	Who is entitled to vote at the Rayonier special meeting?

A:

The Rayonier record date is [    ] (the “Rayonier record date”). Only holders of Rayonier common shares as of the close of business on the Rayonier record date are entitled to notice of, and to vote at, the Rayonier special meeting, unless a new record date is set in connection with any adjournment or postponement of the Rayonier special meeting. As of the close of business on December 18, 2025, there were 161,425,616 issued and outstanding Rayonier common shares. Each Rayonier shareholder entitled to vote at the Rayonier special meeting is entitled to one (1) vote per share at the Rayonier special meeting. As of the close of business on December 18, 2025, the issued and outstanding Rayonier common shares were held by approximately 3,976 shareholders of record.

Q:	How does the Rayonier board recommend that I vote on the proposals?

A:

After careful consideration, the Rayonier board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, and (ii) directed that the Rayonier share issuance proposal and the Rayonier adjournment proposal be submitted to the Rayonier shareholders for approval at the Rayonier special meeting. The Rayonier board recommends that Rayonier shareholders vote “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal. For a summary of the factors considered by the Rayonier board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, see “The Merger—Rayonier’s Reasons for the Merger; Recommendation of the Rayonier Board.”

Q:	What will happen to my Rayonier common shares if the merger is completed?

A:

You will continue to own the same Rayonier common shares that you owned prior to the effective time of the merger. As a result of the share issuance, however, the overall ownership percentage of the current Rayonier shareholders in the combined company will be diluted.

Immediately following the completion of the merger, it is expected that:

•

continuing Rayonier shareholders will own approximately 54% of the then outstanding Rayonier common shares, based on the number of shares and stock-based awards of Rayonier and PotlatchDeltic outstanding as of December 18, 2025; and

•

former PotlatchDeltic stockholders will own approximately 46% of the then outstanding Rayonier common shares, based on the number of shares and stock-based awards of Rayonier and PotlatchDeltic outstanding as of December 18, 2025.

Q:	Do the Rayonier directors and executive officers have any interests in the merger?

A:

Yes. In connection with the consummation of the merger, Rayonier’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of the Rayonier shareholders generally. The Rayonier board was aware of these interests and considered them, among other things, in reaching its decision to approve the merger agreement, the merger, the share issuance, and the other transactions contemplated by the merger agreement. These interests are described in more detail in “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Rayonier Directors and Executive Officers in the Merger.”

Q:	What constitutes a quorum at the Rayonier special meeting?

A:

Rayonier’s Amended and Restated Bylaws (the “Rayonier bylaws”) provide that a quorum at the Rayonier special meeting is the presence, in person or represented by proxy, of a majority of the votes entitled to be cast on the matter.

Q:	What vote is required for Rayonier shareholders to approve the Rayonier share issuance proposal?

A:

Assuming a quorum is present at the Rayonier special meeting, approval of the Rayonier share issuance proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Rayonier special meeting. Only holders of Rayonier common shares at the close of business on the Rayonier record date will be entitled to vote on the Rayonier share issuance proposal.

Q:	What vote is required for Rayonier shareholders to approve the Rayonier adjournment proposal?

A:

Whether or not a quorum is present, approval of the Rayonier adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Rayonier special meeting. Only holders of Rayonier common shares at the close of business on the Rayonier record date will be entitled to vote on the Rayonier adjournment proposal. The vote on the Rayonier adjournment proposal is separate and apart from the vote to approve the Rayonier share issuance proposal and is not a condition to the completion of the merger.

Q:	Is my vote at the Rayonier special meeting important and how are votes counted at the Rayonier special meeting?

A:

Yes, your vote is very important. If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the Rayonier special meeting. For the Rayonier share issuance proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the Rayonier share issuance proposal, assuming a quorum is present, abstention from voting, the failure of a Rayonier shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Rayonier shareholder to vote, will have no effect on the outcome of the Rayonier share issuance proposal.

For the Rayonier adjournment proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the Rayonier adjournment proposal, whether or not a quorum is present, abstention from voting, the failure of a Rayonier shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Rayonier shareholder to vote, will have no effect on the outcome of the Rayonier adjournment proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal.

Q:	What happens if I sell my Rayonier common shares before the Rayonier special meeting?

A:

The record date for the Rayonier special meeting is earlier than the date of the Rayonier special meeting. If you sell your Rayonier common shares after Rayonier’s record date but before the date of the Rayonier special meeting, you will retain any right to vote at the Rayonier special meeting.

Q:	How do I submit a proxy or vote my shares at the Rayonier special meeting?

A:

You may submit your proxy by telephone, through the internet, or by mailing the enclosed proxy card. If you hold your shares in more than one (1) account, please be sure to submit a proxy to each proxy card you receive. To submit your proxy by telephone, call the number listed on the enclosed proxy card and follow the instructions. To submit your proxy through the internet, you may vote your shares at the website shown on the enclosed proxy card.

If you choose to submit your proxy through the internet or by telephone, your proxy must be received by [    ] Eastern Time on [    ] in order to be counted at the Rayonier special meeting.

We recommend you submit your vote by proxy prior to the date of the Rayonier special meeting even if you plan to attend the meeting in person.

If you hold your Rayonier common shares in “street name” through a bank, broker, nominee, trustee, or other record holder, you may vote through the internet or by telephone only if internet or telephone voting is made available by your bank, broker, nominee, trustee, or other record holder. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder with these materials.

If you hold Rayonier common shares directly in your name as a shareholder of record, you may vote by mail by completing, signing, and dating your enclosed proxy card and returning it in the accompanying pre-addressed envelope no later than [    ] Eastern Time on [    ] in order for your vote to be counted at the Rayonier special meeting.

If you hold your Rayonier common shares in “street name” through a bank, broker, nominee, trustee, or other record holder, you may vote by mail by completing, signing, and dating the voting instruction form provided by your bank, broker, nominee, trustee, or other record holder and returning it in the accompanying pre-addressed envelope. Your bank, broker, nominee, trustee, or other record holder must receive your voting instruction form in sufficient time to vote your shares at the Rayonier special meeting.

If you hold Rayonier common shares in “street name” through a bank, broker, nominee, trustee, or other record holder, you will receive separate voting instructions from your bank, broker, nominee, trustee, or other record holder for voting. You must follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder in order to instruct your bank, broker, nominee, trustee, or other record holder on how to vote your Rayonier common shares.

Q:

If my Rayonier common shares are held in “street name” by my bank, broker, nominee, trustee, or other record holder, will my bank, broker, nominee, trustee, or other record holder vote my shares for me at the Rayonier special meeting?

A:

No. If your shares are held in “street name” and your voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Rayonier special meeting with the sixteen (16)-digit control number indicated on that voting instruction form. Otherwise, shareholders who hold their shares in “street name” should contact their bank, broker, nominee, trustee, or other record holder (preferably at least five (5) days before the Rayonier special meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Rayonier special meeting. Please note that that if you do not have a sixteen (16) digit control number on your enclosed proxy card, you may not vote shares held in street name at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares on behalf of their customers may not give a proxy to Rayonier to vote those shares without specific instructions from their customers.

Q:	How can I revoke or change my vote at the Rayonier special meeting?

A:

You may revoke your vote at any time before voting takes place at the Rayonier special meeting by taking one of the following actions: (i) voting on the Internet or by telephone before 11:59 p.m. Eastern Time on the day before the Rayonier special meeting or, for employee benefit plan shares, the cut-off date noted; (ii) signing and submitting another proxy card with a later date at any time before the polls close at the Rayonier special meeting; (iii) delivering to the Corporate Secretary of Rayonier a written notice of revocation of your proxy; or (iv) voting again in person before the polls close at the Rayonier special meeting. For this purpose, communications to the Corporate Secretary of Rayonier should be addressed to Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 and must be received before the time that the proxy you wish to revoke is voted at the Rayonier special meeting. Please note that if your shares are held in “street name” through a bank, broker, nominee, trustee, or other record holder and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to such bank, broker, nominee, trustee, or other record holder. You may also revoke your proxy by attending and voting during the Rayonier special meeting before the polls are closed.

Q:	Will a proxy solicitor be used by Rayonier in connection with the Rayonier special meeting?

A:

Yes. Rayonier has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Rayonier special meeting, and Rayonier has agreed to pay them a fee not to exceed $100,000, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Q:	How can I vote the Rayonier common shares that I hold through Rayonier’s savings plans?

A:

Participants in the Rayonier Investment and Savings Plan for Salaried Employees (the “Rayonier 401(k) Plan”) who hold Rayonier common shares through the Rayonier 401(k) Plan can instruct the trustee of the Rayonier 401(k) Plan (the “Trustee”) to vote their shares by following the instructions above. Note that if you do not specify your voting instructions on your proxy card, the Trustee will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the Trustee, your voting instructions for the shares held in the Rayonier 401(k) Plan must be received by [    ].

Q:	Will Rayonier be required to submit the Rayonier share issuance proposal to Rayonier shareholders even if the Rayonier board has withdrawn, modified, or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated prior to the Rayonier special meeting, Rayonier is required to submit the Rayonier share issuance proposal to its shareholders even if the Rayonier board has withdrawn, modified, or qualified its recommendation in favor of the proposal.

Q:	Am I entitled to exercise appraisal rights in respect of my Rayonier shares?

A:	No. Rayonier shareholders are not entitled to any appraisal rights in connection with the merger or any other transactions described in this joint proxy statement/prospectus.

Q:	What else do I need to do now prior to the Rayonier special meeting?

A:

You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the merger may affect you. Even if you plan to attend the Rayonier special meeting, please vote promptly.

For PotlatchDeltic Stockholders

Q:	When and where is the PotlatchDeltic special meeting?

A:

The special meeting of PotlatchDeltic stockholders (the “PotlatchDeltic special meeting”), will be held virtually at [ ] a.m., Pacific Time, on [    ] (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/PCH2026SM. The PotlatchDeltic special meeting will be held exclusively online via live audio webcast.

Q:	What matters will be voted on at the PotlatchDeltic special meeting?

A:	PotlatchDeltic stockholders will be asked to consider and vote on the following proposals:

•	the PotlatchDeltic merger agreement proposal;

•

a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of PotlatchDeltic in connection with the transactions contemplated by the merger agreement (the “PotlatchDeltic merger-related compensation proposal”); and

•

a proposal to adjourn the PotlatchDeltic special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the PotlatchDeltic special meeting to approve the PotlatchDeltic merger agreement proposal (the “PotlatchDeltic adjournment proposal”).

Q:	Who is entitled to vote at the PotlatchDeltic special meeting?

A:

The record date for the PotlatchDeltic special meeting is [    ] (the “PotlatchDeltic record date”). Only holders of record of PotlatchDeltic common stock as of the close of business on the PotlatchDeltic record date are entitled to notice of, and to vote at, the PotlatchDeltic special meeting, unless a new record date is set in connection with any adjournment or postponement of the PotlatchDeltic special meeting. As of the close of business on December 18, 2025, there were 77,295,607 issued and outstanding shares of PotlatchDeltic common stock. At the PotlatchDeltic special meeting, each PotlatchDeltic stockholder entitled to vote at the PotlatchDeltic special meeting is entitled to one (1) vote per share of PotlatchDeltic common stock held by such stockholder.

Q:	How does the PotlatchDeltic board recommend that I vote on the proposals?

A:

PotlatchDeltic’s board of directors (the “PotlatchDeltic board”) unanimously recommends that PotlatchDeltic stockholders vote “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal. For a summary of the factors considered by the PotlatchDeltic board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, see “The Merger—PotlatchDeltic’s Reasons for the Merger; Recommendation of the PotlatchDeltic Board.”

Q:

Why are PotlatchDeltic stockholders being asked to consider and vote on a proposal to approve, by non-binding advisory vote, merger-related compensation arrangements for PotlatchDeltic’s named executive officers (i.e., the PotlatchDeltic merger-related compensation proposal)?

A:

Under the SEC rules, PotlatchDeltic is required to seek a non-binding advisory vote with respect to the compensation that may be paid or become payable to PotlatchDeltic’s named executive officers that is based on or otherwise relates to the merger.

Q:	What happens if PotlatchDeltic stockholders do not approve the PotlatchDeltic merger-related compensation proposal?

A:

Because the vote on the PotlatchDeltic merger-related compensation proposal is advisory in nature only, it will not be binding upon PotlatchDeltic or Rayonier. Accordingly, the merger-related compensation will be paid to PotlatchDeltic’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if PotlatchDeltic stockholders do not approve the PotlatchDeltic merger-related compensation proposal. The vote on the PotlatchDeltic merger-related compensation proposal is separate and apart from the votes to approve the other proposals being presented at the PotlatchDeltic special meeting and is not a condition to the completion of the merger.

Q:	Do the PotlatchDeltic directors and executive officers have any interests in the merger?

A:

Yes. In connection with the consummation of the merger, PotlatchDeltic’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of the PotlatchDeltic stockholders generally. The PotlatchDeltic board was aware of these interests and considered them, among other things, in reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. These interests are described in more detail in “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of PotlatchDeltic Directors and Executive Officers in the Merger.”

Q:	What constitutes a quorum at the PotlatchDeltic special meeting?

A:

The PotlatchDeltic bylaws provide that a quorum at the PotlatchDeltic special meeting is the presence, in person or represented by proxy, of holders of at least a majority of the outstanding shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting.

Q:	What vote is required for PotlatchDeltic stockholders to approve the PotlatchDeltic merger agreement proposal?

A:

The affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting is required to adopt the merger agreement and approve the PotlatchDeltic merger agreement proposal at the PotlatchDeltic special meeting. Only holders of record of PotlatchDeltic common stock at the close of business on the PotlatchDeltic record date will be entitled to vote on the PotlatchDeltic merger agreement proposal.

Q:	What vote is required for PotlatchDeltic stockholders to approve the PotlatchDeltic merger-related compensation proposal?

A:

Assuming a quorum is present at the PotlatchDeltic special meeting, approval of the PotlatchDeltic merger-related compensation proposal, which is a non-binding advisory vote, requires the affirmative vote of holders of at least a majority of the outstanding shares of PotlatchDeltic common stock present in person or represented by proxy and entitled to vote thereon at the PotlatchDeltic special meeting. Only holders of record of PotlatchDeltic common stock at the close of business on the PotlatchDeltic record date will be entitled to vote on the PotlatchDeltic merger-related compensation proposal. The vote on the PotlatchDeltic merger-related compensation proposal is separate and apart from the votes to approve the other proposals being presented at the PotlatchDeltic special meeting and is not a condition to the completion of the merger.

Q:	What vote is required for PotlatchDeltic stockholders to approve the PotlatchDeltic adjournment proposal?

A:

Whether or not a quorum is present, approval of the PotlatchDeltic adjournment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock present in person or represented by proxy and entitled to vote thereon at the PotlatchDeltic special meeting. Only holders of record of PotlatchDeltic common stock at the close of business on the PotlatchDeltic record date will be entitled to vote on the PotlatchDeltic adjournment proposal. The vote on the PotlatchDeltic adjournment proposal is separate and apart from the votes to approve the other proposals being presented at the PotlatchDeltic special meeting and is not a condition to the completion of the merger.

Q:

Will PotlatchDeltic be required to submit the PotlatchDeltic merger agreement proposal to PotlatchDeltic stockholders even if the PotlatchDeltic board has withdrawn, modified, or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated prior to the PotlatchDeltic special meeting, PotlatchDeltic is required to submit the PotlatchDeltic merger agreement proposal to its stockholders even if the PotlatchDeltic board has withdrawn, modified, or qualified its recommendation in favor of the PotlatchDeltic merger agreement proposal.

Q:	Is my vote at the PotlatchDeltic special meeting important and how are votes counted at the PotlatchDeltic special meeting?

A:

Yes, your vote is very important. If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the PotlatchDeltic special meeting. For the PotlatchDeltic merger agreement proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the PotlatchDeltic merger agreement proposal, abstention from voting, the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will each have the same effect as a vote “AGAINST” the PotlatchDeltic merger agreement proposal.

For the PotlatchDeltic merger-related compensation proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the PotlatchDeltic merger-related compensation proposal, assuming a quorum is present, the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will have no effect on the outcome of the PotlatchDeltic merger-related compensation proposal, while abstention from voting will have the same effect as a vote “AGAINST” the PotlatchDeltic merger-related compensation proposal.

For the PotlatchDeltic adjournment proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the PotlatchDeltic adjournment proposal, whether or not a quorum is present, the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will have no effect on the outcome of the PotlatchDeltic adjournment proposal, while abstention from voting will have the same effect as a vote “AGAINST” the PotlatchDeltic adjournment proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal.

Q:	What happens if I sell my PotlatchDeltic common stock before the PotlatchDeltic special meeting?

A:

The record date for the PotlatchDeltic special meeting is earlier than the date of the PotlatchDeltic special meeting and the date that the merger is expected to be completed. If you sell your PotlatchDeltic common stock after PotlatchDeltic’s record date but before the date of the PotlatchDeltic special meeting, you will retain any right to vote at the PotlatchDeltic special meeting, but you will have transferred your right to receive the merger consideration. For PotlatchDeltic stockholders, in order to receive the merger consideration, you must hold your PotlatchDeltic common stock through completion of the merger.

Q:	How do I submit a proxy or vote my shares at the PotlatchDeltic special meeting?

A:

If you hold shares of PotlatchDeltic common stock directly in your name as a stockholder of record, you may vote your shares by completing, signing, and dating the enclosed proxy card and returning it using the postage-paid envelope provided, or mailing it to Vote Processing, c/o Broadbridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than the close of business on [    ] in order for your vote to be counted at the PotlatchDeltic special meeting. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal and “FOR” the PotlatchDeltic adjournment proposal.

You may also vote by telephone or through the internet. To submit your proxy by telephone, dial 1-800-690-6903. To submit your proxy through the internet, visit www.proxyvote.com. In order to vote your shares by telephone or through the internet, you will need the control number on your enclosed proxy card. If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on [    ] in order to be counted at the PotlatchDeltic special meeting.

If you hold shares of PotlatchDeltic in “street name” through a bank, broker, nominee, trustee, or other record holder, please contact such entity for instructions on how to vote your shares of PotlatchDeltic common stock at the PotlatchDeltic special meeting.

If you are a stockholder of record of PotlatchDeltic, you may also cast your vote virtually at the PotlatchDeltic special meeting through the internet at www.virtualshareholdermeeting.com/PCH2026SM at any time before the closing of the polls at the PotlatchDeltic special meeting. If you hold your shares through a bank, broker, nominee, trustee, or other record holder and you plan to participate in and vote at the PotlatchDeltic special meeting, you should contact such entity and obtain a legal proxy in order to be able to participate in or vote at the PotlatchDeltic special meeting. If you decide to attend the stockholder meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

If you hold your shares in more than one (1) account, please be sure to submit a proxy with respect to each proxy card you receive.

The special meeting will begin promptly at [ ] a.m., Pacific Time, on [     ]. PotlatchDeltic encourages its stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.

Even if you plan to attend the stockholder meeting, PotlatchDeltic recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the special meeting.

Q:

If my shares are held in “street name” by my bank, broker, nominee, trustee, or other record holder, will my bank, broker, nominee, trustee, or other record holder vote my shares for me at the PotlatchDeltic special meeting?

A:

If your shares are held in “street name” in a stock brokerage account or by a bank, broker, nominee, trustee, or other record holder, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder. Please note that you may not vote shares held in “street name” by returning a proxy card or voting instruction form directly to PotlatchDeltic. Your bank, broker, nominee, trustee, or other record holder is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in “street name” on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in “street name” on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. It is expected that all proposals to be voted on at the PotlatchDeltic special meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

If you are a PotlatchDeltic “street name” stockholder and you do not instruct your bank, broker, nominee, trustee, or other record holder on how to vote your shares:

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the PotlatchDeltic merger agreement proposal, which broker non-votes will have the same effect as a vote “AGAINST” the PotlatchDeltic merger agreement proposal;

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the PotlatchDeltic merger-related compensation proposal, which broker non-votes will have no effect on the vote for the PotlatchDeltic merger-related compensation proposal (assuming a quorum is present); and

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the PotlatchDeltic adjournment proposal, which broker non-votes will have no effect on the vote for the PotlatchDeltic adjournment proposal (whether or not a quorum is present).

Q:	How can I revoke or change my vote at the PotlatchDeltic special meeting?

A:

You may revoke your proxy at any time before the vote is taken at the PotlatchDeltic special meeting by taking one of the following actions: (i) giving written notice of revocation to PotlatchDeltic’s Corporate Secretary, which must be received by [ ] p.m., Pacific Time, on [    ]; (ii) submitting new voting instructions over the telephone or the internet prior to 11:59 p.m., Eastern Time, on [    ]; (iii) delivering a new, validly completed, later-dated proxy card, which must be received no later than the close of business on [    ]; or (iv) joining the PotlatchDeltic special meeting virtually and voting during the meeting. For shares you hold beneficially in “street name”, you may change your vote by submitting new voting instructions to your bank, broker, nominee, trustee, or other record holder, or, if you have obtained a legal proxy from your bank, broker, nominee, trustee, or other record holder giving you the right to vote your shares, by joining the PotlatchDeltic special meeting virtually via the internet and voting during the special meeting.

Q:	Will a proxy solicitor be used by PotlatchDeltic in connection with the PotlatchDeltic special meeting?

A:

Yes. PotlatchDeltic has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the PotlatchDeltic special meeting, and PotlatchDeltic has agreed to pay them an estimated fee of up to $18,500, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Q:	Am I entitled to exercise appraisal rights in respect of my PotlatchDeltic shares?

A:	No. PotlatchDeltic stockholders are not entitled to any appraisal rights in connection with the merger or any other transactions described in this joint proxy statement/prospectus.

Q:	What else do I need to do now prior to the PotlatchDeltic special meeting?

A:

You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the merger affects you. Even if you plan to attend the PotlatchDeltic special meeting, please vote promptly.

Q:	Will I receive any fractional Rayonier common shares in connection with the merger?

A:

No. All holders of PotlatchDeltic common stock entitled to receive Rayonier common shares in connection with the merger will receive cash in lieu of any fractional shares, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional shares.

Q:	How will I receive the Merger Consideration in respect of my PotlatchDeltic shares if the merger is completed?

A:

If you are a holder of record of PotlatchDeltic book-entry shares, you will receive (i) a notice advising you of the effectiveness of the merger, (ii) a statement reflecting the aggregate number of Rayonier common shares (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement, and (iii) a check in the amount equal to the cash issuable to you as merger consideration.

If you are not a stockholder of record, but instead hold your shares of PotlatchDeltic common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, you will receive instructions from your bank, broker, nominee, trustee, or other record holder as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.

For Both Rayonier Shareholders and PotlatchDeltic Stockholders

Q:	When is the merger expected to be completed?

A:

Rayonier and PotlatchDeltic expect to complete the merger in the first quarter of 2026, although Rayonier and PotlatchDeltic cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the approval of the Rayonier share issuance proposal by Rayonier shareholders, and the approval of the PotlatchDeltic merger agreement proposal by the PotlatchDeltic stockholders, the exact timing of the merger cannot be determined at this time and Rayonier and PotlatchDeltic cannot guarantee that the merger will be completed at all. For a description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”

Q:	Following the merger, what percentage of Rayonier common shares will the continuing Rayonier shareholders and former PotlatchDeltic stockholders own?

A:	Immediately following the completion of the merger:

•

continuing Rayonier shareholders will own approximately 54% of the then outstanding Rayonier common shares, based on the number of shares and stock-based awards of Rayonier and PotlatchDeltic outstanding as of December 18, 2025; and

•

former PotlatchDeltic stockholders will own approximately 46% of the then outstanding PotlatchDeltic common stock, based on the number of shares and stock-based awards of Rayonier and PotlatchDeltic outstanding as of December 18, 2025.

Q:	Following the merger, will Rayonier continue to pay dividends?

A:

Rayonier and PotlatchDeltic intend to maintain regular dividend payments through completion of the merger. Following the merger, Rayonier intends to pay a regular quarterly dividend that is in line with the quarterly payments of Rayonier’s current annual regular dividend.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed for any reason, including if the Rayonier share issuance proposal is not approved by Rayonier shareholders, or if the PotlatchDeltic merger agreement proposal is not approved by PotlatchDeltic stockholders, PotlatchDeltic stockholders will not have their shares of PotlatchDeltic common stock converted into the right to receive the merger consideration. Instead, each of Rayonier and PotlatchDeltic would remain separate companies. Under certain circumstances, if the merger agreement is terminated, Rayonier may be required to pay PotlatchDeltic a termination fee or PotlatchDeltic may be required to pay Rayonier a termination fee, as described under “The Merger Agreement—Termination Fees and Other Fees.”

Q:	Are there any risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. A number of risks related to the merger are discussed in this joint proxy statement/prospectus and described in “Risk Factors.”

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of PotlatchDeltic common stock?

A:

Rayonier and PotlatchDeltic intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes. It is a condition to the obligation of each of PotlatchDeltic and Rayonier to complete the merger that it receive an opinion from its respective external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions of counsel will be based on, among other things, certain representations made by PotlatchDeltic and Rayonier and certain assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the U.S. Internal Revenue Service (“IRS”) or the courts, which may not agree with the conclusions set forth in such opinion.

Provided the merger qualifies as a reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of PotlatchDeltic common stock that receives Rayonier common shares and cash in exchange for shares of PotlatchDeltic common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of fractional Rayonier common shares) and the fair market value of the Rayonier common shares received by such U.S. Holder in the merger (including any fractional Rayonier common shares deemed received and sold for cash, as discussed below) exceeds such U.S. Holder’s adjusted tax basis in such U.S. Holder’s PotlatchDeltic common stock exchanged therefor and (ii) the amount of cash received by such U.S. Holder (excluding cash received in lieu of fractional Rayonier common shares).

Holders of PotlatchDeltic common stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the merger and/or the ownership and disposition of Rayonier common shares received in the merger to them. For a more detailed description of the U.S. federal income tax consequences of the merger to U.S. Holders, see “Material U.S. Federal

Income Tax Consequences of the Merger.” For a general description of the material U.S. federal income tax considerations regarding the ownership and disposition of Rayonier common shares, see “Material U.S. Federal Income Tax Considerations Regarding the Ownership of Rayonier Common Shares.”

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER AND THE TAX CONSIDERATIONS REGARDING THE OWNERSHIP AND DISPOSITION OF RAYONIER COMMON SHARES WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE TAX CONSIDERATIONS REGARDING THE OWNERSHIP AND DISPOSITION OF RAYONIER COMMON SHARES TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	How can I obtain additional information about Rayonier and PotlatchDeltic?

A:

Rayonier and PotlatchDeltic each file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Each company’s filings with the SEC may be accessed on the internet at www.sec.gov. Copies of the documents filed by Rayonier with the SEC will be available free of charge on Rayonier’s website at ir.rayonier.com. Copies of the documents filed by PotlatchDeltic with the SEC will be available free of charge on PotlatchDeltic’s website at investors.potlatchdeltic.com. The information provided on each company’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information.”

Q:	Who can answer my questions?

A:

If you have any questions about the merger agreement, the merger, the share issuance, or the other matters to be voted on at the Rayonier special meeting or the PotlatchDeltic special meeting, or questions about how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card, or voting instructions, you should contact Rayonier’s and PotlatchDeltic’s respective proxy solicitors, as follows:

For Rayonier Shareholders:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: +1 (877) 750-0870

Banks and Brokers may call collect: +1 (212) 750-5833

For PotlatchDeltic Stockholders:

MacKenzie Partners, Inc.

7 Penn Plaza, Suite 503

New York, NY 10001

Shareholders may call toll free: +1 (800) 322-2885
Banks and Brokers may call collect: +1 (212) 929-5500

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Rayonier and PotlatchDeltic urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Rayonier and PotlatchDeltic also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Information about the Parties to the Transaction (page 55)

Rayonier Inc.

Rayonier Inc., a North Carolina corporation, is a leading timberland real estate investment trust (“REIT”) with assets located in some of the most productive softwood timber growing regions in the United States. Rayonier invests in timberlands and actively manages them to provide current income and attractive long-term returns to its shareholders. Rayonier conducts its business through an umbrella partnership REIT structure in which its assets are owned by Rayonier, L.P. (the “operating partnership”) and its subsidiaries. Rayonier manages the operating partnership as its sole general partner. Rayonier’s revenues, operating income and cash flows are primarily derived from the following core business segments: Southern Timber, Pacific Northwest Timber and Real Estate. As of September 30, 2025, Rayonier owned or leased under long-term agreements approximately 2.0 million acres of timberlands located in the U.S. South (1.72 million acres) and U.S. Pacific Northwest (307,000 acres). The Rayonier common shares are listed on the NYSE under the ticker symbol “RYN.”

Rayonier’s principal executive office is located at 1 Rayonier Way, Wildlight, Florida 32097, and its telephone number is (904) 357-9100. Its website is located at www.rayonier.com. Information contained on Rayonier’s website does not constitute part of this joint proxy statement/prospectus.

Redwood Merger Sub, LLC

Redwood Merger Sub, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of Rayonier. Redwood Merger Sub, LLC was formed by Rayonier solely for the purpose of engaging in the transactions contemplated by the merger agreement. Redwood Merger Sub, LLC has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the merger agreement. Its principal executive offices are located at c/o Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097, and its telephone number is (904) 357-9100.

PotlatchDeltic Corporation

PotlatchDeltic Corporation, a Delaware corporation, is a leading REIT with ownership of 2.1 million acres of timberlands in Alabama, Arkansas, Georgia, Idaho, Louisiana, Mississippi, and South Carolina. Through its TRS (as defined herein), PotlatchDeltic Corporation also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest management, is committed to corporate responsibility.

PotlatchDeltic’s principal executive office is located at 601 West First Avenue, Suite 1600, Spokane, Washington 99201, and its telephone number is (509) 835-1500. Its website is located at www.PotlatchDeltic.com. Information contained on PotlatchDeltic’s website does not constitute part of this joint proxy statement/prospectus.

The Rayonier Special Meeting (page 56)

Meeting. The Rayonier special meeting will be held on [    ], 2026 at [    ] Eastern Time (unless it is adjourned or postponed to a later date) at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida, for the following purposes:

•	to consider and vote on the Rayonier share issuance proposal; and

•	to consider and vote on the Rayonier adjournment proposal.

Rayonier Record Date; Outstanding Shares; Shareholders Entitled to Vote. The Rayonier record date is [    ]. Only holders of Rayonier common shares as of the close of business on the Rayonier record date are entitled to notice of, and to vote at, the Rayonier special meeting, unless a new record date is set in connection with any adjournment or postponement of the Rayonier special meeting. As of the close of business on December 18, 2025, there were 161,425,616 issued and outstanding Rayonier common shares. Each Rayonier shareholder entitled to vote at the Rayonier special meeting is entitled to one (1) vote per share at the Rayonier special meeting. As of the close of business on December 18, 2025, the issued and outstanding Rayonier common shares were held by approximately 3,976 shareholders of record.

Quorum. The Rayonier bylaws require that there be a quorum at the Rayonier special meeting in order for Rayonier to hold a vote on the Rayonier share issuance proposal. A quorum at the Rayonier special meeting is the presence of a majority of the votes entitled to be cast on a matter, represented in person or by proxy. An abstention from voting will be deemed present at the Rayonier special meeting for the purpose of determining the presence of a quorum. Rayonier common shares held in “street name” (through a bank, broker, nominee, trustee, or other record holder) with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee, or other record holder, and Rayonier common shares with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Rayonier special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the Rayonier special meeting may result in an adjournment of the Rayonier special meeting and may subject Rayonier to additional costs and expenses.

Required Vote. Assuming a quorum is present at the Rayonier special meeting, approval of the Rayonier share issuance proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Rayonier special meeting. Rayonier cannot complete the Rayonier share issuance or the merger unless the Rayonier share issuance proposal is approved at the Rayonier special meeting (or at any adjournment or postponement thereof). For purposes of the Rayonier share issuance proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the Rayonier share issuance proposal, the failure of a Rayonier shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Rayonier shareholder to vote, will have no effect on the outcome of the Rayonier share issuance proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the Rayonier adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Rayonier special meeting. For purposes of the Rayonier adjournment proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Rayonier adjournment proposal, the failure of a Rayonier shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Rayonier shareholder to vote, will have no effect on the outcome of the Rayonier adjournment proposal.

Stock Ownership of and Voting by Rayonier Directors and Executive Officers. As of the close of business on December 18, 2025, Rayonier’s directors and executive officers beneficially owned in the aggregate 812,535 Rayonier common shares entitled to vote at the Rayonier special meeting, which represents approximately 0.50% of the Rayonier common shares entitled to vote at the Rayonier special meeting.

Each of Rayonier’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his, her, or its Rayonier common shares “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal, although none of Rayonier’s directors and executive officers have entered into any agreement requiring them to do so.

For more information regarding the Rayonier special meeting, see “The Rayonier Special Meeting” beginning on page 56.

The PotlatchDeltic Special Meeting (page 61)

Meeting. The PotlatchDeltic special meeting will be held virtually at [    ], Pacific Time, on [    ], (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/PCH2026SM, for the following purposes:

•	to consider and vote on the PotlatchDeltic merger agreement proposal;

•	to consider and vote on the PotlatchDeltic merger-related compensation proposal; and

•	to consider and vote on the PotlatchDeltic adjournment proposal.

PotlatchDeltic Record Date; Outstanding Shares; Stockholders Entitled to Vote. The PotlatchDeltic record date is [    ]. Only holders of record of PotlatchDeltic common stock as of the close of business on the PotlatchDeltic record date are entitled to notice of, and to vote at, the PotlatchDeltic special meeting, unless a new record date is set in connection with any adjournment or postponement of the PotlatchDeltic special meeting. As of the close of business on December 18, 2025, there were 77,295,607 issued and outstanding shares of PotlatchDeltic common stock. At the PotlatchDeltic special meeting, each PotlatchDeltic stockholder entitled to vote at the PotlatchDeltic special meeting is entitled to one (1) vote per share of PotlatchDeltic common stock held by such stockholder. As of the close of business on December 18, 2025, the issued and outstanding PotlatchDeltic common stock was held by approximately 1,895 stockholders of record.

Quorum. The PotlatchDeltic bylaws require that there be a quorum at the PotlatchDeltic special meeting in order for PotlatchDeltic to hold a vote on the PotlatchDeltic merger agreement proposal or the PotlatchDeltic merger-related compensation proposal. A quorum at the PotlatchDeltic special meeting is the presence, in person, or represented by proxy, of holders of at least a majority of the outstanding shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting. An abstention from voting will be deemed present at the PotlatchDeltic special meeting for the purpose of determining the presence of a quorum. Shares of PotlatchDeltic common stock held in “street name” through a bank, broker, nominee, trustee, or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee, or other record holder, and shares of PotlatchDeltic common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the PotlatchDeltic special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the PotlatchDeltic special meeting may result in an adjournment of the PotlatchDeltic special meeting and may subject PotlatchDeltic to additional costs and expenses.

Required Vote. Assuming a quorum is present at the PotlatchDeltic special meeting, approval of the PotlatchDeltic merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting. Approval of the PotlatchDeltic merger agreement proposal is required to complete the transactions contemplated by the merger agreement. As a result, assuming a quorum is present, abstention from voting on the PotlatchDeltic merger agreement proposal, the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will have the same effect as a vote “AGAINST” the PotlatchDeltic merger agreement proposal because these failures to vote are not a vote “FOR” the merger agreement proposal.

Assuming a quorum is present at the PotlatchDeltic special meeting, approval of the PotlatchDeltic merger-related compensation proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of PotlatchDeltic common stock present in person or represented by proxy and entitled to vote thereon at the PotlatchDeltic special meeting. For purposes of the PotlatchDeltic merger-related compensation proposal, assuming a quorum is present, the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will have no effect on the outcome of the PotlatchDeltic merger-related compensation proposal, while abstention from voting will have the same effect as a vote “AGAINST” the PotlatchDeltic merger-related compensation proposal.

Whether or not a quorum is present, approval of the PotlatchDeltic adjournment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock present in person or represented by proxy and entitled to vote thereon at the PotlatchDeltic special meeting. For purposes of the PotlatchDeltic adjournment proposal the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will have no effect on the outcome of the PotlatchDeltic adjournment proposal, while abstention from voting will have the same effect as a vote “AGAINST” the PotlatchDeltic adjournment proposal.

Stock Ownership of and Voting by PotlatchDeltic Directors and Executive Officers. As of the close of business on December 18, 2025, PotlatchDeltic’s directors and executive officers beneficially owned in the aggregate 804,676 shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting, which represents approximately 1.04% of the shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting.

Each of PotlatchDeltic’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of PotlatchDeltic common stock “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal, although none of PotlatchDeltic’s directors and executive officers have entered into any agreement requiring them to do so.

For more information regarding the PotlatchDeltic special meeting, see “The PotlatchDeltic Special Meeting” beginning on page 61.

The Merger; Merger Consideration; Treatment of Stock-Based Awards (page 66)

The Merger

On October 13, 2025, Rayonier, PotlatchDeltic and Merger Sub entered into the merger agreement. Pursuant to the terms of the merger agreement, and subject to the satisfaction or waiver of the conditions specified therein, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Rayonier. As soon as reasonably practicable following the Merger, Rayonier will contribute Merger Sub to the operating partnership in exchange for operating partnership units. As a result of this contribution, Merger Sub will become a direct, wholly owned subsidiary of Rayonier’s operating partnership.

As a result of the merger, each eligible share of PotlatchDeltic common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive (i) 1.8185 Rayonier common shares and (ii) $0.61 in cash, without interest.

The merger agreement provides each share of PotlatchDeltic common stock, issued and outstanding immediately prior to the merger (other than certain excluded shares) will be converted into the right to receive 1.7339

Rayonier common shares; provided that this merger consideration is subject to adjustment to equalize the economic impact of the one-time $1.40 per share special dividend that Rayonier declared to its shareholders of record on October 24, 2025. As a result of this adjustment to the merger consideration, each share of PotlatchDeltic common stock issued and outstanding immediately prior to the merger will be converted into the right to receive: (i) 1.8185 Rayonier common shares and (ii) $0.61 in cash, without interest.

Treatment of Rayonier Equity Awards

Rayonier has determined that, at the effective time, any performance-based vesting condition applicable to a Rayonier performance share unit award (each, a “Rayonier PSU”) will be deemed achieved based on the greater of target and actual performance such that each such Rayonier PSU that is outstanding as of immediately prior to the effective time will only be subject to time-based vesting conditions at and following the effective time.

In addition, the merger agreement provides that the merger will constitute a change in control for purposes of Rayonier’s equity awards.

Treatment of PotlatchDeltic Equity Awards

At the effective time:

•

each outstanding PotlatchDeltic restricted stock unit (each, a “PotlatchDeltic RSU”) will be converted into a Rayonier restricted stock unit award (each, a “Rayonier RSU”), taking into account any dividend equivalents, based on the equity award exchange ratio (as defined below);

•

each outstanding PotlatchDeltic performance share award (each, a “PotlatchDeltic PSA”) will be converted into a Rayonier RSU, with the number of shares of PotlatchDeltic common stock underlying the PotlatchDeltic PSA determined by deeming any performance-based vesting conditions applicable to the PotlatchDeltic PSA achieved at the greater of the target and actual level of performance and taking into account any dividend equivalents, based on the equity award exchange ratio (as defined below);

•

each outstanding PotlatchDeltic stock equivalent unit will be converted into a stock equivalent unit in respect of Rayonier common shares, taking into account any dividend equivalents, based on the equity award exchange ratio (as defined below); and

•

each outstanding PotlatchDeltic stock option will be cancelled and the holder thereof will receive a number of Rayonier common shares equal to the equity award exchange ratio multiplied by the quotient of (a) the total value of all options held by such holder based on the merger consideration value less the exercise price of such PotlatchDeltic option and (b) the merger consideration value.

The equity award exchange ratio is defined as a number equal to (i) the adjusted exchange ratio plus (ii) the quotient of (a) the cash adjustment amount divided by (b) the average of the closing-sale price of a Rayonier common share for the consecutive period of five (5) trading days ending on the trading day preceding the closing date.

Risk Factors (page 42)

The merger and an investment in Rayonier common shares involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 42, together with the other information included or incorporated by reference in this joint proxy statement/prospectus, particularly the risk factors contained in Rayonier’s and PotlatchDeltic’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. PotlatchDeltic stockholders should carefully consider those risk factors before deciding how to vote with respect to the PotlatchDeltic merger agreement proposal to be considered and voted on at the PotlatchDeltic special meeting, and Rayonier shareholders should carefully consider those risk factors before deciding how to vote with respect to the Rayonier share issuance proposal to be considered and voted on at the Rayonier special meeting. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 196.

Rayonier’s Reasons for the Merger; Recommendation of the Rayonier Board (page 77)

After careful consideration, the Rayonier board, on October 13, 2025, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and declared the merger agreement and such transactions (including the Rayonier share issuance proposal) to be fair to, advisable and in the best interests of Rayonier and Rayonier’s shareholders.

The Rayonier board unanimously recommends that holders of Rayonier common shares vote “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal.

For the factors considered by the Rayonier board in reaching its decision to approve the merger agreement and the recommendations of the Rayonier board, see “The Merger —Rayonier’s Reasons for the Merger; Recommendation of the Rayonier Board.”

PotlatchDeltic’s Reasons for the Merger; Recommendation of the PotlatchDeltic Board (page 81)

After careful consideration, the PotlatchDeltic board, on October 13, 2025, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and declared the merger agreement and such transactions to be fair to, advisable and in the best interests of PotlatchDeltic and its stockholders.

The PotlatchDeltic board unanimously recommends that PotlatchDeltic stockholders vote “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal.

For the factors considered by the PotlatchDeltic board in reaching its decision to approve the merger agreement and the recommendations of the PotlatchDeltic board, see “The Merger —PotlatchDeltic’s Reasons for the Merger; Recommendation of the PotlatchDeltic Board.”

Opinion of Morgan Stanley & Co. LLC, Rayonier’s Financial Advisor (page 91)

On October 13, 2025, Morgan Stanley & Co. LLC (“Morgan Stanley”), rendered its oral opinion to the Rayonier board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Rayonier board dated the same date) to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Rayonier.

Morgan Stanley’s opinion was directed to the Rayonier board (in its capacity as such), and only addressed the fairness, from a financial point of view, to Rayonier of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger, including, without limitation, the terms of the merger agreement pursuant to which the consideration to be paid in the merger per share of PotlatchDeltic common stock will be adjusted (including as a result of the Rayonier special dividend). The summary of Morgan Stanley’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion. However, neither Morgan Stanley’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any securityholder as to how such holder should vote or act on any matter relating to the merger.

Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor (page 98)

In connection with the merger, BofA Securities, Inc. (“BofA Securities”), PotlatchDeltic’s financial advisor, delivered to the PotlatchDeltic board a written opinion, dated October 13, 2025, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of shares of PotlatchDeltic common stock (other than shares of PotlatchDeltic common stock held in treasury or held or owned by PotlatchDeltic, Rayonier or Merger Sub immediately prior to the effective time, which shares shall be cancelled at the effective time (“Cancelled Shares”)). The full text of the written opinion, dated October 13, 2025, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the PotlatchDeltic board (in its capacity as such) for the benefit and use of the PotlatchDeltic board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to PotlatchDeltic or in which PotlatchDeltic might engage or as to the underlying business decision of PotlatchDeltic to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder or other person as to how to vote or act in connection with the proposed merger or any related matter.

Board of Directors and Management of the Combined Company Following Completion of the Merger; Headquarters (page 120)

Under the terms of the merger agreement, Rayonier has agreed to take all actions as may be necessary to cause the number of directors constituting the combined company’s board as of the effective time to be ten (10), consisting of (a) four (4) members of the Rayonier board as of immediately prior to the effective time, (b) four (4) members of the PotlatchDeltic board as of immediately prior to the effective time, and (c) Mark D. McHugh, the Chief Executive Officer of Rayonier and Eric J. Cremers, the Chief Executive Officer of PotlatchDeltic. Additionally, the initial Lead Independent Director of the combined company will be designated by the Rayonier board prior to the effective time.

In addition, effective as of the effective time, (i) Mr. McHugh will serve as the Chief Executive Officer of the combined company and (ii) Mr. Cremers will serve as the Executive Chair of the combined company for a term of two years.

The merger agreement also provides that, at the effective time, Rayonier will amend its bylaws in the form attached as Exhibit A to the merger agreement in order to provide, among other things, that, for two years following the consummation of the merger, replacing or removing the Executive Chair or the Chief Executive Officer of the combined company requires the approval of 75% of the members of the combined company’s board of directors.

Pursuant to the merger agreement, following the effective time, the combined company, which will operate under a new name to be agreed by Rayonier and PotlatchDeltic prior to the effective time, will have its headquarters in the Greater Atlanta Metro Area.

Interests of Directors and Executive Officers in the Merger (page 107)

Interests of Rayonier Directors and Executive Officers in the Merger

Rayonier shareholders should be aware that Rayonier’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Rayonier shareholders generally. The Rayonier board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Rayonier shareholders vote “FOR” the Rayonier share issuance proposal.

For more information regarding the interests of Rayonier’s directors and executive officers in the merger, see “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Rayonier Directors and Executive Officers in the Merger.”

Interests of PotlatchDeltic Directors and Executive Officers in the Merger

PotlatchDeltic stockholders should be aware that PotlatchDeltic’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of PotlatchDeltic stockholders generally. The PotlatchDeltic board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the PotlatchDeltic stockholders vote “FOR” the PotlatchDeltic merger agreement proposal.

For more information regarding the interests of PotlatchDeltic’s directors and executive officers in the merger, see “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of PotlatchDeltic Directors and Executive Officers in the Merger.”

Accounting Treatment of the Merger (page 120)

Rayonier prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Rayonier will be treated as the acquiror for accounting purposes.

Required Regulatory Approvals (page 121)

Completion of the merger is conditioned upon the expiration or termination of any applicable waiting period under the HSR Act with respect to the merger.

The parties filed their HSR notifications on November 3, 2025. Rayonier withdrew its HSR notification on December 3, 2025 and refiled its HSR notification on December 5, 2025. The HSR waiting period was terminated on December 19, 2025.

Treatment of Indebtedness (page 122)

As of September 30, 2025, Rayonier had approximately $1.05 billion of outstanding indebtedness and PotlatchDeltic had approximately $1.04 billion of outstanding indebtedness. Rayonier and PotlatchDeltic are reviewing Rayonier’s existing indebtedness and PotlatchDeltic’s existing indebtedness and Rayonier and/or PotlatchDeltic expects to seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate some or all of Rayonier’s existing indebtedness and/or PotlatchDeltic’s existing indebtedness prior to, in connection with or following the completion of the merger.

This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Rayonier or PotlatchDeltic. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Rayonier or PotlatchDeltic will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

For a description of Rayonier’s and PotlatchDeltic’s existing indebtedness, see Rayonier’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 7, 2025 and PotlatchDeltic’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 7, 2025, each of which is incorporated by reference into this joint proxy statement/prospectus.

No Appraisal Rights or Dissenters’ Rights in the Merger (page 123)

No appraisal rights will be available to Rayonier shareholders and holders of PotlatchDeltic common stock with respect to the transactions contemplated by the merger agreement.

For additional information, see the section entitled “No Appraisal Rights or Dissenters’ Rights in the Merger” on page 123.

NYSE Listing of Rayonier common shares; Delisting and Deregistration of PotlatchDeltic common stock (page 123)

It is a condition to the consummation of the merger that the Rayonier common shares to be issued to PotlatchDeltic stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, PotlatchDeltic common stock will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act.

Expected Timing of the Merger (page 123)

Rayonier and PotlatchDeltic currently expect the merger to be completed in the first quarter of 2026, subject to the satisfaction or waiver of customary closing conditions, including (i) the approval of the PotlatchDeltic merger agreement proposal by PotlatchDeltic stockholders, (ii) the approval of the Rayonier share issuance proposal by Rayonier shareholders, (iii) the receipt of the requisite regulatory approvals, and (iv) the absence of any injunction or order by any court or other governmental entity prohibiting or making illegal the merger.

Litigation Related to the Merger (page 123)

Shareholders may file lawsuits challenging the merger, which may name Rayonier, PotlatchDeltic, members of the Rayonier board, members of the PotlatchDeltic board, or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with the litigation of any claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may delay the completion of the merger or may prevent the merger from being completed altogether.

Material U.S. Federal Income Tax Consequences of the Merger (page 124)

Rayonier and PotlatchDeltic intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of PotlatchDeltic and Rayonier to complete the merger that it receive an opinion from its respective external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions of counsel will be based on, among other things, certain representations made by PotlatchDeltic and Rayonier and certain assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

Provided the merger qualifies as a reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of PotlatchDeltic common stock that receives Rayonier common shares and cash in exchange for shares of PotlatchDeltic common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of fractional Rayonier common shares) and the fair market value of the Rayonier common shares received by such U.S. Holder in the merger (including any fractional Rayonier common shares deemed received and sold for cash, as discussed below) exceeds such U.S. Holder’s adjusted tax basis in such U.S. Holder’s PotlatchDeltic common stock exchanged therefor and (ii) the amount of cash received by such U.S. Holder (excluding cash received in lieu of fractional Rayonier common shares).

Holders of PotlatchDeltic common stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the merger and/or the ownership and disposition of Rayonier common shares received in the merger to them. For a more detailed description of the U.S. federal income tax consequences of the merger to U.S. Holders, see “Material U.S. Federal Income Tax Consequences of the Merger.” For a general description of the material U.S. federal income tax considerations regarding the ownership and disposition of Rayonier common shares, see “Material U.S. Federal Income Tax Considerations Regarding the Ownership of Rayonier Common Shares.”

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER AND THE TAX CONSIDERATIONS REGARDING THE OWNERSHIP AND DISPOSITION OF RAYONIER COMMON SHARES WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE TAX CONSIDERATIONS REGARDING THE OWNERSHIP AND DISPOSITION OF RAYONIER COMMON SHARES TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

The Merger Agreement (page 154)

The terms and conditions of the merger are contained in the merger agreement, which is the legal document that governs the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. Rayonier and PotlatchDeltic encourage you to read the merger agreement carefully and in its entirety.

Each of the Rayonier board and PotlatchDeltic board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with the Delaware LLC Act and the DGCL, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Rayonier at the effective time. Following the merger, PotlatchDeltic common stock will be delisted from the Nasdaq Stock Market, deregistered under the Exchange Act and will cease to be publicly traded.

For more information regarding the merger agreement, see “The Merger Agreement” beginning on page 154.

Comparison of Rights of Shareholders of Rayonier and PotlatchDeltic (page 185)

Upon completion of the merger, PotlatchDeltic stockholders receiving Rayonier common shares will become shareholders of Rayonier, and their rights will be governed by North Carolina law and the organizational documents of Rayonier in effect at the effective time. Therefore, PotlatchDeltic stockholders will have different rights once they become shareholders of Rayonier due to differences between North Carolina law and Delaware law and differences between the organizational documents of Rayonier and the organizational documents of PotlatchDeltic, as described in more detail in “Comparison of Rights of Shareholders of Rayonier and PotlatchDeltic.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements and notes thereto have been prepared in accordance with Article 11 of Regulation S-X as promulgated by the U.S. Securities and Exchange Commission, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” (“Article 11 of Regulation S-X”) in order to give effect to the merger, the Rayonier special dividend (both as defined below) and the resulting adjustments made to the merger consideration, including the Adjusted Exchange Ratio and cash consideration (both as defined below), and related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.

On October 13, 2025, Rayonier Inc. (“Rayonier”) entered into an agreement and plan of merger (the “merger agreement”) to acquire PotlatchDeltic Corporation (“PotlatchDeltic”) through a merger of PotlatchDeltic with and into Redwood Merger Sub, LLC, a direct wholly owned subsidiary of Rayonier (the “merger”). As soon as reasonably practicable after the effective time of the merger, each share of PotlatchDeltic common stock outstanding immediately prior to the merger will be converted into the right to receive a number of Rayonier common shares equal to 1.7339 (the “Exchange Ratio”), subject to adjustment as described below, plus cash in lieu of any fractional shares. On October 14, 2025, Rayonier declared a one-time special distribution of $1.40 per Rayonier common share, payable in the aggregate in no more than 25% cash with the remainder in Rayonier common shares, and a corresponding distribution with respect to units of the operating partnership of Rayonier, as described in the merger agreement (the “Rayonier special dividend”).

Pursuant to the merger agreement, the Exchange Ratio will be adjusted following the Rayonier special dividend to consist of (1) a number of Rayonier common shares equal to the Exchange Ratio plus an incremental share amount (“Adjusted Exchange Ratio”) and (2) a cash amount equal to the cash adjustment amount (the “cash consideration”), in each case as determined in accordance with the merger agreement. Fractional shares will not be issued; instead, cash will be paid in lieu of fractional interests based on the proceeds from market sales by the exchange agent. Outstanding PotlatchDeltic equity awards will be converted into Rayonier equity awards as of the effective time, in each case on the terms set forth in the merger agreement. The date on which the merger occurs is the merger date for accounting purposes (the “merger date”).

The accompanying unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2025 and for the year ended December 31, 2024 have been prepared (i) as if the merger, the Rayonier special dividend and the other pro forma adjustments occurred on September 30, 2025 for purposes of the unaudited pro forma condensed combined balance sheet, and (ii) as if the merger, the Rayonier special dividend and the other pro forma adjustments had been made on January 1, 2024 for purposes of the unaudited pro forma condensed combined statements of income for the periods presented.

Actual amounts recorded in connection with the merger may differ from those reflected in the unaudited pro forma condensed combined financial statements due to changes in the estimated fair values of the assets acquired and liabilities assumed upon completion of the final valuation analysis and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statements of income. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Rayonier considers reasonable.

The unaudited pro forma condensed combined financial statements do not purport to: (1) represent Rayonier’s actual financial position had the merger, the Rayonier special dividend and the other pro forma adjustments occurred on September 30, 2025; (2) represent the results of Rayonier’s operations that would have actually occurred had the merger, the Rayonier special dividend and the other pro forma adjustments been made on January 1, 2024; or (3) project Rayonier’s financial position or results of operations as of any future date or for any future period, as applicable.

The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with:

(i)

The audited financial statements of Rayonier and the accompanying notes for the year ended December 31, 2024, as recast, included in Rayonier’s Current Report on Form 8-K filed on November 21, 2025 and incorporated herein by reference;

(ii)

The unaudited interim financial statements of Rayonier and the accompanying notes included in Rayonier’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, incorporated herein by reference;

(iii)

The audited financial statements of PotlatchDeltic and the accompanying notes included in PotlatchDeltic’s Annual Report on Form 10-K for the year ended December 31, 2024, incorporated herein by reference; and

(iv)

The unaudited interim financial statements of PotlatchDeltic and the accompanying notes included in PotlatchDeltic’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2025

(Dollars in thousands)

	Historical Rayonier	Rayonier special dividend Adjustments	Note 4	Rayonier Subtotal	Historical PotlatchDeltic Reclassified (Note 2)	Pro Forma Merger Adjustments	Note 4	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$919,582	$(54,427)	k	$865,155	$88,773	$(46,915)	a	$907,013
Trade and other receivables, net	20,085	—		20,085	37,850	—		57,935
Inventory	16,203	—		16,203	116,050	15,833	b	148,086
Prepaid expenses	9,639	—		9,639	3,895	—		13,534
Other current assets	7,412	—		7,412	9,243	—		16,655

Total current assets	972,921	(54,427)		918,494	255,811	(31,082)		1,143,223

TIMBER AND TIMBERLANDS, NET OF DEPLETION AND AMORTIZATION	2,313,047	—		2,313,047	2,317,282	1,045,439	c	5,675,768
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS	109,536	—		109,536	51,221	7,678	d	168,435
PROPERTY, PLANT AND EQUIPMENT, NET	17,950	—		17,950	396,509	151,015	e	565,474
RESTRICTED CASH, NON-CURRENT	677	—		677	4,896	—		5,573
OTHER ASSETS	77,758	—		77,758	147,820	(12,805)	f	212,773

TOTAL ASSETS	$3,491,889	$(54,427)		$3,437,462	$3,173,539	$1,160,245		$7,771,246

LIABILITIES, NONCONTROLLING INTERESTS IN THE OPERATING PARTNERSHIP AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$13,566	$—		$13,566	$19,152	$—		$32,718
Current maturities of long-term debt, net	199,969	—		199,969	27,495	5	g	227,469
Other current liabilities	69,024	—		69,024	83,557	42,400	h	194,981

Total current liabilities	282,559	—		282,559	130,204	42,405		455,168

LONG-TERM DEBT, NET	845,119	—		845,119	1,007,594	1,906	g	1,854,619
OTHER NON-CURRENT LIABILITIES	39,264	—		39,264	128,341	45,623	i	213,228
NONCONTROLLING INTERESTS IN THE OPERATING PARTNERSHIP	46,242	1,685		47,927	—	—		47,927
SHAREHOLDERS’ EQUITY
Common Shares	1,737,067	161,579	k	1,898,646	2,401,789	616,201	j	4,916,636
Retained earnings	514,226	(217,691)	k	296,535	(575,134)	534,855	j	256,256
Accumulated other comprehensive income	27,412	—		27,412	80,745	(80,745)		27,412

TOTAL RAYONIER INC. SHAREHOLDERS’ EQUITY	2,278,705	(56,112)		2,222,593	1,907,400	1,070,311	j	5,200,304

TOTAL SHAREHOLDERS’ EQUITY	2,278,705	(56,112)		2,222,593	1,907,400	1,070,311		5,200,304

TOTAL LIABILITIES, NONCONTROLLING INTERESTS IN THE OPERATING PARTNERSHIP AND SHAREHOLDERS’ EQUITY	$3,491,889	$(54,427)		$3,437,462	$3,173,539	$1,160,245		$7,771,246

Unaudited Pro Forma Condensed Combined Statements of Income

Nine Months Ended September 30, 2025

(Dollars in thousands, except per share amounts)

		Historical Rayonier	Rayonier special dividend Adjustments	Note 5	Rayonier Subtotal	Historical PotlatchDeltic Reclassified (Note 2)	Pro Forma Merger Adjustments	Note 5	Pro Forma Combined
SALES		$366,990	$—		$366,990	$857,424	$—		$1,224,414
Costs and Expenses
Cost of sales		(258,984)	—		(258,984)	(716,867)	(26,339)	a	(1,002,190)
Selling and general expenses		(50,621)	—		(50,621)	(64,143)	(1,252)	b	(116,016)
Other operating income (expense), net		(1,071)	—		(1,071)	—	—		(1,071)

		(310,676)	—		(310,676)	(781,010)	(27,591)		(1,119,277)

OPERATING INCOME		56,314	—		56,314	76,414	(27,591)		105,137
Interest expense, net		(19,704)	—		(19,704)	(26,227)	—		(45,931)
Interest income		15,009	—		15,009	2,862	—		17,871
Other miscellaneous (expense) income, net		(3,443)	—		(3,443)	704	—		(2,739)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES		48,176	—		48,176	53,753	(27,591)		74,338
Income tax (expense) benefit		(291)	—		(291)	5,299	1,377	c	6,385

INCOME FROM CONTINUING OPERATIONS		$47,885	—		$47,885	$59,052	$(26,214)		$80,723
Less: Net income attributable to noncontrolling interest in the Operating Partnership		(577)	—		(577)	—	—		(577)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO RAYONIER INC.		47,308	—		47,308	59,052	(26,214)		80,146

EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	d	0.31		d	0.29	—		d	0.26
Diluted earnings per share attributable to Rayonier Inc.	d	0.30		d	0.29	—		d	0.26

Unaudited Pro Forma Condensed Combined Statements of Income

Year Ended December 31, 2024

(Dollars in thousands, except per share amounts)

	Historical Rayonier	Rayonier special dividend Adjustments	Note 5	Rayonier Subtotal	Historical PotlatchDeltic Reclassified (Note 2)	Pro Forma Merger Adjustments	Note 5	Pro Forma Combined
SALES	$987,929	$—		$987,929	$1,062,076	$—		$2,050,005
Costs and Expenses
Cost of sales	(547,582)	—		(547,582)	(945,672)	(21,528)	a	(1,514,782)
Selling and general expenses	(74,439)	—		(74,439)	(83,940)	(55,478)	b	(213,857)
Other operating (expense) income, net	(1,801)	—		(1,801)	341	—		(1,460)

	(623,822)	—		(623,822)	(1,029,271)	(77,006)		(1,730,099)

OPERATING INCOME	364,107	—		364,107	32,805	(77,006)		319,906
Interest expense, net	(33,756)	—		(33,756)	(37,647)	—		(71,403)
Interest income	8,212	—		8,212	8,724	—		16,936
Other miscellaneous income (expense), net	1,275	—		1,275	4,305	—		5,580

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	339,838	—		339,838	8,187	(77,006)		271,019
Income tax (expense) benefit	1,022	—		1,022	13,689	(1,786)	c	12,925

INCOME FROM CONTINUING OPERATIONS	$340,860	$—		$340,860	$21,876	$(78,792)		$283,944
Less: Net (income) loss attributable to noncontrolling interest in the Operating Partnership	(4,510)	—		(4,510)	—	—		(4,510)

Less: Net (income) loss attributable to noncontrolling interest in consolidated affiliates	(510)	—		(510)	—	—		(510)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO RAYONIER INC.	335,840	—		335,840	21,876	(78,792)		278,924

EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	2.26		d	2.15	—		d	0.94
Diluted earnings per share attributable to Rayonier Inc.	2.24		d	2.13	—		d	0.94

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial statements and related notes thereto are prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial statements reflect certain reclassifications to align the historical financial statement presentation of PotlatchDeltic to that of Rayonier’s historical consolidated financial statement presentation. Rayonier has not yet identified all adjustments necessary to conform PotlatchDeltic’s accounting policies and financial statement presentation to Rayonier’s policies and presentation. Upon consummation of the merger or as more information becomes available, Rayonier will perform a detailed review of PotlatchDeltic’s accounting policies and financial statement presentation. Differences identified in that review could have a material effect on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements are based on Rayonier’s historical consolidated financial statements and PotlatchDeltic’s historical condensed consolidated financial statements, adjusted to give effect to the merger, the Rayonier special dividend and the other pro forma adjustments. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 gives effect to the merger, the Rayonier special dividend and the other pro forma adjustments as if they had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025 and the year ended December 31, 2024 give effect to the merger, the Rayonier special dividend and the other pro forma adjustments as if they had occurred on January 1, 2024. As permitted under Article 11 of Regulation S-X, the pro forma balance sheet is presented in a condensed format, and therefore certain line items shown in Rayonier’s historical consolidated balance sheet have been aggregated for purposes of these unaudited pro forma condensed combined financial statements.

The merger is accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting Rayonier has made the preliminary determination that it is the accounting acquirer and PotlatchDeltic is the accounting acquiree. In determining the accounting acquirer, management considered factors such as estimated relative size of the entities, estimated board and management composition, and estimated form and terms of consideration.

The unaudited pro forma condensed combined financial statements do not reflect the realization of any revenue synergies or dyssynergies, expected cost savings, operating efficiencies, or other strategic benefits from the merger as a result of integration activities or other initiatives following the completion of the merger.

Note 2 – PotlatchDeltic and Rayonier Reclassification Adjustments

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of PotlatchDeltic’s financial information to identify differences in accounting policies as compared to those of Rayonier and differences in financial statement presentation as compared to the presentation of Rayonier. At the time of preparing these unaudited pro forma condensed combined financial statements, Rayonier has not identified all adjustments necessary to conform PotlatchDeltic’s accounting policies to Rayonier’s accounting policies. The below reclassification adjustments have been made to conform PotlatchDeltic’s historical condensed consolidated financial statement presentation to Rayonier’s historical consolidated financial statement presentation. These adjustments represent Rayonier’s best estimates based upon the information currently available to it and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to PotlatchDeltic’s unaudited condensed consolidated balance sheet as of September 30, 2025 to conform to Rayonier’s historical consolidated financial statement presentation (in thousands):

Rayonier Historical Consolidated Balance Sheet Line Item	PotlatchDeltic Historical Condensed Consolidated Balance Sheet Line Items	PotlatchDeltic Historical Condensed Consolidated Balances as of September 30, 2025	Reclassifications	PotlatchDeltic Adjusted Historical Condensed Consolidated Balance Sheet as of September 30, 2025
Cash and cash equivalents	Cash and cash equivalents	$88,773	$—	$88,773
Trade and other receivables, net	Customer receivables, net	34,718	3,132	37,850
Inventory	Inventories, net	91,203	24,847	116,050
Prepaid expenses		—	3,895	3,895
Other current assets	Other current assets	41,117	(31,874)	9,243
Timber and timberlands, net of depletion and amortization	Timber and timberlands, net	2,317,282	—	2,317,282
Higher and better use timberlands and real estate development investments	Investment in real estate held for development and sale	51,221	—	51,221
Property, plant and equipment, net	Property, plant and equipment, net	396,509	—	396,509
Restricted cash, non-current		—	4,896	4,896
Other assets		152,716	(4,896)	147,820
	Other long-term assets	140,148
	Intangible assets, net	12,568
Accounts payable	Accounts payable and accrued liabilities	97,611	(78,459)	19,152
Current maturities of long-term debt, net	Current portion of long-term debt	27,495	—	27,495
Other current liabilities	Current portion of pension and other postretirement employee benefits	5,098	78,459	83,557
Long-term debt, net	Long-term debt	1,007,594	—	1,007,594
Other non-current liabilities		128,341	—	128,341
	Deferred tax liabilities, net	18,793
	Other long-term obligations	36,453
	Pension and other postretirement employee benefits	73,095
Common shares	Common stock	77,291	2,324,498	2,401,789
	Additional paid-in capital	2,324,498	(2,324,498)	—
Accumulated other comprehensive income (loss)	Accumulated other comprehensive income	80,745	—	80,745
Retained earnings	Accumulated deficit	(575,134)	—	(575,134)

Refer to the table below for a summary of reclassification adjustments made to PotlatchDeltic’s unaudited condensed consolidated statements of operations for the nine months ended September 30, 2025 to conform presentation:

Rayonier Historical Consolidated Statement of Income Line Items	PotlatchDeltic Historical Condensed Consolidated Statement of Operations Line Items	PotlatchDeltic Historical Condensed Consolidated Statements of Operations for the nine months ended September 30, 2025	Reclassifications	PotlatchDeltic Adjusted Historical Condensed Consolidated Statement of Income for the nine months ended September 30, 2025*
Sales	Revenues	$857,424	$—	$857,424
Cost of sales	Cost of goods sold	716,867	—	716,867
Selling and general expenses	Selling, general and administrative expenses	61,750	2,393	64,143
	Merger-related expenses	1,903	(1,903)	—
	Environmental charge	490	(490)	—
Interest expense, net	Interest expense, net	(23,365)	(2,862)	(26,227)
Interest income		—	2,862	2,862
Other miscellaneous (expense) income, net	Other	1,757	(1,053)	704
	Non-operating pension and other postretirement employee benefits	(1,053)	1,053	—
Income tax (expense) benefit	Income taxes	5,299	—	5,299

*	Presentation has been conformed to Rayonier’s presentation.

Refer to the table below for a summary of reclassification adjustments made PotlatchDeltic’s unaudited condensed consolidated statements of operations for the year ended December 31, 2024 to conform presentation:

Rayonier Historical Consolidated Statement of Income Line Items	PotlatchDeltic Historical Condensed Consolidated Statement of Operations Line Items	PotlatchDeltic Historical Condensed Consolidated Statements of Operations for the year ended December 31, 2024	Reclassifications	PotlatchDeltic Adjusted Historical Consolidated Statement of Income for the year ended December 31, 2024*
Sales	Revenues	$1,062,076	$—	$1,062,076
Cost of sales	Cost of goods sold	945,672	—	(945,672)
Selling and general expenses	Selling, general and administrative expenses	83,212	728	(83,940)
Other operating (expense) income, net		—	341	341
Interest expense, net	Interest expense, net	(28,923)	(8,724)	(37,647)
Interest income		—	8,724	8,724
Other miscellaneous income (expense), net	Other	3,115	1,190	4,305
	Non-operating pension and other postretirement employee benefits	803	(803)	—
Income tax (expense) benefit	Income taxes	13,689	—	13,689

*	Presentation has been conformed to Rayonier’s presentation.

Note 3 – Preliminary Allocation of Purchase Consideration

The following table summarizes the preliminary estimated merger consideration:

In thousands, except shares and per share data	Amount
Equity consideration:
Shares of PotlatchDeltic common stock issued and outstanding immediately prior to the merger (i)	77,291,016
Adjusted Exchange Ratio (ii)	1.8185

Estimated number of Rayonier common shares to be issued in the merger (iii)	140,556,258
Price per share of Rayonier common shares as of December 3, 2025	$21.29

Estimated fair value of Rayonier common shares to be issued (v)	$2,992,443

Cash consideration
Estimated fair value of consideration in connection with the cash paid for the Rayonier special dividend	46,915

Estimated fair value of preliminary cash and equity purchase consideration	$3,039,358

Fair value of Rayonier replacement awards for vested portions of PotlatchDeltic awards (iv)	25,547

Estimated fair value of preliminary purchase consideration	$3,064,905

(i)	Assumed based on shares of PotlatchDeltic common stock issued and outstanding as of October 10, 2025.

(ii)

The Adjusted Exchange Ratio is calculated pursuant to the merger agreement by adjusting the Exchange Ratio to offset the economic impact of the Rayonier special dividend paid to Rayonier shareholders, including (i) the increase in outstanding Rayonier shares attributable to the stock portion of the dividend and (ii) the cash portion of the dividend, with these components incorporated into the share adjustment amount and cash adjustment amount calculations, resulting in an Adjusted Exchange Ratio of 1.8185.

(iii)	Estimated number of Rayonier common shares issued in the merger. Excludes cash in lieu of fractional shares of Rayonier common shares payable to holders of PotlatchDeltic common stock.

(iv)

Represent the estimated consideration attributed to equity compensation awards. A portion of the fair value of such equity compensation awards represents consideration transferred, while the remaining portion represents post-merger compensation expense based on the vesting terms of the awards.

(v)

The estimated fair value of the common shares to be issued presented herein may differ from the actual amounts to be determined at the merger date, in accordance with ASC 805. This requirement will likely result in a purchase price that is different than the purchase price computed above, and the difference may be material. A hypothetical 10% change in the market price of Rayonier’s common stock would affect the value of the common stock to be issued as consideration, as illustrated in the table below (in thousands, except share price):

	Share Price	Preliminary Estimated Stock Consideration
As presented in the pro forma adjustments	$21.29	$2,992,443
10% increase in share price of Rayonier common shares	23.42	3,291,687
10% decrease in share price of Rayonier common shares	19.16	2,693,198

Pursuant to the terms of the merger agreement, the consideration to be received by PotlatchDeltic’s common stockholders includes a cash component to reflect the cash issued in connection with the Rayonier special dividend, with PotlatchDeltic’s common stockholders receiving an amount in cash per share equal to the cash per share paid by Rayonier in the Rayonier special dividend multiplied by the 1.7339 Exchange Ratio. The cash presented within the estimated fair value of preliminary purchase consideration assumes that the maximum amount of cash is elected by Rayonier shareholders for the Rayonier special dividend.

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the merger date. The preliminary allocation of the purchase price is based on the terms of the merger agreement and Rayonier management’s estimates of the fair value of PotlatchDeltic’s assets and liabilities as of September 30, 2025, derived from the condensed consolidated historical balance sheet of PotlatchDeltic as of September 30, 2025, and using the merger consideration adjusted based on the closing share price of Rayonier common shares of $21.29 on December 3, 2025. As of the date of this joint proxy statement/prospectus, Rayonier management has not finalized the detailed valuation exercises necessary to arrive at the required estimates of the fair value of PotlatchDeltic’s assets acquired and the liabilities assumed and the related allocations of purchase price. For the preliminary estimate of fair values of assets acquired and liabilities assumed in the merger, Rayonier used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. Rayonier is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the merger. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information and certain assumptions that Rayonier believes are reasonable under the circumstances. Additional intangible asset classes may be identified as the valuation process continues. The purchase price adjustments relating to the merger are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the allocation of the preliminary purchase price as of September 30, 2025 (in thousands):

Amount
Cash and cash equivalents	$88,773
Other current assets	182,871
Timber and timberland	3,362,721
Land held for development and sale	58,899
Property, plant, and equipment	547,524
Other assets	139,913
Current liabilities	104,832
Debt	1,037,000
Other non-current liabilities	173,964

Total identifiable net assets	3,064,905

Estimated fair value of preliminary purchase consideration	$3,064,905

Note 4 – Rayonier Special Dividend and Merger Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the Pro Forma Merger Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2025. All adjustments were based on preliminary assumptions and estimated fair values, which are subject to change.

a.	Reflects the estimated cash consideration to be paid in connection with the merger.

b.

Reflects an adjustment to increase the cost basis in the acquired inventory estimated fair value. In determining the fair value of the inventory, Rayonier utilized valuation methodologies, including an analysis of the average market lumber prices. The fair value calculations are preliminary and subject to change after Rayonier finalizes its review of the specific types of PotlatchDeltic’s inventory.

c.

Reflects an adjustment to increase the basis in the acquired timber and timberlands to estimated fair value. In determining the fair value of the timberlands, Rayonier utilized valuation methodologies, including a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after Rayonier finalizes its review of the specific types, nature, age, condition and location of PotlatchDeltic’s timberlands.

d.

Reflects an adjustment to increase the basis in the acquired real estate development investments to estimated fair value. In determining the fair value of the real estate development investments, Rayonier utilized valuation methodologies, including sales comparison and a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after Rayonier finalizes its review of the specific types, nature, age, condition and location of PotlatchDeltic’s real estate development investments.

e.

Reflects an adjustment to increase the basis in the acquired property, plant and equipment to estimated fair value. In determining the fair value of the property, plant and equipment Rayonier utilized valuation methodologies, including a sales comparison approach. Additionally, the replacement cost of the PP&E assets was calculated, and an economic obsolescence adjustment was applied to derive their fair value. The fair value calculations are preliminary and subject to change after Rayonier finalizes its review of the specific types, nature, age, condition and location of PotlatchDeltic’s property, buildings and equipment. Preliminary property, plant and equipment assets in the unaudited pro forma condensed combined financial statements consist of the following (in thousands):

	Preliminary Fair Value	Estimated Useful Life
Land	$20,708	n.a.
Buildings & Improvements	79,532	9.5
Machinery & Equipment	427,007	20.1
Other	20,277	n.a.

Total Property, Plant & Equipment	$547,524

f.	Reflects an adjustment to Other assets that consists of the following components:

(1)	An adjustment of $12.6 million to primarily write-off the carrying value of certain trade names the combined company will discontinue using following the merger.

(2)	An adjustment of $0.2 million to decrease Right-of-use assets to reflect the present value of the remaining lease payments using Rayonier’s incremental borrowing rate of 6.13%.

g.	Reflects an adjustment to eliminate PotlatchDeltic’s unamortized debt issuance costs as of September 30, 2025.

h.	Reflects an adjustment to Other current liabilities that consists of the following components:

(1)

The accrual of estimated one-time merger costs of $33.6 million expected to be incurred by Rayonier after September 30, 2025. Merger costs include fees for investment banking, advisory, and other professional fees.

(2)	The accrual of a one-time compensation expense of $6.7 million to the CEO of PotlatchDeltic. See Note 5(b)(3) for additional information.

(3)

An adjustment of $2.1 million to increase the current portion of the carrying values of the acquired operating and finance lease liabilities to the present value of the relevant remaining lease payments using Rayonier’s incremental borrowing rate.

i.	Reflects an adjustment to Other non-current liabilities that consists of the following components:

(1)

An adjustment of $2.0 million to increase the basis in the acquired operating and finance lease liabilities at the present value of remaining lease payments using Rayonier’s incremental borrowing rate.

(2)	An adjustment of $43.6 million to record the deferred income tax liability resulting from the preliminary fair value adjustment to certain PotlatchDeltic’s assets and liabilities.

j.	The following represents the pro forma adjustments to equity, including the elimination of the historical equity of PotlatchDeltic (in thousands):

	Common Shares	Retained earnings	Accumulated other comprehensive income (loss)
Elimination of PotlatchDeltic’s historical equity	$(2,401,789)	$575,134	$(80,745)
Issuance of shares of Rayonier’s common stock (1)	2,992,443	—	—
Fair value of Rayonier replacement awards for vested PotlatchDeltic awards	25,547
Impact to retained earnings from recording one-time estimated merger costs	—	(33,550)	—
Impact of one-time payment to PotlatchDeltic CEO	—	(6,729)	—

	$616,201	$534,855	$(80,745)

(1)

The estimated fair value of Rayonier common shares issued is based on the closing price per share of Rayonier common shares on December 3, 2025, the latest practicable date prior to the date of this joint proxy statement/prospectus. Pursuant to accounting rules, the value of Rayonier common shares issued will be based on the price per share of the Rayonier common shares as of the merger date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the price per share of Rayonier common shares of 10% would result in the following changes in the value of Rayonier common shares issued:

Issuance of Common Shares
As presented in the pro forma adjustments	$2,992,443
10% increase in share price of Rayonier common shares	$3,291,687
10% decrease in share price of Rayonier common shares	$2,693,198

k.

The Rayonier special dividend of $1.40 per share, was paid on December 12, 2025 to shareholders of record on October 24, 2025, following the taxable gains generated from the sale of its New Zealand joint venture. The dividend was paid in a mix of cash and common shares, with the cash portion representing 25% in total and the remaining 75% delivered in common shares. The following represents the pro forma adjustments to equity and assets, resulting from the Rayonier special dividend (in thousands):

	Cash and cash equivalents	Noncontrolling Interests in the Operating Partnership	Common Shares	Retained earnings
Pro forma impact from recording the Rayonier special dividend	$(54,427)	$1,685	$161,579	$(217,691)

Note 5 – Rayonier Special Dividend and Merger Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

a.	Reflects adjustments to Cost of goods sold for the nine months ended September 30, 2025 and the year ended December 31, 2024. These adjustments consist of the following components:

(1)

An adjustment of $20.9 million and $30.1 million for the nine months ended September 30, 2025, and the year ended December 31, 2024, respectively, to reflect the depletion of fair value adjustments to acquired timber and timberlands.

(2)

An adjustment of $0.5 million and $0.6 million for the nine months ended September 30, 2025, and the year ended December 31, 2024, respectively, to reflect the amortization of fair value adjustments to acquired real estate.

(3)

An adjustment of $4.9 million and $6.6 million for the nine months ended September 30, 2025, and the year ended December 31, 2024, respectively, to reflect the depreciation of fair value adjustments to acquired property, plant, and equipment.

(4)

A one-time adjustment of $15.8 million for year ended December 31, 2024 to reflect the decrease in Cost of goods sold related to the change of inventory cost from LIFO to lower of cost and net realizable value.

b.	Reflects adjustments to Selling and general expenses for the nine months ended September 30, 2025 and the year ended December 31, 2024. These adjustments consist of the following components:

(1)

An adjustment of $0.1 million and $0.1 million for the nine months ended September 30, 2025, and the year ended December 31, 2024, respectively, to reflect the depreciation of fair value adjustments to acquired property, plant, and equipment.

(2)	A one-time adjustment reflecting Rayonier’s merger costs of $33.6 million for the year ended December 31, 2024.

(3)	An adjustment to reflect the following post-combination compensation expense (in thousands):

	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Estimated PotlatchDeltic equity compensation expense (i)	$—	$1,694
Estimated PotlatchDeltic retention awards (ii)	—	7,707
Estimated Rayonier retention awards (ii)	1,134	5,693
Estimated post-combination compensation expense attributable to the CEO of PotlatchDeltic (iii)	—	6,729

Pro forma adjustment to Selling and general expenses	$1,134	$21,823

(i)

Reflects the difference between PotlatchDeltic’s historical equity compensation expense and the estimated post-combination equity compensation expense related to replacement awards issued to continuing employees pursuant to the merger agreement.

(ii)

Reflects the estimated post-combination compensation expense associated with employee retention awards for both PotlatchDeltic and Rayonier employees, which are expected to vest over one- to two-year service periods.

(iii)

Pursuant to the Cremers Agreement described elsewhere in this joint proxy statement/prospectus, Mr. Cremers shall be entitled to receive a one-time cash payment of $6.7 million as soon as reasonably practicable following the merger date.

c.

Rayonier intends to continue to qualify as a REIT under the requirements of the Code, and as a result, Rayonier’s effective tax rate is expected to continue to be below the U.S. statutory tax rate. With respect to the merger, Rayonier expects to hold the taxable subsidiaries of PotlatchDeltic acquired in the merger in Rayonier TRS Holdings Inc., Rayonier’s taxable REIT subsidiary (TRS). Rayonier TRS Holdings Inc. is subject to U.S. federal and state income taxes. As a result, in the preparation of the unaudited pro forma condensed combined financial statements, the pro forma adjustments related to the Wood Products segment, delivered log, and real estate development operations gave rise to income tax expense, as these operations are held within the TRS entities.

d.

Pro forma basic earnings per common share attributable to Rayonier has been calculated based on the number of Rayonier common shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The following tables set forth the computation of unaudited pro forma basic and diluted earnings per share attributable to Rayonier for (i) the distribution of the Rayonier special dividend, and (ii) the pro forma condensed combined financial statements (in thousands, except shares and per share data):

(i)	EPS calculated for the issuance of the Rayonier special dividend:

(in thousands, except shares and per share amounts)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Denominator – basic:
Historical weighted average Rayonier common shares outstanding – basic	$154,509,107	148,839,858
Incremental Rayonier common shares issued for Rayonier special dividend	7,512,697	7,512,697

Weighted average Rayonier common shares outstanding as adjusted for Rayonier special dividend – basic	162,021,804	156,352,555

Denominator – diluted:
Historical weighted average Rayonier common shares outstanding – diluted:	157,543,437	152,095,503
Incremental Rayonier common shares issued for Rayonier special dividend	7,512,697	7,512,697
Incremental Operating Partnership units issued for Rayonier special dividend	78,336	78,336

Weighted average common shares outstanding as adjusted for Rayonier special dividend – diluted	165,134,470	159,686,536

Pro forma earnings per share – basic:
Historical net income from continuing operations attributable to Rayonier	$47,308	$335,840

Earnings per share as adjusted for Rayonier special dividend – basic	$0.29	$2.15

Pro forma earnings per share – diluted:
Historical diluted net income from continuing operations attributable to Rayonier	$47,885	$340,350

Earnings per share as adjusted for Rayonier special dividend – diluted	$0.29	$2.13

(ii)	EPS calculated for the merger:

(in thousands, except shares and per share amounts)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Denominator – basic:
Weighted average common shares outstanding as adjusted for Rayonier special dividend – basic	162,021,804	156,352,555
Issuance of shares to PotlatchDeltic common stockholders as consideration for the merger	140,556,258	140,556,258
Issuance of shares for PotlatchDeltic vested compensation awards as consideration for the merger	1,185,117	1,185,117

Pro forma weighted average Rayonier common shares outstanding – basic	303,763,179	298,093,930

Denominator – diluted:
Weighted average common shares outstanding as adjusted for Rayonier special dividend – diluted	165,134,470	159,686,536
Issuance of shares to PotlatchDeltic common stockholders as consideration for the merger	140,556,258	140,556,258
Issuance of shares for PotlatchDeltic vested compensation awards as consideration for the merger	1,185,117	1,185,117
Dilutive effect of Rayonier replacement awards issued for PotlatchDeltic awards	352,797	352,797

Pro forma weighted average Rayonier common shares outstanding – diluted	307,228,642	301,780,708

Pro forma earnings per share – basic
Pro forma net income (loss) from continuing operations attributable to Rayonier Inc. – basic	$80,146	$278,924

Pro forma earnings per share – basic	$0.26	$0.94

Pro forma earnings per share – diluted:
Pro forma net income (loss) from continuing operations attributable to Rayonier Inc. – diluted	$80,723	$283,435

Pro forma earnings per share – diluted	$0.26	$0.94

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of current or historical fact, contained in this joint proxy statement/prospectus are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause Rayonier’s, PotlatchDeltic’s, or the combined company’s actual results, levels of activity, performance, or achievements or those of the timberlands, real estate, land based solutions and wood products manufacturing industries to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would,” “pro forma,” or any variations or other comparable terminology.

All forward-looking statements included in this filing are based on information available to Rayonier and PotlatchDeltic on the date of this joint proxy statement/prospectus. While Rayonier and PotlatchDeltic have based these forward-looking statements on those expectations, assumptions, estimates, beliefs, and projections they view as reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond Rayonier’s, PotlatchDeltic’s, or the combined company’s control, including, but not limited to, in addition to factors disclosed in Rayonier’s and PotlatchDeltic’s respective filings with the SEC: statements about the benefits of the proposed merger involving Rayonier and PotlatchDeltic, including future financial and operating results, Rayonier’s and PotlatchDeltic’s plans, objectives, expectations and intentions, the expected timing and likelihood of completion of the transaction, and other statements that are not historical facts, including expected synergies, harvest schedules, timberland acquisitions and dispositions, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this communication will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation: the ability to timely or at all obtain the requisite Rayonier and PotlatchDeltic shareholder approvals; the risk that Rayonier or PotlatchDeltic may be unable to obtain required governmental and regulatory approvals required for the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger); the risk that an event, change or other circumstance could give rise to the termination of the proposed merger; the risk that a condition to closing of the merger may not be satisfied on a timely basis or at all; the risk that the timing to consummate the proposed merger may be delayed; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that any announcement relating to the proposed transaction could have adverse effects on the market price of Rayonier common shares or PotlatchDeltic’s common stock; the risk of litigation related to the proposed transaction; disruption from the transaction making it more difficult to maintain relationships with customers, employees, contractors, suppliers, vendors or joint venture partners; the diversion of management time in connection with the proposed transaction; the challenging macroeconomic environment, including disruptions in the timberlands, real estate, land based solutions, and wood products manufacturing industries; the ability of PotlatchDeltic and Rayonier to refinance their existing financing arrangements on favorable terms; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of PotlatchDeltic’s and Rayonier’s timberland; changes in environmental laws and regulations regarding timber harvesting, wood products manufacturing, delineation of wetlands, endangered species, the development of solar, carbon capture and storage, and carbon credit projects, and development of real estate generally that may restrict or adversely impact PotlatchDeltic’s or Rayonier’s ability to conduct their respective businesses, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, including changes in law, policy and political factors beyond our control; the availability and cost of financing for real estate development and mortgage loans, changes in tariffs, taxes or treaties relating to the import and export of PotlatchDeltic’s and Rayonier’s products, including those of their respective customers; changes in key management and personnel; PotlatchDeltic’s and Rayonier’s ability to meet all necessary legal requirements to continue to qualify as a REIT; changes in tax laws that could adversely affect beneficial tax treatment; and other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of each of PotlatchDeltic’s and Rayonier’s most recent Annual Reports on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its SEC reports by both companies; and risks and uncertainties set forth in or incorporated by reference into this joint proxy statement/prospectus in “Risk Factors” beginning on page 42.

The forward-looking statements herein are made only as of the date they were first issued, and Rayonier and PotlatchDeltic disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including, among others, the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 40, you should carefully consider the following risk factors before deciding whether to vote for the Rayonier share issuance proposal, in the case of Rayonier shareholders, or for the PotlatchDeltic merger agreement proposal, in the case of PotlatchDeltic stockholders. In addition, you should read and consider the risks associated with each of the businesses of Rayonier and PotlatchDeltic because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of Rayonier and PotlatchDeltic on Form 10-K for the fiscal year ended December 31, 2024, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 196.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on Rayonier and PotlatchDeltic.

The completion of the merger is subject to a number of conditions, including, among others, the approval of the Rayonier share issuance proposal by the Rayonier shareholders, the adoption of the PotlatchDeltic merger agreement proposal by the PotlatchDeltic stockholders, and receipt of the requisite regulatory approvals, which make the completion of the merger and timing thereof uncertain. See “The Merger Agreement—Conditions to the Merger” for a more detailed description of the conditions to the Merger. In addition, Rayonier and PotlatchDeltic are entitled to terminate the merger agreement under certain circumstances, including as further described in “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees and Other Fees.”

If the merger is not completed, Rayonier’s and PotlatchDeltic’s respective ongoing businesses may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Rayonier and PotlatchDeltic will be subject to a number of risks, including the following:

•	the market price of Rayonier common shares or PotlatchDeltic common stock could decline;

•

Rayonier or PotlatchDeltic could owe substantial termination fees to the other party under certain circumstances (see “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees and Other Fees”);

•

if the merger agreement is terminated and the Rayonier board or the PotlatchDeltic board seeks another business combination, Rayonier shareholders and PotlatchDeltic stockholders cannot be certain that Rayonier or PotlatchDeltic will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•

time, resources, and costs committed by Rayonier’s and PotlatchDeltic’s respective management teams to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•	Rayonier or PotlatchDeltic may experience negative reactions from the financial markets or from their respective customers, suppliers, employees, labor unions, or other business partners; and

•

Rayonier and PotlatchDeltic will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory, and printing fees, whether or not the merger is completed.

In addition, if the merger is not completed, Rayonier or PotlatchDeltic could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Rayonier or

PotlatchDeltic to perform their respective obligations under the merger agreement, and whether or not any such litigation has any merit, the cost of defending such litigation may be significant. The materialization of any of these risks could adversely impact Rayonier and PotlatchDeltic’s respective ongoing businesses.

Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue, or other negative effects associated with uncertainty about completion of the merger.

The exchange ratio will not be adjusted in the event of any change in either Rayonier’s or PotlatchDeltic’s stock price. As a result, the merger consideration payable to PotlatchDeltic’s stockholders may be subject to change if Rayonier’s stock price fluctuates.

Upon completion of the merger, each eligible share of PotlatchDeltic common stock will be converted into the right to receive validly issued, fully paid, and nonassessable 1.8185 Rayonier common shares and $0.61 in cash, without interest. The exchange ratio will not be adjusted for changes in the market price of either Rayonier common shares or PotlatchDeltic common stock between the date the merger agreement was signed and completion of the merger. Due to the fixed nature of the adjusted exchange ratio, fluctuations in the price of Rayonier common shares will drive corresponding changes in the value of the merger consideration payable to each PotlatchDeltic stockholder. As a result, changes in the price of Rayonier common shares prior to the completion of the merger will affect the value of the Rayonier common shares that PotlatchDeltic stockholders will receive upon the effectiveness of the merger and accordingly, at the time of the PotlatchDeltic special meeting, PotlatchDeltic stockholders will not know or be able to determine the market value of the consideration they will receive upon completion of the merger. Factors influencing stock prices include:

•	market reaction to the merger announcement and combined company prospects;

•	changes in the respective business, operations, assets, liabilities or financial outlook of either company;

•	investor sentiment and perceived likelihood of closing;

•	economic conditions, interest rates, and regulatory developments and other factors generally affecting the market prices of PotlatchDeltic common stock and Rayonier common shares;

•	federal, state and local legislation, governmental regulation, and legal developments in the businesses in which PotlatchDeltic and Rayonier operate; and

•	other factors beyond our control.

The price of Rayonier common shares has fluctuated during the period between the date the merger agreement was executed and the date of this joint proxy statement/prospectus, and may continue to change through the date of each of Rayonier and PotlatchDeltic’s special meetings and the date the merger is completed. For example, based on the range of closing prices of Rayonier common shares during the period from October 13, 2025, the last trading day before the public announcement of the merger agreement, through December 18, 2025, the adjusted exchange ratio resulted in an implied value of the merger consideration ranging from a high of approximately $44.67 to a low of approximately $38.83 for each share of PotlatchDeltic common stock. The actual market value of the Rayonier common shares received by PotlatchDeltic stockholders upon completion of the merger may result in an implied value of the merger consideration outside this range.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, which could discourage a potential competing acquiror of either Rayonier or PotlatchDeltic from making an alternative proposal and, in specified circumstances, could require either party to pay substantial termination fees to the other party.

The merger agreement contains certain provisions that restrict each of Rayonier’s and PotlatchDeltic’s ability to initiate, solicit, knowingly encourage, or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any alternative proposal. Further, even if the Rayonier board withdraws or qualifies its recommendation with respect to the Rayonier share issuance proposal or if the PotlatchDeltic board withdraws or qualifies its recommendation with respect to the PotlatchDeltic merger agreement proposal, Rayonier or PotlatchDeltic, as the case may be, will still be required to submit each such proposal to a vote at their respective special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any alternative proposal before the board of directors of the company that has received the alternative proposal may withdraw or qualify its recommendation with respect to the applicable merger-related proposal.

In some circumstances, upon termination of the merger agreement in connection with an alternative proposal, Rayonier may be required to pay a termination fee of $159 million to PotlatchDeltic, or PotlatchDeltic may be required to pay a termination fee of $138 million to Rayonier. See “Summary—The Merger Agreement—No Solicitation,” and “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees and Other Fees.”

These provisions could discourage a potential third party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Rayonier or PotlatchDeltic, or pursuing an alternative acquisition transaction, from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per-share value than the per-share value proposed to be received or realized in the merger. In particular, a termination fee, if applicable, could result in a potential third party acquiror or merger partner proposing to pay a lower price to the Rayonier shareholders or PotlatchDeltic stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated in accordance with its terms, and either Rayonier or PotlatchDeltic determines to seek another business combination, Rayonier or PotlatchDeltic, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

The Rayonier common shares to be received by PotlatchDeltic stockholders upon completion of the merger will have different rights from shares of PotlatchDeltic common stock.

Upon completion of the merger, PotlatchDeltic stockholders will no longer be stockholders of PotlatchDeltic but will instead become shareholders of Rayonier, and their rights as Rayonier shareholders will be governed by the terms of Rayonier’s Amended and Restated Articles of Incorporation (the “Rayonier articles”) and Rayonier’s Amended and Restated Bylaws (the “Rayonier bylaws”). The terms of PotlatchDeltic’s Fourth Restated Certificate of Incorporation and PotlatchDeltic’s Amended and Restated Bylaws in some respects materially differ from the terms of the Rayonier articles and the Rayonier bylaws, which currently govern the rights of Rayonier shareholders. For a discussion of the different rights associated with Rayonier common shares and PotlatchDeltic common stock, see “Comparison of Rights of Shareholders of Rayonier and PotlatchDeltic.”

Members of the management of Rayonier and PotlatchDeltic, the Rayonier board and the PotlatchDeltic board have interests in the merger that may be different from, or in addition to, those of other shareholders.

In considering whether to approve the Rayonier share issuance proposal, Rayonier shareholders should recognize that members of Rayonier management and the Rayonier board have interests in the merger that may be different from, or in addition to, their interests as shareholders of Rayonier, including treatment of outstanding Rayonier equity awards in connection with the transactions contemplated by the merger agreement, potential severance benefits, potential retention awards, and rights to ongoing indemnification and insurance coverage.

These interests include that four (4) non-employee members of the Rayonier board immediately prior to the effectiveness of the merger will remain on the board of the combined company and Mark D. McHugh, the Chief Executive Officer of Rayonier, will remain as the Chief Executive Officer of the combined company and will serve as a member of the board of the combined company. The Rayonier board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Rayonier shareholders vote “FOR” the Rayonier share issuance proposal and the Rayonier adjournment proposal.

In considering the recommendation of the PotlatchDeltic board to approve the PotlatchDeltic merger agreement proposal, PotlatchDeltic stockholders should be aware that members of PotlatchDeltic management and the PotlatchDeltic board have interests in the merger that may be different from, or in addition to, the interests of PotlatchDeltic stockholders generally, including treatment of outstanding PotlatchDeltic equity awards in connection with the transactions contemplated by the merger agreement, potential severance benefits, potential retention awards, and rights to ongoing indemnification and insurance coverage.

These interests also include that, prior to the completion of the merger, four (4) non-employee members of PotlatchDeltic board immediately prior to the effectiveness of the merger will be appointed as members of the board of the combined company and Eric J. Cremers, the Chief Executive Officer of PotlatchDeltic, will serve as Executive Chair of the combined company and a member of the board of the combined company.

The PotlatchDeltic board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to (i) determine that it is in the best interests of PotlatchDeltic and its stockholders and declare it advisable, to enter into the merger agreement, (ii) approve the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, (iii) adopt the merger agreement, and (iv) direct that the PotlatchDeltic merger agreement proposal, the PotlatchDeltic merger-related compensation proposal, and the PotlatchDeltic adjournment proposal be submitted to the PotlatchDeltic stockholders for approval at the PotlatchDeltic special meeting.

These and other such interests are further described in “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Rayonier Directors and Executive Officers in the Merger” and “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of PotlatchDeltic Directors and Executive Officers in the Merger.”

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, some customers, suppliers, and other persons with whom Rayonier or PotlatchDeltic has a business relationship have or may delay or defer certain business decisions or terminate, change, or renegotiate their relationships with Rayonier or PotlatchDeltic, as the case may be, as a result of the merger, which could negatively affect Rayonier’s or PotlatchDeltic’s respective revenues, earnings, and cash flows, as well as the market price of Rayonier common shares or PotlatchDeltic common stock, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Rayonier and PotlatchDeltic is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including, the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, incur capital expenditures, settle litigation, amend organizational documents, declare dividends, enter new business lines, and invest in third parties. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the merger.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, and Rayonier and PotlatchDeltic may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Rayonier and PotlatchDeltic are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. The combined company’s success after the completion of the merger will depend in part upon the ability of Rayonier and PotlatchDeltic to attract, motivate, and retain key management personnel and other key employees. Prior to completion of the merger, current and prospective employees of Rayonier and PotlatchDeltic may experience uncertainty about their roles within the combined company following the completion of the merger, which may have an adverse effect on the ability of each of Rayonier and PotlatchDeltic to attract, motivate, or retain management personnel and other key employees. In addition, no assurance can be given that the combined company will be able to attract, motivate, or retain management personnel and other key employees to the same extent that Rayonier and PotlatchDeltic have previously been able to attract or retain their own employees.

If the merger does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Holders of PotlatchDeltic common stock may be required to pay additional U.S. federal income taxes.

Rayonier and PotlatchDeltic intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of PotlatchDeltic and Rayonier to complete the merger that it receive an opinion from its respective external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the merger so qualifies, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of PotlatchDeltic common stock that receives Rayonier common shares and cash in exchange for shares of PotlatchDeltic common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of fractional Rayonier common shares) and the fair market value of the Rayonier common shares received by such U.S. Holder in the merger (including any fractional Rayonier common shares deemed received and sold for cash, as discussed below) exceeds such U.S. Holder’s adjusted tax basis in such U.S. Holder’s PotlatchDeltic common stock exchanged therefor and (ii) the amount of cash received by such U.S. Holder (excluding cash received in lieu of fractional Rayonier common shares).

The foregoing opinions of counsel will be based on, among other things, certain representations made by PotlatchDeltic and Rayonier and certain assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the IRS or the courts, and Rayonier and PotlatchDeltic have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger. As a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization,” or that a court would not sustain such a position. If the IRS or a court were to determine that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of PotlatchDeltic common stock that receives Rayonier common shares and cash in exchange for shares of PotlatchDeltic common stock pursuant to the merger generally would recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the Rayonier common shares and cash received by such U.S. Holder and (ii) such U.S. Holder’s adjusted tax basis in the PotlatchDeltic common stock exchanged therefor.

Holders of PotlatchDeltic common stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the merger to them. For a more detailed description of the U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger.”

Rayonier and PotlatchDeltic may be targets of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the merger from being completed, whether or not such lawsuits have any merit.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against or otherwise resolving these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Rayonier’s and PotlatchDeltic’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed, or from being completed within the expected timeframe, which may adversely affect Rayonier’s and PotlatchDeltic’s respective business, financial position, and results of operation.

None of the opinions regarding the fairness, from a financial point of view, of the exchange ratio in the merger delivered to the Rayonier board and the PotlatchDeltic board prior to the signing of the merger agreement reflects any changes in circumstances since the date on which such opinions were delivered, including the adjustment to the merger consideration as a result of the Rayonier special dividend.

Each of the opinions rendered by Morgan Stanley, financial advisor to Rayonier, to the Rayonier board on, and dated, October 13, 2025, and by BofA, financial advisor to PotlatchDeltic, to the PotlatchDeltic board on, and dated, October 13, 2025, were based upon information available to such financial advisors as of the date of each respective opinion. None of the opinions reflect any changes that may occur or may have occurred after the date on which that opinion was delivered, including changes to the operations and prospects of Rayonier or PotlatchDeltic, changes in general market and economic conditions, or other changes which may be beyond the control of Rayonier and PotlatchDeltic. Any such changes may alter the relative value of Rayonier or PotlatchDeltic or the prices of Rayonier common shares or shares of PotlatchDeltic common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of each respective opinion.

Additionally, concurrently with the announcement of the merger agreement, on October 14, 2025, Rayonier declared a one-time special dividend of $1.40 per share, consisting of up to 25% in cash and the remainder in Rayonier common shares, which was paid on December 12, 2025 to holders of record of Rayonier common shares on October 24, 2025, which resulted in an adjustment to the merger consideration such that, upon completion of the merger, each eligible share of PotlatchDeltic common stock will be converted into the right to receive validly issued, fully paid, and nonassessable 1.8185 Rayonier common shares and $0.61 in cash, without interest.

Neither the opinion rendered by Morgan Stanley, financial advisor to Rayonier, to the Rayonier board, nor the opinion rendered by BofA, financial advisor to PotlatchDeltic, to the PotlatchDeltic board, took into account the adjustment resulting from the Rayonier special dividend.

For a description of the opinion that the Rayonier board received from Rayonier’s financial advisor, see “The Merger—Opinion of Morgan Stanley & Co. LLC, Rayonier’s Financial Advisor.” For a description of the opinion that the PotlatchDeltic board received from PotlatchDeltic’s financial advisor, see “The Merger—Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor.”

Neither Rayonier shareholders nor holders of PotlatchDeltic common stock will have appraisal rights or dissenters’ rights in the merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Delaware law, PotlatchDeltic stockholders will not be entitled to any appraisal rights in connection with the merger or any other transactions described in this joint proxy statement/prospectus.

Additionally, under North Carolina law, Rayonier shareholders will not be entitled to any appraisal rights in connection with the merger, the issuance of Rayonier common shares in the merger or any other transactions described in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the financial position and results of operations of the combined company following completion of the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus was prepared for illustrative and informational purposes only, to demonstrate the estimated effects of the merger and certain other related transactions and adjustments. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with GAAP with the expectation, as of the date of this joint proxy statement/prospectus, that Rayonier will be identified as the acquirer. The unaudited pro forma condensed combined financial information was prepared on the basis that such preliminary estimated adjustments will be incurred to achieve the merger, are pending finalization of various estimates, inputs, and analyses, and do not include adjustments to reflect any potential costs that may be incurred in connection with actions required by regulatory or governmental authorities for regulatory approvals and clearances of the merger, including divestitures or concessions; anticipated benefits, including synergies, costs savings, innovation, and operational efficiencies; or potential post-merger costs, such as restructuring and integration charges.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s actual financial position or results of operations would have actually been had the merger been completed as of the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company after the merger, which may differ materially and adversely from the unaudited pro forma condensed combined financial information that is included in this joint proxy statement/prospectus. The final acquisition accounting will be based upon the actual consideration and the fair value of the assets to be acquired and liabilities to be assumed of the party that is determined to be the acquiree under GAAP as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Completion of the merger may trigger change in control or other provisions in certain agreements to which PotlatchDeltic or its subsidiaries are a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the merger may trigger change in control and other provisions in certain agreements to which PotlatchDeltic or its subsidiaries are a party. If Rayonier and PotlatchDeltic are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Rayonier and PotlatchDeltic are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to PotlatchDeltic or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

PotlatchDeltic’s and Rayonier’s financial forecasts are based on various assumptions that may not prove to be correct.

The financial forecasts set forth in “The Merger—Certain Unaudited Prospective Financial Information” are based on assumptions of, and information available to, PotlatchDeltic and Rayonier at the time they were uprepared and provided to the PotlatchDeltic board and Rayonier board, respectively, along with their respective financial advisors. Rayonier and PotlatchDeltic do not know whether such assumptions will prove correct. Any or all of such forecasts may turn out to be wrong. Such forecasts can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond PotlatchDeltic’s and Rayonier’s control. Many factors discussed in, or in documents incorporated by reference into, this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Note Regarding Forward-Looking Statements,” will be important in determining PotlatchDeltic’s, Rayonier’s, and the combined company’s future results. As a result of these contingencies, actual future results may vary materially from PotlatchDeltic’s and Rayonier’s forecasts.

In view of these uncertainties, the inclusion of PotlatchDeltic’s and Rayonier’s financial forecasts in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved. Further, any forward-looking statement speaks only as of the date on which it is made, and PotlatchDeltic and Rayonier undertake no obligation, other than as required by applicable law, to update the financial forecasts herein to reflect events or circumstances after the date those financial forecasts were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. Moreover, neither PotlatchDeltic’s nor Rayonier’s independent accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to PotlatchDeltic’s or Rayonier’s unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof.

Even if the PotlatchDeltic merger agreement proposal is approved by PotlatchDeltic stockholders, the date that PotlatchDeltic stockholders will receive the merger consideration is still uncertain.

As described in this joint proxy statement/prospectus, completing the merger is subject to numerous conditions, not all of which are controllable or waivable by Rayonier and PotlatchDeltic. Accordingly, if the PotlatchDeltic merger agreement proposal is approved by PotlatchDeltic stockholders, the date that PotlatchDeltic stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.

Risks Relating to the Combined Company after Completion of the Merger

The combined company may be unable to successfully integrate the businesses of Rayonier and PotlatchDeltic and realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the combined company’s ability to successfully combine the businesses of Rayonier and PotlatchDeltic, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected and the value of its common stock may be harmed. Additionally, as a result of the merger, rating agencies may take negative actions against the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with any financing of the merger.

The merger involves the integration of PotlatchDeltic’s business with Rayonier’s existing business, which is a complex, costly, and time-consuming process. Neither Rayonier nor PotlatchDeltic have previously completed a transaction comparable in size or scope to the merger. The integration of the two companies may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;

•	managing a larger combined company;

•	creating, implementing, and executing a unified business strategy, and operational, financial, and managerial control with respect to the combined entity;

•	maintaining employee morale and attracting, motivating, and retaining management personnel and other key employees;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	issues in integrating information technology, operational, safety, communications and other systems;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures, and policies;

•	coordinating geographically separate organizations;

•

changes in environmental laws and regulations regarding timber harvesting, wood products manufacturing, delineation of wetlands, endangered species, the development of solar, carbon capture and storage, and carbon credit projects, and development of real estate generally that may restrict or adversely impact the combined company’s business operations; and

•	unforeseen expenses or delays associated with the merger.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues, and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations, and cash flows.

Rayonier and PotlatchDeltic have operated, and until completion of the merger will continue to operate, independently. Rayonier and PotlatchDeltic have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

Rayonier shareholders and PotlatchDeltic stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of the combined company than they now have on the policies of Rayonier and PotlatchDeltic, respectively.

Rayonier shareholders presently have the right to vote in the election of the Rayonier board and on other matters affecting Rayonier. PotlatchDeltic stockholders presently have the right to vote in the election of the PotlatchDeltic board and on other matters affecting PotlatchDeltic. Immediately after the merger is completed, it is expected that current Rayonier shareholders will own approximately 54% of the combined company’s common stock outstanding and current PotlatchDeltic stockholders will own approximately 46% of the combined company’s common stock outstanding, based on the number of shares and stock-based awards of Rayonier and PotlatchDeltic outstanding as of December 18, 2025.

As a result, current Rayonier shareholders and current PotlatchDeltic stockholders will have less influence on the policies of the combined company than they now have on the policies of Rayonier and PotlatchDeltic, respectively.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the combined company’s business will be significantly larger than the current size of either Rayonier’s or PotlatchDeltic’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement operational, managerial, financial, and strategic initiatives that address not only the integration of two (2) independent stand-alone companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Rayonier and PotlatchDeltic.

The combined company is expected to incur substantial expenses in connection with the completion of the merger and the integration of Rayonier and PotlatchDeltic. There are a large number of processes, policies, procedures, operations, technologies, and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing, and benefits. The substantial majority of these costs will be non-recurring expenses related to the merger (including any financing of the merger), facilities, and systems consolidation costs. The combined company may incur additional costs to retain employees and/or maintain employee morale and to attract, motivate, or retain management personnel and other key employees. Rayonier and PotlatchDeltic will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the merger, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with any financing of the merger. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term, and in the event there are material unanticipated costs.

In connection with the merger, the combined company is planning to refinance a significant amount of indebtedness, and cannot guarantee that it will be able to obtain the necessary funds on favorable terms or at all.

As of September, 2025, Rayonier had approximately $1.05 billion of outstanding indebtedness and PotlatchDeltic had approximately $1.04 billion of outstanding indebtedness. In connection with the merger, the combined company expects to seek to refinance some or all of the indebtedness of each of Rayonier and PotlatchDeltic or, alternatively, seek any waivers or amendments that may be necessary or advisable to permit certain indebtedness to remain outstanding following the merger. The combined company’s ability to obtain such refinancing, waivers or amendments will depend on, among other factors, prevailing market conditions and other factors beyond the control of the combined company. Rayonier and PotlatchDeltic cannot assure you that the combined company will be able to obtain financing on terms acceptable to the combined company or at all, and any such failure could materially adversely affect the operations and financial conditions of the combined company. If the combined company is not able to obtain such refinancing, waivers or amendments, it may be required to repay some or all of such indebtedness upon consummation of the merger. Under such circumstances, the combined company may not have sufficient resources to repay such indebtedness. Completion of the merger is not conditioned on completing such financing transactions.

The combined company’s indebtedness, under certain circumstances, contain restrictions and limitations that could significantly impact the combined company’s ability to operate its business and increase its borrowing costs.

The combined company’s consolidated indebtedness may have the effect of, among other things, increasing borrowing costs. In addition, the amount of cash required to service the indebtedness levels will be greater than the amount of cash flows required to service the indebtedness of Rayonier and PotlatchDeltic individually prior to completion of the merger. The level of indebtedness could also reduce or limit dividend payments, share repurchases, and other activities and may create competitive disadvantages relative to other companies with lower debt levels. The combined company may be required to raise additional financing for working capital, capital expenditures, acquisitions, or other general corporate purposes. The combined company’s ability to arrange additional financing or refinancing will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions, the terms of third-party debt financing incurred in connection with the consummation of the merger (if any), and other factors beyond its control. There can be no assurance that the combined company will be able to obtain additional financing or arrange refinancing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. For more information on the financial impact of the merger on the combined company’s indebtedness, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Additionally, the combined company expects that the agreements that will govern the terms of its indebtedness will contain a number of restrictive covenants (including, without limitation, financial maintenance covenants) that impose significant operating and financial restrictions on the combined company and may limit its ability to engage in acts that may be in its long-term best interest. Moreover, the combined company’s ability to satisfy any financial maintenance covenants may be affected by events beyond its control and, as a result, it cannot provide assurance that it will be able to satisfy any such covenants.

A breach of the covenants under the agreements that govern the terms of any of the combined company’s indebtedness could result in a default or an event of default under the applicable indebtedness agreement. Such an event of default or a default that matures into an event of default may allow the applicable creditors to foreclose on any collateral for such debt, accelerate the related debt, and/or terminate any related commitments to extend further credit and may result in a default or an event of default under or the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event debtholders accelerate the repayment of the combined company’s indebtedness, the combined company may not have sufficient resources to repay such indebtedness.

The market price of the combined company’s common stock may be affected by factors different from those that are currently affecting or have historically affected the price of Rayonier common shares or PotlatchDeltic common stock.

Upon completion of the merger, holders of Rayonier common shares and PotlatchDeltic common stock will be holders of Rayonier common shares. As the businesses of Rayonier and PotlatchDeltic are different, the results of operations as well as the price of the combined company’s common stock may in the future be affected by factors different from those factors affecting Rayonier and PotlatchDeltic as independent stand-alone companies. The combined company will face additional risks and uncertainties that Rayonier and PotlatchDeltic may not currently be exposed to as independent companies.

The market price of Rayonier common shares may decline as a result of the merger.

The market price of Rayonier common shares may decline as a result of the merger, and holders of Rayonier common shares could lose the value of their investment in Rayonier common shares, if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies, from the merger are not realized, or if the transaction costs related to the merger are greater than expected, or if any financing related to the transaction is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on the combined company’s financial position, results of operations, or cash flows is not consistent with the expectations of financial or industry analysts. The issuance of Rayonier common shares in the merger could on its own have the effect of depressing the market price for Rayonier common shares. In addition, many PotlatchDeltic stockholders may decide not to hold the Rayonier common shares they receive as a result of the merger. Other PotlatchDeltic stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the Rayonier common shares they receive as a result of the merger. Any such sales of Rayonier common shares could have the effect of depressing the market price for Rayonier common shares. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Rayonier common shares, regardless of the actual operating performance of the combined company.

Risks Relating to the Status of Rayonier and PotlatchDeltic as REITs

The combined company may incur adverse tax consequences if Rayonier or PotlatchDeltic has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of Rayonier and PotlatchDeltic has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the merger. The combined company intends to continue operating in such a manner following the merger. Neither Rayonier nor PotlatchDeltic has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Rayonier or PotlatchDeltic may affect each company’s ability to qualify as a REIT. In order to qualify as a REIT, each of Rayonier and PotlatchDeltic must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

The closing of the merger is conditioned on receipt by Rayonier of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) (or another nationally recognized tax counsel as may be reasonably acceptable to Rayonier and PotlatchDeltic), dated as of the closing date and in form and substance reasonably satisfactory to Rayonier, to the effect that, beginning with its taxable year ended December 31, 2018 and through its taxable year ending immediately prior to the effective time, PotlatchDeltic has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and receipt by PotlatchDeltic of an opinion from Vinson & Elkins LLP (“Vinson & Elkins”) (or another nationally recognized tax counsel as may be reasonably acceptable to PotlatchDeltic and Rayonier), dated as of the closing date and in form and substance reasonably satisfactory to PotlatchDeltic, to the effect that, beginning with its taxable year ended December 31, 2018, Rayonier has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Rayonier’s proposed method of organization and operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the closing date and thereafter. The foregoing REIT opinions, however, will be based on the factual representations provided by Rayonier and PotlatchDeltic to counsel and limited by the exceptions, assumptions and qualifications set forth therein, and are not a guarantee that Rayonier or PotlatchDeltic, in fact, has qualified, or, in the case of Rayonier, will continue to qualify, as a REIT, nor are such opinions binding on the IRS.

If, notwithstanding the opinions described above, Rayonier (or, following the merger, the combined company) loses its REIT status, or is determined to have failed to qualify as a REIT in a prior year, it will face serious tax consequences that would substantially reduce the funds available for distribution to its shareholders, because:

•

it would be subject to U.S. federal, state and local income tax on its net income at regular corporate rates for the years it did not qualify as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income);

•	it could be subject to a U.S. federal alternative minimum tax and possibly increased state and local taxes for such periods;

•

unless it is entitled to relief under certain U.S. federal income tax laws, neither it nor any “successor” company could re-elect REIT status until the fifth calendar year after the year in which it was disqualified as a REIT; and

•

for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to U.S. federal corporate level income tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if Rayonier (or, following the merger, the combined company) retains its REIT status, if PotlatchDeltic is determined to have lost its REIT status for a taxable year ending on or before the merger, PotlatchDeltic would be subject to adverse tax consequences similar to those described above. This could substantially reduce the combined company’s funds available for distributions to shareholders, because, assuming that the combined company otherwise maintains its REIT qualification:

•

the combined company generally would be subject to U.S. federal corporate level income tax with respect to the built-in gain on each asset of PotlatchDeltic existing at the time of the merger if the combined company were to dispose of the PotlatchDeltic asset during the five-year period following the merger;

•

the combined company would succeed to any earnings and profits accumulated by PotlatchDeltic for taxable periods that it did not qualify as a REIT, and the combined company would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if the combined company does not timely distribute those earnings and profits, the combined company could fail to qualify as a REIT); and

•	if PotlatchDeltic incurred any unpaid tax liabilities prior to the merger, those tax liabilities would be transferred to the combined company as a result of the merger.

If there is an adjustment to PotlatchDeltic’s taxable income or dividends paid deductions, the combined company could elect to use the deficiency dividend procedure in order to maintain PotlatchDeltic’s REIT status. That deficiency dividend procedure could require the combined company to make significant distributions to its shareholders and to pay significant interest to the IRS.

As a result of all these factors, Rayonier’s or PotlatchDeltic’s (or, following the merger, the combined company’s) failure to qualify as a REIT could impair the combined company’s ability to expand its business and raise capital, and would materially adversely affect the value of its common stock.

Other Risk Factors of Rayonier and PotlatchDeltic

Rayonier’s and PotlatchDeltic’s businesses are and will be subject to the risks described above. In addition, Rayonier and PotlatchDeltic are, and will continue to be, subject to the risks described in Rayonier’s and PotlatchDeltic’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT THE PARTIES TO THE TRANSACTION

Rayonier

Rayonier Inc., a North Carolina corporation, is a leading timberland REIT with assets located in some of the most productive softwood timber growing regions in the United States. Rayonier invests in timberlands and actively manages them to provide current income and attractive long-term returns to its shareholders. Rayonier conducts its business through an umbrella partnership REIT structure in which its assets are owned by the operating partnership and its subsidiaries. Rayonier manages the operating partnership as its sole general partner. Rayonier’s revenues, operating income and cash flows are primarily derived from the following core business segments: Southern Timber, Pacific Northwest Timber and Real Estate. As of September 30, 2025, Rayonier owned or leased under long-term agreements approximately 2.0 million acres of timberlands located in the U.S. South (1.72 million acres) and U.S. Pacific Northwest (307,000 acres). Rayonier common shares are listed on the NYSE under the ticker symbol “RYN.”

Rayonier’s principal executive office is located at 1 Rayonier Way, Wildlight, Florida 32097, and its telephone number is (904) 357-9100. Its website is located at www.rayonier.com. Information contained on Rayonier’s website does not constitute part of this joint proxy statement/prospectus.

PotlatchDeltic

PotlatchDeltic Corporation, a Delaware corporation, is a leading timberland REIT with operations in nine states and ownership of 2.1 million acres of timberlands in seven of those states. PotlatchDeltic also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic’s operations are organized into three business segments: timberland, wood products, and real estate. PotlatchDeltic, a leader in sustainable forest management, is committed to corporate responsibility. PotlatchDeltic’s common stock is listed on The Nasdaq Global Select Market under the ticker symbol “PCH.”

PotlatchDeltic’s principal executive office is located at 601 West 1st Ave., Suite 1600, Spokane, Washington, 99201, and its telephone number is (509) 835-1500. Its website is located at www.potlatchdeltic.com. Information contained on PotlatchDeltic’s website does not constitute part of this joint proxy statement/prospectus.

Merger Sub

Redwood Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Rayonier, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. At the effective time, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Rayonier.

The principal executive offices of Merger Sub are located at 1 Rayonier Way, Wildlight, Florida 32097. The telephone number at that address is (904) 357-9100.

THE RAYONIER SPECIAL MEETING

Rayonier is furnishing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Rayonier special meeting (or any adjournment or postponement thereof) that Rayonier has called to consider and vote on the Rayonier share issuance proposal and the Rayonier adjournment proposal.

Date, Time, Place, and Purpose of the Rayonier Special Meeting

Together with this joint proxy statement/prospectus, Rayonier is also sending Rayonier shareholders a notice of the Rayonier special meeting and a form of proxy card that is solicited by the Rayonier board for use at the Rayonier special meeting, which will be held on [    ], 2026 at [    ] Eastern Time (unless it is adjourned or postponed to a later date) at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida. Rayonier is holding the Rayonier special meeting for the following purposes:

1.	to consider and vote on the Rayonier share issuance proposal; and

2.	to consider and vote on the Rayonier adjournment proposal.

Rayonier will transact no other business at the Rayonier special meeting, except for business properly brought before the Rayonier special meeting or, by, or at the direction of the Rayonier board, any adjournment or postponement thereof.

Recommendation of the Rayonier Board

After careful consideration, on October 13, 2025, the Rayonier board unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, were fair to, advisable and in the best interests of Rayonier and its shareholder and (ii) directed that the Rayonier share issuance proposal and the Rayonier adjournment proposal be submitted to the Rayonier shareholders for approval at the Rayonier special meeting. The Rayonier board recommends that Rayonier shareholders vote “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal. For a summary of the factors considered by the Rayonier board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, see “The Merger— Rayonier’s Reasons for the Merger; Recommendation of the Rayonier Board.”

Rayonier Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Rayonier record date is [    ]. Only holders of Rayonier common shares as of the close of business on the Rayonier record date are entitled to notice of, and to vote at, the Rayonier special meeting, unless a new record date is set in connection with any adjournment or postponement of the Rayonier special meeting. As of the close of business on December 18, 2025, there were 161,425,616 issued and outstanding Rayonier common shares. Each Rayonier shareholder entitled to vote at the Rayonier special meeting is entitled to one (1) vote per share at the Rayonier special meeting. As of the close of business on December 18, 2025, the issued and outstanding Rayonier common shares were held by approximately 3,976 shareholders of record.

Quorum

The Rayonier bylaws require that there be a quorum at the Rayonier special meeting in order for Rayonier to hold a vote on the Rayonier share issuance proposal. A quorum at the Rayonier special meeting is the presence, in person or represented by proxy, of a majority of the votes entitled to be cast on the matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the adjournment. Rayonier common shares held in “street name” (through a bank, broker, nominee, trustee, or other record holder) with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee, or other record holder, and Rayonier common shares with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Rayonier special meeting for the purpose of determining the presence of a quorum. Action may be taken by a voting group at any meeting at which a quorum of that voting group is represented, regardless of whether action is taken at that meeting by any other voting group. In the absence of a quorum at the opening of the Rayonier special meeting, the Rayonier special meeting may be adjourned by a vote of the majority of the shares voting on the motion to adjourn.

Required Vote

Assuming a quorum is present at the Rayonier special meeting, approval of the Rayonier share issuance proposal requires that the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Rayonier cannot complete the share issuance or the merger unless the Rayonier share issuance proposal is approved at the Rayonier special meeting (or at any adjournment or postponement thereof). For purposes of the Rayonier share issuance proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the Rayonier share issuance proposal, the failure of a Rayonier shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Rayonier shareholder to vote, will have no effect on the outcome of the Rayonier share issuance proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the Rayonier adjournment proposal requires the votes cast within the voting group favoring the action exceed the votes cast opposing the action. For purposes of the Rayonier adjournment proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Rayonier adjournment proposal, the failure of a Rayonier shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Rayonier shareholder to vote, will have no effect on the outcome of the Rayonier adjournment proposal.

Voting Rights; Proxies; Revocation

Rayonier shareholders may vote their shares at the Rayonier special meeting in person or represented by proxy.

Voting at the Special Meeting

Shareholders of record as of the Rayonier record date may attend, participate in, and vote at the Rayonier special meeting to be held on [    ], 2026 at [    ] Eastern Time (unless it is adjourned or postponed to a later date) at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida. If your shares are held in “street name” by a bank, broker, nominee, trustee, or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee, or other record holder.

Voting By Proxy

To vote by proxy, a Rayonier shareholder may vote through the internet or by telephone or mail as follows:

•	TO VOTE THROUGH THE INTERNET OR BY TELEPHONE.

•

If you hold Rayonier common shares directly in your name as a shareholder of record, you may vote through the internet at the website shown on your enclosed proxy card or by telephone by calling the toll-free number shown on your enclosed proxy card and following the instructions. If you choose to submit your proxy through the internet or by telephone, your proxy must be received by [    ] Eastern Time on [    ] in order to be counted at the Rayonier special meeting.

•

If you hold your Rayonier common shares in “street name” through a bank, broker, nominee, trustee, or other record holder, you may provide voting instructions through the internet or by telephone only if internet or telephone voting is made available by your bank, broker, nominee, trustee, or other record holder. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder with these materials.

•	TO VOTE BY MAIL

•

If you hold Rayonier common shares directly in your name as a shareholder of record, you may vote by mail by completing, signing, and dating your enclosed proxy card and returning it in the accompanying postage-paid envelope no later than the close of business on [    ] in order for your vote to be counted at the Rayonier special meeting.

•

If you hold your Rayonier common shares in “street name” through a bank, broker, nominee, trustee, or other record holder, you may vote by mail by returning a properly executed voting instruction form by mail, depending upon the methods your bank, broker or other nominee makes available.

•	BY PARTICIPANTS IN RAYONIER’S SAVINGS PLANS

•

Participants in the Rayonier 401(k) Plan who hold Rayonier common shares through the Rayonier 401(k) Plan can instruct the Trustee to vote their shares by following the instructions above. Note that if you do not specify your voting instructions on your proxy card, the Trustee will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the Trustee, your voting instructions for the shares held in the Rayonier 401(k) Plan must be received by [    ].

Revoking Your Vote

You may revoke your vote at any time before voting takes place at the Rayonier special meeting by: (i) voting on the Internet or by telephone before 11:59 p.m. Eastern Time on the day before the Rayonier special meeting or, for employee benefit plan shares, the cut-off date noted; (ii) signing and submitting another proxy card with a later date at any time before the polls close at the Rayonier special meeting; (iii) delivering to the Corporate Secretary of Rayonier a written notice of revocation of your proxy; or (iv) voting again in person before the polls close at the Rayonier special meeting. For this purpose, communications to the Corporate Secretary of Rayonier should be addressed to Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 and must be received before the time that the proxy you wish to revoke is voted at the Rayonier special meeting.

Please note that if your shares are held in “street name” through a bank, broker, nominee, trustee, or other record holder and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to such bank, broker, nominee, trustee, or other record holder. You may also revoke your proxy by attending and voting during the Rayonier special meeting before the polls are closed.

Generally

If you hold your Rayonier common shares in “street name” through a bank, broker, nominee, trustee, or other record holder, you must instruct your bank, broker, nominee, trustee, or other record holder on how to vote your shares. Your bank, broker, nominee, trustee, or other record holder will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your bank, broker, nominee, trustee, or other record holder with this joint proxy statement/prospectus. Banks, brokers, nominees, trustees, or other record holders who hold Rayonier common shares in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, banks, brokers, nominees, trustees, or other record holders typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, the Rayonier share issuance proposal and the

Rayonier adjournment proposal are non-routine. Therefore, banks, brokers, nominees, trustees, or other record holders do not have discretionary authority to vote on the Rayonier share issuance proposal or the Rayonier adjournment proposal.

A broker non-vote with respect to Rayonier common shares occurs when (i) a share of Rayonier common shares held by a bank, broker, nominee, trustee, or other record holder is present, in person or represented by proxy, at a meeting of Rayonier shareholders, (ii) the beneficial owner of that share has not instructed his, her, or its bank, broker, nominee, trustee, or other record holder on how to vote on a particular proposal and (iii) the bank, broker, nominee, trustee, or other record holder does not have discretionary voting power on such proposal. Banks, brokers, nominees, trustees, or other record holders do not have discretionary voting authority with respect to the Rayonier share issuance proposal or the Rayonier adjournment proposal; therefore, if a beneficial owner of Rayonier common shares held in “street name” does not give voting instructions to the bank, broker, nominee, trustee, or other record holder, then those shares will not be present in person or represented by proxy at the Rayonier special meeting. As a result, there will not be any broker non-votes at the Rayonier special meeting.

All Rayonier common shares that are entitled to vote at the Rayonier special meeting and are represented by properly completed and valid proxy card received by the deadlines set forth above and not revoked will be voted at the Rayonier special meeting in accordance with the instructions indicated in such proxy. If a Rayonier shareholder signs a proxy card and returns it without giving instructions for voting on any proposal, the Rayonier common shares represented by that proxy card will be voted “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal.

Your vote is important, regardless of the number of Rayonier common shares you own. Please complete, sign, date, and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone.

Attending the Rayonier Special Meeting

To attend the Rayonier special meeting, you will need to bring (1) proof of ownership of Rayonier common shares as of the Rayonier record date, and (2) a valid government-issued photo identification. If you are a shareholder of record, proof of ownership can include your proxy card. If your shares are held in the name of a broker, bank or other holder of record, you must present proof of your beneficial ownership, such as a proxy obtained from your “street name” nominee (particularly if you want to vote your shares at the Rayonier special meeting) or a bank or brokerage account statement reflecting your ownership of Rayonier common shares as of the Rayonier record date (in which case you will be admitted to the Rayonier special meeting but will not be able to vote your shares at the Rayonier special meeting). If you do not have proof of ownership together with a valid picture identification, you will not be admitted to the meeting.

Admission to the Rayonier special meeting is limited to shareholders as of the Rayonier record date and one immediate family member, one individual properly designated as a shareholder’s authorized proxy holder or one qualified representative authorized to present a shareholder proposal properly before the meeting.

Stock Ownership of and Voting by Rayonier Directors and Executive Officers

As of the close of business of December 18, 2025, Rayonier’s directors and executive officers and their affiliates beneficially owned in the aggregate 812,535 Rayonier common shares entitled to vote at the Rayonier special meeting, which represents approximately 0.50% of the Rayonier common shares entitled to vote at the Rayonier special meeting.

Each of Rayonier’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his, her, or its Rayonier common shares “FOR” the Rayonier share issuance proposal and “FOR” the Rayonier adjournment proposal, although none of Rayonier’s directors and executive officers have entered into any agreement requiring them to do so.

Solicitation of Proxies; Expenses of Solicitation

The Rayonier board is soliciting proxies with respect to the Rayonier share issuance proposal and the Rayonier adjournment proposal, and Rayonier will bear the costs and expenses of that solicitation, including the costs of filing, printing, and mailing this joint proxy statement/prospectus. Rayonier has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Rayonier special meeting, and Rayonier has agreed to pay them a fee not to exceed $100,000, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

In addition to the mailing of the notices and proxy materials, proxies may be solicited by mail, telephone, facsimile, email and personal solicitation by the directors, officers, and employees of Rayonier acting without special compensation. Rayonier will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Rayonier common shares.

THE POTLATCHDELTIC SPECIAL MEETING

PotlatchDeltic is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the PotlatchDeltic special meeting (or any adjournment or postponement thereof) that PotlatchDeltic has called to consider and vote on the PotlatchDeltic merger agreement proposal, the PotlatchDeltic merger-related compensation proposal, and the PotlatchDeltic adjournment proposal.

Date, Time, Place, and Purpose of the PotlatchDeltic Special Meeting

Together with this joint proxy statement/prospectus, PotlatchDeltic is also sending PotlatchDeltic stockholders a notice of the PotlatchDeltic special meeting and a form of proxy card that is solicited by the PotlatchDeltic board for use at the PotlatchDeltic special meeting to be held virtually at [    ], Pacific Time, on [    ], (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/PCH2026SM.

PotlatchDeltic is holding the PotlatchDeltic special meeting for the following purposes:

•	to consider and vote on the PotlatchDeltic merger agreement proposal;

•	to consider and vote on the PotlatchDeltic merger-related compensation proposal; and

•	to consider and vote on the PotlatchDeltic adjournment proposal.

PotlatchDeltic will transact no other business at the PotlatchDeltic special meeting, except for business properly brought before the PotlatchDeltic special meeting or, by, or at the direction of the PotlatchDeltic board, any adjournment or postponement thereof.

Recommendation of the PotlatchDeltic Board

After careful consideration, on October 13, 2025, the PotlatchDeltic board unanimously (i) determined and declared that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of PotlatchDeltic and its stockholders, (ii) approved and deemed advisable the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) directed that the PotlatchDeltic merger agreement proposal, the PotlatchDeltic merger-related compensation proposal, and the PotlatchDeltic adjournment proposal be submitted to the PotlatchDeltic stockholders for approval at the PotlatchDeltic special meeting. The PotlatchDeltic board recommends that PotlatchDeltic stockholders vote “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal. For a summary of the factors considered by the PotlatchDeltic board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, see “The Merger—PotlatchDeltic’s Reasons for the Merger; Recommendation of the PotlatchDeltic Board.”

PotlatchDeltic Record Date; Outstanding Shares; Stockholders Entitled to Vote

The PotlatchDeltic record date is [    ]. Only holders of record of PotlatchDeltic common stock as of the close of business on the PotlatchDeltic record date are entitled to notice of, and to vote at, the PotlatchDeltic special meeting, unless a new record date is set in connection with any adjournment or postponement of the PotlatchDeltic special meeting. As of the close of business on December 18, 2025, there were 77,295,607 issued and outstanding shares of PotlatchDeltic common stock. At the PotlatchDeltic special meeting, each PotlatchDeltic stockholder entitled to vote at the PotlatchDeltic special meeting is entitled to one (1) vote per share of PotlatchDeltic common stock held by such stockholder. As of the close of business on December 18, 2025, the issued and outstanding PotlatchDeltic common stock was held by approximately 1,895 stockholders of record.

Quorum

The PotlatchDeltic bylaws require that there be a quorum at the PotlatchDeltic special meeting in order for PotlatchDeltic to hold a vote on the PotlatchDeltic merger agreement proposal or the PotlatchDeltic merger-related compensation proposal. A quorum at the PotlatchDeltic special meeting is the presence, in person or represented by proxy, of at least a majority of the outstanding shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting. An abstention from voting will be deemed present at the PotlatchDeltic special meeting for the purpose of determining the presence of a quorum. Shares of PotlatchDeltic common stock held in “street name” through a bank, broker, nominee, trustee, or other record holder with respect to which the beneficial owner fails to give voting instructions to bank, broker, nominee, trustee, or other record holder, and shares of PotlatchDeltic common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the PotlatchDeltic special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the PotlatchDeltic special meeting may result in an adjournment of the PotlatchDeltic special meeting and may subject PotlatchDeltic to additional costs and expenses.

Required Vote

Assuming a quorum is present at the PotlatchDeltic special meeting, the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting is required to adopt the merger agreement and approve the PotlatchDeltic merger agreement proposal at the PotlatchDeltic special meeting. Approval of the PotlatchDeltic merger agreement proposal is required to complete the transactions contemplated by the merger agreement. For purposes of the PotlatchDeltic merger agreement proposal, the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will have the same effect as a vote “AGAINST” the PotlatchDeltic merger agreement proposal.

Assuming a quorum is present at the PotlatchDeltic special meeting, approval of the PotlatchDeltic merger-related compensation proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock present in person or represented by proxy and entitled to vote thereon at the PotlatchDeltic special meeting. For purposes of the PotlatchDeltic merger-related compensation proposal, assuming a quorum is present, the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will have no effect on the outcome of the PotlatchDeltic merger-related compensation proposal, while abstention from voting will have the same effect as a vote “AGAINST” the PotlatchDeltic merger-related compensation proposal.

Whether or not a quorum is present, approval of the PotlatchDeltic adjournment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock present in person or represented by proxy and entitled to vote thereon at the PotlatchDeltic special meeting. As a result, for purposes of the PotlatchDeltic adjournment proposal, the failure of a PotlatchDeltic stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a PotlatchDeltic stockholder to vote, will have no effect on the outcome of the PotlatchDeltic adjournment proposal, while abstention from voting will have the same effect as a vote “AGAINST” the PotlatchDeltic adjournment proposal.

Voting Rights; Proxies; Revocation

PotlatchDeltic stockholders may vote their shares at the PotlatchDeltic special meeting virtually or represented by proxy.

Voting at the Special Meeting

Stockholders of record as of the PotlatchDeltic record date may attend, participate in, vote at, and listen to the PotlatchDeltic special meeting to be held virtually at [    ], Pacific Time, on [    ], (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/PCH2026SM. If your shares are held in “street name” by a bank, broker, nominee, trustee, or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee, or other record holder.

Voting By Proxy

To vote by proxy, a PotlatchDeltic stockholder may vote through the internet or by telephone or mail as follows:

•	TO VOTE THROUGH THE INTERNET OR BY TELEPHONE.

•

If you hold shares of PotlatchDeltic common stock directly in your name as a stockholder of record, you may vote through the internet at www.proxyvote.com until 11:59 p.m., Eastern Time on [    ], or by telephone by calling 1-800-690-6903 until 11:59 p.m., Eastern Time, on [    ]. In order to vote your shares through the internet or by telephone, you will need the control number on your enclosed proxy card (which is unique to each PotlatchDeltic stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m., Eastern Time, on [    ] in order to be counted at the PotlatchDeltic special meeting. You may also vote during the PotlatchDeltic special meeting through the internet at www.proxyvote.com before the closing of the polls at the meeting.

•

If you hold your shares of PotlatchDeltic common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, please contact such entity for instructions on how to vote your shares of PotlatchDeltic common stock at the PotlatchDeltic special meeting. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder with these materials.

•	TO VOTE BY MAIL.

•

If you hold shares of PotlatchDeltic common stock directly in your name as a stockholder of record, you may vote by mail by completing, signing, and dating your enclosed proxy card and returning it using the postage-paid envelope provided, or mailing it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than the close of business on [    ], in order for your vote to be counted at the PotlatchDeltic special meeting.

•

If you hold shares of PotlatchDeltic in “street name” through a bank, broker, nominee, trustee, or other record holder, please contact such entity for instructions on how to vote your shares of PotlatchDeltic common stock at the PotlatchDeltic special meeting. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder with these materials.

Revoking Your Vote

Even if you vote through the internet or by telephone, or you complete and return a proxy card, if you hold shares of PotlatchDeltic common stock directly in your name as a stockholder of record, you may revoke your vote at any time before the closing of the polls at the PotlatchDeltic special meeting by taking one of the following actions:

•

giving written notice of revocation to PotlatchDeltic’s Corporate Secretary at PotlatchDeltic Corporation, 601 West 1st Ave., Suite 1600, Spokane, Washington, 99201, which must be received by [    ], Pacific Time, on [     ];

•	submitting new voting instructions over the telephone or the internet by 11:59 p.m., Eastern Time, on [ ];

•	delivering a new, validly completed, later-dated proxy card by mail that is received no later than the close of business on [ ]; or

•	joining the PotlatchDeltic special meeting and voting virtually during the meeting.

If you hold your shares in “street name” through a bank, broker, nominee, trustee, or other record holder, you must contact your bank, broker, nominee, trustee, or other record holder to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the PotlatchDeltic special meeting.

Generally

If your shares are held in “street name” in a stock brokerage account or by a bank, broker, nominee, trustee, or other record holder, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder. Please note that you may not vote shares held in “street name” by returning a proxy card or voting instruction form directly to PotlatchDeltic. Your bank, broker, nominee, trustee, or other record holder is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in “street name” on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in “street name” on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. It is expected that all proposals to be voted on at the PotlatchDeltic special meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

If you are a PotlatchDeltic “street name” stockholder and you do not instruct your bank, broker, nominee, trustee, or other record holder on how to vote your shares:

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the PotlatchDeltic merger agreement proposal, which broker non-votes will have the same effect as a vote “AGAINST” the PotlatchDeltic merger agreement proposal;

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the PotlatchDeltic merger-related compensation proposal, which broker non-votes will have no effect on the vote for the PotlatchDeltic merger-related compensation proposal (assuming a quorum is present); and

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the PotlatchDeltic adjournment proposal, which broker non-votes will have no effect on the vote for the PotlatchDeltic adjournment proposal (whether or not a quorum is present).

All shares of PotlatchDeltic common stock that are entitled to vote at the PotlatchDeltic special meeting and are represented by a properly completed and valid proxy card received by the deadlines set forth above and not revoked will be voted at the PotlatchDeltic special meeting in accordance with the instructions indicated in such proxy. If a PotlatchDeltic stockholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of PotlatchDeltic common stock represented by that proxy card will be voted “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal.

Your vote is important, regardless of the number of shares of PotlatchDeltic common stock you own. Please complete, sign, date, and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone.

Stock Ownership of and Voting by PotlatchDeltic Directors and Executive Officers

As of the close of business on December 18, 2025, PotlatchDeltic’s directors and executive officers and their affiliates beneficially owned in the aggregate 804,676 shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting, which represents approximately 1.04% of the shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting.

Each of PotlatchDeltic’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his, her, or its shares of PotlatchDeltic common stock “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal, although none of PotlatchDeltic’s directors and executive officers have entered into any agreement requiring them to do so.

Solicitation of Proxies; Expenses of Solicitation

The PotlatchDeltic board is soliciting proxies with respect to the PotlatchDeltic merger agreement proposal, the PotlatchDeltic merger-related compensation proposal, and the PotlatchDeltic adjournment proposal, and PotlatchDeltic will bear the costs and expenses of that solicitation. PotlatchDeltic has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the PotlatchDeltic special meeting, and PotlatchDeltic has agreed to pay them an estimated fee of up to $18,500 plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

In addition to solicitation by mail, directors, officers, and employees of PotlatchDeltic or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview, or other means. PotlatchDeltic currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with approval of the PotlatchDeltic merger agreement proposal, the PotlatchDeltic merger-related compensation proposal, and the PotlatchDeltic adjournment proposal. Directors, officers and employees of PotlatchDeltic will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians, and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

The Rayonier board and the PotlatchDeltic board have each unanimously approved or adopted, as applicable, the merger agreement. Under the merger agreement, Merger Sub will be merged with and into PotlatchDeltic with Merger Sub surviving such merger as a direct, wholly owned subsidiary of Rayonier.

The merger agreement provides each share of PotlatchDeltic common stock, issued and outstanding immediately prior to the merger (other than certain excluded shares) will be converted into the right to receive 1.7339 Rayonier common shares; provided that this merger consideration is subject to adjustment to equalize the economic impact of the one-time $1.40 per share special dividend that Rayonier declared to its shareholders of record on October 24, 2025. As a result of this adjustment to the merger consideration, each share of PotlatchDeltic common stock issued and outstanding immediately prior to the merger will be converted into the right to receive: (a) 1.8185 Rayonier common shares and (b) $0.61 in cash. As soon as reasonably practicable after the effective time, Rayonier will contribute all of the limited liability company interests of Merger Sub to Rayonier’s operating partnership in exchange for a number of partnership units in Rayonier’s operating partnership equal to the aggregate number of Rayonier common shares issued in the merger divided by the Adjustment Factor (as defined in the operating partnership’s limited partnership agreement) then in effect. As of the date hereof, the Adjustment Factor is 1.0.

It is estimated that, upon completion of the merger, legacy Rayonier shareholders are expected to own approximately 54% of the combined company and legacy PotlatchDeltic stockholders are expected to own the remaining 46%, based on the number of shares and stock-based awards of Rayonier and PotlatchDeltic outstanding as of December 18, 2025.

Rayonier shareholders are being asked to approve, among other things, the issuance of Rayonier common shares in connection with the merger and PotlatchDeltic stockholders are being asked to approve, among other things, the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

The terms of the merger are the result of arms’ length negotiations between Rayonier and PotlatchDeltic. The following is a summary of the events leading up to the parties’ agreement to merge and the key meetings, negotiations, discussions and actions between Rayonier and PotlatchDeltic and their respective advisors that preceded the public announcement of the proposed merger.

The board of directors and management teams of each of Rayonier and PotlatchDeltic regularly review and evaluate the business and long-term strategy, competitive position, historical performance, future prospects and opportunities of their respective companies, with the goal of enhancing shareholder value. These reviews have included discussions and evaluations regarding various strategic alternatives, including potential acquisitions, divestitures, joint ventures, business combinations and other transactions. These evaluations have focused on, among other things, the business environment and trends facing timberland, real estate and wood products investments generally, and Rayonier and PotlatchDeltic, as applicable, in particular, including assessments of potential consolidation in the industry and the benefits and risks to Rayonier and PotlatchDeltic, as applicable, and their respective shareholders, of strategic combinations compared to the benefits and risks of continued operation as stand-alone companies.

On March 10, 2025, Rayonier publicly announced that it had entered into an agreement to sell its 77% interest in its New Zealand joint venture to affiliates of The Rohatyn Group for $710 million (the “New Zealand Divestiture”).

On March 11, 2025, as part of PotlatchDeltic’s management’s regular review of strategic opportunities, Wayne Wasechek, PotlatchDeltic’s Vice President and Chief Financial Officer, notified the PotlatchDeltic board of Rayonier’s announcement of the New Zealand Divestiture. Due to the strategic implications of the New Zealand Divestiture, a member of the PotlatchDeltic board recommended that the PotlatchDeltic management team work with BofA Securities, Inc. (“BofA Securities”), which had served as PotlatchDeltic’s financial advisor in previous transactions, to prepare initial financial analyses of a potential business combination with Rayonier, and to report back to the PotlatchDeltic board at its meeting in May 2025.

On May 8, 2025, the PotlatchDeltic board held a meeting, which was attended by members of PotlatchDeltic management and representatives of BofA Securities. During the meeting, the PotlatchDeltic board discussed with management and BofA Securities PotlatchDeltic’s business, including the relative merits of pursuing a stand-alone strategy versus exploring other strategic alternatives. As part of these discussions, BofA Securities presented to the PotlatchDeltic board its preliminary financial analyses regarding a potential business combination between Rayonier and PotlatchDeltic, and the PotlatchDeltic board discussed the benefits and risks of such a transaction, including the potential value creation for PotlatchDeltic stockholders and the possibility that such a combination would provide additional flexibility for an expansion of PotlatchDeltic’s taxable REIT subsidiary under applicable REIT net asset test rules. The PotlatchDeltic board also discussed the anticipated closing timing of the New Zealand Divestiture and the potential implications thereof, and whether Rayonier might be receptive to engaging in discussions regarding a potential business combination in light of market conditions and the potential synergies that a business combination could offer. Following these discussions, the PotlatchDeltic board expressed support for exploring a potential business combination with Rayonier, but determined not to commence those discussions until the New Zealand Divestiture had closed.

On May 15, 2025, the Rayonier board held a meeting, which was attended by members of Rayonier senior management and representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”), Rayonier’s financial advisor, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Rayonier’s outside counsel. At the meeting, members of Rayonier management discussed Rayonier’s business and anticipated strategic positioning following the New Zealand Divestiture, as well as macroeconomic events that could affect the industry generally. They also discussed potential strategic alternatives, including exploring a potential business combination transaction with PotlatchDeltic. They discussed the potential strategic benefits of such a combination, including the increased scale and diversification of the combined company, the potential synergies from a transaction, the enhanced operational platform of the combined company in attractive timberland markets, the additional opportunities of the combined company to create value through portfolio management and capital allocation, and the benefits and risks of adding wood products manufacturing operations to Rayonier’s portfolio. Based on the relative size and trading multiples of the two companies, Rayonier management noted that such a transaction could potentially be structured as a merger of equals, in which the companies would be combined in an all-stock transaction, with little or no premium to either party’s shareholders, and where the combined company’s board of directors and management would be a blend of both companies’ current board of directors and management. Representatives of Morgan Stanley then reviewed with the Rayonier board certain financial aspects of such a transaction, and representatives of Wachtell Lipton reviewed with the Rayonier board certain legal aspects of such a transaction. Following discussion, the Rayonier board was supportive of Rayonier management reaching out to PotlatchDeltic management to explore such a transaction, on the basis that the transaction would be structured as an all-stock transaction with an at-market exchange ratio, that Mark McHugh, Rayonier’s President and Chief Executive Officer, would be the chief executive officer of the combined company, and that the board of directors of the combined company would be comprised of Rayonier directors and PotlatchDeltic directors in proportion to the expected ownership split of the combined company between the companies’ shareholders.

On May 26, 2025, Mr. McHugh reached out to Eric J. Cremers, PotlatchDeltic’s President and Chief Executive Officer, to arrange a meeting to discuss the potential for exploring a business combination between Rayonier and PotlatchDeltic, and they agreed to meet for dinner on June 3, 2025.

On May 28, 2025, Mr. Cremers informed Michael J. Covey, the Chair of the PotlatchDeltic board, and Lawrence S. Peiros, the lead independent director of the PotlatchDeltic board, of Mr. McHugh’s outreach.

On June 3, 2025, during their dinner, Mr. McHugh proposed and discussed with Mr. Cremers the possibility of exploring a potential business combination between Rayonier and PotlatchDeltic whereby the two companies would combine in an all-stock transaction at an exchange ratio commensurate with the companies’ trading prices, with no premium (the “June 3 Proposal”), which was subsequently sent in writing to Mr. Cremers. Additionally, Mr. McHugh proposed that Mr. McHugh would serve as the chief executive officer of the combined company following the closing of a transaction, and that the board of directors of the combined company would be composed of members of the Rayonier board and members of the PotlatchDeltic board in proportion to the relative ownership of the former Rayonier shareholders and former PotlatchDeltic shareholders in the combined company, which would have resulted in six directors being designated by Rayonier and five directors being designated by PotlatchDeltic. Mr. Cremers informed Mr. McHugh that he would review the June 3 Proposal with the PotlatchDeltic board, but that he expected that the PotlatchDeltic board would not be interested in executing a business combination with Rayonier without a premium. The exchange ratio implied by the June 3 Proposal, based on the closing stock prices of Rayonier and PotlatchDeltic on June 3, 2025 and assuming no premium to either party’s shareholders, would have been 1.6638 Rayonier common shares for each share of PotlatchDeltic common stock.

On June 4, 2025, Mr. Cremers provided an update to Messrs. Covey and Peiros regarding the matters discussed at the dinner meeting with Mr. McHugh and provided them with a copy of the June 3 Proposal, following which they determined that the PotlatchDeltic board would meet later in the month to discuss the June 3 Proposal in further detail. Messrs. Covey and Peiros then requested that management gather additional information from Rayonier, particularly with respect to the status of the New Zealand Divestiture.

On June 23, 2025, Mr. Cremers held a call with Mr. McHugh during which they discussed Rayonier’s progress with respect to the New Zealand Divestiture, including the anticipated closing date, and the status of PotlatchDeltic’s deliberations regarding the June 3 Proposal. During the call, Mr. Cremers reiterated his expectation that the PotlatchDeltic board would seek to obtain a premium in any potential business combination with Rayonier. Following the call, Mr. McHugh shared with Mr. Cremers a summary of information relating to precedent merger-of-equals transactions and key terms of such transactions.

On June 24, 2025, the PotlatchDeltic board held a meeting, which was attended by members of PotlatchDeltic management and representatives of BofA Securities. Mr. Cremers reviewed with the PotlatchDeltic board the key terms of the June 3 Proposal, the potential benefits and risks of the proposed business combination, including the lack of a premium, the proposed governance terms, and related matters, including the proposed all-stock consideration. Representatives of BofA Securities also presented a preliminary financial analysis of the June 3 Proposal. Following discussion, the PotlatchDeltic board determined that, given the lack of a premium to PotlatchDeltic stockholders and the proposed governance structure of the combined company, the June 3 Proposal did not represent a basis upon which to proceed. The PotlatchDeltic board instructed Mr. Cremers to respond to Rayonier that the PotlatchDeltic board was potentially interested in continuing discussions regarding an all-stock business combination between the two companies, but that it would only be willing to do so if (i) the exchange ratio in the proposed merger were to provide the PotlatchDeltic stockholders with a meaningful premium to the trading price of PotlatchDeltic common stock at the time of the transaction, (ii) the initial board of directors of the combined company would consist of an equal number of legacy Rayonier directors and

PotlatchDeltic directors, with a PotlatchDeltic director serving as the initial chair of the board of directors of the combined company, and (iii) Mr. Cremers would initially serve as the chief executive officer of the combined company for an 18-month period, after which he would become executive chair of the combined company and Mr. McHugh would become the chief executive officer of the combined company.

On June 25, 2025, PotlatchDeltic formally engaged Latham & Watkins LLP (“Latham”) to act as PotlatchDeltic’s outside legal counsel in connection with the potential business combination with Rayonier.

On June 27, 2025, Mr. Cremers called Mr. McHugh and informed him of the PotlatchDeltic board’s response and counterproposal. Mr. McHugh indicated that he would review PotlatchDeltic’s counterproposal with the Rayonier board.

On June 30, 2025, Rayonier publicly announced the completion of the New Zealand Divestiture. Rayonier also announced that it expected to declare and pay a special dividend for 2025 in an amount between $1.00 and $1.40 per share, which would be paid in a combination of cash and shares, in connection with the taxable gains arising from the New Zealand Divestiture (the “Rayonier Special Dividend”).

Later that day, on June 30, 2025, the PotlatchDeltic board unanimously approved the engagement of BofA Securities as PotlatchDeltic’s financial advisor in connection with the proposed business combination with Rayonier. Following such approval, BofA Securities was formally engaged by PotlatchDeltic pursuant to a letter agreement, dated July 9, 2025, by and between PotlatchDeltic and BofA Securities. The PotlatchDeltic board selected BofA Securities to act as PotlatchDeltic’s financial advisor in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the potential merger of equals, its reputation in the investment community and its familiarity with PotlatchDeltic and its business. The PotlatchDeltic board had also reviewed the conflicts disclosure provided by BofA Securities to PotlatchDeltic on June 23, 2025, and determined that none of the disclosed relationships would impact BofA Securities’ ability to act as financial advisor to PotlatchDeltic in connection with the proposed transaction with Rayonier, as further described in the section entitled “—Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor.”

On July 3, 2025, the Rayonier board held a meeting, which was attended by members of Rayonier senior management and representatives of Morgan Stanley and Wachtell Lipton. At the meeting, Rayonier management reviewed with the Rayonier board the discussions between Messrs. McHugh and Cremers, as well as the status of Rayonier management’s evaluation of PotlatchDeltic and the potential business combination with PotlatchDeltic. The Rayonier board, together with Rayonier management and its external advisors, discussed the strategic rationale of a potential business combination with PotlatchDeltic, as well as the potential risks. Members of Rayonier management and representatives of Morgan Stanley and Wachtell Lipton also reviewed with the Rayonier board the potential terms of a business combination with PotlatchDeltic and those of other precedent merger-of-equals transactions, including with respect to governance of the combined company following closing. Following these discussions, the Rayonier board authorized Mr. McHugh to communicate to Mr. Cremers a revised proposal whereby Rayonier and PotlatchDeltic would combine in an all-stock transaction at an exchange ratio that provided PotlatchDeltic stockholders with a 5% premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction. The Rayonier board also instructed Mr. McHugh to communicate to Mr. Cremers that the board of directors of the combined company would be composed of an equal number of Rayonier directors and PotlatchDeltic directors, that Mr. McHugh would serve as the chief executive officer of the combined company following the closing of the transaction, and that Mr. Cremers would serve as the executive chair of the combined company for 18 months following the closing of the transaction.

On July 4, 2025, Mr. McHugh spoke with Mr. Cremers to communicate the proposal authorized by the Rayonier board at its July 3, 2025 meeting (the “July 4 Proposal”), whereby Rayonier and PotlatchDeltic would combine in an all-stock merger at an exchange ratio that provided PotlatchDeltic stockholders with a 5% premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction. During this telephone call, Mr. Cremers informed Mr. McHugh that PotlatchDeltic would consider the July 4 Proposal, but informed

Mr. McHugh that, based on prior discussions with members of the PotlatchDeltic board, a 5% premium would likely not be sufficient. The exchange ratio implied by the July 4 Proposal, based on the closing stock prices of Rayonier and PotlatchDeltic on July 3, 2025 and assuming a premium of 5% to PotlatchDeltic stockholders, would have been 1.8141 Rayonier common shares for each share of PotlatchDeltic common stock.

On July 7, 2025, Messrs. Cremers, Covey and Peiros held a call to discuss the July 4 Proposal during which they discussed that a mid-single digit premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction was insufficient, and that the PotlatchDeltic board would be unlikely to pursue a potential business combination with Rayonier unless a higher premium were offered to the PotlatchDeltic stockholders. Messrs. Cremers, Covey and Peiros further discussed that, to the extent that discussions with Rayonier progressed further, Mr. Cremers would propose that Mr. Covey serve as the initial lead independent director of the combined company.

On July 8, 2025, following discussions with members of the PotlatchDeltic board, Mr. Cremers spoke with Mr. McHugh and communicated that the PotlatchDeltic board still believed that a combination between Rayonier and PotlatchDeltic could have strategic benefits to both companies and their shareholders, and that it appreciated the progress made with respect to the governance terms, but the PotlatchDeltic board was not prepared to pursue a business combination with Rayonier at the 5% premium reflected in the July 4 Proposal. Mr. Cremers conveyed that PotlatchDeltic would not consider such a transaction unless the transaction would provide the PotlatchDeltic stockholders with a higher premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction. Mr. Cremers further stated that, if economic and other terms could be agreed, PotlatchDeltic would propose that Mr. Covey serve as the initial lead independent director of the combined company’s board of directors.

On July 11, 2025, Messrs. McHugh and Cremers had another call, in which they discussed timing and potential next steps in light of each companies’ upcoming earnings reports for the second fiscal quarter of 2025. During this call, Messrs. McHugh and Cremers further discussed the need to address the impact of the Rayonier Special Dividend in any subsequent proposals. Messrs. McHugh and Cremers agreed that they would continue discussions following the release of both companies’ earnings reports for the second fiscal quarter of 2025.

Following his call with Mr. McHugh, Mr. Cremers provided an update on his discussions with Mr. McHugh to the PotlatchDeltic board, noting that he would convene a meeting of the PotlatchDeltic board once he received a response from Mr. McHugh.

On July 28, 2025, PotlatchDeltic reported its earnings for the second fiscal quarter of 2025, and on August 6, 2025, Rayonier reported its earnings for the second fiscal quarter of 2025.

On August 11, 2025, the Rayonier board held a meeting, which was attended by members of Rayonier senior management and representatives of Morgan Stanley and Wachtell Lipton. Mr. McHugh reviewed with the board his latest conversations with Mr. Cremers, including that PotlatchDeltic continued to seek an exchange ratio that would be based on a higher premium to the trading price of PotlatchDeltic common stock immediately prior to the announcement of a transaction, and that PotlatchDeltic also sought to select the initial lead independent director of the combined company. Representatives of Morgan Stanley reviewed with the Rayonier board the historic relative trading prices of Rayonier common shares and PotlatchDeltic common stock, including changes since the board’s discussion of the July 4 Proposal, as well as other potential financial aspects of a business combination between the two companies. Representatives of Morgan Stanley also reviewed with the Rayonier board other potential strategic alternatives that Rayonier could pursue, in lieu of pursuing a combination with PotlatchDeltic. Members of Rayonier management then discussed with the Rayonier board their analysis of a potential business combination between Rayonier and PotlatchDeltic, including across a range of premia. Following this discussion, the Rayonier board, together with Rayonier management and its external advisors, discussed the strategic rationale of a potential business combination with PotlatchDeltic, as well as the potential risks, including relative to pursuing other strategic opportunities and/or executing on Rayonier’s standalone plan. Following these discussions, the Rayonier board authorized Mr. McHugh to communicate to Mr. Cremers an updated proposal whereby Rayonier and PotlatchDeltic would combine in an all-stock transaction at an exchange ratio that provided PotlatchDeltic stockholders with a 7.5% premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction. Additionally, the Rayonier board instructed Mr. McHugh to propose that the initial lead independent director of the combined company would be selected by Rayonier. The proposal would also provide that the board of directors of the combined company would be composed of an equal number of legacy Rayonier directors and PotlatchDeltic directors, that Mr. McHugh would serve as the chief executive officer of the combined company following the closing of the transaction, and that Mr. Cremers would serve as the executive chair of the combined company for 18 months following the closing of the transaction. Following the meeting, Mr. McHugh reached out to Mr. Cremers to arrange a call.

On August 13, 2025, Mr. McHugh spoke with Mr. Cremers to communicate the non-binding proposal authorized by the Rayonier board at its August 11, 2025 meeting (the “August 13 Proposal”), whereby Rayonier and PotlatchDeltic would combine in an all-stock transaction at an exchange ratio that provided PotlatchDeltic stockholders with a 7.5% premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction, and that the initial lead independent director of the combined company would be selected by Rayonier. During this telephone call, Mr. Cremers requested that Mr. McHugh share with PotlatchDeltic a written summary of the material terms of the August 13 Proposal and further requested that such written summary should address the impact of the contemplated Rayonier Special Dividend on the proposed exchange ratio in the business combination. Mr. Cremers informed Mr. McHugh that the PotlatchDeltic board had a meeting scheduled for August 27, 2025, during which Mr. Cremers would review the August 13 Proposal with the PotlatchDeltic board. The exchange ratio implied by the August 13 Proposal, based on the closing stock prices of Rayonier and PotlatchDeltic on August 11, 2025 and assuming a premium of 7.5% to PotlatchDeltic stockholders, would have been 1.7456 Rayonier common shares for each share of PotlatchDeltic common stock.

On August 14, 2025, Mr. McHugh shared with Mr. Cremers a non-binding written summary of the material terms of the August 13 Proposal, which, in addition to the terms described above, provided that (i) Rayonier and PotlatchDeltic would align on a name for the combined company that reflected the strong legacies of each of Rayonier and PotlatchDeltic, (ii) the headquarters of the combined company would be in a location to be mutually agreed, (iii) each of Rayonier and PotlatchDeltic would continue their respective regular cash dividends prior to the closing, and (iv) if the closing of a transaction did not occur prior to the time that the Rayonier Special Dividend was to be declared and paid by Rayonier, then the consideration in the transaction would be adjusted to provide PotlatchDeltic stockholders with additional consideration of equivalent value to the Rayonier Special Dividend.

Additionally, following the August 13, 2025 telephone call, Messrs. McHugh and Cremers had several follow-up telephone conversations during which they discussed the terms of the August 13 Proposal, the terms of other precedent merger-of-equals transactions, including the premia, if any, commonly associated with such transactions, and the prospective dividend policy of the combined company. As a result of these follow-up conversations, Rayonier revised the summary of the material terms of the August 13 Proposal to add the concept that, subject to the discretion of the board of directors of the combined company to periodically evaluate and declare a regular quarterly dividend following the transaction, the parties expected that the combined company would pay a regular quarterly per-share dividend that is in line with Rayonier’s quarterly per-share dividend, as such dividend may be adjusted to take into account any additional Rayonier common shares issued in connection with the Rayonier Special Dividend.

On August 14, 2025, Mr. Cremers provided an update to Messrs. Covey and Peiros on his conversations with Mr. McHugh. During this discussion, Mr. Covey proposed inviting Mr. McHugh to the upcoming scheduled PotlatchDeltic board meeting to share his perspective on the potential merger of equals between the two companies, and Messrs. Cremers and Peiros agreed with Mr. Covey’s suggestion. Later that day, Mr. Cremers invited Mr. McHugh to attend the August 27, 2025 meeting of the PotlatchDeltic board, at which Mr. McHugh could present to the PotlatchDeltic board Rayonier’s vision for the combined company and answer questions about the transaction from the PotlatchDeltic board.

On August 17, 2025, Mr. McHugh provided Mr. Cremers with a detailed list of precedent merger-of-equals transactions, which Mr. Cremers shared with BofA Securities.

On August 26, 2025 and August 27, 2025, the PotlatchDeltic board held meetings, which were attended by members of PotlatchDeltic management and representatives of BofA Securities. On August 26, 2025, Mr. Cremers reviewed, and the PotlatchDeltic board discussed with management and BofA Securities, the terms of the August 13 Proposal and the subsequent modifications thereto, including the potential benefits and challenges of the proposed merger of equals, and its comparison to PotlatchDeltic’s other strategic alternatives, including its opportunities as a stand-alone business. During these discussions, the PotlatchDeltic board also discussed the potential opportunities for synergies offered by a business combination with Rayonier, including an overview of how the transaction could provide additional flexibility for an expansion of the combined company’s taxable REIT subsidiary under applicable REIT net asset test rules. Representatives of BofA Securities also provided an updated financial analysis of the August 13 Proposal. The following day, Mr. McHugh, upon invitation from the PotlatchDeltic board, met with the PotlatchDeltic board to discuss and respond to questions regarding, among other things, the August 13 Proposal, Rayonier’s business, Rayonier’s vision for the combined company, the potential financial and strategic benefits of a business combination between Rayonier and PotlatchDeltic, the potential treatment of the Rayonier Special Dividend (as originally discussed in connection with the June 3 Proposal), and the prospective integration process. After Mr. McHugh left the meeting, the PotlatchDeltic board discussed the information provided by Mr. McHugh with management and BofA Securities. Following these discussions, the PotlatchDeltic board expressed support for continuing to pursue the potential merger of equals with Rayonier, and directed Mr. Cremers to move forward with negotiations regarding a potential transaction, subject to agreeing on an exchange ratio that offered a higher premium to PotlatchDeltic stockholders, and Mr. Cremers serving as executive chairman of the combined company for 24 months (instead of 18 months, as set forth in the August 13 Proposal), after which period Mr. Cremers would serve as the non-executive chair of the combined company. The PotlatchDeltic board instructed Mr. Cremers and the representatives of BofA Securities to seek to negotiate to maximize the premium and to otherwise advance negotiations and due diligence, and to keep the PotlatchDeltic board apprised of any material developments.

Following the August 27, 2025 meeting of the PotlatchDeltic board, on August 27, 2025, Mr. Cremers called Mr. McHugh and communicated that the 7.5% premium reflected in the August 13 Proposal was not acceptable, but that they would be willing to continue discussions on the basis of an exchange ratio that would be based on an 8.5% premium to the trading price of PotlatchDeltic common stock immediately prior to the announcement of a transaction. Additionally, PotlatchDeltic proposed that Mr. Cremers would serve as the executive chair of the combined company for 24 months instead of 18 months following the closing of the transaction, after which period Mr. Cremers would serve as the non-executive chair of the combined company.

On August 30, 2025, the Rayonier board held a meeting, which was attended by members of Rayonier senior management and representatives of Morgan Stanley and Wachtell Lipton. Members of Rayonier management reviewed with the Rayonier board the developments since the Rayonier board’s last meeting, including the two requests communicated by Mr. Cremers to Mr. McHugh. The Rayonier board, together with Rayonier management and its financial and legal advisors, discussed the recent developments and potential next steps, as well as the strategic rationale and potential risks of a business combination with PotlatchDeltic. Following this discussion, the Rayonier board authorized Mr. McHugh to communicate to Mr. Cremers a proposal whereby Rayonier and PotlatchDeltic would combine in an all-stock transaction at an exchange ratio that would be based on an 8% premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction. Additionally, the proposal would provide that Mr. Cremers would serve as the executive chair of the combined company for 24 months following the closing of a transaction, but would not automatically be appointed non-executive chair of the combined company following his term as executive chair. The proposal was otherwise on the same terms as the August 13 Proposal.

On August 31, 2025, Mr. McHugh communicated to Mr. Cremers the non-binding proposal authorized by the Rayonier board at its August 30, 2025 meeting (the “August 31 Proposal”), whereby Rayonier and PotlatchDeltic would combine in an all-stock merger at an exchange ratio that was based on an 8% premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction. During this telephone call, Mr. Cremers informed Mr. McHugh that, in order to continue negotiations regarding the business combination, the PotlatchDeltic board would require the exchange ratio to be based on no less than an 8.25% premium to the trading price of PotlatchDeltic common stock immediately prior to the announcement of a transaction.

Following this telephone call, Mr. McHugh discussed Mr. Cremers’s feedback with Scott Jones, the Chairman of the Rayonier board, including in the context of the Rayonier board’s discussion of a potential strategic combination with PotlatchDeltic at its August 30, 2025 meeting. Mr. McHugh also updated the other members of the Rayonier board regarding his conversation with Mr. Cremers, and PotlatchDeltic’s willingness to proceed with a business combination at an exchange ratio that provided PotlatchDeltic stockholders with an 8.25% premium to the trading price of PotlatchDeltic common stock immediately prior to the announcement of a transaction, and otherwise on the terms of the August 31 Proposal.

On September 1, 2025, based on the feedback from members of the Rayonier board and the discussions at Rayonier’s August 30, 2025 board meeting, Mr. McHugh called Mr. Cremers to communicate a proposal (the “September 1 Proposal”) whereby Rayonier and PotlatchDeltic would combine in an all-stock merger at an exchange ratio based on an 8.25% premium to the trading price of PotlatchDeltic common stock prior to the announcement of a transaction. The terms of the September 1 Proposal were otherwise identical to the terms of the August 31 Proposal. Mr. Cremers indicated to Mr. McHugh that he expected that the PotlatchDeltic board would be prepared to pursue a potential transaction on the terms set forth in the September 1 Proposal. The exchange ratio implied by the September 1 Proposal, based on the closing stock prices of Rayonier and PotlatchDeltic on August 29, 2025 and assuming a premium of 8.25% to PotlatchDeltic stockholders, would have been 1.7313 Rayonier common shares for each share of PotlatchDeltic common stock.

During the September 1 telephone call, Mr. McHugh and Mr. Cremers further agreed that (i) Mr. McHugh would send Mr. Cremers a written summary of the material terms of the September 1 Proposal, (ii) Rayonier and PotlatchDeltic would enter into a mutual confidentiality agreement to facilitate the exchange of non-public information and aid in a mutual due diligence process, and (iii) the parties would attempt to negotiate definitive documentation and announce a transaction as promptly as reasonably practicable. Additionally, Messrs. McHugh and Cremers discussed other logistics of the transaction process. Specifically, Mr. McHugh informed Mr. Cremers that Wachtell Lipton would prepare an initial draft of the proposed merger agreement, and Mr. Cremers proposed that the parties meet for a mutual management presentation in Denver, Colorado.

Also on September 1, 2025, Mr. McHugh shared a draft mutual confidentiality agreement with Mr. Cremers. Between September 1, 2025 and September 3, 2025, Rayonier and PotlatchDeltic negotiated the terms of a mutual confidentiality agreement, and on September 3, 2025, PotlatchDeltic and Rayonier entered into the confidentiality agreement, which contained a mutual standstill provision, which standstill would terminate in the event that (i) any person (other than PotlatchDeltic and Rayonier) acquires or becomes the owner of, or enters into a definitive agreement with either PotlatchDeltic or Rayonier to acquire or become the owner of more than 50% of the outstanding voting securities or the consolidated assets of either PotlatchDeltic or Rayonier, or (ii) a tender offer or exchange offer is commenced, which, if consummated, would result in any person (other than PotlatchDeltic and Rayonier) acquiring more than 50% of the outstanding voting securities of either PotlatchDeltic or Rayonier.

On September 2, 2025, Mr. Cremers provided the PotlatchDeltic board with a summary of the September 1 Proposal and indicated that PotlatchDeltic management would proceed with due diligence and negotiation of definitive documentation.

On September 4, 2025, on behalf of Rayonier, Wachtell Lipton provided an initial draft of the proposed merger agreement to Latham, outside counsel to PotlatchDeltic.

Beginning in early September 2025 and continuing until the execution of the merger agreement, Rayonier and PotlatchDeltic, with the assistance of their respective legal and financial advisors, engaged in mutual due diligence, including attending in-person, virtual and telephonic due diligence meetings across the functional areas of their respective businesses, reviewing publicly available information and information provided in their respective virtual data rooms, exchanging email correspondence pertaining to various diligence topics, and participating in additional discussions regarding commercial, legal, financial and other matters.

Between September 4, 2025 and October 13, 2025, Messrs. McHugh and Cremers, as well as Rayonier’s and PotlatchDeltic’s respective management teams and legal and financial advisors, engaged in extensive negotiations regarding the terms of the proposed merger agreement, including the timing of the declaration and payment of the Rayonier Special Dividend, as well as the adjustment to the merger consideration in the transaction to provide PotlatchDeltic stockholders with additional consideration of equivalent value to the Rayonier Special Dividend, the structure of the transaction, the calculation methodology for establishing the exchange ratio, the size of the termination fees, the parties’ obligations with respect to the operation of their respective businesses during the period between the signing of the merger agreement and the consummation of the merger, the scope of the restrictions applicable to actions taken by each of Rayonier and PotlatchDeltic during the period between the signing of the merger agreement and the consummation of the merger, employee compensation and benefits, employee retention matters, and antitrust obligations. During this time, each party regularly consulted with their respective advisors and members of their respective boards of directors, including with respect to due diligence, negotiations, and related matters, and solicited feedback therefrom.

Additionally, between mid-September 2025 and mid-October 2025, in coordination with and under the supervision of the Compensation and Management Development Committee (the “Rayonier Compensation Committee”) of the Rayonier board, Rayonier negotiated the terms of the McHugh Agreement and the Cremers Agreement with each of Messrs. McHugh and Cremers. The terms of the McHugh Agreement are described under the section of this joint proxy statement/prospectus entitled “—Interests of Rayonier’s Directors and Executive Officers in the Merger” and the terms of the Cremers Agreement are described under the section of this joint proxy statement/prospectus entitled “—Interests of PotlatchDeltic’s Directors and Executive Officers in the Merger.”

On September 22, 2025, the Rayonier board held a meeting, which was attended by members of Rayonier senior management and representatives of Morgan Stanley and Wachtell Lipton. Members of Rayonier management reviewed with the Rayonier board the developments since the Rayonier board’s last meeting on August 30, 2025. Representatives of Morgan Stanley reviewed with the Rayonier board the recent trading performance of each of Rayonier and PotlatchDeltic, and other information regarding each of the two companies. Following this update, representatives of Wachtell Lipton reviewed, and the Rayonier board discussed, the directors’ roles and duties in the transaction context, including the Rayonier board’s duties under North Carolina law. Additionally, representatives of Wachtell Lipton summarized for the Rayonier board the material terms of the draft merger agreement that was under negotiation with PotlatchDeltic, as well as the potential timeline to closing a potential transaction. Following this discussion, the Rayonier board instructed Rayonier management and its advisors to continue pursuing a business combination with PotlatchDeltic on the terms set forth in the September 1 Proposal, subject to final approval by the Rayonier board. Additionally, prior to the meeting, Morgan Stanley had provided a relationship disclosure letter to the Rayonier board providing certain information regarding its relationships with Rayonier and PotlatchDeltic, as further described in the section entitled “—Opinion of Morgan Stanley & Co. LLC, Rayonier’s Financial Advisor.” The Rayonier board reviewed the information provided and determined that none of the disclosed relationships would impact Morgan Stanley’s ability to act as financial advisor to Rayonier in connection with the proposed transaction with PotlatchDeltic. Representatives of Morgan Stanley and Mr. McHugh were then excused from the meeting, and the independent members of the Rayonier board discussed with representatives of Wachtell Lipton and members of management other than Mr. McHugh the proposed terms of the McHugh Agreement and the Cremers Agreement, as well as the process and supervision of the Rayonier Compensation Committee with respect to the negotiation of each of the McHugh Agreement and the Cremers Agreement.

On October 10, 2025, the PotlatchDeltic board held a meeting, which was attended by members of the PotlatchDeltic management team and representatives from BofA Securities and Latham. Representatives from Latham reviewed with the PotlatchDeltic board the PotlatchDeltic board’s fiduciary duties with respect to a potential business combination with Rayonier. Representatives of Latham also reviewed the proposed terms of the merger agreement, including the planned treatment of the Rayonier Special Dividend and a summary of the remaining open issues, and provided an overview of the legal due diligence review that had been conducted in connection with the potential business combination with Rayonier, as well as the potential timeline to signing and closing of a potential merger. PotlatchDeltic management then presented to and discussed with the PotlatchDeltic board the PotlatchDeltic management unaudited projections, as well as the assumptions underlying such projections. PotlatchDeltic management then presented and discussed the Rayonier standalone projections with the PotlatchDeltic board. The Rayonier standalone projections and the PotlatchDeltic management unaudited projections were approved for use by the PotlatchDeltic board and are more fully described in the section titled “—Certain Unaudited Prospective Financial Information.” Additionally, members of PotlatchDeltic management provided an overview of business due diligence and BofA Securities presented an updated financial analysis of the proposed transaction. The PotlatchDeltic board also reviewed the updated conflicts disclosure provided by BofA Securities, dated as of October 8, 2025, and determined that given the absence of relationships disclosed by BofA Securities, there continued to be no material conflicts in the context of the proposed merger of equals. The PotlatchDeltic board then provided feedback to management and its advisors on the remaining open issues, and instructed management and its advisors to seek to finalize the remaining open issues and documentation to enable the PotlatchDeltic board to review a final proposal.

On October 11, 2025, the Rayonier board held a meeting, which was attended by members of Rayonier senior management and representatives of Morgan Stanley and Wachtell Lipton. Members of Rayonier management reviewed with the Rayonier board the developments since the Rayonier board’s last meeting on September 22, 2025. Members of Rayonier management then reviewed with the Rayonier board Rayonier’s due diligence findings with respect to PotlatchDeltic. Additionally, members of Rayonier management presented to and discussed with the Rayonier board Rayonier’s long-range outlook and financial plan, including the Rayonier standalone projections, which had been prepared by management and based on a long-range plan previously reviewed with the Rayonier board, as well as the assumptions and strategic initiatives underlying such plan. Additionally, members of Rayonier management presented to and discussed with the Rayonier board the PotlatchDeltic adjusted standalone projections, which had been prepared by management for discussion and review with the Rayonier board, as well as the assumptions and adjustments underlying such projections. The Rayonier standalone projections and the PotlatchDeltic adjusted standalone projections are more fully described in the section titled “—Certain Unaudited Prospective Financial Information.” Following this discussion, representatives of Wachtell Lipton reviewed, and the Rayonier board discussed, the directors’ roles and duties in the transaction context, including the Rayonier board’s duties under North Carolina law. Additionally, representatives of Wachtell Lipton summarized for the Rayonier board the material terms of the draft merger agreement that was under negotiation with PotlatchDeltic, as well as the potential timeline to closing of a potential transaction. Morgan Stanley then reviewed and discussed its preliminary financial analyses with respect to PotlatchDeltic, Rayonier and the proposed merger. Following this discussion, members of Rayonier management reviewed with the Rayonier board the planned communications rollout by both Rayonier and PotlatchDeltic, and the associated communications materials. Representatives of Morgan Stanley, Mr. McHugh and the members of Rayonier management were then excused from the meeting, and the independent members of the Rayonier board discussed with representatives of Wachtell Lipton the proposed terms of the McHugh Agreement and the Cremers Agreement, as well as the process and supervision of the Rayonier Compensation Committee with respect to the negotiation of each of the McHugh Agreement and the Cremers Agreement.

Between October 11, 2025 and October 13, 2025, Rayonier and PotlatchDeltic’s respective management teams, with the assistance of their respective legal advisors, finalized the remaining open issues related to the merger agreement, disclosure letters and related transaction documents, including the exchange ratio.

On October 13, 2025, the Rayonier board held a meeting, which was attended by members of Rayonier senior management and representatives of Morgan Stanley and Wachtell Lipton. Members of Rayonier management reviewed with the Rayonier board the outcome of the final negotiations with PotlatchDeltic and the calculation of the exchange ratio of 1.7339 Rayonier common shares per share of PotlatchDeltic common stock, which was based on the trading price of Rayonier common shares and PotlatchDeltic common stock as of the close of business on October 10, 2025, the last business day prior to the planned execution date of the merger agreement, and a premium of 8.25% to PotlatchDeltic stockholders. Representatives of Wachtell Lipton updated the Rayonier board on the terms of the merger agreement and the terms of the McHugh Agreement and the Cremers Agreement. Representatives of Morgan Stanley then reviewed and discussed its financial analyses with respect to PotlatchDeltic, Rayonier and the proposed merger. Thereafter, at the request of the Rayonier board, Morgan Stanley rendered its oral opinion to the Rayonier board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated the same date) that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Rayonier.

Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and prior meetings, including factors described under the section of this joint proxy statement/prospectus entitled “—Rayonier’s Reasons for the Merger; Recommendation of the Rayonier Board of Directors,” the Rayonier board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, advisable and in the best interests of Rayonier and its shareholders, unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and recommended that holders of Rayonier common shares approve the Rayonier share issuance proposal. Additionally, based on the unanimous recommendation of the Rayonier Compensation Committee, the Rayonier board approved the McHugh Agreement and the Cremers Agreement, and authorized Rayonier to enter into each of the McHugh Agreement and the Cremers Agreement concurrently with the execution of the merger agreement.

Later on October 13, 2025, the PotlatchDeltic board held a meeting, which was attended by members of PotlatchDeltic management and representatives of BofA Securities and Latham. Representatives of Latham reviewed with the PotlatchDeltic board its fiduciary duties in connection with a decision to engage in the proposed merger of equals and provided a summary of the terms and conditions of the merger agreement, including the resolution of the remaining open issues since the prior meeting. The PotlatchDeltic board also reviewed the updated conflicts disclosure provided by BofA Securities, dated as of October 13, 2025, and determined that given the absence of relationships disclosed by BofA Securities, there continued to be no material conflicts in the context of the proposed merger of equals. Representatives of BofA Securities then reviewed and discussed their financial analysis regarding the proposed merger consideration and thereafter, at the request of the PotlatchDeltic board, rendered to the PotlatchDeltic board BofA Securities’ oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 13, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of shares of PotlatchDeltic common stock, as further described in the section entitled “—Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor.”

After careful review and further discussion, including as to the matters described below under “PotlatchDeltic’s Reasons for the Merger; Recommendation of the PotlatchDeltic Board,” the PotlatchDeltic board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of PotlatchDeltic and its stockholders, (ii) approved and deemed advisable the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) directed that the PotlatchDeltic merger agreement proposal, the PotlatchDeltic merger-related compensation proposal, and the PotlatchDeltic adjournment proposal be submitted to the PotlatchDeltic stockholders for approval at the PotlatchDeltic special meeting. The meeting concluded with an overview of the planned communications rollout by both Rayonier and PotlatchDeltic, and the associated communications expected to take place immediately following announcement of the merger.

Later in the evening on October 13, 2025, Rayonier and PotlatchDeltic executed the merger agreement, and Rayonier executed each of the McHugh Agreement and the Cremers Agreement. The transaction was announced before the opening of the financial markets in New York on October 14, 2025, in a press release jointly issued by Rayonier and PotlatchDeltic.

Rayonier’s Reasons for the Merger; Recommendation of the Rayonier Board

After careful consideration, the Rayonier board, at a meeting held on October 13, 2025, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. In the course of evaluating the merger agreement and the transactions contemplated thereby, the Rayonier board consulted with Rayonier’s management and Rayonier’s legal and financial advisors and considered a number of factors that the Rayonier board believed supported its decision to approve the merger agreement and to recommend approval by Rayonier shareholders of the Rayonier share issuance proposal, including the following material factors (which are presented below in no particular order and are not exhaustive):

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Increased scale and greater efficiency. The Rayonier board’s expectation that the merger will create a combined company with greater scale as compared to Rayonier on a standalone basis, including that the combined company would be the second-largest publicly traded timber and wood products company in North America (based on market capitalization as of October 13, 2025, the date of the execution of the merger agreement), and the Rayonier board’s belief that such increased scale will drive potentially greater efficiencies and opportunities for the combined company.

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Geographic diversity and high-quality asset base. The Rayonier board’s belief that the merger will result in the combined company having enhanced geographic diversity and scale, with the combined company expected to own approximately 4.2 million acres across 11 states, with more than three-quarters of its timberland assets located in the U.S. South, largely concentrated in attractive timber regions.

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Addition of wood products manufacturing business. The Rayonier board’s belief that the combined company will benefit from PotlatchDeltic’s wood products manufacturing business and its existing position as a leading U.S. lumber producer, including through the possibility of making strategic investments in the wood products manufacturing business in the future.

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Enhanced real estate platform. The Rayonier board’s expectation that the combined company will have a greater ability to drive value creation and cash flow growth from real estate by leveraging its higher-and-better-use platform along with its established real estate development projects.

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Expected synergies and operational efficiencies. The Rayonier board’s expectation that the combined company will realize approximately $40 million of annual synergies, with run-rate synergies expected to be achieved within 24 months of the consummation of the merger. The Rayonier board also considered the potential for additional upside over time from sharing best practices, optimizing operational efficiencies, and leveraging combined expertise in land-based and natural climate solutions across a larger land portfolio.

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Compelling financial and capital markets benefits. The Rayonier board’s belief that the combined company will have a strong balance sheet and significant financial flexibility and liquidity, along with the expectation that the combined company will have improved access to capital and enhanced trading liquidity as a result of the increased market capitalization of the combined company following the merger as compared to Rayonier’s standalone market capitalization.

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Complementary businesses. The Rayonier board’s belief that the businesses of Rayonier and PotlatchDeltic are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to customers, employees and other stakeholders.

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Industry knowledge and due diligence efforts. The Rayonier board’s strong understanding of the business, operations, financial condition, earnings and prospects of Rayonier and PotlatchDeltic, taking into account the results of Rayonier’s due diligence review of PotlatchDeltic, as well as of the current and prospective environment in which Rayonier and PotlatchDeltic operate, including economic and market conditions, and its belief that this information supported its expectations as to the value of the merger and the other transactions contemplated by the merger agreement to Rayonier.

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Governance, leadership and experienced management team. The fact that the combined company will be overseen by an experienced, majority-independent board composed equally of five directors from each of Rayonier and PotlatchDeltic, and will be managed by an experienced team of executives led by Rayonier’s current Chief Executive Officer, Mark McHugh, who will serve as Chief Executive Officer of the combined company, and PotlatchDeltic’s current Chief Executive Officer, Eric Cremers, who will serve as Executive Chair of the combined company.

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Expected pro forma ownership. The Rayonier board’s expectation that Rayonier shareholders will own approximately 54% of the issued and outstanding shares of the combined company following the consummation of the merger.

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Fixed exchange ratio. The fact that the exchange ratio (and the adjusted exchange ratio) is fixed and will not fluctuate in the event that the market price of PotlatchDeltic common stock increases or the market price of Rayonier common shares decreases between the date of the execution of the merger agreement and the completion of the merger.

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Payment of dividends. The fact that Rayonier is permitted under the terms of the merger agreement to declare and pay its regular quarterly dividend at a rate not to exceed $0.2725 per Rayonier Common Share during the pendency of the merger.

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Receipt of fairness opinion from Morgan Stanley, Rayonier’s financial advisor. The financial analyses reviewed and discussed with the Rayonier board by representatives of Morgan Stanley as well as the oral opinion of Morgan Stanley rendered to the Rayonier board on October 13, 2025 (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated the same date) to the effect that, as of October 13, 2025 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Rayonier.

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Expected tax treatment for Rayonier shareholders. The expectation that Rayonier shareholders generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

•	Expectation of consummation. The Rayonier board’s belief that the transaction will be consummated due to the limited number and customary nature of the closing conditions.

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Rayonier shareholders’ ability to vote on the transaction. The fact that Rayonier’s shareholders will have an opportunity to vote on the issuance of Rayonier common shares in the merger, which approval is a condition to the closing of the merger.

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Terms of the merger agreement. The Rayonier board’s belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to the closing of the merger, and the circumstances under which the merger agreement may be terminated, are reasonable, including the following provisions contained in the merger agreement (which are presented below in no particular order and are not exhaustive):

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the fact that Rayonier has the ability under the merger agreement, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal;

•	the fact that the Rayonier board has the ability, in specified circumstances, to change its recommendation to Rayonier shareholders in favor of the Rayonier share issuance proposal;

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the fact that there are limited circumstances in which the PotlatchDeltic board may terminate the merger agreement or change its recommendation that PotlatchDeltic stockholders approve the PotlatchDeltic merger agreement proposal, and if the merger agreement is terminated under specified circumstances, PotlatchDeltic would be required to pay Rayonier a termination fee of $138 million;

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the requirement that PotlatchDeltic must hold a stockholder vote on the approval of the PotlatchDeltic merger agreement proposal, even if the PotlatchDeltic board has withdrawn or changed its recommendation in favor of the PotlatchDeltic merger agreement proposal, and the inability of PotlatchDeltic to terminate the merger agreement in connection with an alternative acquisition proposal;

•

the fact that the Rayonier board, after discussing with its advisors the termination fee of $159 million contemplated by the merger agreement to be paid by Rayonier in certain circumstances, believed that such fee was consistent with market practice; and

•	the fact that the Rayonier board believed that the restrictions imposed on Rayonier’s business and operations during the pendency of the merger are reasonable and not unduly burdensome.

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Standalone alternative. The Rayonier board reviewed Rayonier’s business plan, prospects and risks on a standalone basis, including industry and macroeconomic conditions, and compared them with the expected benefits of the combination. The Rayonier board concluded that the value and opportunities available to Rayonier shareholders as shareholders of the combined company were more favorable than remaining independent or pursuing other reasonably available alternatives, taking into account execution certainty, timing and risk.

The Rayonier board also considered a number of risks and other potentially negative factors identified in its deliberations on the merger, including the following material risks (which are presented below in no particular order and are not exhaustive):

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Risks that the merger will not be completed. The Rayonier board considered the possibility that the merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

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Risks associated with achieving projections. The Rayonier board considered the inherent uncertainty of achieving Rayonier’s and PotlatchDeltic’s respective management’s internal financial projections or synergies for the combined company within the expected time periods or at all.

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Interim operating restrictions. The Rayonier board considered the restrictions on the conduct of Rayonier’s business during the period between execution of the merger agreement and the consummation of the merger, and the costs and distractions to Rayonier’s management in connection with the consummation of the merger and the transactions contemplated thereby.

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Integration risks and realization of synergies. The Rayonier board considered the possibility that the integration of Rayonier and PotlatchDeltic may not be as successful as expected and that the anticipated benefits of the merger may not be realized in full or in part, including the risk that synergies and cost-savings may not be achieved or not achieved in the expected time frame or at all.

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Risk that shareholders will not approve the transaction. The Rayonier board considered the risk that Rayonier shareholders may fail to approve the Rayonier share issuance proposal or that PotlatchDeltic stockholders may fail to approve the PotlatchDeltic merger agreement proposal.

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Transaction and integration costs. The Rayonier board considered the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Rayonier and PotlatchDeltic.

•	Inability to retain key employees. The Rayonier board considered the risk that Rayonier or PotlatchDeltic may be unable to retain key employees.

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Dilution of legacy Rayonier shareholders. The Rayonier board considered the ownership dilution to legacy Rayonier shareholders as a result of the issuance of Rayonier common shares pursuant to the merger agreement.

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Diversion of management attention. The Rayonier board considered the possibility that the attention of Rayonier’s senior management may be diverted from other possible strategic priorities to focus on implementing the merger, including making arrangements for the integration of Rayonier’s and PotlatchDeltic’s operations, assets and employees within the combined company following the merger.

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Ability of PotlatchDeltic board to change its recommendation. The Rayonier board considered the possibility that the PotlatchDeltic board could, under certain circumstances, consider alternative proposals and change its recommendation to the PotlatchDeltic stockholders, and the possibility that the no-shop and termination provisions of the merger agreement could discourage alternative bidders that might have been willing to submit superior proposals for Rayonier.

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Non-solicitation obligations. The Rayonier board considered the fact that the merger agreement imposes “no-shop” restrictions on Rayonier’s ability to solicit alternative transactions and make certain acquisitions, which are described in the sections entitled “The Merger Agreement – No Solicitation.”

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Limited ability of Rayonier to terminate the merger agreement; termination fee. The Rayonier board considered the fact that there are limited circumstances in which the Rayonier board may terminate the merger agreement or change its recommendation that Rayonier shareholders approve the Rayonier share issuance proposal and, if the merger agreement is terminated under specified circumstances, Rayonier would be required to pay PotlatchDeltic a termination fee of $159 million.

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Obligation to hold shareholder vote; no ability to terminate for a superior proposal. The Rayonier board considered the requirement that Rayonier must hold a shareholder vote on the approval of the Rayonier share issuance proposal, even if the Rayonier board has withdrawn or changed its recommendation in favor of the Rayonier share issuance proposal, as well as the inability of Rayonier to terminate the merger agreement in connection with an alternative acquisition proposal.

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Interests of directors and executive officers. The Rayonier board considered that the interests of the officers and directors of Rayonier and PotlatchDeltic in the merger may be different from or in addition to the interests of each company’s stockholders, including the matters described under “—Interests of Rayonier Directors and Executive Officers in the Merger” and “—Interests of PotlatchDeltic Directors and Executive Officers in the Merger.”

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Impact on relationships with third parties. The Rayonier board considered the possibility that the merger could have adverse effects on relationships with third parties with whom Rayonier and PotlatchDeltic do business (including existing supplier, financing and surety, customer and employee relationships), including under contracts that may require consents for transactions resulting in a change of control.

•	Risks of litigation. The Rayonier board considered the possibility of lawsuits being brought against Rayonier, PotlatchDeltic or their respective boards of directors in connection with the merger.

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Risks related to regulatory approvals. The Rayonier board considered the risk that the FTC, DOJ or other governmental entities may not approve the merger or may impose terms and conditions on its approval, which terms and conditions may adversely affect the business and financial results of the combined company and its ability to realize the expected benefits of the transaction or which terms and conditions may result in a condition to closing of the merger set forth in the merger agreement failing to be satisfied

•	Other risks. The Rayonier board considered various other risks described in the section entitled “Risk Factors.”

The Rayonier board concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected Rayonier shareholders would achieve as a result of the merger.

Accordingly, the Rayonier board determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Rayonier and its shareholders. The foregoing discussion of the factors considered by the Rayonier board is not intended to be exhaustive but, rather, includes certain material factors considered by the Rayonier board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Rayonier board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Rayonier board considered all these factors as a whole, including discussions with, and questioning of, Rayonier’s management and Rayonier’s financial and legal advisors, and overall considered the factors to be favorable to, and supportive of, its determination.

In considering the recommendation of the Rayonier board that Rayonier shareholders vote to approve the Rayonier share issuance proposal, Rayonier shareholders should be aware that the directors and executive officers of Rayonier have certain interests in the merger that may be different from, or in addition to, the interests of Rayonier shareholders generally. The Rayonier board was aware of these interests and considered them when approving the merger agreement and recommending that Rayonier shareholders vote to approve the Rayonier share issuance proposal, which are described in the section entitled “—Interests of Rayonier Directors and Executive Officers in the merger.”

This explanation of Rayonier’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the sections herein entitled “Risk Factors,” beginning on page 42 and “Cautionary Note Regarding Forward-Looking Statements.”

For the reasons set forth above, the Rayonier board unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Rayonier and its shareholders and unanimously approved the merger agreement. The Rayonier board unanimously recommends to Rayonier’s shareholders that they vote “FOR” the Rayonier share issuance proposal.

PotlatchDeltic’s Reasons for the Merger; Recommendation of the PotlatchDeltic Board

The PotlatchDeltic board, at a meeting held on October 13, 2025 unanimously (i) determined and declared that the terms of the merger agreement and the transactions, including the merger, are fair to, advisable and in the best interests of PotlatchDeltic and its stockholders, (ii) approved and deemed advisable the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) resolved to recommend that the PotlatchDeltic stockholders adopt the merger agreement. The PotlatchDeltic board unanimously recommends that PotlatchDeltic stockholders vote “FOR” the PotlatchDeltic merger agreement proposal, “FOR” the PotlatchDeltic merger-related compensation proposal, and “FOR” the PotlatchDeltic adjournment proposal.

In reaching its decision to adopt the merger agreement and recommend that PotlatchDeltic stockholders adopt the merger agreement, the PotlatchDeltic board consulted with PotlatchDeltic management and independent legal and financial advisors and considered a variety of factors with respect to the merger and the other transactions contemplated by the merger agreement, including the following (which are presented below in no particular order and are not exhaustive):

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Compelling strategic fit and increased scale. The merger, once completed, will bring together two highly complementary land resource REITs to create a leading timber and wood products company with approximately 4.2 million acres of diverse and highly productive timberlands across the U.S. South and Northwest, pro forma harvest volumes of approximately 14.8 million tons, and enhanced breadth across timber, wood products, real estate and land-based solutions. The PotlatchDeltic board considered that the combined company’s increased scale is expected to strengthen its competitive positioning and enhance its relevance in capital markets as the second largest publicly traded timber and wood products company by market capitalization.

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Diversified, high-quality asset base with significant upside potential. The PotlatchDeltic board considered the benefits of a more diversified portfolio across geographies and business lines, including a substantially increased presence in the U.S. South, the region offering the most upside potential from optimizing land-use, alongside a significant U.S. Northwest footprint, and a wood products platform with six sawmills and one plywood facility. The PotlatchDeltic board also considered that the combined company would benefit from complementary real estate development platforms in rural regions and the combined pipeline of land-based and natural climate solutions opportunities.

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Expected synergies and operational efficiencies. The PotlatchDeltic board considered management’s expectation of approximately $40 million of estimated annual cost synergies, primarily from corporate and operating overhead savings, with a plan to achieve approximately 50% of the synergies on a run-rate basis by the end of year one and the balance by the end of year two post-closing. The PotlatchDeltic board also considered the potential for additional upside over time from sharing best practices, optimizing operating efficiencies, and leveraging combined expertise in land-based and natural climate solutions across a larger land portfolio.

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Compelling financial benefits. The PotlatchDeltic board considered management’s expectation that the transaction will be accretive to per-share metrics over time as synergies are realized, and that the combined company is expected to have a strong pro forma balance sheet and credit metrics, in each case, that were more favorable to PotlatchDeltic’s stockholders than its alternatives on a standalone basis. The PotlatchDeltic board also considered that the increased capital markets presence of the combined company would support a lower cost of capital and additional growth opportunities over time.

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Attractive transaction terms and premium. The PotlatchDeltic board considered the exchange ratio of 1.7339 Rayonier shares for each PotlatchDeltic share, which represented an 8.25% premium to PotlatchDeltic’s closing stock price based on the closing prices of both companies on October 10, 2025. The PotlatchDeltic board also noted the pro forma ownership split of approximately 54% to Rayonier shareholders and 46% to PotlatchDeltic stockholders, enabling PotlatchDeltic stockholders to participate meaningfully in the upside of the combined company.

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Governance, leadership continuity and integration readiness. The PotlatchDeltic board considered that the combined company’s board is expected to comprise 10 directors, with five from each of Rayonier and PotlatchDeltic, that PotlatchDeltic’s Chief Executive Officer, Eric Cremers, will serve as Executive Chair of the combined company’s board, and Rayonier’s President and Chief Executive Officer, Mark McHugh, will serve as President and Chief Executive Officer of the combined company. The PotlatchDeltic board also considered the strong management teams at both companies, the alignment of corporate cultures focused on safety, sustainability and the stewardship of land resources, and the agreed operating footprint, including a corporate headquarters in Atlanta, Georgia with significant regional offices maintained in Spokane, Washington and Wildlight, Florida.

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Standalone alternative. The PotlatchDeltic board reviewed PotlatchDeltic’s business plan, prospects, risks and uncertainties on a standalone basis, including industry and macroeconomic conditions, and compared them with the expected benefits of the combination. The PotlatchDeltic board concluded that the value and opportunities available to PotlatchDeltic stockholders as shareholders of the combined company were more favorable than remaining independent or pursuing other reasonably available alternatives, taking into account execution certainty, timing and risk.

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Enhanced platform for real estate and land-based solutions. The PotlatchDeltic board considered the combined capabilities and scale to capture value from real estate development, including existing development projects in Florida, Georgia and Arkansas, and land-based and natural climate solutions, including optioned or leased acreage for solar, carbon capture and storage and other land resource opportunities such as minerals opportunities.

•	Receipt of fairness opinion from PotlatchDeltic’s financial advisor. The PotlatchDeltic board considered the financial analyses and presentations of BofA Securities, Inc. (“BofA Securities”),

PotlatchDeltic’s financial advisor, including the opinion of BofA Securities that, as of October 13, 2025 and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by BofA Securities as set forth therein, the exchange ratio of 1.7339 pursuant to the merger agreement was fair, from a financial point of view, to the holders of PotlatchDeltic common stock (other than Cancelled Shares), as more fully described in the section entitled “The Merger—Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor.”

•

Certainty of execution and deal protections balanced with flexibility. The PotlatchDeltic board considered that the merger was unanimously approved by both boards and is subject to customary closing conditions, including stockholder approvals and required regulatory approvals. The PotlatchDeltic board also considered that the terms of the merger agreement, including that the parties’ representations, warranties, covenants, conditions to closing and termination provisions, are customary and, taken as a whole, reasonable and designed to promote a timely closing while preserving value and permitting the PotlatchDeltic board to fulfill its fiduciary duties.

•

Opportunity to receive alternative acquisition proposals. The PotlatchDeltic board considered the terms of the merger agreement related to the PotlatchDeltic board’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the PotlatchDeltic board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal, subject to compliance with the non-solicitation restrictions contained in the merger agreement. In this regard, the PotlatchDeltic board considered:

•

subject to its compliance with the merger agreement, that the PotlatchDeltic board can change its recommendation to PotlatchDeltic stockholders with respect to the adoption of the merger agreement prior to the adoption thereof by the vote of PotlatchDeltic stockholders if the PotlatchDeltic board determines in good faith (after consultation with independent financial advisors and outside legal counsel) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the PotlatchDeltic board’s fiduciary duties; and

•

while the merger agreement contains (1) a termination fee of $138 million, representing approximately 4% of PotlatchDeltic’s equity value as of the announcement date, that PotlatchDeltic would be required to pay to Rayonier in certain circumstances, including if Rayonier terminates the merger agreement in connection with a change in the PotlatchDeltic board’s recommendation to stockholders with respect to adoption of the merger agreement and (2) an obligation on the PotlatchDeltic board to present the merger to PotlatchDeltic stockholders for approval even if a third party were to propose an alternative transaction that the PotlatchDeltic board determined to be a superior proposal, the PotlatchDeltic board believes the foregoing obligations (each of which is applicable to Rayonier in a reciprocal manner) are reasonable in light of the circumstances and the overall terms of the merger agreement based on similar provisions in comparable transactions.

In the course of its deliberations, the PotlatchDeltic board also considered a variety of risks and other potentially negative factors concerning the merger, including the following, which are not necessarily listed in order of relative importance:

•

Risks associated with the pendency of the merger. The PotlatchDeltic board considered the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of PotlatchDeltic stockholders or Rayonier shareholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to PotlatchDeltic if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on PotlatchDeltic’s relationships with third parties and the effect that the termination of the merger agreement may have on the trading price of PotlatchDeltic common stock and PotlatchDeltic’s operating results.

•

Risks related to regulatory approvals. The risk that the FTC, DOJ or other governmental entities may not approve the merger or may impose terms and conditions on its approval, which terms and conditions may adversely affect the business and financial results of the combined company and its ability to realize the expected benefits of the transaction or which terms and conditions may result in a condition to closing of the merger set forth in the merger agreement failing to be satisfied.

•

Fixed exchange ratio and market price fluctuations. The risk that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, PotlatchDeltic stockholders bear the risk of a decrease in the trading price of Rayonier common shares between signing and closing, and the fact that the merger agreement does not provide a collar or a value-based termination right.

•

Inability to solicit other takeover proposals and termination fee. The PotlatchDeltic board’s inability to solicit competing acquisition proposals and the possibility that the termination fee of $138 million payable by PotlatchDeltic to Rayonier upon termination of the merger agreement could discourage other potential acquirers from making a competing offer to purchase PotlatchDeltic and cause significant cash flow difficulties for PotlatchDeltic if it were required to pay the termination fee to Rayonier.

•

Limitations of financial advisor opinion. The fact that the opinion of BofA as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement speaks only as of the date of such opinion and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of PotlatchDeltic or Rayonier, financial, economic, market and other conditions and other factors that may be beyond the control of PotlatchDeltic and Rayonier and on which such opinion was based, any of which may be material.

•

Transaction and integration costs; interim operating covenants. The significant costs expected to be incurred in connection with the merger and integration; the restrictions on the conduct of business during the pendency of the merger; and potential opportunity costs associated with the period prior to closing.

•

Integration risks and realization of synergies. The possibility that the businesses may be more difficult to integrate than anticipated; that synergies and other expected benefits may not be realized, may be less than expected, or may take longer to achieve; and that integration activities could divert management time and resources or result in operational disruptions.

•

Interests of directors and executive officers. The fact that certain directors and executive officers of PotlatchDeltic may have interests in the merger that are different from, or in addition to, those of PotlatchDeltic stockholders generally, including continued leadership roles at the combined company and any compensation and benefit arrangements, as described elsewhere in this joint proxy statement/prospectus.

•	Appraisal rights. The fact that the PotlatchDeltic stockholders will not be entitled to appraisal rights in connection with the merger.

•

Other risk factors. The risks of the type and nature described under the section entitled “Risk Factors” and the matters described under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the PotlatchDeltic board is not intended to be exhaustive. In reaching its decision to adopt the merger agreement, the PotlatchDeltic board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PotlatchDeltic board considered all these factors as a whole, including through its discussions with PotlatchDeltic management and its independent financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the merger).

For the reasons set forth above, the PotlatchDeltic board unanimously (i) determined and declared that the terms of the merger agreement and the transactions, including the merger, are fair to, advisable and in the best interests of PotlatchDeltic and its stockholders, (ii) approved and deemed advisable the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) recommended that the merger agreement be adopted by the PotlatchDeltic stockholders.

In considering the recommendation of the PotlatchDeltic board, you should be aware that certain directors and executive officers of PotlatchDeltic may have interests in the merger that are different from, or in addition to, interests of stockholders of PotlatchDeltic generally and may create potential conflicts of interest. The PotlatchDeltic board was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to the holders of PotlatchDeltic common stock that they vote in favor of the PotlatchDeltic merger agreement proposal, the PotlatchDeltic merger-related compensation proposal, and the PotlatchDeltic adjournment proposal.

It should be noted that this explanation of the reasoning of the PotlatchDeltic board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Note Regarding Forward-Looking Statements.”

Certain Unaudited Prospective Financial Information

Rayonier Unaudited Prospective Financial Information

While Rayonier has from time to time provided limited financial guidance to investors, Rayonier has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the then current annual period due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. Rayonier’s management prepared and provided to the Rayonier board in connection with its evaluation of the merger, and to Morgan Stanley, its financial advisor, for its use and reliance in connection with its financial analyses and opinion described above under the sections entitled “— Opinion of Morgan Stanley & Co. LLC, Rayonier’s Financial Advisor,” certain nonpublic, internal financial projections regarding Rayonier’s future operations for fiscal years 2025 through 2029 (the “Rayonier standalone projections”). As described below, certain of these projections were also provided to PotlatchDeltic and to its financial advisor, BofA, for its use and reliance in connection with its financial analyses and opinion. For more information, see “—Background of the Merger,” and “—Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor.” In addition, Rayonier’s management prepared and provided to the Rayonier board in connection with its evaluation of the merger and to Morgan Stanley, its financial advisor, for use and reliance in connection with its financial analyses and opinion described above under the sections entitled “—Opinion of Morgan Stanley & Co. LLC, Rayonier’s Financial Advisor,” certain nonpublic, internal financial projections regarding PotlatchDeltic’s future operations for fiscal years 2025 through 2030 for purposes of evaluating PotlatchDeltic and the merger, which were prepared, in part, based on the PotlatchDeltic management projections (as hereinafter defined), as adjusted by Rayonier’s management (the “PotlatchDeltic adjusted standalone projections,” and together with the Rayonier standalone projections, the “Rayonier management projections”). Rayonier has included below a summary of the Rayonier management projections for the purpose of providing shareholders and investors access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes, and is not included to influence your decision, if you are a Rayonier shareholder, to vote for the Rayonier share issuance proposal, or, if you are a PotlatchDeltic stockholder, to vote for the PotlatchDeltic merger agreement proposal or the PotlatchDeltic merger-related compensation proposal.

The Rayonier management projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The Rayonier management projections in this section of the joint proxy statement/prospectus have been prepared by, and are the responsibility of, Rayonier’s management. Neither the independent registered public accounting firm of Rayonier, nor any independent accountants, have examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, the independent registered accounting firm of Rayonier does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The independent registered public accounting firm’s reports, contained in Rayonier’s Current Report on Form 8-K for the year ended December 31, 2024, which is incorporated by reference into this joint proxy statement/prospectus, relates to Rayonier’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

While presented with numeric specificity, the Rayonier management projections were based on numerous variables and assumptions (including, but not limited to, assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Rayonier and PotlatchDeltic’s businesses, as applicable) that are inherently subjective and uncertain and are beyond the control of Rayonier’s and PotlatchDeltic’s management. Important factors that may affect actual results and cause the Rayonier management projections to not be achieved include, but are not limited to, risks and uncertainties relating to Rayonier’s and PotlatchDeltic’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” The Rayonier management projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Rayonier management projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. For the foregoing reasons, as well as the uncertainties inherent in any forecasting assumptions and information, readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Rayonier management projections. Rayonier shareholders and PotlatchDeltic stockholders are urged to review the most recent SEC filings of Rayonier and PotlatchDeltic for a description of the reported and anticipated results of operations and financial condition and capital resources during 2025, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rayonier’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

The inclusion of a summary of the Rayonier management projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Rayonier, PotlatchDeltic or their respective officers, directors, affiliates, advisors or other representatives considered the Rayonier management projections to necessarily be predictive of actual future events, and the Rayonier management projections should not be relied upon as such nor should the information contained in the Rayonier management projections be considered appropriate for other purposes. None of Rayonier, PotlatchDeltic or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Rayonier management projections. Rayonier undertakes no obligation to update or otherwise revise or reconcile the Rayonier management projections to reflect circumstances existing after the date the Rayonier management projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Rayonier management projections are shown to be in error. Since the Rayonier management projections cover multiple years, such information by its nature becomes less predictive with each successive year.

Rayonier and PotlatchDeltic may calculate certain non-GAAP financial metrics, including Adjusted EBITDA, Unlevered Free Cash Flow and Cash Available for Distribution (each as defined below), using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus relating to the opinions of the financial advisors to Rayonier and PotlatchDeltic may not be directly comparable to one another.

Rayonier has not made, and does not make, any representation to PotlatchDeltic or any stockholder in the merger agreement or otherwise, concerning the Rayonier management projections or regarding Rayonier’s ultimate performance compared to the information contained in the Rayonier management projections or that the projected results will be achieved. Rayonier urges all shareholders to review Rayonier’s most recent SEC filings for a description of Rayonier’s reported financial results.

Rayonier Standalone Projections

The following is a summary of the unaudited Rayonier standalone projections. The Rayonier standalone projections were prepared by Rayonier’s management based on a long-range plan of Rayonier that is maintained by Rayonier’s management, and are based solely on the information available to Rayonier’s management prior to the execution of the merger agreement. The Rayonier standalone projections were finalized on September 13, 2025.

The Rayonier standalone projections were based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: the Rayonier standalone projections (1) are presented pro forma for the sale of Rayonier’s New Zealand joint venture interests, which transaction closed on June 30, 2025; (2) exclude capital expenditures related to the acquisition of timberland; (3) reflect Rayonier’s internal estimates for harvest volume and pricing per unit sold for timber (with pricing trends based on third party forecasts); (4) reflect Rayonier’s internal estimates for acres sold and pricing per unit for rural higher-and-better-use (HBU) and development; (5) reflect Rayonier’s internal estimates for revenue from non-timber and land-based / natural climate solutions businesses; and (6) reflect Rayonier’s internal estimates for all relevant cash costs (including cost of goods sold, selling, general and administrative expenses, overhead, taxes, reforestation, and other capital expenditures).

The Rayonier standalone projections were provided to the Rayonier board and its financial advisor, Morgan Stanley, and, other than Unlevered Free Cash Flow, to PotlatchDeltic and its financial advisor, BofA. For more information, see “—Background of the Merger.” The following table presents a summary of the Rayonier standalone projections, as prepared by Rayonier’s management, with all figures rounded to the nearest million. PotlatchDeltic management directed BofA to use and rely upon such prospective financial information for purposes of BofA’s opinion and related financial analyses and such use was approved for BofA’s use by the PotlatchDeltic board.

	Year Ending December 31,
	2025E	2026E	2027E	2028E	2029E
	(in millions)
Total Revenue	$461	$472	$491	$561	$606
Adjusted EBITDA(1)	$220	$226	$253	$313	$354
Cash Available for Distribution(2)	$167	$168	$193	$250	$285
Unlevered Free Cash Flow(3)	$140	$150	$162	$221	$283

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating expense (income), income (loss) from operations of discontinued operations, gain on sale of discontinued operations, asset impairment charges, restructuring charges, costs related to disposition initiatives and large dispositions. Adjusted EBITDA is burdened by stock-based compensation.

(2)

Cash Available for Distribution, a non-GAAP financial measure, refers to cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes.

(3)	Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA (i) minus unlevered cash taxes, (ii) minus capital expenditures, and (iii) minus real estate development investments.

PotlatchDeltic Adjusted Standalone Projections

The following is a summary of the PotlatchDeltic adjusted standalone projections. For more information regarding the PotlatchDeltic management projections, see “—PotlatchDeltic Unaudited Prospective Financial Information.” In connection with the evaluation of the merger, PotlatchDeltic made available to Rayonier the PotlatchDeltic management unaudited projections. Rayonier’s management used the PotlatchDeltic management unaudited projections to prepare the PotlatchDeltic adjusted standalone projections. The PotlatchDeltic adjusted standalone projections are based solely on the information available to Rayonier’s management prior to the execution of the merger agreement. The PotlatchDeltic adjusted standalone projections were finalized on October 8, 2025.

The PotlatchDeltic adjusted standalone projections were based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: the PotlatchDeltic adjusted standalone projections (1) exclude capital expenditures related to the acquisition of timberland; (2) reflect Rayonier’s independent estimates for PotlatchDeltic’s harvest volume; (3) reflect PotlatchDeltic’s assumptions for pricing per unit sold for timber, with minor adjustments to pricing made by Rayonier; (4) reflect Rayonier’s independent estimates for PotlatchDeltic’s revenue from non-timber and land-based / natural climate solutions businesses; (5) reflect PotlatchDeltic’s estimates of lumber and plywood manufactured and shipped, as well as average price realizations; and (6) reflect PotlatchDeltic’s estimates of relevant cash costs per unit (including cost of goods sold, selling, general and administrative expenses, overhead, taxes, reforestation, and other capital expenditures), with minor adjustments made by Rayonier.

The PotlatchDeltic adjusted standalone projections were provided to the Rayonier board and its financial advisor, Morgan Stanley. For more information, see “— Background of the Merger.” The following table presents a summary of the PotlatchDeltic adjusted standalone projections, as prepared by Rayonier’s management, with all figures rounded to the nearest million.

	Year Ending December 31,
	2025E	2026E	2027E	2028E	2029E	2030E
	(in millions)
Total Revenue	$1,106	$1,187	$1,290	$1,346	$1,295	$1,215
Adjusted EBITDA(1)	$241	$306	$385	$415	$365	$297
Cash Available for Distribution(2)	$181	$215	$271	$314	$277	$223
Unlevered Free Cash Flow(3)	$142	$218	$270	$313	$280	$227

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation, depletion and amortization, non-operating pension and OPEB costs, and basis of real estate sold. Adjusted EBITDA is burdened by stock-based compensation.

(2)

Cash Available for Distribution, a non-GAAP financial measure, refers to Adjusted EBITDA (i) minus interest expense (removes non-cash swap amortization), (ii) minus taxes, (iii) minus property, plant and equipment additions and (iv) minus timberlands reforestation and roads.

(3)

Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA (i) minus unlevered cash taxes, (ii) plus or minus changes in net working capital, (iii) minus real estate development expenditures, (iv) minus property, plant and equipment additions and (v) minus timberlands reforestation and roads.

PotlatchDeltic Unaudited Prospective Financial Information

Although PotlatchDeltic periodically may issue limited financial guidance to investors, PotlatchDeltic does not as a matter of course make public long-term projections as to future revenues, earnings, EBITDDA, Cash Available for Distribution, or other results due to, among other reasons, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates. However, PotlatchDeltic management maintains a long-range plan, which is periodically updated and reviewed with the PotlatchDeltic board, that reflects PotlatchDeltic management’s financial and business outlook for PotlatchDeltic over a five-year period (the “PotlatchDeltic long-range plan”). This PotlatchDeltic long-range plan was reviewed by the PotlatchDeltic board in connection with its consideration of a transaction with Rayonier, including maintaining the status quo. The PotlatchDeltic long-range plan included certain unaudited prospective financial information concerning PotlatchDeltic on a standalone basis for fiscal years 2025 through 2030 (the “PotlatchDeltic management unaudited projections”). The PotlatchDeltic management unaudited projections were provided to BofA, which was directed by PotlatchDeltic management and the PotlatchDeltic board to use and rely upon for purposes of its financial analysis and fairness opinion. In addition, the PotlatchDeltic management unaudited projections (other than Unlevered Free Cash Flow) were provided to Rayonier, the Rayonier board, and its financial advisor, Morgan Stanley.

In connection with the transaction, PotlatchDeltic management also received and reviewed the Rayonier standalone projections (as prepared by Rayonier management and provided to PotlatchDeltic management). The PotlatchDeltic board reviewed the Rayonier standalone projections in connection with its consideration of the transaction, and directed BofA to use and rely upon the Rayonier standalone projections for purposes of its financial analysis and fairness opinion.

The PotlatchDeltic management unaudited projections were prepared treating PotlatchDeltic on a standalone basis based on assumptions PotlatchDeltic management considered to be reasonable based on facts known at such time and do not take into account the transactions contemplated by the merger agreement, including any combined results or potential synergies contemplated thereby, costs incurred in connection with the merger or the other transactions contemplated thereby or any changes to operations or strategy that may be implemented after the completion of the merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed, or not taken in anticipation of the transaction. Further, the PotlatchDeltic management unaudited projections do not take into account the effect of any possible failure of the merger to occur. As a result, actual results will likely differ, and may differ materially, from those contained in the PotlatchDeltic management unaudited projections.

The information and tables set forth below are included solely to give PotlatchDeltic stockholders access to a summary of the PotlatchDeltic management unaudited projections that were made available to the PotlatchDeltic board and BofA, as well as Rayonier and Morgan Stanley (who were provided the PotlatchDeltic management unaudited projections), in connection with the merger and are not included in this joint proxy statement/prospectus in order to influence any PotlatchDeltic stockholder on any voting or investment decision with respect to the merger or for any other purpose. The PotlatchDeltic management unaudited projections are not, and should not be viewed as, public guidance or targets.

The PotlatchDeltic management unaudited projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the PotlatchDeltic management unaudited projections were approved by the PotlatchDeltic board for the use by its financial advisor in connection with its opinion and were relied upon by the PotlatchDeltic board in connection with its consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to BofA or to the PotlatchDeltic board in connection with a proposed business combination like the merger if the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by BofA for purposes of its opinion or by the PotlatchDeltic board in connection with its consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, PotlatchDeltic has not provided a reconciliation of the financial measures included in the

PotlatchDeltic unaudited management projections to the relevant GAAP financial measures. In addition, the PotlatchDeltic unaudited management projections were not prepared with a view towards complying with GAAP. The PotlatchDeltic unaudited management projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.

While presented with numeric specificity, the PotlatchDeltic management unaudited projections set forth below were based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to PotlatchDeltic’s business) that are inherently subjective and uncertain and are beyond the control of PotlatchDeltic’s management. Important factors that may affect actual results and cause the PotlatchDeltic management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to PotlatchDeltic’s business (including its ability to achieve strategic goals, objectives, targets and estimated average lumber prices over applicable periods), tax rates, capital expenditure levels, industry performance, general business and economic conditions and other factors described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” The PotlatchDeltic management unaudited projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the PotlatchDeltic management unaudited projections. Furthermore, the PotlatchDeltic management unaudited projections do not take into account any circumstances or events occurring after the dates on which they were prepared. Accordingly, there can be no assurance that the projected results summarized below will be realized.

PotlatchDeltic and Rayonier may calculate certain non-GAAP financial metrics, including Adjusted EBITDDA, Unlevered Free Cash Flow and Cash Available for Distribution (each as defined below), using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus relating to the opinions of the financial advisors to PotlatchDeltic and Rayonier may not be directly comparable to one another.

PotlatchDeltic has not made, and does not make, any representation to Rayonier or any stockholder in the merger agreement or otherwise, concerning the PotlatchDeltic management unaudited projections or regarding PotlatchDeltic’s ultimate performance compared to the information contained in the PotlatchDeltic management unaudited projections or that the projected results will be achieved. PotlatchDeltic urges all shareholders to review PotlatchDeltic’s most recent SEC filings for a description of PotlatchDeltic’s reported financial results.

PotlatchDeltic Management Unaudited Projections.

The following table summarizes the PotlatchDeltic management unaudited projections.

	Year Ending December 31,
	2025E		2026E	2027E	2028E	2029E	2030E
	(in millions)
Total Revenue	$1,106		$1,208	$1,305	$1,355	$1,311	$1,274
Adjusted EBITDDA(1)	$241		$325	$399	$432	$394	$369
Cash Available for Distribution(2)	$99		$193	$246	$293	$271	$258
Unlevered Free Cash Flow(3)	$26	(4)	$237	$283	$329	$306	$294

(1)

Adjusted EBITDDA, a non-GAAP financial measure, refers to net income before interest expense, income taxes, basis of real estate sold, depreciation, depletion and amortization and certain nonrecurring items.

(2)

Cash Available for Distribution, or CAD, a non-GAAP financial measure, refers to cash from operating activities adjusted for capital spending for purchases of property, plant and equipment, timberlands reforestation and roads and timberlands acquisitions not classified as strategic. CAD as presented includes

$6.6 million capital spending in 2025 for the previously announced and completed Waldo Modernization project. CAD as presented excludes $29 million each year for interest rate swap proceeds that reduce interest expense which are classified outside of cash from operations.
(3)

Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDDA (i) minus unlevered cash taxes, (ii) plus or minus changes in net working capital, and (iii) minus capital expenditures.

(4)	Reflects Unlevered Free Cash Flow for the quarter ending December 31, 2025.

Opinion of Morgan Stanley & Co. LLC, Rayonier’s Financial Advisor

On October 13, 2025, Morgan Stanley rendered its oral opinion to the Rayonier board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Rayonier board dated the same date) to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Rayonier.

Morgan Stanley’s opinion was directed to the Rayonier board (in its capacity as such), and only addressed the fairness, from a financial point of view, to Rayonier of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger, including, without limitation, the terms of the merger agreement pursuant to which the consideration to be paid in the merger per share of PotlatchDeltic common stock will be adjusted (including as a result of the Rayonier special dividend). The summary of Morgan Stanley’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion. However, neither Morgan Stanley’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any securityholder as to how such holder should vote or act on any matter relating to the merger.

For purposes of its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information of, and research analyst reports regarding, PotlatchDeltic and Rayonier, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning PotlatchDeltic and Rayonier, respectively;

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reviewed certain financial projections relating to PotlatchDeltic prepared by the management of PotlatchDeltic, as adjusted by the management of Rayonier and incorporating certain mid-cycle pricing assumptions of the management of Rayonier for PotlatchDeltic’s terminal year (the “Rayonier projections for PotlatchDeltic”);

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reviewed certain financial projections relating to Rayonier prepared by the management of Rayonier and incorporating certain adjustments by such management designed to facilitate an analysis of Rayonier and PotlatchDeltic on a consistent basis (the “Rayonier projections for Rayonier”);

•	reviewed information relating to certain strategic, financial and operational benefits anticipated to result from the merger, prepared by the management of Rayonier;

•	attended a presentation by the management of PotlatchDeltic in which such management discussed the past and current operations and financial condition and the prospects of PotlatchDeltic;

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discussed the past and current operations and financial condition and the prospects of PotlatchDeltic and Rayonier, including information relating to certain strategic, financial and operational benefits anticipated by the management of Rayonier to result from the merger, with senior executives of Rayonier;

•	reviewed the reported prices and trading activity for the PotlatchDeltic common stock and the Rayonier common shares;

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compared the financial performance of PotlatchDeltic and Rayonier and the prices and trading activity of the PotlatchDeltic common stock and the Rayonier common shares with that of certain other publicly traded companies Morgan Stanley deemed relevant and their securities;

•	participated in certain discussions and negotiations among representatives of PotlatchDeltic and Rayonier and their advisors;

•	reviewed an execution version of the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Rayonier, and formed a substantial basis for its opinion. With respect to the Rayonier projections for PotlatchDeltic, Rayonier projections for Rayonier and information relating to certain strategic, financial and operational benefits anticipated to result from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Rayonier as to the future financial performance of PotlatchDeltic, Rayonier and the other matters addressed thereby. At Rayonier’s direction, we have assumed that Rayonier projections for PotlatchDeltic, Rayonier projections for Rayonier and the information relating to certain strategic, financial and operational benefits anticipated to result from the merger are a reasonable basis upon which to evaluate the merger and at Rayonier’s direction, Morgan Stanley relied upon the Rayonier projections for PotlatchDeltic, Rayonier projections for Rayonier and such other information for purposes of its analyses and opinion. Morgan Stanley expressed no view or opinion with respect to any financial forecasts or other financial information reviewed by it, or the assumptions and methodologies upon which they are based. In addition, Morgan Stanley relied upon, without independent verification, the assessments of the management of Rayonier with respect to (i) the strategic, financial and other benefits expected to result from the merger; (ii) Rayonier’s ability to integrate the businesses of PotlatchDeltic and Rayonier; (iii) Rayonier’s ability to retain key employees of PotlatchDeltic and Rayonier; and (iv) the validity of, and risks associated with, PotlatchDeltic’s and Rayonier’s existing and future technologies, intellectual property, products, services and business models.

Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Code, that each of PotlatchDeltic and Rayonier has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT (and Morgan Stanley assumed that the merger would not adversely affect Rayonier’s status as a REIT) and that the definitive merger agreement would not differ in any material respect from the execution version thereof furnished to it. Morgan Stanley assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of Rayonier and its legal, tax, or regulatory advisors with respect to legal, tax, and regulatory matters. Morgan Stanley expressed no view with respect to the tax implications or structure of the merger, including, without limitation, with respect to the ability of the parties to the merger to realize the intended tax treatment in the merger agreement. Morgan Stanley is not an expert in evaluating the quality of timber properties or portfolios, and Morgan Stanley assumed that Rayonier has or will obtain advice regarding such matters from appropriate professional sources. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of PotlatchDeltic or Rayonier, nor was Morgan Stanley furnished with any such valuations or appraisals.

Morgan Stanley’s opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Rayonier, nor does it address the underlying business decision of Rayonier to enter into the merger agreement or proceed with any transaction contemplated by the merger agreement. Morgan Stanley did not express any view on, and Morgan Stanley’s opinion does not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith, including, without limitation, (i) the treatment and implications of the declaration and payment of the Rayonier special dividend or any other distribution that may be made by Rayonier or PotlatchDeltic with a record date prior to the closing of the merger to holders of Rayonier common shares (and Rayonier OP units) or PotlatchDeltic common stock, respectively, (ii) the terms of the merger agreement pursuant to which the consideration to be paid in the merger per share of PotlatchDeltic common stock will be adjusted (including as a result of the Rayonier special dividend) and (iii) the fairness of the amount or nature of the compensation to any of the officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise.

Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of the opinion. Events occurring or coming to Morgan Stanley’s attention after the date thereof may affect the opinion or the assumptions used in preparing it, and Morgan Stanley does not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley’s opinion was for the information of the Rayonier board. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which Rayonier common shares would trade following announcement or consummation of the merger or at any time and Morgan Stanley expressed no opinion or recommendation as to how the shareholders of parties to the merger agreement should vote at the shareholders’ meetings to be held in connection with the merger.

In preparing its opinion for the Rayonier board, Morgan Stanley performed a variety of analyses, including those described below. The summary of Morgan Stanley’s financial analyses is not a complete description of the analyses underlying Morgan Stanley’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Morgan Stanley’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Morgan Stanley arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Morgan Stanley considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Morgan Stanley’s analyses for comparative purposes is identical to Rayonier, PotlatchDeltic or the proposed merger (other than, for each of Rayonier and PotlatchDeltic, itself). While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness to Rayonier from a financial point of view of the exchange ratio in the merger, Morgan Stanley did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Morgan Stanley’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Rayonier’s control and the control of Morgan Stanley. Much of the information used in, and accordingly the results of, Morgan Stanley’s analyses are inherently subject to substantial uncertainty.

Morgan Stanley’s opinion and analyses were provided to the Rayonier board (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the Rayonier board in evaluating the proposed merger. Consequently, the opinion and analyses described below should not be viewed as determinative of the opinion of the Rayonier board with respect to the exchange ratio or of whether the Rayonier board would have been willing to agree to the merger on different terms. Under the terms of its engagement by Rayonier, neither Morgan Stanley’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Morgan Stanley should not be deemed to have, any fiduciary duty to the Rayonier board, Rayonier, PotlatchDeltic, any securityholder or creditor of Rayonier or PotlatchDeltic or any other person.

Financial Analyses

The following is a summary of certain financial analyses reviewed by Morgan Stanley with the Rayonier board in connection with the rendering of its opinion to the Rayonier board on October 13, 2025. The summary does not contain all of the financial data securityholders of Rayonier may want or need for purposes of making an independent determination of fair value. Securityholders of Rayonier are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses—as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis—could create a misleading or incomplete view of Morgan Stanley’s analyses.

At Rayonier’s direction, for purposes of Morgan Stanley’s financial analyses and opinion, Morgan Stanley used and relied upon the Rayonier projections for PotlatchDeltic and the Rayonier projections for Rayonier. For purposes of its financial analyses, Morgan Stanley reviewed a number of financial metrics including:

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Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

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Adjusted EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, depletion, and amortization for a specified time period, adjusted to exclude certain non-recurring or other special items. In the case of Adjusted EBITDA for Rayonier and PotlatchDeltic, as approved for use by Rayonier in Morgan Stanley’s financial analyses, see the definitions included in the tables for the Rayonier standalone projections and the PotlatchDeltic adjusted standalone projections included under “– Certain Unaudited Prospective Financial Information – Rayonier Unaudited Prospective Financial Information.”

Selected Companies Analyses

Morgan Stanley considered certain financial data for PotlatchDeltic, Rayonier and selected companies with publicly traded equity securities that Morgan Stanley deemed relevant. The selected companies were selected because they were deemed to be similar to PotlatchDeltic and Rayonier in one or more respects. Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis were closing prices as of October 10, 2025. Estimates of future financial performance for the years ending December 31, 2025 and December 31, 2026 for the selected companies listed below, including PotlatchDeltic and Rayonier, were based on publicly available research analyst estimates for those companies. Morgan Stanley’s selected companies analyses described below were performed without giving effect to the potential synergies anticipated by Rayonier to result from the merger.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the year ended December 31, 2025, or “2025E EBITDA”; and

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the year ended December 31, 2026, or “2026E EBITDA.”

PotlatchDeltic. The selected companies (with respect to PotlatchDeltic), and the corresponding trading multiples, considered by Morgan Stanley were:

Selected Companies	Enterprise Value / 2025E EBITDA	Enterprise Value / 2026E EBITDA
Rayonier Inc.	18.4x	17.1x
PotlatchDeltic Corporation	16.2x	14.0x
Weyerhaeuser Company	20.3x	15.3x
Interfor Corp.	39.7x	5.2x
Canfor Corp.	15.0x	7.2x
West Fraser Timber Co. Ltd.	16.9x	8.8x
Boise Cascade Company	8.1x	6.9x

Taking into account the results of the selected companies analysis, Morgan Stanley applied multiple ranges of 13.5x to 16.5x to estimated 2025E Adjusted EBITDA for PotlatchDeltic and 10.0x to 13.0x to estimated 2026E Adjusted EBITDA for PotlatchDeltic, in each case based on the Rayonier projections for PotlatchDeltic. The selected companies analysis indicated implied per share illustrative value ranges, rounded to the nearest $0.05, of $29.25 to $38.45 for PotlatchDeltic common stock (based on 2025E Adjusted EBITDA multiple methodology) and $26.75 to $38.45 for PotlatchDeltic common stock (based on 2026E Adjusted EBITDA multiple methodology).

Rayonier. The selected companies (with respect to Rayonier), and the corresponding trading multiples, considered by Morgan Stanley were:

Selected Companies	Enterprise Value / 2025E EBITDA	Enterprise Value / 2026E EBITDA
Rayonier Inc.	18.4x	17.1x
PotlatchDeltic Corporation	16.2x	14.0x
Weyerhaeuser Company	20.3x	15.3x

Taking into account the results of the selected companies analysis, Morgan Stanley applied multiple ranges of 17.0x to 20.0x to estimated 2025E Adjusted EBITDA for Rayonier and 15.0x to 18.0x to estimated 2026E Adjusted EBITDA for Rayonier, in each case based on the Rayonier projections for Rayonier. The selected companies analysis indicated implied per share illustrative value ranges, rounded to the nearest $0.05, of $23.05 to $27.30 for the Rayonier common shares (based on 2025E Adjusted EBITDA multiple methodology) and $20.85 to $25.20 for the Rayonier common shares (based on 2026E Adjusted EBITDA multiple methodology).

The selected companies analysis indicated implied exchange ratio reference ranges of 1.072 to 1.668 Rayonier common shares for each share of PotlatchDeltic common stock (based on 2025E Adjusted EBITDA multiple methodology) and 1.062 to 1.845 Rayonier common shares for each share of PotlatchDeltic common stock (based on 2026E Adjusted EBITDA multiple methodology), as compared to the exchange ratio in the merger of 1.7339 Rayonier common shares for each share of PotlatchDeltic common stock.

Discounted Cash Flow Analysis

PotlatchDeltic. Morgan Stanley performed a discounted cash flow analysis of PotlatchDeltic on a standalone basis by calculating the estimated net present value of the projected after-tax, unlevered, free cash flows of PotlatchDeltic for the three months ended December 31, 2025 and the years ended December 31, 2026 through December 31, 2030, based on the Rayonier projections for PotlatchDeltic. Morgan Stanley applied a range of perpetuity growth rates of 3.50% to 4.00% to derive a range of estimated terminal values and a discount rate of 7.0% (reflecting a midpoint of the range of estimated weighted average cost of capital for PotlatchDeltic of 6.3% to 7.8%) to the projected unlevered free cash flows and the range of estimated terminal values. The discounted cash flow analysis for PotlatchDeltic indicated an implied per share illustrative value range, rounded to the nearest $0.05, of $81.65 to $95.25 for PotlatchDeltic common stock.

Rayonier. Morgan Stanley performed a discounted cash flow analysis of Rayonier on a standalone basis by calculating the estimated net present value of the projected after-tax, unlevered, free cash flows of Rayonier for the three months ended December 31, 2025 and the years ended December 31, 2026 through December 31, 2029, based on the Rayonier projections for Rayonier. Morgan Stanley applied a range of perpetuity growth rates of 3.50% to 4.0% to derive a range of estimated terminal values and a discount rate of 6.7% (reflecting a midpoint of the range of estimated weighted average cost of capital for Rayonier of 5.9% to 7.6%) to the projected unlevered free cash flows and the range of estimated terminal values. The discounted cash flow analysis for Rayonier indicated an implied per share illustrative value range, rounded to the nearest $0.05, of $47.55 to $55.80 for the Rayonier common shares.

Morgan Stanley’s discounted cash flow analyses described above were performed without giving effect to the potential synergies anticipated by Rayonier to result from the merger. The discounted cash flow analysis indicated an implied exchange ratio reference range of 1.464 to 2.003 Rayonier common shares for each share of PotlatchDeltic common stock, as compared to the exchange ratio in the merger of 1.7339 Rayonier common shares for each share of PotlatchDeltic common stock.

Sum of the Parts

Morgan Stanley also conducted a sum of the parts analysis of each of PotlatchDeltic and Rayonier on a standalone basis by estimating ranges of value for their respective business segments, as indicated below. Morgan Stanley’s sum of the parts analyses described below were performed without giving effect to the potential synergies anticipated by Rayonier to result from the merger.

PotlatchDeltic. Morgan Stanley derived an illustrative range of enterprise values for PotlatchDeltic by adding (a) a range of values for the U.S. South timberlands business of $2,530 million to $3,125 million (derived by multiplying PotlatchDeltic’s acres in the region by a multiple range of $1,700/acre to $2,100/acre), (b) a range of values for the Inland Northwest timberlands business of $1,810 million to $2,184 million (derived by multiplying PotlatchDeltic’s acres in the region by a multiple range of $2,900/acre to $3,500/acre), (c) a range of values for the Real Estate business of $100 million to $200 million (derived using its professional judgment and experience after its review of research analyst reports), and (d) a range of values for the Wood Products business of $434 million to $732 million (derived by applying a multiple range of 5.2x to 8.8x (selected by Morgan Stanley using its professional judgment and experience after reviewing 2026E EBITDA trading multiples noted above for Interfor Corp., Canfor Corp., West Fraser Timber Co. Ltd. and Boise Cascade Company) to Rayonier’s estimate of 2026E EBITDA for the business). Morgan Stanley selected the acreage multiple ranges using its professional judgment and experience after its review of research analyst reports, analysis provided by Rayonier’s management and data published by National Council of Real Estate Investment Fiduciaries (“NCREIF”). The sum of the parts analysis for PotlatchDeltic indicated an implied per share illustrative value range, rounded to the nearest $0.05, of range of $49.95 to $67.45.

Rayonier. Morgan Stanley derived an illustrative range of enterprise values for Rayonier by adding (a) a range of values for the U.S. South timberlands business of $3,478 million to $4,348 million (derived by multiplying Rayonier’s acres in the region by a multiple range of $2,000/acre to $2,500/acre), (b) a range of values for the Pacific Northwest timberlands business of $1,075 million to $1,382 million (derived by multiplying Rayonier’s acres in the region by a multiple range of $3,500/acre to $4,500/acre), (c) a range of values for the Real Estate business of $1,062 million to $1,416 million (derived by multiplying Rayonier’s acres in the business by a multiple range of $9,000/acre to $12,000/acre), and (d) a range of values for the Land Based Solutions business of $650 million to $1,350 million (derived by applying a multiple range of 18.0x to 25.0x (selected by Morgan Stanley using its professional judgment and experience after reviewing Rayonier’s EBITDA trading multiples) to Rayonier’s range estimate of its 2030E EBITDA for its Land Based Solutions business and discounting such range to September 30, 2025 by a 6.7% discount rate). Morgan Stanley selected these acreage multiple ranges using its professional judgment and experience after its review of research analyst reports, analysis provided by Rayonier’s management and data published by NCREIF. The sum of the parts analysis for Rayonier indicated implied per share illustrative value ranges, rounded to the nearest $0.05, of (a) $39.15 to $53.40 (including the Land Based Solutions business) and (b) $35.00 to $44.80 (excluding the Land Based Solutions business).

The sum of the parts analysis (without including potential values directly attributable to land based solutions business activities for either company) indicated an implied exchange ratio reference range of 1.116 to 1.926 Rayonier common shares for each share of PotlatchDeltic common stock, as compared to the exchange ratio in the merger of 1.7339 Rayonier common shares for each share of PotlatchDeltic common stock.

Other Analyses and Information

Morgan Stanley also reviewed and considered certain additional factors that were not considered part of its material financial analyses with respect to its opinion, but which were noted for informational purposes for the Rayonier board, including:

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Illustrative Value Creation Analysis. Morgan Stanley reviewed with the Rayonier board an illustrative value creation analysis which illustrated potential upside for the shareholders of the pro forma combined company that could arise from the merger were Rayonier’s management’s estimates regarding the anticipated synergies to result from the merger to be realized. Morgan Stanley calculated that the product of (a) 53.6% (reflecting the pro forma ownership of Rayonier’s stockholders in the combined company) and (b) the sum of (i) Rayonier’s equity market capitalization (based on the stock price for the Rayonier common shares as of October 10, 2025), (ii) PotlatchDeltic’s equity market capitalization (based on the stock price for PotlatchDeltic common stock as of October 10, 2025), and (iii) an estimate for the capitalized value of the run-rate synergies anticipated by Rayonier’s management to result from the merger derived by applying an illustrative 17.9x trading multiple (which reflected a blended EBITDA multiple for Rayonier and PotlatchDeltic for 2025 based on the Rayonier projections for Rayonier and the Rayonier projections for PotlatchDeltic) to such management’s estimate of such run-rate synergies. Morgan Stanley noted that such calculated product of approximately $4,228 million exceeded Rayonier’s standalone equity market capitalization (based on the stock price for the Rayonier common shares as of October 10, 2025) of approximately $3,985 million.

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Three-Year Trading Range. Morgan Stanley reviewed the three-year trading history through October 10, 2025 for the Rayonier common shares and PotlatchDeltic common stock, which reflected a range of intraday stock prices during such period of (x) $21.84 to $37.79 for the Rayonier common shares and (y) $36.82 to $54.44 for PotlatchDeltic common stock.

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Analyst Price Targets. Morgan Stanley reviewed sell-side analyst price targets for the Rayonier common shares and PotlatchDeltic common stock published by seven equity research analysts from August 8, 2025 to September 29, 2025 for Rayonier and from July 29, 2025 to September 29, 2025 for PotlatchDeltic. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share and were not discounted to reflect present values. The range of undiscounted price targets was $27.00 to $37.00 for the Rayonier common shares and $45.00 to $55.00 for PotlatchDeltic common stock. These ranges were also discounted to present value by applying, for a one-year discount period, an illustrative discount rate of 7.7%, for Rayonier and 8.6% for PotlatchDeltic (which were selected by Morgan Stanley based on Rayonier’s and PotlatchDeltic’s respective assumed cost of equity). The range of discounted price targets was $25.05 to $34.35 for the Rayonier common shares and $41.45 to $50.65 for PotlatchDeltic common stock. The price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares and these estimates are subject to uncertainties, including the future financial performance of the subject companies and future financial market conditions.

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Observed Premia. Morgan Stanley reviewed the premia observed in merger of equals transactions announced since 2010 involving all stock merger consideration and U.S. listed counterparties in which the acquired company’s stockholders retained at least a 40% interest in the pro forma company. Morgan Stanley observed that the 25th and 75th percentile of the one-day premiums paid in such transactions were (0.9%) and 8.5%, respectively, and that application of such observed premiums to the share price for PotlatchDeltic common stock as of October 10, 2025 indicated implied per share illustrative values, rounded to the nearest $0.05, of $40.40 and $44.20.

Other Matters

Rayonier retained Morgan Stanley as its financial advisor in connection with the merger based on Morgan Stanley’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Rayonier, PotlatchDeltic, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. Morgan Stanley informed Rayonier that, as of September 17, 2025, it held an aggregate proprietary interest of less than 1% of the common stock of each of Rayonier and PotlatchDeltic.

Pursuant to the engagement letter between Rayonier and Morgan Stanley, Rayonier agreed to pay Morgan Stanley a fee of $20 million for its services of which $3 million became payable to Morgan Stanley upon the rendering of its opinion to the Rayonier board and the remainder of which is contingent upon the consummation of the merger. In addition, Rayonier has agreed to reimburse certain of Morgan Stanley’s expenses and to indemnify Morgan Stanley and certain related parties for certain liabilities and other items arising out of or related to its engagement.

In the two years prior to the date of its opinion, Morgan Stanley provided financial advisory and financing services to Rayonier and its affiliates and received fees in connection with such services of between $2 million and $5 million and did not receive any fees for financial advisory or financing services from PotlatchDeltic and its affiliates. In addition, Morgan Stanley or one or more of its affiliates is a lender to Rayonier. Morgan Stanley may also seek to provide financial advisory and financing services to Rayonier and PotlatchDeltic and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor

PotlatchDeltic has retained BofA Securities to act as PotlatchDeltic’s financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. PotlatchDeltic selected BofA Securities to act as PotlatchDeltic’s financial advisor in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with PotlatchDeltic and its business.

On October 13, 2025, at a meeting of the PotlatchDeltic board held to evaluate the merger, BofA Securities delivered to the PotlatchDeltic board an oral opinion, which was confirmed by delivery of a written opinion dated

October 13, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of shares of PotlatchDeltic common stock (other than Cancelled Shares).

The full text of BofA Securities’ written opinion to the PotlatchDeltic board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the PotlatchDeltic board for the benefit and use of the PotlatchDeltic board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to PotlatchDeltic or in which PotlatchDeltic might engage or as to the underlying business decision of PotlatchDeltic to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder or other person as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Securities:

(1)	reviewed certain publicly available business and financial information relating to PotlatchDeltic and Rayonier;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of PotlatchDeltic furnished to or discussed with BofA Securities by the management of PotlatchDeltic, including certain financial forecasts relating to PotlatchDeltic prepared by the management of PotlatchDeltic (the “PotlatchDeltic management forecasts”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Rayonier furnished to or discussed with BofA Securities by the managements of Rayonier and PotlatchDeltic, including certain financial forecasts relating to Rayonier prepared by the management of Rayonier as reviewed and approved for BofA Securities’ use by the management of PotlatchDeltic (the “Rayonier management forecasts”);*

(4)	reviewed certain estimates as to the amount and timing of cost savings anticipated by the managements of PotlatchDeltic and Rayonier to result from the merger (the “cost savings”);

(5)

discussed the past and current business, operations, financial condition and prospects of PotlatchDeltic with members of senior management of PotlatchDeltic, and discussed the past and current business, operations, financial condition and prospects of Rayonier with members of senior managements of PotlatchDeltic and Rayonier;

(6)	reviewed the potential pro forma financial impact of the merger on the future financial performance of Rayonier, including the potential effect on Rayonier’s estimated cash available for distribution;

(7)

reviewed the trading histories for shares of PotlatchDeltic common stock and Rayonier common shares and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

(8)	compared certain financial and stock market information of PotlatchDeltic and Rayonier with similar information of other companies BofA Securities deemed relevant;

*

The Unlevered Free Cash Flow calculated for inclusion in the financial forecasts relating to Rayonier set forth in “The Merger—Certain Unaudited Prospective Financial Information—Rayonier Standalone Projections” was not provided to PotlatchDeltic and therefore not used and relied upon by BofA Securities for purposes of BofA Securities’ opinion and related financial analyses.

(9)	reviewed the relative financial contributions of PotlatchDeltic and Rayonier to the future financial performance of the combined company on a pro forma basis;

(10)	reviewed the merger agreement; and

(11)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of PotlatchDeltic and Rayonier that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the PotlatchDeltic management forecasts, BofA Securities was advised by PotlatchDeltic, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of PotlatchDeltic as to the future financial performance of PotlatchDeltic. With respect to the Rayonier management forecasts, BofA Securities was advised by PotlatchDeltic, and assumed, that they reflect the best currently available estimates and good faith judgments of the management of PotlatchDeltic as to the future financial performance of Rayonier. With respect to the cost savings, BofA Securities was advised by PotlatchDeltic, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of PotlatchDeltic as to the future performance of Rayonier and the other matters covered thereby. BofA Securities relied, at the direction of PotlatchDeltic, on the assessments of the managements of PotlatchDeltic and Rayonier as to Rayonier’s ability to achieve the cost savings and assumed, with the consent of PotlatchDeltic, that the cost savings would be realized in the amounts and at the times projected. BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PotlatchDeltic or Rayonier, nor did it make any physical inspection of the properties or assets of PotlatchDeltic or Rayonier. BofA Securities did not evaluate the solvency or fair value of PotlatchDeltic or Rayonier under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of PotlatchDeltic, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on PotlatchDeltic, Rayonier or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of PotlatchDeltic, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code.

BofA Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or any terms or other aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of PotlatchDeltic or any alternative transaction. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to the holders of shares of PotlatchDeltic common stock (other than Cancelled Shares) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to PotlatchDeltic or in which PotlatchDeltic might engage or as to the underlying business decision of PotlatchDeltic to proceed with or effect the merger. BofA Securities did not express any opinion as to what the value of Rayonier common shares actually would be when issued or the prices at which shares of PotlatchDeltic common stock or Rayonier common shares would trade at any time, including following announcement or consummation of the merger. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder or other person should vote or act in connection with the merger or any related matter. Except as described above, PotlatchDeltic imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The following represents a brief summary of the material financial analyses presented by BofA Securities to the PotlatchDeltic board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

PotlatchDeltic Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Securities reviewed publicly available financial and stock market information for PotlatchDeltic and the following two publicly traded companies in the timberlands and real estate sector (the “PotlatchDeltic timberlands and real estate selected companies”):

•	Rayonier Inc.

•	Weyerhaeuser Company

BofA Securities also reviewed publicly available financial and stock market information for the following four publicly traded companies in the wood products sector (the “PotlatchDeltic wood products selected companies” and, together with the PotlatchDeltic timberlands and real estate selected companies, the “PotlatchDeltic selected companies”):

•	Interfor Corporation

•	Louisiana-Pacific Corporation

•	Canfor Corporation

•	Boise Cascade Company

BofA Securities reviewed, among other things, enterprise values of PotlatchDeltic timberlands and real estate selected companies, calculated as equity values, based on closing stock prices on October 10, 2025, and the number of fully diluted shares outstanding, plus debt, and less cash and cash equivalents, as a multiple of calendar year 2025 estimated adjusted earnings before interest, taxes, depreciation, depletion and amortization (“Adjusted EBITDDA”).

PotlatchDeltic Timberland and Real Estate Selected Company	EV / 2025E EBITDDA Multiple
Weyerhaeuser Company	21.2x
Rayonier Inc.	18.7x

BofA Securities also reviewed, among other things, enterprise values of PotlatchDeltic wood products selected companies, calculated as equity values, based on closing stock prices on October 10, 2025, and the number of fully diluted shares outstanding, plus debt, and less cash and cash equivalents, as a multiple of calendar year 2025 estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).*

PotlatchDeltic Wood Products Selected Company	EV / 2025E EBITDA Multiple
Interfor Corporation	30.2x
Louisiana-Pacific Corporation	14.1x
Canfor Corporation	11.3x
Boise Cascade Company	7.6x

BofA Securities then applied calendar year 2025 Adjusted EBITDDA multiples of 15.0x to 17.0x for the timberlands and real estate segment and 6.0x to 7.0x for the wood products segment derived from the PotlatchDeltic selected companies based on BofA Securities’ professional experience and judgment to PotlatchDeltic’s calendar year 2025 estimated Adjusted EBITDDA for the timberlands and real estate segment and to the average of PotlatchDeltic’s calendar years 2025 through 2030 estimated Adjusted EBITDDA for the wood products segment, respectively. Estimated financial data of the selected publicly traded companies were based on public filings and publicly available research analysts’ estimates as of October 10, 2025. Financial data of PotlatchDeltic were based on the PotlatchDeltic management forecasts and public filings as of October 10, 2025. From the resulting enterprise values, BofA Securities deducted net debt of $1,041 million, as of September 30, 2025, to derive equity values.

This analysis indicated the following approximate implied per share equity value reference range for PotlatchDeltic, as compared to the share price of PotlatchDeltic common stock implied by the exchange ratio, based on the closing price of Rayonier common shares on October 10, 2025:

Implied Per Share Equity Value Reference Range for PotlatchDeltic	Per Share Price Implied by Exchange Ratio
$39.25—$46.50	$44.11

No company used in this analysis is identical or directly comparable to PotlatchDeltic. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which PotlatchDeltic was compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of PotlatchDeltic to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that PotlatchDeltic was forecasted to generate during PotlatchDeltic’s fourth quarter of fiscal year 2025 and fiscal years 2026 through 2030 based on the PotlatchDeltic management forecasts. BofA Securities calculated terminal values for PotlatchDeltic by applying to PotlatchDeltic’s estimated unlevered free cash flow in the terminal year a range of perpetuity growth rates of 3.25% to 3.75% for the timberlands and real estate segment and 2.25% to 2.75% for the wood products segment, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience and input from PotlatchDeltic management. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of September 30, 2025 using discount rates ranging from 8.5% to 10.0% for the timberlands and real estate segment and 10.0% to 12.25% for the wood products segment, which were based on an estimate of PotlatchDeltic’s weighted average cost of capital for the timberlands and real estate

*

References to “EBITDA” when used in connection with the PotlatchDeltic wood products selected companies are equivalent to using Adjusted EBITDA for the PotlatchDeltic timberlands and real estate selected companies as depletions are not relevant to the PotlatchDeltic wood products selected companies.

segment and the wood products segment, respectively. From the resulting enterprise values, BofA Securities deducted net debt of $1,041 million, as of September 30, 2025, to derive equity values.

This analysis indicated the following approximate implied per share equity value reference ranges for PotlatchDeltic, as compared to the per share price of PotlatchDeltic common stock implied by the exchange ratio based on the closing price of Rayonier common shares on October 10, 2025:

Implied Per Share Equity Value Reference Range for PotlatchDeltic	Per Share Price Implied by Exchange Ratio
$40.50—$61.75	$44.11

Rayonier Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Securities reviewed publicly available financial and stock market information for Rayonier and the following two selected publicly traded companies in the timberlands and real estate sector (the “Rayonier selected companies”):

•	PotlatchDeltic Corporation

•	Weyerhaeuser Company

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values, based on closing stock prices on October 10, 2025, and the number of fully diluted shares outstanding, plus debt, and less cash and cash equivalents, as a multiple of calendar year 2025 estimated Adjusted EBITDDA.

Rayonier Selected Company	EV / 2025E EBITDDA Multiple
Weyerhaeuser Company	21.2x
PotlatchDeltic Corporation	17.6x

BofA Securities then applied calendar year 2025 adjusted EBITDDA multiples of 18.5x to 20.5x derived from the Rayonier selected companies based on BofA Securities’ professional experience and judgment to Rayonier’s calendar year 2025 estimated adjusted EBITDDA. Estimated financial data of the selected publicly traded companies were based on public filings and publicly available research analysts’ estimates as of October 10, 2025. Financial data of Rayonier were based on the Rayonier management forecasts and public filings as of October 10, 2025. From the resulting enterprise values, BofA Securities deducted net debt of $132 million, as of September 30, 2025, to derive equity values.

This analysis indicated the following approximate implied per share equity value reference range for Rayonier, as compared to the closing price of Rayonier common shares on October 10, 2025:

Implied Per Share Equity Value Reference Range for Rayonier	Closing Trading Price of Rayonier Common Stock on October 10, 2025
$25.25—$28.00	$25.44

No company used in this analysis is identical or directly comparable to Rayonier. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Rayonier was compared.

Discounted Cash Flow Analysis.

BofA Securities performed a discounted cash flow analysis of Rayonier to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Rayonier was forecasted to generate during Rayonier’s fourth quarter of fiscal year 2025 and fiscal years 2026 through 2029 based on the Rayonier management forecasts. BofA Securities calculated terminal values for Rayonier by applying to Rayonier’s estimated unlevered free cash flow in the terminal year a range of perpetuity growth rates of 4.0% to 4.5%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience and input from PotlatchDeltic management. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of September 30, 2025 using discount rates ranging from 8.5% to 10.0%, which were based on an estimate of Rayonier’s weighted average cost of capital. From the resulting enterprise values, BofA Securities deducted net debt of $132 million, as of September 30, 2025, to derive equity values.

This analysis indicated the following approximate implied per share equity value reference ranges for Rayonier, as compared to the closing price of Rayonier common shares on October 10, 2025:

Implied Per Share Equity Value Reference Range for Rayonier	Closing Trading Price of Rayonier Common Stock on October 10, 2025
$24.25—$37.00	$25.44

Summary of Material Relative Financial Analyses

Implied Exchange Ratio Analysis – Selected Publicly Traded Companies Analysis

Utilizing the implied per share equity value reference ranges derived for PotlatchDeltic described above in the section entitled “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — PotlatchDeltic Financial Analyses — Selected Publicly Traded Companies Analysis” and for Rayonier described above in the section entitled “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — Rayonier Financial Analyses — Selected Publicly Traded Companies Analysis” for each of PotlatchDeltic and Rayonier, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for PotlatchDeltic by the high endpoint and low endpoint of the per share equity reference range derived for Rayonier, respectively, BofA Securities calculated an approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio – Selected Publicly Traded Companies Analysis	Merger’s Exchange Ratio
1.4018x – 1.8416x	1.7339x

Implied Exchange Ratio Analysis – Discounted Cash Flow Analysis

Utilizing the implied per share equity value reference ranges derived for PotlatchDeltic described above in the section entitled “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — PotlatchDeltic Financial Analyses — Discounted Cash Flow Analysis” and for Rayonier described above in the section entitled “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — Rayonier Financial Analyses — Discounted Cash Flow Analysis” for each of PotlatchDeltic and Rayonier, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for PotlatchDeltic by the high endpoint and low endpoint of the per share equity reference range derived for Rayonier, respectively, BofA Securities calculated an approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio – Discounted Cash Flow Analysis	Merger’s Exchange Ratio
1.0946x – 2.5464x	1.7339x

Has/Gets Analysis

BofA Securities performed a has/gets analysis to calculate the theoretical change in value for holders of shares of PotlatchDeltic common stock resulting from the merger based on a comparison of (i) the 100% ownership by holders of shares of PotlatchDeltic common stock of PotlatchDeltic on a stand-alone basis and (ii) the pro forma ownership by holders of shares of PotlatchDeltic common stock of Rayonier after giving effect to the merger.

For PotlatchDeltic common stock on a standalone basis, BofA Securities used the implied reference range indicated in the discounted cash flow analysis described above in the section entitled “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — PotlatchDeltic Financial Analyses — Discounted Cash Flow Analysis.” BofA Securities then performed the same analysis by calculating the range of implied per share equity values allocable to holders of shares of PotlatchDeltic common stock on a pro forma basis, after giving effect to the merger, by assuming approximately 46% pro forma ownership, based on the number of Rayonier common shares estimated to be issued to holders of shares of PotlatchDeltic common stock in the merger, utilizing the results of the standalone discounted cash flow analysis for PotlatchDeltic and Rayonier described above in the sections entitled “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — PotlatchDeltic Financial Analyses — Discounted Cash Flow Analysis” and “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — Rayonier Financial Analyses — Discounted Cash Flow Analysis,” respectively, and taking into account the net present value of the cost savings using discount rates ranging from 8.5% to 10.0%.

The analysis indicated the following approximate implied pro forma per share equity value reference ranges for PotlatchDeltic common stock pro forma after giving effect to the merger, based on the exchange ratio, for each share of PotlatchDeltic common stock, compared to the range of implied per share equity values for PotlatchDeltic common stock on a standalone basis:

Per Share Equity Value Reference Ranges for PotlatchDeltic common stock
Standalone	$40.50 - $61.75
Pro Forma	$43.55 - $65.45

Other Factors

In rendering its opinion, BofA Securities also noted certain additional factors that were not considered as part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading price range of PotlatchDeltic common stock during the one-year period ended October 10, 2025, which was $37.16 to $47.34;

•	historical trading price range of Rayonier common shares during the one-year period ended October 10, 2025, which was $22.12 to $32.36;

•

certain publicly available equity research analyst price targets for PotlatchDeltic common stock as of October 10, 2025, which indicated a range of $45.00 to $55.00 and a present value of $40.75 to $49.75 when discounted by one year at PotlatchDeltic’s estimated mid-point cost of equity of 10.50%, derived using the capital asset pricing model;

•

certain publicly available equity research analyst price targets for Rayonier common shares as of October 10, 2025, which indicated a range of $27.00 to $37.00 and a present value of $24.50 to $33.75 when discounted by one year at Rayonier’s estimated mid-point cost of equity of 10.0%, derived using the capital asset pricing model; and

•

the relationship between movements in shares of PotlatchDeltic common stock and Rayonier common shares during the period commencing on October 10, 2022 and ending on October 10, 2025, including the daily ratio of the closing share price of PotlatchDeltic common stock to the closing share price of Rayonier common shares during such period, and the average of this ratio calculated over various periods ended October 10, 2025.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — PotlatchDeltic Financial Analyses”, “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — Rayonier Financial Analyses” and “Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor — Summary of Material Relative Financial Analyses” is a summary of the material financial analyses presented by BofA Securities to PotlatchDeltic’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of PotlatchDeltic and Rayonier. The estimates of the future performance of PotlatchDeltic and Rayonier in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to the PotlatchDeltic board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of PotlatchDeltic or Rayonier.

The type and amount of consideration payable in the merger was determined through negotiations between PotlatchDeltic and Rayonier, rather than by any financial advisor, and was approved by the PotlatchDeltic board. The decision to enter into the merger agreement was solely that of the PotlatchDeltic board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the PotlatchDeltic board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the PotlatchDeltic board or management with respect to the merger or the exchange ratio.

PotlatchDeltic has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee currently estimated to be approximately $36 million, $1.5 million of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the merger. PotlatchDeltic also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of PotlatchDeltic, Rayonier and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to PotlatchDeltic and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including providing deposit, checking and other treasury services, short term credit facilities, letters of credit and other commercial credit services, and interest rate swaps and other markets services. From October 1, 2023 through September 30, 2025, BofA Securities and its affiliates derived aggregate revenues from PotlatchDeltic and its affiliates of approximately $5 million for corporate banking and global markets services.

In addition, BofA Securities and its affiliates in the future may provide, investment banking, commercial banking and other financial services to Rayonier and certain of its affiliates and in the future may receive compensation for the rendering of these services.

As of October 10, 2025, the last trading day prior to BofA Securities delivering its fairness opinion, BofA Securities and its affiliates directly owned in a non-fiduciary capacity shares of common stock of PotlatchDeltic and Rayonier common shares, which as of the close of trading on such date, had a market value of approximately $10 million and $5 million, respectively (which, in each case, constituted less than 0.5% of such issuer’s outstanding common stock as of such date).

Interests of Directors and Executive Officers in the Merger

Interests of Rayonier Directors and Executive Officers in the Merger

In considering the recommendation of the Rayonier board to vote to approve the Rayonier share issuance proposal, holders of Rayonier common shares should be aware that the directors and executive officers of Rayonier may have interests in the merger that are different from, or in addition to, the interests of holders of Rayonier common shares generally and that may create potential conflicts of interest. The Rayonier board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Rayonier common shares that they vote to approve the Rayonier share issuance proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 66 and “The Merger—Rayonier’s Reasons for the Merger; Recommendation of the Rayonier Board” beginning on page 77.

These interests are described in more detail below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the effective time will occur on December 8, 2025 (which is the assumed date solely for purposes of the disclosure in this section);

•

each of Rayonier’s executive officers will experience a termination without “Cause” or for “Good Reason” (each, a “Qualifying Termination”) under the Rayonier Executive Severance Pay Plan at such time;

•

the relevant price per share of Rayonier common shares is $24.53 (the average closing market price of Rayonier common shares over the first five (5) business days following the public announcement of the merger on and including October 14, 2025, rounded to the nearest whole cent); and

•	performance goals applicable to unvested Rayonier PSUs are deemed achieved at the effective time at target level of performance.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the transaction.

Rayonier’s Executive Officers and Directors

For purposes of this joint proxy statement/prospectus, Rayonier’s named executive officers are:

Name	Position
Mark D. McHugh	President and Chief Executive Officer
April J. Tice	Senior Vice President and Chief Financial Officer
Douglas M. Long	Executive Vice President and Chief Resource Officer
W. Rhett Rogers	Senior Vice President, Portfolio Management
Mark R. Bridwell	Senior Vice President, General Counsel and Corporate Secretary

David L. Nunes, Former Chief Executive Officer, retired on April 1, 2024, but is also a named executive officer for purposes of this disclosure. Mr. Nunes is not entitled to receive any compensation, and does not have any interests that are different from the interests of holders of Rayonier common shares generally, in connection with the merger, except as described in the section below entitled “—Treatment of Outstanding Equity Awards.”

In accordance with SEC rules, this disclosure also covers each employee of Rayonier who served as an executive officer at any time since January 1, 2024. Rayonier’s executive officers who are not named executive officers are Christopher T. Corr and Shelby L. Pyatt. Rayonier’s non-employee directors are Scott R. Jones, Keith E. Bass, Gregg A. Gonsalves, V. Larkin Martin, Meridee A. Moore, Ann C. Nelson, Matthew J. Rivers and Andrew G. Wiltshire.

Treatment of Outstanding Equity Awards

Outstanding Rayonier equity awards, including Rayonier RSUs and Rayonier PSUs held by Rayonier’s executive officers immediately prior to the effective time, generally will remain outstanding as of immediately following the effective time. In order to treat equity award holders of Rayonier and equity award holders of PotlatchDeltic similarly, the merger will be considered a change in control for purposes of Rayonier’s equity awards that are outstanding as of immediately prior to the effective time. The performance goals underlying Rayonier PSUs that are granted prior to the effective time will be deemed achieved based on the greater of the target level and actual level of performance. Therefore, at and following the effective time, each such Rayonier PSU will only be subject to time-based vesting conditions. As of December 8, 2025, Mr. Nunes currently holds a number of Rayonier PSUs that remain outstanding following his retirement, and such Rayonier PSUs will receive the treatment described in the two immediately preceding sentences.

Pursuant to the Rayonier Executive Severance Pay Plan, as described in further detail below, upon a Qualifying Termination within 24 months following a change in control of Rayonier, all outstanding equity awards held by each executive officer as of the effective time will immediately vest.

Quantification of Rayonier Equity Awards

See the section entitled “Quantification of Potential Payments and Benefits to Rayonier Named Executive Officers in Connection with the Merger” beginning on page 111 of this joint proxy statement/prospectus for an estimate of the value of each of Rayonier’s named executive officer’s unvested Rayonier equity awards. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate value of the unvested equity awards held by two executive officers who are not named executive officers of Rayonier is: unvested Rayonier RSUs—$696,701; and unvested Rayonier PSUs—$849,302. Rayonier directors do not hold unvested Rayonier equity awards.

Executive Severance Pay Plan

Each Rayonier executive officer participates in the Rayonier Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan provides that, in the event that an executive officer experiences a Qualifying Termination within 24 months following a change in control of Rayonier, then Rayonier will be obligated to pay the executive officer a cash lump sum payment within ten days following the executive officer’s Qualifying Termination (subject to the release requirement described below) equal to the following:

•

two times (or three times, in the case of Messrs. McHugh and Long, and one executive officer who is not a named executive officer) the sum of (i) the executive officer’s then-current base salary (or, if higher, the highest annual base salary paid to the executive officer in the 24-month period preceding the change in control) and (ii) an amount equal to the greatest of (a) the average of the bonus amount actually paid in the three-year period comprised of the year of termination and the two preceding years, (b) the target bonus for the year in which the change in control occurs and (c) the target bonus for the year in which the Qualifying Termination occurs;

•	a pro rata amount of the executive officer’s target annual bonus for the year in which the Qualifying Termination occurs;

•

the benefit to which the executive officer would have been entitled to receive under the Rayonier Investment and Savings Plan for Salaried Employees (the “401(k) Plan”), Rayonier Supplemental Savings Plan and Rayonier Retirement Plan for Salaried Employees, without regard to “vesting” thereunder, had the executive officer accumulated an additional three years of service following the Qualifying Termination;

•

an amount equal to the two times (or three times, in the case of Messrs. McHugh and Long, and one executive officer who is not a named executive officer) the annual employer contribution component applicable to the health and welfare plans in which the executive officer is eligible to participate, discounted for present value applying a 4% discount rate; and

•	an amount equal to the cost of outplacement services for a period of up to 12 months, not to exceed $30,000.

In addition, upon a Qualifying Termination within 24 months following a change in control of Rayonier, any unvested Rayonier equity awards held by the executive officer will immediately vest.

Each executive officer’s receipt of the severance benefits described herein is contingent upon the executive officer’s execution and nonrevocation of a release of claims in favor of Rayonier, and the executive officer’s compliance with a two-year post-termination confidentiality covenant. The merger agreement provides that the merger will constitute a “change in control” for purposes of the Severance Plan.

See the section entitled “Quantification of Potential Payments and Benefits to Rayonier Named Executive Officers in Connection with the Merger” beginning on page 111 of this joint proxy statement/prospectus for the estimated amounts that each of Rayonier’s named executive officers would receive under the Severance Plan upon a Qualifying Termination. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amount of the cash severance payments that Rayonier’s two executive officers who are not named executive officers would receive under the Severance Plan upon a Qualifying Termination is $4,151,265.

Letter Agreement with Mark D. McHugh

In connection with the merger, on October 13, 2025 (the date of the merger agreement), Mr. McHugh entered into a letter agreement with Rayonier (the “McHugh Agreement”). The McHugh Agreement will become effective as of, and contingent upon the occurrence of, the effective time.

The McHugh Agreement provides that Mr. McHugh will be employed as President and Chief Executive Officer of the combined company and serve as a member of the combined company’s board of directors during the four-year period following the effective time. Upon the expiration of the term of the McHugh Agreement, Mr. McHugh’s employment as President and Chief Executive Officer will continue on an “at-will” basis.

Pursuant to the McHugh Agreement, Mr. McHugh will receive an annual base salary of $950,000, will be eligible for an annual cash incentive award with a target opportunity of 150% of his base salary beginning in the 2026 fiscal year, will be granted annual long-term incentive awards with a target grant date fair value of $3,600,000 beginning in the 2026 fiscal year, and will be provided employee benefits and perquisites generally consistent with those provided to other executive officers of the combined company. If at any point during the term of the McHugh Agreement, Mr. McHugh experiences a Qualifying Termination, Mr. McHugh will be entitled to receive the severance benefits to which he is currently entitled under the Severance Plan, as described above under “—Executive Severance Pay Plan.”

Retention Program

In connection with the merger, Rayonier established a retention program, pursuant to which it granted cash retention awards to Ms. Tice and one other executive officer who is not a named executive officer in the amounts of $850,000 and $650,000, respectively. Each retention award will vest on the second anniversary of the effective time (the “Vesting Date”), subject to the executive officer’s employment through the vesting date; provided that, if the executive officer’s employment is terminated without “Cause” (as defined in the Severance Plan) prior to the Vesting Date, then, subject to the executive officer’s execution and nonrevocation of a release of claims in favor of Rayonier, the retention award will immediately vest.

New Management Arrangements

On October 14, 2025, Rayonier and PotlatchDeltic announced that, following the effective time, certain Rayonier executive officers would serve on the combined company’s leadership team in the following positions: Mr. Mark McHugh, President and Chief Executive Officer; and Mr. Rhett Rogers, Executive Vice President, Land Resources. In his role, it is anticipated that Mr. Rogers would receive an annual base salary of $525,000, be eligible for an annual cash incentive award with a target opportunity of 100% of base salary, and be eligible for annual long-term incentive awards with a target grant date fair value of $950,000.

Additionally, the following Rayonier executive officers are expected to join the combined company’s leadership team in the identified roles and with the following compensation terms following the effective time: Mark Bridwell, General Counsel and Corporate Secretary, would receive an annual base salary of $500,000, be eligible for an annual cash incentive award with a target opportunity of 75% of base salary, and be eligible for annual long-term incentive awards with a target grant date fair value of $625,000; April Tice, Senior Vice President and Chief Accounting Officer, would receive an annual base salary of $385,000, be eligible for an annual cash incentive award with a target opportunity of 65% of base salary, and be eligible for annual long-term incentive awards with a target grant date fair value of $280,000; and Chris Corr, Senior Vice President, Real Estate Development, would receive an annual base salary of $430,000, be eligible for an annual cash incentive award with a target opportunity of 65% of base salary, and be eligible for annual long-term incentive awards with a target grant date fair value of $410,000.

Notwithstanding the foregoing, as of the date of this joint proxy statement/prospectus, except as set forth above under “—Letter Agreement with Mark D. McHugh,” no other Rayonier executive officer has entered into any agreement with Rayonier or PotlatchDeltic regarding employment after the effective time, although it is possible that Rayonier or PotlatchDeltic may enter into new employment or other arrangements with executive officers in the future.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, for a period of six years from and after the effective time, Rayonier will indemnify certain persons, including Rayonier directors and executive officers, and will maintain insurance policies for the benefit of certain persons, including Rayonier directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance” beginning on page 168 of this joint proxy statement/prospectus.

Quantification of Potential Payments and Benefits to Rayonier Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K (to the extent applicable), which requires disclosure of information about certain compensation for each named executive officer of Rayonier that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the section entitled “Interests of Rayonier Directors and Executive Officers in the Merger” above.

The table below sets forth the payments and benefits (on a pre-tax basis) that each of Rayonier’s named executive officers would receive. Except as specifically noted, the disclosure below uses the relevant assumptions described above under “—Certain Assumptions.”

The calculations in the table do not include amounts that Rayonier’s named executive officers were already entitled to receive, or were vested in, as of December 8, 2025. The calculations in this table also do not include go-forward compensation amounts payable to Mr. McHugh, which are discussed in the section entitled “—Letter Agreement with Mark D. McHugh” beginning on page 109 of this joint proxy statement/prospectus, as those amounts are being paid pursuant to post-merger service arrangements. In addition, these amounts do not attempt to forecast any additional equity award grants or issuances or forfeitures that may occur prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name(1)	Cash ($)(2)		Equity ($)(3)		Perquisites / benefits ($)(4)		Other ($)(5)	Total ($)
Mark D. McHugh	$	6,339,394	$	5,157,751	$	84,881	$356,400	$	11,938,427
April J. Tice	$	2,099,243	$	1,272,739	$	72,489	$1,018,300	$	4,462,771
Douglas M. Long	$	3,816,667	$	2,098,026	$	91,282	$217,800	$	6,223,775
W. Rhett Rogers	$	2,222,727	$	1,555,104	$	66,922	$178,200	$	4,022,953
Mark R. Bridwell	$	1,850,000	$	1,221,741	$	31,840	$152,460	$	3,256,042

(1)

David L. Nunes, Former President and Chief Executive Officer, who retired from Rayonier on April 1, 2024, is also named executive officer for purposes of this disclosure but is not entitled to receive any compensation in connection with the merger, other than as described above in the section entitled “Interests of Rayonier Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards.”

(2)

Cash. The cash severance amounts payable to each of the named executive officers equal (A) two times (or three times, in the case of Messrs. McHugh and Long) the sum of (i) the named executive officer’s base salary and (ii) an amount equal to the greater of (x) the average of the bonus amount actually paid in the three-year period comprised of the year of termination and the two preceding years and (y) the target bonus for the year in which the effective time occurs, plus (B) a pro rata amount of the named executive officer’s target annual bonus, calculated based on the date on which the effective time occurs. Such cash severance amounts are “double-trigger” and are therefore payable pursuant to the Severance Plan if, within 24 months following the effective time, such named executive officer experiences a Qualifying Termination. For further information, see “Interests of Rayonier Directors and Executive Officers in the Merger—Executive Severance Pay Plan.”

(3)

Equity. The values set forth in the table include accelerated vesting of Rayonier RSUs and Rayonier PSUs upon a Qualifying Termination within 24 months following the effective time pursuant to the Severance

Plan. Performance goals applicable to any Rayonier PSUs that are outstanding as of the effective time will be deemed achieved based on the greater of the target level and actual level of performance. This accelerated vesting is a “double trigger” benefit. For further details regarding the treatment of Rayonier equity awards in connection with the transaction, see “Interests of Rayonier Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards” The estimated values of such awards are shown in the following table:

Name	Rayonier RSUs ($)		Rayonier PSUs ($)
Mark D. McHugh	$	2,369,009	$	2,788,742
April J. Tice	$	587,543	$	685,196
Douglas M. Long	$	947,667	$	1,150,359
W. Rhett Rogers	$	701,533	$	853,570
Mark R. Bridwell	$	549,349	$	672,392

(4)

Benefits. The values set forth in the table consist of a lump sum cash payment equal to (A) two times (or three times, in the case of Messrs. McHugh and Long) the estimated cost of the annual employer contribution component for the health and welfare programs in which the named executive officer is eligible to participate as of the date of the named executive officer’s Qualifying Termination plus (B) the maximum value of outplacement benefits to which the named executive officer is entitled following a Qualifying Termination. Such amounts are “double-trigger” and are therefore payable pursuant to the Severance Plan if, within 24 months following the effective time, such named executive officer experiences a Qualifying Termination. For further information, see “Interests of Rayonier Directors and Executive Officers in the Merger—Executive Severance Pay Plan.” The estimated value of such benefits are shown in the following table:

Name	Health and Welfare Contributions ($)		Outplacement Benefits ($)
Mark D. McHugh	$	54,881	$	30,000
April J. Tice	$	42,489	$	30,000
Douglas M. Long	$	61,282	$	30,000
W. Rhett Rogers	$	36,922	$	30,000
Mark R. Bridwell	$	1,840	$	30,000

(5)

Other. The values set forth in the table consist of a lump sum cash payment equal to, (A) for each named executive officer, an amount equal to the amount that would have been contributed to the 401(k) Plan, the Rayonier Supplemental Savings Plan and the Rayonier Retirement Plan for Salaried Employees had the named executive officer remained employed for an additional three years following the Qualifying Termination, based on the named executive officer’s contribution level in effect as of the Qualifying Termination, plus (B) for Ms. Tice, the value of her cash retention award, the payment of which would accelerate upon her termination without Cause (as defined in the Severance Plan) prior to the date the retention award would otherwise vest. Such amounts are “double-trigger” and are therefore only payable at the effective time if such named executive officer experiences a Qualifying Termination (or, with respect to Ms. Tice’s retention award, a termination without “Cause”) at such time. For further information, see the sections of this joint proxy statement/prospectus entitled “Interests of Rayonier Directors and Executive Officers in the Merger—Executive Severance Pay Plan” and “Interests of Rayonier Directors and Executive

Officers in the Merger—Retention Program.” The estimated value of such amounts are shown in the following table:

Name	401(k) Plan Payment ($)	Retention Award ($)
Mark D. McHugh	$356,400	$—
April J. Tice	$168,300	$850,000
Douglas M. Long	$217,800	$—
W. Rhett Rogers	$178,200	$—
Mark R. Bridwell	$152,460	$—

Interests of PotlatchDeltic Directors and Executive Officers in the Merger

In considering the recommendation of the PotlatchDeltic board to vote to approve the PotlatchDeltic merger agreement proposal, holders of PotlatchDeltic common stock should be aware that the directors and executive officers of PotlatchDeltic may have interests in the merger that are different from, or in addition to, the interests of holders of PotlatchDeltic common stock generally and that may create potential conflicts of interest. The PotlatchDeltic board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of PotlatchDeltic common stock that they vote to approve the PotlatchDeltic merger agreement proposal.

These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the merger to PotlatchDeltic’s named executive officers (which is the subject of a non-binding advisory vote of PotlatchDeltic shareholders). For more information, please see the section of this proxy statement entitled “Proposal 2: The PotlatchDeltic merger-related compensation proposal.” The merger will constitute a “change in control” for purposes of PotlatchDeltic executive compensation plans and agreements described below.

For purposes of this disclosure, PotlatchDeltic’s named executive officers who have an interest in the merger are:

•	Eric J. Cremers—President and Chief Executive Officer

•	Wayne Wasechek—Vice President and Chief Financial Officer

•	Ashlee Townsend Cribb—Vice President, Wood Products

•	Michele L. Tyler—Vice President, General Counsel & Corporate Secretary

•	William R. DeReu—Vice President, Real Estate

For purposes of this disclosure, PotlatchDeltic’s executive officers who are not named executive officers are Darin R. Ball, Robert L. Schwartz, Glen F. Smith, and Anna E. Torma. PotlatchDeltic’s non-employee directors are Anne L. Alonzo, Linda M. Breard, Michael J. Covey, James M. DeCosmo, William L. Driscoll, D. Mark Leland, Lawrence S. Peiros, and Lenore M. Sullivan.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the effective time will occur on December 8, 2025 (which is the assumed date of the effective time solely for purposes of the disclosure in this section);

•

each of PotlatchDeltic’s executive officers will experience a “separation from service” for “good reason” or other than for “cause” under PotlatchDeltic’s Severance Program for Executive Employees (“Executive Severance Program”);

•

the relevant price per share of PotlatchDeltic’s Common Stock is $41.81(the average closing market price of PotlatchDeltic common stock over the first five (5) business days following the public announcement of the merger on and including October 14, 2025);

•	all PotlatchDeltic RSU awards provide for double trigger vesting (as described below); and

•

performance goals applicable to unvested PotlatchDeltic performance share awards are deemed achieved at the effective time at the greater of target performance and actual performance with respect to performance cycles 2023-2025, 2024-2026, and 2025-2027, which for purposes hereof have been assumed to be achieved at target.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the merger.

Treatment of Outstanding Equity Awards

Under the merger agreement, the equity-based awards held by PotlatchDeltic’s directors and executive officers as of the effective time will be treated as follows (note that no PotlatchDeltic director or named executive officer holds any PotlatchDeltic options):

PotlatchDeltic Common Stock

The merger agreement provides that, at the effective time, each share of PotlatchDeltic common stock issued and outstanding immediately prior to the effective time, other than Cancelled Shares, will be converted into the right to receive a number of validly issued, fully paid and non-assessable Rayonier common shares equal to the exchange ratio plus any fractional share consideration; provided, that this merger consideration is subject to adjustment to equalize the economic impact of the one-time $1.40 per share special dividend that Rayonier declared to its shareholders of record on October 24, 2025. As a result of this adjustment to the merger consideration, each share of PotlatchDeltic common stock issued and outstanding immediately prior to the merger, other than Cancelled Shares, will be converted into the right to receive: (a) a number of validly issued, fully paid and non-assessable Rayonier common shares equal to the adjusted exchange ratio and (b) $0.61 in cash plus any fractional share consideration, and any dividends or other distributions with a record date prior to the effective time which may have been declared by PotlatchDeltic and which remain unpaid at the effective time, if any. As of December 8, 2025, PotlatchDeltic’s non-employee directors hold an aggregate of 404,064 shares of PotlatchDeltic common stock and PotlatchDeltic’s executive officers, including its named executive officers, hold 402,112 shares of PotlatchDeltic common stock. Based on the assumptions described above under “Certain Assumptions”, the estimated aggregate value of the PotlatchDeltic common stock held by PotlatchDeltic’s non-employee directors is $16,893,916 and PotlatchDeltic’s executive officers is $16,812,311.

PotlatchDeltic RSU Awards

At the effective time, each PotlatchDeltic RSU award that is outstanding immediately prior to the effective time will be converted into one Rayonier RSU award, based on the number of shares of PotlatchDeltic common stock underlying the applicable PotlatchDeltic RSU award (and including any dividend equivalents calculated based on such number of shares of PotlatchDeltic common stock) multiplied by the equity award exchange ratio, rounded to the nearest whole number of shares, with such Rayonier RSU award subject to the terms of any applicable PotlatchDeltic equity plan and PotlatchDeltic RSU agreement in effect immediately prior to the effective time (including any double-trigger vesting acceleration entitlements).

PotlatchDeltic Performance Share Awards

At the effective time, each PotlatchDeltic performance share award shall be converted into a Rayonier RSU award with respect to a number of Rayonier common shares calculated based on the number of shares of

PotlatchDeltic common stock underlying the applicable PotlatchDeltic performance share award determined by deeming any performance-based criteria applicable to such PotlatchDeltic performance share award achieved based on the greater of PotlatchDeltic’s target performance or actual performance, as calculated on the latest practicable date prior to the effective time (and including any dividend equivalents calculated based on such number of shares of PotlatchDeltic common stock), multiplied by the equity award exchange ratio, rounded to the nearest whole number of shares. Each such Rayonier RSU award shall be subject to the terms of any applicable PotlatchDeltic equity plan and PotlatchDeltic RSU agreement in effect immediately prior to the effective time (including any double-trigger vesting acceleration entitlements and excluding any vesting terms related to the satisfaction of performance criteria).

PotlatchDeltic Stock Equivalent Units

At the effective time, each PotlatchDeltic stock equivalent unit that is outstanding immediately prior to the effective time will be converted into a stock equivalent unit with respect to a number of Rayonier common shares calculated based on the number of shares of PotlatchDeltic common stock underlying the applicable PotlatchDeltic stock equivalent unit (and including any dividend equivalents calculated based on such number of shares of PotlatchDeltic common stock) multiplied by the equity award exchange ratio, rounded to the nearest whole number of shares. The Rayonier stock equivalent units shall be subject to the terms of any applicable PotlatchDeltic deferred compensation plan.

Double Trigger Vesting Terms

All PotlatchDeltic equity awards, including those held by PotlatchDeltic’s executive officers but excluding those held by PotlatchDeltic’s non-employee directors, are subject to “double trigger” vesting terms. Such terms provide, with respect to each executive officer, that if such executive officer’s employment is terminated by PotlatchDeltic without “cause” or due to the executive officer’s resignation for “good reason,” in each case, on or within 24 months following a change in control of PotlatchDeltic (each such termination, a “qualifying termination”), then all unvested PotlatchDeltic equity awards then held by such executive officer would fully vest upon such termination of employment (the “double-trigger vesting acceleration”). These “double trigger” vesting protections will continue to apply to the PotlatchDeltic equity awards after such awards are assumed and converted into Rayonier equity awards at the effective time.

Single Trigger Vesting Acceleration Terms

All PotlatchDeltic equity awards held by PotlatchDeltic’s non-employee directors are subject to “single trigger” vesting terms. Such terms (as amended prior to the signing of the merger agreement) provide, with respect to each non-employee director, all unvested PotlatchDeltic equity awards then held by such non-employee director would fully vest upon the closing of the merger, subject to the director’s continued service through immediately prior to such date.

In addition, pursuant to the Cremers Agreement, as defined and described in more detail below, Mr. Cremers is entitled to “single trigger” vesting for any PotlatchDeltic equity awards outstanding immediately prior to the effective time. Under the Cremers Agreement, all of Mr. Cremers’s outstanding PotlatchDeltic equity awards that are outstanding immediately prior to the effective time will vest in full at the closing (with any performance-based vesting criteria deemed achieved in accordance with the merger agreement), subject to Mr. Cremers’s continued service through immediately prior to the closing.

Quantification of PotlatchDeltic Equity Awards

As of December 8, 2025, PotlatchDeltic’s non-employee directors hold PotlatchDeltic equity awards covering, or otherwise linked to, an aggregate of 289,689 shares of PotlatchDeltic common stock (of which 111,962 are vested, 27,885 are unvested, and 149,842 are vested stock equivalent units) and PotlatchDeltic’s executive officers who are not named executive officers, hold 37,061 PotlatchDeltic RSU awards, and 52,632 PotlatchDeltic performance share awards. All outstanding PotlatchDeltic stock equivalent units are vested. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the PotlatchDeltic equity awards held by PotlatchDeltic’s non-employee directors is $12,111,901, assuming all PotlatchDeltic equity awards vest in full immediately prior to the effective time. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate value of the unvested PotlatchDeltic equity awards held by PotlatchDeltic’s executive officers who are not named executive officers is: PotlatchDeltic RSU awards—$1,549,504; PotlatchDeltic performance share awards—$2,200,540; and PotlatchDeltic stock equivalent units—$0. See “—Quantification of Potential Payments and Benefits to PotlatchDeltic’s Named Executive Officers in Connection with the Merger” beginning on page 118 of this joint proxy statement/prospectus for an estimate of the value of unvested PotlatchDeltic equity awards held by each of PotlatchDeltic’s named executive officers.

Severance Program for Executive Employees

Each PotlatchDeltic executive officer is eligible for benefits under PotlatchDeltic’s Severance Program for Executive Employees (the “Executive Severance Program”). Under the Executive Severance Program, in the event that the executive officer experiences a qualifying termination, then PotlatchDeltic will be obligated to pay the executive officer the following within sixty (60) days of the termination of employment, subject to the executive officer’s execution and non-revocation of a general release of claims in favor of PotlatchDeltic:

(i)

a cash lump sum payment equal to 3.0x for the Chief Executive Officer (“CEO”) and 2.5x for all executive officers other than the CEO the sum of (a) the executive officer’s base salary and (b) 100% of the executive officer’s annual target bonus opportunity, in each case, determined as of (x) the date of the separation from service or (y) the date immediately preceding the change in control (whichever produces the larger amount);

(ii)

a cash lump sum payment equal to the executive officer’s unused and earned vacation pay, determined as of the date on which the executive officer separates from service under the terms of PotlatchDeltic’s vacation policy;

(iii)

a cash lump sum payment equal to the executive officer’s annual target bonus opportunity, prorated based upon the number of months during the fiscal year that had elapsed prior to the date of the executive officer’s separation from service (provided that such amount will be paid to the executive officer in lieu of any other bonus payment in respect of the same period of time);

(iv)

a cash lump sum payment in an amount equal to the product of (a) the total monthly premium for medical and dental coverage, if any, for the executive employee and his or her spouse and dependents in effect on the day preceding the date of the executive officer’s separation from service and (b) twelve (12);

(v)	reimbursement for outplacement services incurred for a period of up to twelve (12) months from the date of the executive officer’s separation from service;

(vi)

in the case of an executive officer who has less than two (2) years of service on the date he or she separates from service, a cash lump sum equal to the unvested portion, if any, of the executive officer’s “401(k) Plan Supplemental Benefit” account under the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan and PotlatchDeltic Corporation Salaried Supplemental Benefit Plan II (the “Supplemental Plans”), determined as of the date the executive officer separates from service; and

(vii)

a cash lump sum benefit equal to the present value of the “Normal Retirement Benefit” and “Retirement Plan Supplemental Benefit” determined under the PotlatchDeltic Salaried Retirement Plan and the Supplemental Plans, respectively, if the executive officer was not entitled to a “Vested Benefit” under the Retirement Plan as of the date of the executive officer’s separation from service; provided that each of PotlatchDeltic’s executive officers who participates in the Retirement Plan is entitled to a Vested Benefit under such plan as of December 8, 2025.

Pursuant to the Cremers Agreement described below, in lieu of the foregoing benefits under the Executive Severance Program, Mr. Cremers shall be entitled to receive a one-time cash payment of $6,728,305 as soon as reasonably practicable following the closing and shall thereafter no longer be eligible for payments or benefits under the Executive Severance Program.

See “—Quantification of Potential Payments and Benefits to PotlatchDeltic’s Named Executive Officers in Connection with the Merger” beginning on page 118 of this proxy statement/prospectus for the estimated amounts that each of PotlatchDeltic’s named executive officers would receive under the Executive Severance Program upon a qualifying termination. Based on the assumptions described above under “Certain Assumptions,” the estimated aggregate amount of the cash severance payments that PotlatchDeltic’s executive officers who are not named executive officers would receive under the Executive Severance Program upon a qualifying termination is $6,039,116.

Letter Agreement with Eric J. Cremers

In connection with the merger, on October 13, 2025 (the date of the merger agreement), Mr. Cremers entered into a letter agreement with Rayonier (the “Cremers Agreement”). The Cremers Agreement will become effective as of, and contingent upon the occurrence of, the effective time.

Under the Cremers Agreement, Mr. Cremers will serve as Executive Chairman of the Board for two years following the effective time. Additionally, during the term of the Cremers Agreement, Mr. Cremers will receive an annual base salary of $600,000, will be eligible for an annual cash incentive award with a target opportunity of 125% of his base salary beginning in the 2026 fiscal year for the portion of the year following the effective time (plus an additional pro-rated amount for the portion of the year prior to the effective time based on his annual bonus opportunity in effect immediately prior to the closing), will be granted annual long-term incentive awards with a target grant date fair value of 300% of his annual base salary beginning in the 2027 fiscal year, and will be provided employee benefits and perquisites generally consistent with those provided to other executive officers of the combined company. Prior to the effective time, it is expected that PotlatchDeltic will grant Mr. Cremers one or more annual equity awards in respect of fiscal year 2026 with a grant date fair value of $3,071,700.

In addition, on or as soon as reasonably practicable following the closing, in lieu of any payments or benefits under the Executive Severance Program, Mr. Cremers will be entitled to a one-time lump sum cash payment of $6,728,305. In addition, subject to his continued service through the closing, the vesting of any outstanding equity awards held by Mr. Cremers as of immediately prior to the effective time shall be accelerated in full, with any performance-based vesting conditions applicable to such equity awards deemed achieved in accordance with the terms of the merger agreement.

Upon Mr. Cremers’s termination of employment at the conclusion of the term of the Cremers Agreement, Mr. Cremers will remain eligible for a prorated bonus for the year of termination, determined based on actual performance, and retirement treatment for purposes of any equity awards granted to Mr. Cremers at or following the effective time. If Mr. Cremers’s employment is terminated by the combined company without “cause” or by Mr. Cremers for “good reason” (each as defined in the Executive Severance Program) prior to the completion of the term of the Cremers Agreement, then subject to Mr. Cremers’s execution and nonrevocation of a release agreement and his continued compliance with the restrictive covenants contained in the Cremers Agreement, Mr. Cremers will be eligible to receive continued payment of his annual base salary for the remainder of the two-year term, the prorated bonus and retirement treatment for purposes of any equity awards granted to Mr. Cremers at or following the effective time.

New Management Arrangements

On October 14, 2025, Rayonier and PotlatchDeltic announced that, following the effective time, certain PotlatchDeltic executive officers would serve on the combined company’s leadership team in the following positions: Mr. Eric

Cremers, Executive Chairman; Mr. Wayne Wasechek, Executive Vice President and Chief Financial Officer; and Ms. Ashlee Cribb, Executive Vice President, Wood Products. It is anticipated that Mr. Wasechek would receive an annual base salary of $535,000, be eligible for an annual cash incentive award with a target opportunity of 100% of base salary, and be eligible for annual long-term incentive awards with a target grant date fair value of $975,000, and Ms. Cribb would receive an annual base salary of $510,000, be eligible for an annual cash incentive award with a target opportunity of 75% of base salary, and be eligible for annual long-term incentive awards with a target grant date fair value of $607,500. Additionally, Mr. Schwartz is expected to join the combined company’s leadership team following the effective time in the role of Senior Vice President and Chief Human Resources Officer. In this role, Mr. Schwartz would receive an annual base salary of $425,000, be eligible for an annual cash incentive award with a target opportunity of 65% of base salary, and be eligible for annual long-term incentive awards with a target grant date fair value of $465,000.

Notwithstanding the foregoing, as of the date of this joint proxy statement/prospectus, except as set forth above under “—Letter Agreement with Eric J. Cremers,” no other PotlatchDeltic executive officer has entered into any agreement with Rayonier or PotlatchDeltic regarding employment after the effective time, although it is possible that Rayonier or PotlatchDeltic may enter into new employment or other arrangements with executive officers in the future.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, for a period of six (6) years from the effective time, Rayonier will maintain insurance policies for the benefit of certain persons, including PotlatchDeltic’s directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance” beginning on page 168 of this proxy statement/prospectus.

Quantification of Potential Payments and Benefits to PotlatchDeltic’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of PotlatchDeltic that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “—Interests of PotlatchDeltic’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates of the payments and benefits (on a pre-tax basis) that each of PotlatchDeltic’s named executive officers would receive based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

The amounts in the table do not include amounts that PotlatchDeltic’s named executive officers were already entitled to receive, or were vested in, as of December 8, 2025. In addition, these amounts do not attempt to forecast any additional equity award grants or issuances or forfeitures that may occur prior to the completion of the merger (other than the 2026 equity award provided under the Cremers Agreement). As a result of the aforementioned assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Eric J. Cremers	$6,728,305	$11,359,279	$0	$18,087,584
Wayne Wasechek	$2,534,313	$1,399,087	$102,593	$4,035,993
Ashlee Townsend Cribb	$2,170,905	$1,536,808	$97,231	$3,804,944
Michele L. Tyler	$2,039,925	$1,931,307	$83,537	$4,054,769
William R. DeReu	$1,726,635	$1,515,036	$102,294	$3,343,965

(1)

All named executive officers other than Mr. Cremers are eligible for benefits under the “double trigger” Executive Severance Program, which provides that the following cash severance would be payable in a lump sum upon a named executive officer’s qualifying termination, as described above in “—Severance Program for Executive Employees”:

•

3.0 (for the CEO) and 2.5 (for named executive officers other than the CEO) times the sum of (i) the named executive officer’s annual base salary and (ii) 100% of the named executive officer’s target annual bonus assuming achievement of performance goals at target at the rate in effect immediately prior to the termination date; and

•

the named executive officer’s target AIP bonus assuming achievement of performance goals at target at the rate in effect immediately prior to the termination date and prorated based upon the number of months elapsed of the applicable fiscal year prior to the termination date.

Pursuant to the Cremers Agreement described above, in lieu of the foregoing benefits under the Executive Severance Program, Mr. Cremers shall be entitled to receive a one-time cash payment of $6,728,305 as soon as reasonably practicable following the closing and shall thereafter no longer be eligible for payments or benefits under the Executive Severance Program.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column, for each named executive officer except for Mr. Cremers:

Name	Base Salary and Bonus Severance ($)	Prorated AIP Bonus at 100% of Target ($)
Wayne Wasechek	$2,163,438	$370,875
Ashlee Townsend Cribb	$1,901,075	$269,830
Michele L. Tyler	$1,786,375	$253,550
William R. DeReu	$1,512,025	$214,610

(2)

Pursuant to the merger agreement, the PotlatchDeltic RSU awards and PotlatchDeltic performance share awards held by each named executive officer will be converted to Rayonier RSU awards that will be subject to the “double trigger” vesting acceleration provisions of the PotlatchDeltic RSU awards. The number of PotlatchDeltic shares subject to PotlatchDeltic performance share awards (and thereafter converted to Rayonier RSU awards) will be calculated by deeming any performance criteria achieved based on the greater of target or actual performance.

The column quantifies the value of the unvested PotlatchDeltic RSU awards and PotlatchDeltic performance share awards held by the named executive officers. The amounts in this column for the unvested and accelerated PotlatchDeltic equity awards do not reflect any taxes payable by the named executive officers.

In addition, pursuant to the Cremers Agreement, prior to the effective time, PotlatchDeltic will grant Mr. Cremers one or more equity awards in respect of fiscal year 2026 with a grant date fair value of $3,071,700, the full value of which has been included in the table below, and has been allocated 40% to

RSUs and 60% to performance shares in accordance with Mr. Cremers’ current equity split. The value of equity awards that may be granted to other named executive officers prior to the effective time is not known, and no amounts have therefore been included in the table below in respect thereof.

The following table quantifies each separate form of equity award acceleration included in the aggregate total reported in the column:

Name	Restricted Stock Units ($)	Performance Shares ($)
Eric J. Cremers	$4,495,576	$6,863,703
Wayne Wasechek	$658,780	$740,307
Ashlee Townsend Cribb	$614,714	$922,094
Michele L. Tyler	$772,495	$1,158,811
William R. DeReu	$600,736	$914,301

(3)

For the named executive officers other than Mr. Cremers, under the “double trigger” Executive Severance Program, upon a qualifying termination, each named executive officer is entitled to receive a cash lump sum payment in an amount equal to the sum of (a) an amount in cash equal to the named executive officer’s unused and earned vacation pay, plus (b) product of (i) the total monthly premium for medical and dental coverage, if any, for the named executive officer and his or her spouse and dependents in effect on the day preceding the date of the named executive officer’s separation from service and (ii) twelve (12), plus (c) reimbursement for outplacement services incurred for a period of up to twelve (12) months from the named executive officer’s separation from service.

The following table quantifies the value of the vacation pay, health and welfare benefits, and estimated cost of outplacement services included in the aggregate total reported in the column for each named executive officer except for Mr. Cremers:

Name	Vacation Pay ($)	Health Benefits ($)	Outplacement Services ($)
Wayne Wasechek	$76,077	$15,516	$11,000
Ashlee Townsend Cribb	$70,715	$15,516	$11,000
Michele L. Tyler	$70,923	$1,614	$11,000
William R. DeReu	$72,693	$18,601	$11,000

Pursuant to the Cremers Agreement, upon the closing, Mr. Cremers shall no longer be eligible for payments or benefits under the Executive Severance Program.

Accounting Treatment of the Merger

Rayonier prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Rayonier will be treated as the acquiror for accounting purposes.

Board of Directors and Management of the Combined Company Following Completion of the Merger; Headquarters

Under the terms of the merger agreement, Rayonier has agreed to take all actions as may be necessary to cause the number of directors constituting the combined company’s board as of the effective time to be ten, consisting of (a) four members of the Rayonier board as of immediately prior to the effective time, (b) four members of the PotlatchDeltic board as of immediately prior to the effective time, and (c) Mark D. McHugh, the Chief Executive Officer of Rayonier, and Eric J. Cremers, the Chief Executive Officer of PotlatchDeltic. Additionally, the initial Lead Independent Director of the combined company will be designated by the Rayonier board prior to the effective time.

In addition, effective as of the effective time, (i) Mark D. McHugh will be appointed to serve as the Chief Executive Officer of the combined company and (ii) Eric J. Cremers will be appointed to serve as the Executive Chair of the combined company for a term of two years.

Additionally, as of the effective time, the amended and restated bylaws of the combined company will provide that for two years following the consummation of the merger, replacing or removing the Executive Chair or the Chief Executive Officer of the combined company will require the approval of 75% of the members of the combined company’s board of directors.

Following the effective time, the combined company, which will operate under a new name to be agreed by Rayonier and PotlatchDeltic prior to the effective time, will have its headquarters in the Greater Atlanta Metro Area.

Required Regulatory Approvals

Completion of the merger is conditioned upon the expiration or termination of any applicable waiting period under the HSR Act with respect to the merger.

The parties filed their HSR notifications on November 3, 2025. Rayonier withdrew its HSR notification on December 3, 2025 and refiled its HSR notification on December 5, 2025. The HSR waiting period was terminated on December 19, 2025.

Exchange of Shares

The conversion of shares of PotlatchDeltic common stock (other than shares of PotlatchDeltic common stock (i) held in treasury or (ii) that are directly owned by Rayonier, PotlatchDeltic or Merger Sub immediately prior to the effective time, each of which will be cancelled and will cease to exist upon completion of the merger (the “Cancelled Shares”)) into the right to receive the merger consideration will occur automatically at the effective time, including the right to receive cash in lieu of fractional Rayonier common shares, if any, into which such shares of PotlatchDeltic common stock would have been converted, and any dividends or other distributions with a record date prior to the effective time which may have been declared by PotlatchDeltic and which remain unpaid at the effective time.

Prior to the effective time, Rayonier will deposit or cause to be deposited with the exchange agent in trust (the “Exchange Agent”) for the benefit of holders of shares of PotlatchDeltic common stock, (i) cash sufficient to pay the aggregate cash adjustment amount payable in respect of PotlatchDeltic common stock and (ii) evidence of Rayonier common shares in book-entry form representing the number of Rayonier common shares sufficient to deliver the merger consideration deliverable in respect of the PotlatchDeltic common stock.

Promptly following the effective time, Rayonier will cause the Exchange Agent to mail to each holder of record of shares of PotlatchDeltic common stock whose shares were converted into the right to receive the merger consideration: (i) a letter of transmittal with respect to book-entry shares and certificates representing shares of PotlatchDeltic common stock and (ii) instructions for surrendering book-entry shares, to the extent applicable, or certificates (or effective affidavits of loss in lieu thereof) in exchange for the merger consideration.

On the surrender of certificates (or effective affidavits of loss in lieu of a certificate) or book-entry shares to the Exchange Agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry shares, adherence to the procedures set forth in the letter of transmittal, and such other documents as may customarily be required by the Exchange Agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange therefor, and the Exchange Agent will be required to promptly deliver to each such holder, the merger consideration (together with any fractional share cash amount and any dividends or other distributions payable with respect to such shares following the effective time). The cash portion of the Exchange Fund (as defined below) shall be invested by the Exchange Agent as reasonably directed by Rayonier; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding Ten Billion Dollars ($10,000,000,000) (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of certificates or book-entry shares, and following any losses from any such investment, Rayonier shall reasonably promptly deposit (or cause to be deposited) additional cash in immediately available funds to the Exchange Agent for the benefit of the holders of certificates or book-entry shares at the effective time in the amount of such losses, which additional cash will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investments shall be paid to the surviving entity on the earlier of (i) nine (9) months after the effective time or (ii) the full payment of the Exchange Fund. If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that (i) the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or will have established that such tax either has been paid or is not required to be paid.

No dividends or distributions, if any, with a record date after the effective time with respect to Rayonier common shares will be paid to the holder of any unsurrendered shares of PotlatchDeltic common stock to be converted into Rayonier common shares until such holder has surrendered their shares to the Exchange Agent for exchange. After such surrender of shares of PotlatchDeltic common stock to be converted into Rayonier common shares, the holder thereof will receive, without interest, (in addition to the merger consideration and any cash in lieu of any fractional Rayonier common shares): (i) any such dividends or other distributions, which had previously become payable with respect to the Rayonier common shares represented by such share of PotlatchDeltic common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Rayonier common shares.

In the event that any certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the combined company, the posting by such holder of a bond in such reasonable and customary amount as the combined company may direct, as indemnity against any claim that may be made against it with respect to such certificate, the applicable merger consideration payable in respect thereof, including any amount payable in respect of the fractional share consideration, any dividends or other distributions on Rayonier common shares and any dividends or other distributions with a record date prior to the effective time which may have been authorized by PotlatchDeltic and which remain unpaid at the effective time.

Treatment of Indebtedness

As of September 30, 2025, Rayonier had approximately $1.05 billion of outstanding indebtedness and PotlatchDeltic had approximately $1.04 billion of outstanding indebtedness. Rayonier and PotlatchDeltic are reviewing Rayonier’s existing indebtedness and PotlatchDeltic’s existing indebtedness and Rayonier and/or PotlatchDeltic expects to seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate some or all of Rayonier’s existing indebtedness and/or PotlatchDeltic’s existing indebtedness prior to, in connection with or following the completion of the merger.

This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Rayonier or PotlatchDeltic. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Rayonier or PotlatchDeltic will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

For a description of Rayonier’s and PotlatchDeltic’s existing indebtedness, see Rayonier’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 7, 2025 and PotlatchDeltic’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 7, 2025, each of which is incorporated by reference into this joint proxy statement/prospectus.

No Appraisal Rights or Dissenters’ Rights in the Merger

Under Delaware law, no appraisal rights will be available to the holders of shares of PotlatchDeltic common stock in connection with the merger.

Under North Carolina law, no appraisal rights will be available to the holders of Rayonier common shares in connection with the merger.

NYSE Listing of Rayonier common shares; Delisting and Deregistration of PotlatchDeltic common stock

It is a condition to the consummation of the merger that the Rayonier common shares to be issued to PotlatchDeltic stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, PotlatchDeltic common stock will be delisted from The Nasdaq Global Select Market and deregistered under the Exchange Act.

Expected Timing of the Merger

Rayonier and PotlatchDeltic currently expect the merger to be completed in the first quarter of 2026, subject to the satisfaction or waiver of customary closing conditions, including (i) the approval of the PotlatchDeltic merger agreement proposal by PotlatchDeltic stockholders, (ii) the approval of the Rayonier share issuance proposal by Rayonier shareholders and (iii) the absence of any injunction or order by any court or other governmental entity prohibiting or making illegal the merger.

However, Rayonier and PotlatchDeltic cannot predict the actual date on which the merger will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See “The Merger—Required Regulatory Approvals” and “The Merger Agreement—Conditions to the Merger.”

Litigation Related to the Merger

Shareholders may file lawsuits challenging the merger, which may name Rayonier, PotlatchDeltic, members of the Rayonier board, members of the PotlatchDeltic board, or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with the litigation of any claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may delay the completion of the merger or may prevent the merger from being completed altogether.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of material U.S. federal income tax consequences of the merger generally applicable to U.S. Holders (as defined below) that exchange their shares of PotlatchDeltic common stock for merger consideration in the merger.

The following discussion is based upon the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect on the date hereof. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described herein. Neither Rayonier nor PotlatchDeltic has requested, and neither plans to request, any rulings from the IRS with respect to the U.S. federal income tax treatment of the merger, and the statements herein are not binding on the IRS or any court. Thus, there can be no assurance that the tax consequences contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

The following discussion addresses only those U.S. Holders that hold their shares of PotlatchDeltic common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, any alternative minimum tax or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of its individual circumstances or that may be applicable to a U.S. Holder if it is subject to special treatment under the U.S. federal income tax laws, including:

•	a financial institution;

•	a tax-exempt organization;

•	a REIT or real estate mortgage investment conduit;

•	a partnership, S corporation, or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a person that received PotlatchDeltic common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•

a person who, actually or constructively, owns or has owned 5% or more of PotlatchDeltic common stock by vote or value or will own 5% or more of Rayonier common shares by vote or value pursuant to the merger;

•	a person that is required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement;”

•	a person that holds PotlatchDeltic common stock as part of a hedge, straddle, constructive sale, conversion, wash sale or other integrated transaction; or

•	a U.S. expatriate or former citizen or former long-term resident of the United States.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of PotlatchDeltic common stock that is or is treated as, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds PotlatchDeltic common stock, the U.S. federal income tax consequences to a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds PotlatchDeltic common stock, and any partners in such partnership, should consult their tax advisors with respect to the tax consequences of the merger in their specific circumstances.

This discussion is for informational purposes only and is not tax advice. All holders of PotlatchDeltic common stock should consult their tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any U.S. federal, state, local, non-U.S., and other tax laws and the potential for dividend treatment of the cash consideration received in the merger. Holders of PotlatchDeltic common stock that are not U.S. Holders should consult their tax advisors regarding the tax consequences of the merger to them, including the possibility of dividend treatment and the consequences thereof.

In General

Rayonier and PotlatchDeltic intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of PotlatchDeltic and Rayonier to complete the merger that it receive an opinion from its respective external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions of counsel will be based on, among other things, certain representations made by PotlatchDeltic and Rayonier and certain assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

PotlatchDeltic and Rayonier have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” or that a court would not sustain such a position.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•

a U.S. Holder will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of fractional Rayonier common shares) and the fair market value of the Rayonier common shares received by such U.S. Holder in the merger (including any fractional Rayonier common shares deemed received and sold for cash, as discussed below) exceeds such U.S. Holder’s adjusted tax basis in such U.S. Holder’s PotlatchDeltic common stock exchanged therefor and (ii) the amount of cash received by such U.S. Holder (excluding cash received in lieu of fractional Rayonier common shares);

•

the aggregate tax basis of the Rayonier common shares received by a U.S. Holder in the merger (including any fractional Rayonier common shares deemed received and sold for cash, as discussed below) will be the same as the aggregate adjusted tax basis of such U.S. Holder’s PotlatchDeltic common stock exchanged therefor, decreased by the amount of cash received (excluding any cash received in lieu of fractional Rayonier common shares) and increased by the amount of any gain recognized by the U.S. Holder (regardless of whether such gain is classified as capital gain or dividend income, as discussed below, but excluding any gain recognized with respect to any fractional Rayonier common shares for which cash is received, as discussed below); and

•

a U.S. Holder’s holding period in the Rayonier common shares received (including fractional Rayonier common shares deemed received and sold for cash, as discussed below) will include the holding period of the PotlatchDeltic common stock exchanged for such Rayonier common shares.

If a U.S. Holder acquired shares of PotlatchDeltic common stock at different times or at different prices, any gain or loss realized will generally be determined separately with respect to each block of PotlatchDeltic common stock. Any such U.S. Holder should consult its tax advisor regarding the manner in which cash and Rayonier common shares received pursuant to the merger should be allocated among different blocks of PotlatchDeltic common stock and with respect to identifying the bases or holding periods of particular Rayonier common shares received in the merger.

Subject to the discussion below regarding potential dividend treatment, any gain recognized by a U.S. Holder in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. Holder’s holding period in the shares of PotlatchDeltic common stock surrendered in the merger exceeds one (1) year at the effective time. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. In some cases, if a U.S. Holder actually or constructively owns Rayonier common shares other than the Rayonier common shares received pursuant to the merger, any gain recognized by such U.S. Holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Such treatment will generally not apply to a shareholder of a publicly held corporation, such as Rayonier, whose relative stock interest is minimal, who exercises no control with respect to corporate affairs and who experiences at least a de minimis reduction in its percentage interest as a result of the deemed redemption of Rayonier common shares for the cash consideration. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, U.S. Holders of PotlatchDeltic common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

A U.S. Holder who receives cash instead of fractional Rayonier common shares will generally be treated as having received such fractional shares pursuant to the merger, and then as having sold such fractional shares for cash. Gain or loss generally will be recognized based on the difference between the amount of such cash received and the U.S. Holder’s tax basis in such fractional Rayonier common shares (determined as described above). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the fractional Rayonier common shares deemed to be received exceeds one (1) year at the effective time. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then a U.S. Holder of PotlatchDeltic common stock that exchanges such shares of PotlatchDeltic common stock for Rayonier common shares and cash will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash (including any cash received in lieu of fractional Rayonier common shares) and the fair market value of the Rayonier common shares received by such U.S. Holder and (ii) such U.S. Holder’s adjusted tax basis in the shares of PotlatchDeltic common stock exchanged therefor. Gain or loss may be calculated separately for each block of PotlatchDeltic common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of PotlatchDeltic common stock exceeds one (1) year at the effective time. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s aggregate tax basis in the Rayonier common shares received in the merger will equal the fair market value of such Rayonier common shares as of the effective time, and the holding period of such Rayonier common shares will begin on the date after the merger.

Certain Reporting Requirements

Under applicable Treasury regulations, “significant holders” of PotlatchDeltic common stock generally will be required to comply with certain reporting requirements. A U.S. Holder generally will be viewed as a “significant holder” if, immediately before the merger, such holder held 5% or more, by vote or value, of the total outstanding shares of PotlatchDeltic common stock or had a basis in PotlatchDeltic non-stock securities of at least $1 million. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the effective time. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of PotlatchDeltic common stock surrendered pursuant to the merger (both as determined immediately before the surrender of such shares), the date of the merger and the name and employer identification number of Rayonier and PotlatchDeltic, and the holder will be required to retain permanent records of these facts. U.S. Holders of PotlatchDeltic common stock should consult their tax advisors as to whether they may be treated as a “significant holder” with respect to such reporting requirements.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to any cash received in the merger. Certain U.S. Holders of shares of PotlatchDeltic common stock may be subject to backup withholding (currently, at a rate of 24%) with respect to any cash received in the merger. Backup withholding generally will not apply, however, to a holder of shares of PotlatchDeltic common stock that furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9 and otherwise complies with all applicable requirements of the backup withholding rules, or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld may be allowed as a refund or credit against the U.S. Holder’s United States federal income tax liability, if any, provided that the U.S. Holder timely furnishes the required information to the IRS.

This discussion of U.S. federal income tax consequences is for general information only and is not intended to be, and should not be construed as, tax advice. Determining the specific tax consequences of the merger to U.S. Holders may be complex and will depend on a holder’s specific situation and on factors that are not within our control. All holders of PotlatchDeltic common stock should consult their tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of any federal, state, local, non-U.S., or other tax laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS REGARDING THE OWNERSHIP OF RAYONIER COMMON SHARES

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of Rayonier common shares received in the merger.

The following discussion is based upon the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date hereof. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described herein. The sections of the Code and the corresponding Treasury regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. At any time, changes in applicable laws may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect the combined company’s ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of the ownership and disposition of Rayonier common shares, including those described in this discussion. Rayonier does not plan to request any ruling from the IRS that it or the combined company qualifies as a REIT in connection with the merger and the statements herein are not binding on the IRS or any court. Thus, there can be no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

The following discussion applies only to holders of Rayonier common shares who acquire such shares in the merger in exchange for their shares of PotlatchDeltic and who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the ownership and disposition of Rayonier common shares or the combined company’s election to be taxed as a REIT, and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, any alternative minimum tax or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws, including:

•	a financial institution;

•	a tax-exempt organization;

•	a REIT or real estate mortgage investment conduit;

•	a partnership, S corporation, or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•

a person that holds or received PotlatchDeltic common stock (and, after the merger, Rayonier common shares) through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a U.S. Holder that has a functional currency other than the U.S. dollar;

•	a person who, actually or constructively, will own 5% or more of Rayonier common shares by vote or value after the merger;

•	a person that is required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement;”

•	a person that holds Rayonier common shares as part of a hedge, straddle, constructive sale, conversion, wash sale or other integrated transaction; or

•	a U.S. expatriate or former citizen or former long-term resident of the United States.

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of Rayonier common shares that is or is treated as, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

For purposes of the following discussion, the term “Non-U.S. Holder” means a beneficial owner of Rayonier common shares that is not a U.S. Holder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Rayonier common shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Rayonier common shares, and any partners in such partnership should consult their tax advisors regarding the tax consequences of the ownership and disposition of Rayonier common shares to their specific circumstances.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS OF RAYONIER COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF RAYONIER COMMON SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY AND RAYONIER’S ELECTION TO BE TAXED AS A REIT.

Taxation of the Combined Company

General

Rayonier elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004. Rayonier believes that it has been organized and has operated in a manner that has allowed it to qualify for taxation as a REIT under the Code commencing with such taxable year, and Rayonier intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon Rayonier’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that Rayonier has been organized and has operated, or that the combined company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify as a REIT” below for potential tax consequences if Rayonier fails to qualify as a REIT.

It is a condition to Rayonier’s obligation to complete the merger that Rayonier receive an opinion from Skadden (or another nationally recognized tax counsel as may be reasonably acceptable to Rayonier and PotlatchDeltic), dated as of the closing date and in form and substance reasonably satisfactory to Rayonier, to the effect that, beginning with its taxable year ended December 31, 2018 and through its taxable year ending immediately prior to the effective time, PotlatchDeltic has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Skadden (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by PotlatchDeltic regarding factual matters (including those contained in a representation letter provided by PotlatchDeltic) relating to the organization and operation of PotlatchDeltic.

It is a condition to PotlatchDeltic’s obligation to complete the merger that PotlatchDeltic receive an opinion from Vinson & Elkins (or another nationally recognized tax counsel as may be reasonably acceptable to PotlatchDeltic and Rayonier), dated as of the closing date and in form and substance reasonably satisfactory to PotlatchDeltic, to the effect that, beginning with its taxable year ended December 31, 2018, Rayonier has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Rayonier’s proposed method of organization and operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the closing date and thereafter. The opinion of Vinson & Elkins (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Rayonier and PotlatchDeltic regarding factual matters (including those contained in representation letters provided by Rayonier and PotlatchDeltic) relating to the organization and operation of Rayonier, PotlatchDeltic and, after the merger, the combined company.

Neither of the opinions described above will be binding on the IRS or the courts and speak only as of the date issued. In addition, each opinion is based on existing U.S. federal income tax law, which is subject to change either prospectively or retroactively. The combined company intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the combined company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and various other REIT qualification requirements imposed under the Code. Counsel will not review the combined company’s compliance with those tests on a continuing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the combined company, there can be no assurance that the actual operating results of the combined company will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year. Neither opinion forecloses the possibility that PotlatchDeltic, Rayonier or the combined company may have to use one or more of the REIT savings provisions described below, which could require payment of an excise or penalty tax (which could be material) in order for the combined company to maintain its REIT qualification. For a discussion of the tax consequences of a failure to qualify as a REIT, see “—Failure to Qualify as a REIT.”

Provided the combined company qualifies for taxation as a REIT, it generally will not be subject to U.S. federal corporate income taxes on the portion of its ordinary income and capital gain that it currently distributes to its shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation.

Even if the combined company qualifies to be taxed as a REIT, it will be subject to U.S. federal tax under certain circumstances, including the following:

•

First, the combined company will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, “—Annual Distribution Requirements” below with respect to the combined company’s ability to elect to treat as having been distributed to shareholders certain of its capital gains upon which it has paid taxes, in which event the taxes that it has paid with respect to such income would be available as a credit or refund to shareholders.

•

Second, if the combined company acquires an asset from a corporation that is subject to corporate-level tax under subchapter C of the Code in a transaction in which its basis in the asset is determined by reference to the transferor’s basis, it will be subject to tax at the highest regular corporate rate (currently, 21%) if it recognizes gain on a disposition of the asset during the five-year period following its acquisition of the asset. The amount of gain on which it will pay tax is the lesser of (1) the amount of gain recognized at the time of the sale or disposition and (2) the amount of gain it would have recognized if it had sold the asset at the time it acquired the asset. Income derived from the harvesting and sale of timber pursuant to certain timber cutting contracts (as opposed to gain derived from the sale of timberlands) is not subject to this built-in gains tax.

•

Third, the combined company will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

•

Fourth, if the combined company fails to satisfy the 75% gross income test or the 95% gross income test as discussed below but has otherwise maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which it fails the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect its profitability.

•

Fifth, if the combined company should fail to satisfy the asset tests or other requirements applicable to REITs, as described below, yet nonetheless maintains its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of failures of the asset tests other than de minimis failures of the 5% asset test or the 10% vote or value test (as described below under “—Asset Tests”), will be determined as the amount of net income generated by the assets in question multiplied by the regular corporate tax rate (currently, 21%) if that amount exceeds $50,000 per failure.

•

Sixth, the combined company will generally be required to pay a 4% excise tax on the amount by which its annual distributions to shareholders are less than the sum of (1) 85% of its ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, other than capital gain income it elects to retain and pay tax on and (3) any undistributed taxable income from prior periods, other than capital gains from such years which it elects to retain and pay tax on.

•

Seventh, a 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as defined in Code Section 856(1)) (“TRS”), if and to the extent that the IRS successfully determines the items were transacted at less than arm’s length and adjusts the reported amounts of these items.

•

Eighth, if the combined company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property a REIT acquires through foreclosure or after a default on a loan secured by the property or a lease of the property and which it elects to treat as foreclosure property.

In addition, the combined company, including its subsidiaries and affiliated entities, may be subject to a variety of taxes, including payroll taxes and state, local and non-U.S. income, property and other taxes on its assets and operations. Its TRSs will also be subject to U.S. federal corporate income taxes on their taxable income.

Requirements for Qualification as a REIT

Rayonier elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004. In order to continue to qualify as a REIT, the combined company must meet the requirements discussed below relating to its organization, sources of income, nature of assets and distributions of income.

Closing Agreement

On September 25, 2024, Rayonier received a closing agreement from the IRS with respect to its REIT qualification. The closing agreement stemmed from certain environmental litigation settlements in connection with Rayonier’s acquisition of Pope. Specifically, certain property acquired from Pope had several environmental remediation issues, pursuant to which the operating partnership was, and may be in the future, entitled to certain settlement payments from third parties. For purposes of the 75% and 95% gross income tests (described below), Rayonier is required to take its share of such settlement payments into gross income; however, such gross income was not and will not be qualifying gross income for either the 75% or 95% gross income tests. See “—Income Tests.” Pursuant to the closing agreement, the IRS determined and agreed that a failure by Rayonier in 2023 to satisfy the 95% gross income test, and any related potential failure to satisfy the 75% and 95% gross income tests in 2024 or subsequent tax years, as a result of the receipt of such settlement payments, would be due to reasonable cause and not willful neglect, and therefore not cause Rayonier to fail to qualify as a REIT. See “—Income Tests—Failure to Qualify.”

Organizational and Ownership Requirements

A REIT is a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7) that elects (or has elected) to be a REIT, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), (8) and (9) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Though Rayonier’s charter does not provide restrictions regarding transfers of its shares, the combined company anticipates that the current diversity of its shareholder base will continue and that it will satisfy the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its shares. To do so, it must request written statements each year from the record holders of significant percentages of its shares in which the record holders are to disclose the persons required to include in gross income the dividends paid by it.

A list of those persons failing or refusing to comply with this request must be maintained as part of the combined company’s records. A failure to comply with these recordkeeping requirements could subject the combined company to monetary penalties. A shareholder that fails or refuses to comply with the request is required by applicable U.S. Treasury regulations to submit a statement with its tax return disclosing its actual ownership of the shares and other information. If the combined company complies with these requirements and does not know, or exercising reasonable due diligence, would not have known, of its failure to meet condition (6) above, it will be treated as having met such condition.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests described below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by one or more other disregarded subsidiaries of the REIT, or by a combination of the two.

Unincorporated domestic entities with a single owner, such as single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, so that their income and assets are treated as income and assets of their regarded owners, including for purposes of the REIT gross income and asset tests. Qualified REIT subsidiaries, disregarded entities and partnerships are sometimes referred to herein as “pass-through subsidiaries.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by its parent REIT. The TRS and the REIT must jointly elect to treat the subsidiary corporation as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. The combined company will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to it will be an asset in its hands, and it will treat the distributions paid to it from such TRS, if any, as income. This treatment may affect the combined company’s compliance with the gross income and asset tests. Because the combined company will not include the assets and income of TRSs in determining its compliance with the REIT requirements, it may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs (25% for taxable years beginning on or after January 1, 2026).

The combined company’s TRSs will be subject to U.S. federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that a TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to the combined company by a TRS, then the dividends the combined company pays to its stockholders who are taxed at individual rates, up to the amount of dividends it receives from the TRS, will generally be eligible to be taxed at the reduced 20% rate applicable to qualified dividend income.

In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to ensure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Partnerships

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. For purposes of the 10% value test (as described in “—Asset Tests” below), a REIT’s proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, a REIT’s proportionate share is based on its proportionate interest in the capital interests in the partnership. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests described below. Thus, the combined company’s proportionate share of the assets, liabilities, and items of income of any entity treated as a partnership for U.S. federal income tax purposes in which it owns an interest, directly or indirectly, will be treated as its assets and gross income for purposes of applying the various REIT qualification requirements.

Subsidiary REITs

Rayonier has formed and acquired equity interests, and the combined company may in the future form or acquire equity interests, in entities that have elected to be taxed as REITs for U.S. federal income tax purposes, although neither Rayonier nor the combined company currently holds any such equity interests. Any subsidiary REIT must meet all of the REIT qualification tests discussed herein. A subsidiary REIT may also be subject to tax on certain items of its income and gain as described above. If a subsidiary REIT were to fail to qualify as a REIT, then (1) such subsidiary REIT would become subject to regular U.S. federal corporate income tax (as described in “—Failure to Qualify as a REIT” below) and (2) the combined company’s ownership of stock in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test and the 10% value test generally applicable to ownership in corporations other than REITs, QRSs and TRSs. See “—Asset Tests” below. In addition, dividends from the subsidiary REIT would no longer constitute qualifying income for purposes of the 75% gross income test. See “—Income Tests” below. If any subsidiary REIT were to fail to qualify as a REIT, it is possible that the combined company may not meet one or more of the asset and income tests as a result of its interest in such subsidiary REIT, in which event it would fail to qualify as a REIT unless it could avail itself of certain relief provisions. The combined company may make “protective” TRS elections with respect to any subsidiary REIT and may implement other protective arrangements intended to avoid such an outcome if a subsidiary REIT were not to qualify as a REIT, but there can be no assurance that such “protective” TRS elections and other arrangements would be effective to avoid the resulting adverse consequences to the combined company. Moreover, even if any such “protective” TRS elections with respect to a subsidiary REIT were to be effective in the event of the failure of such subsidiary REIT to qualify as a REIT, the combined company cannot assure you that it would not fail to satisfy the requirement that not more than 20% (25% for taxable years beginning on or after January 1, 2026) of the value of its total assets may be represented by the securities of one or more TRSs. In this event, the combined company would fail to qualify as a REIT unless it or the applicable subsidiary REIT could avail itself of certain relief provisions.

Income Tests

In order to maintain the combined company’s qualification as a REIT, it must annually satisfy two gross income requirements. First, for each taxable year, at least 75% of the combined company’s gross income must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property, mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•

gain from the sale of real estate assets (excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) to the extent not secured by real property or an interest in real property) not held primarily for sale to customers in the ordinary course of business;

•	income and gain derived from foreclosure property;

•

amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or interests in real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•

income derived from the temporary investment of new capital that is attributable to the issuance of the REIT’s capital stock or a public offering of the REIT’s debt with a maturity date of at least five years and that the REIT receives during the one-year period beginning on the date on which it received such new capital.

Second, in general, at least 95% of the combined company’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from the sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. As discussed further below, income and gain from “hedging transactions” that are clearly and timely identified are excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, cancellation of indebtedness income and certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

Timber Cutting Contracts. Rayonier has received a private letter ruling from the IRS substantially to the effect that its timberlands, including those timberlands that are subject to certain timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests, and that its gains derived from these timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests. In reaching these conclusions, the IRS expressly relied upon a representation from Rayonier that its disposal of timber pursuant to these timber cutting contracts will qualify as disposal of timber under Section 631(b) of the Code.

Rents from Real Property. Rents that the combined company receives will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

•

Second, rents it receives from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to a modification of a lease with a controlled TRS (i.e., a TRS in which it owns directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Fourth, it generally must not operate or manage its real property or furnish or render noncustomary services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the combined company does not derive revenue. However, the combined company may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, the combined company may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. Furthermore, it may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to tenants without tainting the combined company’s rental income from the related properties.

If the combined company furnishes non-customary services to tenants of the property in excess of the 1% threshold, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” If such rent, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of the combined company’s gross income during the year, the combined company would lose its REIT qualification unless it were able to qualify for a statutory REIT savings provision. See “—Failure to Qualify as a REIT.”

Substantially all of the rental income that Rayonier has received in the past and the combined company anticipates to receive in the future is derived from hunting leases or licenses, beekeeping leases or licenses, leases for the use of real property and the rental of rights of way through certain properties. The combined company anticipates that any income it receives from such leases and other property interests will constitute “rents from real property” under the applicable rules. It will take steps to ensure that any such rental income will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests or will not otherwise cause the combined company to fail the 75% or 95% gross income test.

Carbon Capture and Storage. Rayonier has received a private letter ruling from the IRS substantially to the effect that certain income it receives that is attributable to payments for the use of space on or below its timberlands for carbon capture and storage activities pursuant to a contract entered into with a third party will be treated for purposes of the REIT gross income tests as (1) gains from the sale of an interest in real property, if the payment is received in respect of a permanent interest in the premises, or (2) rents from real property, if the payment is not received in respect of a permanent interest in the premises.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of gross receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Other than to the extent described below, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a “significant modification” since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property, that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test.

Dividends. The combined company’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which it owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Its share of any dividends received from any REIT in which it owns an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Fee Income. The combined company may receive various fees in connection with its operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property or to purchase or lease real property, and the fees are not determined by the borrower’s income or profits. Other fees are not qualifying income for purposes of either gross income test.

Prohibited Transactions. If the combined company should realize any taxable income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any partnership in which it is a partner), then such income would be treated as income from a “prohibited transaction” and would not count for purposes of applying the 95% and 75% gross income tests. In addition, such income would be subject to a 100% tax. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. However, sales of timberlands that satisfy certain safe harbor requirements specified in the Code do not constitute prohibited transactions. Specifically, a sale of a real estate asset held primarily for sale in the ordinary course of business by a timber REIT is not a prohibited transaction if:

•	the asset has been held for at least two years in the trade or business of producing timber;

•

the aggregate expenditures made by the REIT or a partner of the REIT during the two-year period before the date of sale that are includible in the basis of the property (other than timberland acquisition expenditures) and that are directly related to the operation of the property for the production of timber or for the preservation of the property for use as timberland, do not exceed 30% of the net selling price of the property;

•	the aggregate expenditures made by the REIT or a partner of the REIT during the two-year period before the date of sale that are includible in the basis of the property (other than timberland acquisition expenditures) and that are not directly related to the operation of the property for the production of timber or for the preservation of the property for use as timberland, do not exceed 5% of the net selling price of the property;

•	the sales price of the property is not based in whole or in part on income or profits, including income or profits derived from the sale or operation of the property;

•

either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) (i) the aggregate adjusted tax bases of all such property sold by the REIT during the year did not exceed 20% of the aggregate adjusted tax bases of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted tax bases) in the current and two prior years did not exceed 10% or (5) (i) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) in the current and two prior years did not exceed 10%; and

•

if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or a TRS.

The combined company generally intends to conduct its activities so that its sales of timberlands (other than those undertaken by its TRSs) qualify for this safe harbor or are transacted under substantially similar facts as this safe harbor. The combined company cannot assure you, however, that it can comply with this safe harbor or that it will avoid owning property that may be characterized as property that it holds “primarily for sale to customers in the ordinary course of a trade or business.” The combined company will attempt to conduct any activities that could give rise to a prohibited transaction through its TRSs. For example, wood products manufacturing and certain types of timberland sales and sales of delivered wood are conducted through its TRSs. No assurance can be given, however, that the IRS will respect the transaction by which those assets are contributed to the TRS and even if the contribution transaction is respected, the TRS may incur significant U.S. federal income tax liability as a result of those sales.

Foreclosure Property. The combined company will be subject to U.S. federal income tax at the corporate rate (currently 21%) on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

Hedging Transactions. Income and gain from “hedging transactions” are excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of a REIT’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. A “hedging transaction” also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). A REIT is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy certain other identification requirements. To the extent that the combined company hedges for other purposes, or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests.

If the combined company enters into a qualifying hedging transaction as described above (an “original hedge”), and a portion of the hedged indebtedness is extinguished or the related property is disposed of and in connection with such extinguishment or disposition it enters into a new clearly identified hedging transaction that would counteract the original hedge (a “counteracting hedge”), then income from the original hedge and income from the counteracting hedge (including gain from the disposition of the original hedge and the counteracting hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests.

Foreign Currency Gain. Certain foreign currency gains are excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” is excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on an interest in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Qualify. If the combined company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if its failure to meet these tests is due to reasonable cause and not due to willful neglect, the combined company attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether the combined company would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under “—General,” even if these relief provisions apply, the combined company would incur a 100% U.S. federal income tax on the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, in each case, multiplied by a fraction intended to reflect its profitability.

Asset Tests

At the close of each calendar quarter, the combined company must satisfy the following tests relating to the nature of its assets:

•	First, at least 75% of the value of its total assets must consist of:

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interests in real property (such as timberlands), including leaseholds and options to acquire real property and leaseholds and personal property, to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	cash or cash items, including certain receivables, money market funds and, in certain cases, foreign currencies;

•	U.S. government securities;

•	interests in mortgages on real property;

•	shares in other REITs and debt instruments of “publicly offered REITs”; and

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investments in shares or debt instruments during the one-year period following the receipt of new capital raised through equity offerings or public offerings of debt with at least a five-year term (a “temporary investment of new capital”).

•	Second, not more than 25% of the value of its total assets may consist of securities other than securities satisfying the 75% test.

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Third, other than investments included in the 75% asset class or securities of its TRSs, the value of its interest in any one issuer’s securities may not exceed 5% of the value of its total assets (the “5% asset test”).

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Fourth, other than investments included in the 75% asset class or securities of its TRSs, it may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (the “10% vote or value test”).

•	Fifth, no more than 20% of the value of its total assets may consist of the securities of one or more TRSs (25% for taxable years beginning on or after January 1, 2026).

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Sixth, not more than 25% of the value of its total assets may be represented by debt instruments issued by “publicly offered REITs” to the extent not secured by real property or interests in real property or representing a temporary investment in new capital.

For purposes of the second, third and fourth asset tests, the term “securities” does not include stock in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or another disregarded entity or of a TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or REIT (other than a “publicly offered REIT”), except that for purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the combined company or any controlled TRS (i.e., a TRS in which it owns directly or indirectly more than 50% of the voting power or value of the shares) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by the combined company exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

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Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which the combined company is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and

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Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

The value of securities for which market quotations are readily available is the market value of such securities. For other assets, the board of the combined company will determine the value of such assets for the purpose of ascertaining compliance with the REIT asset tests. Such a determination is binding upon the IRS so long as the board acts in good faith. As of the date of this joint proxy statement/prospectus, Rayonier believes that it has satisfied the asset tests described above related to the value of its real estate assets, and it expects that, after the date of this joint proxy statement/prospectus, the combined company will continue to satisfy such asset tests. However, it will not obtain independent appraisals to support its conclusions as to the value of its assets. Moreover, the values of some assets may not be susceptible to a precise determination. The combined company will monitor the status of its assets for purposes of the various asset tests and will seek to manage its portfolio to comply at all times with such tests. There can be no assurance, however, that it will be successful in this effort.

If the combined company fails to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (1) it satisfies all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements arises from changes in the market values of its assets and is not wholly or partly caused by its acquisition of one or more non-qualifying assets. If it does not satisfy the condition described in clause (2) of the preceding sentence, it still can avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arises.

A relief provision in the Code allows a REIT which fails one or more of the asset requirements (other than a de minimis failure of the 10% vote or value or 5% asset tests) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the U.S. federal corporate income tax rate (currently 21%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% vote or value and 5% asset tests. Specifically, a REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets or $10,000,000 and (b) the REIT either disposes of the assets causing the failure within six (6) months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.

No assurance can be given that these relief provisions would be available if the combined company failed to satisfy one or more of the asset tests. See “—Failure to Qualify as a REIT.”

Annual Distribution Requirements

In order to maintain qualification as a REIT, the combined company is required to make distributions (other than capital gain dividends and deemed distributions of retained capital gain) to its stockholders in an amount at least equal to:

•	the sum of

•	90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and

•	90% of the net income (after tax), if any, from foreclosure property, minus

•	the sum of certain items of non-cash income over 5% of its “REIT taxable income” (computed without regard to the dividends paid deduction and net capital gain).

It must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) it declares the distribution before it timely files its U.S. federal income tax return for the year, pays the distribution on or before the first regular dividend payment date after such declaration and elects in its tax return to have a specified dollar amount of such distribution treated as if paid during the prior year or (2) it declares the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and it actually pays the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year to the extent of its earnings and profits (“E&P”). In both instances, these distributions relate to the combined company’s prior taxable year for purposes of the 90% distribution requirement.

Further, to the extent that a REIT is not a “publicly offered REIT,” in order for its distributions to be counted as satisfying the annual distribution requirement for REITs and to provide it with the REIT-level tax deduction, such distributions must not be “preferential dividends.” A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in the REIT’s organizational documents. The preferential dividend rule does not apply to “publicly offered REITs.” Rayonier is currently, and the combined company expects to continue to be, a “publicly offered REIT.”

To the extent that the combined company does not distribute all of its capital gain or it distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to U.S. federal income tax on the undistributed income at corporate income tax rates. If it should fail to distribute during a calendar year at least the sum of:

•	85% of its REIT ordinary income for such year,

•	95% of its REIT capital gain income for such year (other than capital gain income that it elects to retain and pay tax on as provided for below) and

•

any undistributed taxable income from prior periods (other than capital gains from such years which it elected to retain and pay tax on), it will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

The combined company may elect to retain rather than distribute its net long-term capital gains. The effect of this election is that:

•	it would be required to pay the U.S. federal income tax on such gains at the corporate tax rate (currently 21%);

•

its shareholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by it; and

•

the basis of a shareholder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the tax on capital gains paid by it which was included in income by the shareholder).

It is possible that the combined company, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above, for example, due to timing or other differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at its taxable income. If it encounters this situation, it may elect to retain the capital gain and pay the U.S. federal income tax on the gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, it may find it necessary to arrange for short- or possibly long-term borrowings, issue equity, or sell assets.

A taxpayer’s net interest expense deduction may be limited to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the deduction for qualified business income, net operating losses (“NOLs”), and for years prior to 2022 and after 2024, deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limitation is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitations at the partnership level. A “real property trade or business” may elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements. For this purpose, a real property trade or business is any real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operating, management, leasing, or brokerage trade or business. Additionally, any of the combined company’s TRSs which borrow either from it or third parties may be negatively impacted. Disallowed interest expense may be carried forward indefinitely (subject to special rules for partnerships).

In addition, the NOL deduction is generally limited to 80% of taxable income (before the deduction). REITs may indefinitely carry forward (but not carry back) NOLs.

Under certain circumstances, taxable distributions of the combined company’s capital stock may entitle it to a dividends paid deduction and count toward satisfaction of the 90% distribution test. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to Revenue Procedure 2017-45, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. Rayonier has in the past and, in connection with the Rayonier special dividend, is currently expected to, and the combined company may in the future, pay dividends in its own stock. If the combined company pays dividends in its own stock, its shareholders may be required to pay U.S. federal income tax in excess of the cash that they receive.

Under certain circumstances, the combined company may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, it may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Distribution of C-Corporation Earnings and Profits

In order to maintain qualification as a REIT, a REIT cannot have at the end of any taxable year any undistributed tax E&P that is attributable to a C corporation taxable year, or C corporation E&P. PotlatchDeltic and Rayonier each believe that it has distributed all of its C corporation E&P.

Recordkeeping Requirements

The combined company must maintain certain records in order to maintain qualification as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding stock. The combined company intends to comply with these requirements.

Failure to Qualify as a REIT

If the combined company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test), it could nonetheless avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If the combined company fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, it will be subject to U.S. federal income tax on its taxable income at corporate income tax rates plus potential penalties and/or interest. Distributions to shareholders in any year in which it fails to qualify as a REIT will not be deductible by it and, in fact, would not be required to be made. In such event, all distributions to shareholders would be subject to U.S. federal income tax as ordinary income to the extent of its current and accumulated E&P. Subject to certain limitations, corporate U.S. Holders may be eligible for the dividends received deduction and non-corporate U.S. Holders might be eligible for U.S. federal income taxation at reduced rates of up to 20% applicable to qualified dividend income. Unless it were entitled to relief under specific statutory provisions, it will be disqualified from being eligible to be subject to tax as a REIT for the four taxable years following the year during which its REIT qualification was lost. The combined company cannot predict whether in all circumstances it would qualify for such statutory relief.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is generally not a taxable entity for U.S. federal income tax purposes. Rather, the combined company, as a partner, is required to take into account its allocable share of each partnership’s income, gains, losses, deductions, and credits for any taxable year of such partnership ending within or with its taxable year, without regard to whether it has received or will receive any distribution from such partnership. However, as discussed below, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Partnership Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution pursuant to the rules set forth in Section 704(c) of the Code (the “704(c) allocations”). The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. A book-tax difference generally is decreased on an annual basis as a result of depreciation deductions to the contributing partner for book purposes but not for tax purposes. The 704(c) allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. In the future, the operating partnership may acquire property that may have a built-in gain or a built-in loss in exchange for operating partnership units. The operating partnership will have a carryover, rather than a fair market value, adjusted tax basis in such contributed assets equal to the adjusted tax basis of the contributors in such assets, resulting in a book-tax difference. As a result of that book-tax difference, the combined company will have a lower adjusted tax basis with respect to that portion of the operating partnership’s assets than it would have with respect to assets having a tax basis equal to fair market value at the time of acquisition. This could result in lower depreciation deductions with respect to the portion of the operating partnership’s assets attributable to such contributions.

The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of the operating partnership (1) could cause the combined company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause it to be allocated taxable gain in excess of the economic or book gain allocated to it as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause the combined company to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which may adversely affect its ability to comply with the REIT distribution requirements and may result in a greater portion of its distributions being taxed as dividends.

Sale of a Partnership’s Property

Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under the 704(c) allocations, any gain or loss recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership who contributed such properties to the extent of their built-in gain or built-in loss in those properties for U.S. federal income tax purposes. The partners’ built-in gain or built-in loss in such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Partnerships and their Partners—Tax Allocations with Respect to Partnership Properties.” Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties, and any gain or loss recognized by the partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.

The combined company’s share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may have an adverse effect upon the combined company’s ability to satisfy the income tests for REIT status. See “—Income Tests.” The combined company does not presently intend to acquire or hold or to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of its or such partnership’s trade or business.

Partnership Audit Rules

Under the rules applicable to U.S. federal income tax audits of partnerships, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. The partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of “partnership-related items” on audit (the “imputed adjustment amount”), regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment (and thus potentially causing the partners at the time of the audit adjustment to bear taxes attributable to former partners). The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners (often referred to as a “push-out election”), subject to a higher rate of interest than otherwise would apply. These partnership audit rules could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by the combined company in the event of a U.S. federal income tax audit of any of the partnerships.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Holders are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in Rayonier common shares.

Taxation of Holders of Rayonier Common Shares

Distributions on Rayonier Common Shares

As long as the combined company qualifies as a REIT, a taxable U.S. Holder must generally take into account as income distributions made out of the combined company’s current or accumulated E&P that it does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of the combined company’s current or accumulated E&P, its E&P will be allocated first to its preferred share dividends, if any, and then to its common share dividends. Individuals, trusts, and estates generally may deduct 20% of the “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income, which in each case are already eligible for capital gain tax rates) they receive. The deduction for qualified REIT dividends is not subject to the wage and property basis limits that apply to other types of “qualified business income.” However, to qualify for this deduction, the U.S. Holder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The 20% deduction for qualified REIT dividends results in a current maximum 29.6% U.S. federal income tax rate on such REIT dividends for non-corporate taxpayers.

Distributions out of the combined company’s current or accumulated E&P will not qualify for the dividends received deduction generally available to U.S. Holders that are corporations. In addition, such dividends paid to a U.S. Holder generally will not qualify for the 20% tax rate for “qualified dividend income” (generally, dividends paid by domestic C corporations and certain qualified foreign corporations to non-corporate holders). The maximum tax rate for qualified dividend income received by non-corporate U.S. Holders taxed at individual rates is 20%. By contrast, the maximum tax rate on ordinary REIT dividend income is currently 29.6%. However, the 20% tax rate for qualified dividend income will apply to the combined company’s ordinary REIT dividends, if any, that are (1) attributable to dividends received by it from non-REIT corporations, such as a TRS, or (2) attributable to income upon which it has paid U.S. federal corporate income tax (e.g., to the extent that it distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold its shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the shares become ex-dividend.

If the combined company declares a distribution in October, November, or December of any year that is payable to a U.S. Holder of record on a specified date in any such month, such distribution shall be treated as both paid by it and received by the U.S. Holder on December 31 of such year to the extent of the combined company’s E&P, provided that it actually pays the distribution during January of the following calendar year.

A U.S. Holder generally will recognize distributions that the combined company designates as capital gain dividends as long-term capital gain without regard to the period for which the U.S. Holder has held its Rayonier common shares. The combined company generally will designate its capital gain dividends as either 20% or 25% rate distributions. See “—Capital Gains and Losses.” U.S. Holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

As discussed above, the combined company may elect to retain and pay U.S. federal income tax on the net long-term capital gain that it recognizes in a taxable year. In that case, a U.S. Holder would be taxed on its proportionate share of the combined company’s undistributed long-term capital gain. The U.S. Holder would receive a credit or refund for its proportionate share of the tax the combined company paid. The U.S. Holder would increase the basis in its Rayonier common shares by the amount of its proportionate share of the combined company’s undistributed long-term capital gain, minus its share of the tax the combined company paid.

A U.S. Holder will not incur tax on a distribution in excess of the combined company’s current and accumulated E&P if the distribution does not exceed the adjusted tax basis of the U.S. Holder’s Rayonier common shares. Instead, the distribution will reduce the adjusted tax basis of such Rayonier common shares.

A U.S. Holder will recognize a distribution in excess of both the combined company’s current and accumulated E&P and the U.S. Holder’s adjusted tax basis in its Rayonier common shares as long-term capital gain, or short-term capital gain if the Rayonier common shares have been held for one year or less.

U.S. Holders may not include in their U.S. federal income tax returns any of the combined company’s NOLs or capital losses. Instead, these losses are generally carried over by the combined company for potential offset against its future income. Taxable distributions from the combined company and gain from the disposition of Rayonier common shares will not be treated as passive activity income and, therefore, U.S. Holders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. Holder is a limited partner, against such income. In addition, taxable distributions from the combined company and gain from the disposition of Rayonier common shares generally will be treated as investment income for purposes of the investment interest limitations. The combined company will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

The aggregate amount of dividends that the combined company may designate as “capital gain dividends” or “qualified dividends” with respect to any taxable year may not exceed the dividends paid by it with respect to such year, including dividends that are paid in the following year and if made with or before the first regular dividend payment after such declaration, are treated as paid with respect to such year.

Dispositions of Rayonier common shares

In general, a U.S. Holder must treat any gain or loss realized upon a taxable disposition of Rayonier common shares as long-term capital gain or loss if the U.S. Holder has held such shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. Holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. Holder’s adjusted tax basis. A U.S. Holder’s adjusted tax basis generally will equal the U.S. Holder’s acquisition cost, increased by the excess of any net capital gains deemed distributed to the U.S. Holder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. Holder must treat any loss upon a sale or exchange of Rayonier common shares held by such U.S. Holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from the combined company that such U.S. Holder treats as long-term capital gain. All or a portion of any loss that a U.S. Holder realizes upon a taxable disposition of the Rayonier common shares may be disallowed if the U.S. Holder purchases substantially identical shares within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual U.S. federal income tax rate currently is 37%. The maximum U.S. federal income tax rate on long-term capital gain applicable to non-corporate taxpayers is 20%. The maximum U.S. federal income tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.”

With respect to distributions that the combined company designates as capital gain dividends and any retained capital gain that it is deemed to distribute, it generally may designate whether such a distribution is taxable to its non-corporate U.S. Holders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate U.S. Holders may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate U.S. Holder may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns). A non-corporate U.S. Holder may carry forward unused capital losses indefinitely. A corporate U.S. Holder must pay tax on its net capital gain at U.S. federal corporate income rates. A corporate U.S. Holder may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt U.S. Holders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that the combined company distributes to tax-exempt holders generally should not constitute UBTI. However, if a tax-exempt holder were to finance (or be deemed to finance) its acquisition of Rayonier common shares with debt, a portion of the income that such holder receives from the combined company would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the combined company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the value of Rayonier common shares must treat a percentage of the dividends that it receives from the combined company as UBTI. Such percentage is equal to the gross income the combined company derives from an unrelated trade or business, determined as if it were a pension trust, divided by its total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of the combined company’s stock only if:

•	the percentage of its dividends computed in the preceding sentence is at least 5%;

•

the combined company qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of Rayonier common shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding Rayonier common shares in proportion to their actual interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of Rayonier common shares; or

•	a group of pension trusts, where each trust individually holds more than 10% of the value of Rayonier common shares, collectively owns more than 50% of the value of Rayonier common shares.

Tax-exempt U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign tax consequences of acquisition, ownership and disposition of Rayonier common shares.

Taxation of Non-U.S. Holders

Distributions on Rayonier common shares

A Non-U.S. Holder that receives a distribution that is not attributable to gain from the combined company’s sale or exchange of U.S. real property interests (“USRPI”), as defined below, and that the combined company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the combined company pays the distribution out of its current or accumulated E&P. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax.

However, if a distribution is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such distribution is attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. Holders are taxed with respect to such distribution, and a Non-U.S. Holder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution, unless reduced by an applicable tax treaty. The combined company plans to withhold U.S. federal income tax at a 30% rate on the gross amount of any such distribution paid to a Non-U.S. Holder unless either:

•	a lower treaty rate applies and the Non-U.S. Holder furnishes an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the combined company;

•	the Non-U.S. Holder furnishes an IRS Form W-8ECI to the combined company claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A Non-U.S. Holder will not incur tax on a distribution in excess of the combined company’s current and accumulated E&P if the excess portion of such distribution does not exceed the adjusted basis of its Rayonier common shares. Instead, the excess portion of such distribution will reduce the Non-U.S. Holder’s adjusted basis in such shares. A Non-U.S. Holder will be subject to tax on a distribution that exceeds both the combined company’s current and accumulated E&P and the adjusted basis of the common shares, if the Non-U.S. Holder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because the combined company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated E&P, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, by filing a U.S. tax return, a Non-U.S. Holder may claim a refund of amounts that the combined company withholds if the combined company later determines that a distribution in fact exceeded its current and accumulated E&P.

For any year in which the combined company qualifies as a REIT, a Non-U.S. Holder may incur tax on distributions that are attributable to gain from the combined company’s sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in a domestic corporation if the value of such corporation’s USRPIs is at least 50% of the total value of its USRPIs, interests in real property located outside of the United States and any other assets used or held for use in a trade or business. Under FIRPTA, subject to the exceptions discussed below for (1) distributions on a class of stock that is regularly traded on an established securities market to a holder of 10% or less of such stock and (2) distributions to “qualified shareholders” and certain “qualified foreign pension funds,” a Non-U.S. Holder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the Non-U.S. Holder. A Non-U.S. Holder thus would be taxed on such a distribution at the normal U.S. federal capital gains rates applicable to U.S. Holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate Non-U.S. Holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, the combined company must withhold 21% of any distribution attributable to gain from the sale or exchange by the combined company of USRPIs. A Non-U.S. Holder may receive a credit against its tax liability for the amount the combined company withholds.

However, if the Rayonier common shares are regularly traded on an established securities market in the United States, capital gain distributions on such shares that are attributable to the combined company’s sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the Non-U.S. Holder did not own more than 10% of Rayonier common shares at any time during the one-year period preceding the distribution or the Non-U.S. Holder was treated as a “qualified shareholder” or “qualified foreign pension fund” and certain other requirements are met. In such a case, Non-U.S. Holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. Rayonier believes that the Rayonier common shares are regularly traded on an established securities market in the United States and expects the Rayonier common shares to continue to be regularly traded on an established securities market in the United States. If the Rayonier common shares are not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to its sale of USRPIs will be subject to tax under FIRPTA, as described above. In that case, the combined company must withhold 21% of any distribution attributable to gain from the sale or exchange by the combined company of USRPIs. A Non-U.S. Holder may receive a credit against its tax liability for the amount it withholds.

Moreover, if a Non-U.S. Holder disposes of Rayonier common shares during the 30-day period preceding a dividend payment, and such Non-U.S. Holder (or a person related to such Non-U.S. Holder) acquires or enters into a contract or option to acquire Rayonier common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such Non-U.S. Holder, then such Non-U.S. Holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain unless Rayonier common shares are regularly traded and the Non-U.S. Holder did not own more than 10% of such class of shares at any time during the one-year period ending on the date of the distribution.

In addition, distributions to certain publicly traded Non-U.S. Holders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA and will instead be treated as ordinary dividend distributions, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the combined company’s common stock. Furthermore, distributions to certain “qualified foreign pension funds” (or entities all of the interests of which are held by “qualified foreign pension funds”) are exempt from FIRPTA. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.

Dispositions of Rayonier common shares

Subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pension funds,” Non-U.S. Holders could incur tax under FIRPTA with respect to gain realized upon a disposition of Rayonier common shares if the combined company is a USRPHC during a specified testing period. If at least 50% of the combined company’s assets are USRPIs, then the combined company will be a USRPHC. Rayonier believes that it has been, and the combined company believes that it will continue to be, a USRPHC based on its investment strategy. However, even if the combined company is a USRPHC, a Non-U.S. Holder generally would not incur tax under FIRPTA on gain from the sale of Rayonier common shares if the combined company is a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-United States persons, subject to certain ownership rules. For this purpose, a person who at all times during the applicable testing period holds less than 5% of a class of a REIT’s stock that is “regularly traded” on an established securities market in the United States is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person or is a foreign-controlled person. Because Rayonier common shares are, and Rayonier anticipates the Rayonier common shares will continue to be, publicly traded, neither Rayonier nor the combined company can assure you that it will be a “domestically controlled qualified investment entity”.

If Rayonier common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to a Non-U.S. Holder’s disposition of such stock, even if the combined company does not qualify as a domestically controlled qualified investment entity at the time the Non-U.S. Holder sells such stock. Under this additional exception, the gain from such a sale by a Non-U.S. Holder will not be subject to tax under FIRPTA if (1) Rayonier common shares are treated as being regularly traded on an established securities market under applicable Treasury regulations and (2) the Non-U.S. Holder owned, actually or constructively, 10% or less of Rayonier common shares at all times during a specified testing period. Rayonier believes that the Rayonier common shares are regularly traded on an established securities market, and the combined company expects the Rayonier common shares to continue to be regularly traded on an established securities market.

In addition, a sale of Rayonier common shares by a “qualified shareholder” or a “qualified foreign pension fund” that meets certain requirements and that holds its shares directly or indirectly (through one or more partnerships)

will not be subject to U.S. federal income tax under FIRPTA. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on a sale of Rayonier common shares, non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of Rayonier common shares, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.

If the gain on the sale of Rayonier common shares were taxed under FIRPTA, a Non-U.S. Holder would be taxed on that gain in the same manner as U.S. Holders, subject to any applicable alternative minimum tax. Finally, if the combined company is not a domestically controlled qualified investment entity at the time Rayonier common shares are sold and the Non-U.S. Holder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of Rayonier common shares also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling Non-U.S. Holder.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of the Rayonier common shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Holder if either (a) the investment in the Rayonier common shares is treated as effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) with respect to individual Non-U.S. Holders, capital gains recognized from the sale of Rayonier common shares will be taxable to such Non-U.S. Holder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

Information Reporting and Backup Withholding

The combined company will report to holders of Rayonier common shares and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding (currently, at a rate of 24%) with respect to distributions unless the U.S. Holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder who does not provide the combined company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the holder’s income tax liability. In addition, the combined company may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status to it.

Backup withholding will generally not apply to distributions made by the combined company (or its paying agent, in its capacity as such) to a Non-U.S. Holder provided that the Non-U.S. Holder furnishes the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the combined company (or its paying agent, in its capacity as such) has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the United States by a Non-U.S. Holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a Non-U.S. Holder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, if certain required information is timely furnished to the IRS. Holders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and which constitutes part of this joint proxy statement/prospectus. We encourage you to read carefully the merger agreement in its entirety because this summary may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.

The representations, warranties, covenants, and agreements described below and included in the merger agreement were made only for purposes of the merger agreement as of specific dates, were solely for the benefit of the parties to the merger agreement (except as otherwise specified therein), and may be subject to important qualifications, limitations, and supplemental information agreed to by Rayonier, Merger Sub, and PotlatchDeltic in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be materially untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Except for the right of PotlatchDeltic stockholders to receive the merger consideration after the closing of the merger, and in other limited circumstances, investors and security holders (in their capacities as such) are not third party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Rayonier, Merger Sub, and PotlatchDeltic or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants and agreements in the merger agreement as actual limitations on the respective businesses of Rayonier, Merger Sub, and PotlatchDeltic because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure letters to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Rayonier, Merger Sub, and PotlatchDeltic or their respective businesses. Accordingly, the representations, warranties, covenants, and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that each of Rayonier and PotlatchDeltic has made or will make with the SEC. See “Where You Can Find More Information.”

Structure of the Merger

The merger agreement provides, upon the terms and subject to the conditions thereof, PotlatchDeltic will merge with and into Merger Sub, with Merger Sub surviving the merger as the surviving entity and as a direct, wholly owned subsidiary of Rayonier.

Closing

Unless another date, time, or place is agreed to in writing by Rayonier and PotlatchDeltic, the closing of the merger will occur on the third business day after satisfaction or waiver (to the extent legally permissible) of the closing conditions described below under “—Conditions to the Merger” (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions).

Effective Time

The merger will become effective when the Secretary of State of the State of Delaware issues its certificate of merger with respect to the merger or at such later time as agreed upon by Rayonier and PotlatchDeltic in writing and specified in the certificate of merger filed in connection with the merger.

Merger Consideration Received by PotlatchDeltic Stockholders

At the effective time, the merger agreement provides that each outstanding share of PotlatchDeltic common stock (other than shares to be cancelled in accordance with the merger agreement) will be converted into the right to receive a number of validly issued, fully paid and non-assessable Rayonier common shares equal to 1.7339; provided that this merger consideration is subject to adjustment to equalize the economic impact of the one-time $1.40 per share special dividend that Rayonier declared to its shareholders of record on October 24, 2025, as adjusted as described under “—Rayonier special dividend; Adjustments,” plus cash in lieu of fractional shares as set forth in the merger agreement. As a result of this adjustment to the merger consideration, each outstanding share of PotlatchDeltic common stock (other than shares to be cancelled in accordance with the merger agreement) will be converted into the right to receive: (a) a number of validly issued, fully paid and non-assessable Rayonier common shares equal to 1.8185 and (b) $0.61 in cash.

Shares of PotlatchDeltic common stock held by PotlatchDeltic as treasury shares or owned by Rayonier or Merger Sub immediately prior to the effective time (other than shares held on behalf of third parties) will be cancelled and will cease to exist without consideration.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

At the effective time, each outstanding share of PotlatchDeltic common stock (other than shares held by PotlatchDeltic as treasury shares or owned by Rayonier or Merger Sub immediately prior to the effective time, which will be cancelled without consideration) will be converted automatically into the right to receive the merger consideration as described under “merger consideration,” including any cash in lieu of fractional Rayonier common shares as described below. From and after the effective time, shares of PotlatchDeltic common stock so converted will be cancelled, retired and cease to exist, and former holders of PotlatchDeltic common stock will have only the right to receive the merger consideration (including any fractional share cash amount and any dividends or other distributions to the extent provided under the merger agreement).

Not less than five business days prior to the effective time, Rayonier will designate a bank or trust company (which will be Rayonier’s transfer agent or another mutually agreed bank or trust company) to act as exchange agent (the “Exchange Agent”). At or prior to the effective time, Rayonier will: (i) provide to the Exchange Agent evidence of Rayonier common shares in book-entry form issuable as part of the merger consideration; and (ii) deposit with the Exchange Agent cash in immediately available funds sufficient to permit payment of the aggregate cash adjustment amount and any other cash amounts payable pursuant to the merger agreement (the “Exchange Fund”). If the Exchange Fund is insufficient to make required payments, Rayonier will promptly deposit additional shares and/or cash, as applicable, to cover any deficiency. The Exchange Fund will be used solely for payments contemplated by the merger agreement. Any investment of the cash portion of the Exchange Fund will be as reasonably directed by Rayonier in short-term, highly rated instruments, and any loss thereon will not reduce amounts payable to former PotlatchDeltic stockholders; Rayonier will promptly replenish the Exchange Fund for any such losses.

Promptly following the effective time (and in any event no later than the third business day thereafter), the Exchange Agent will mail (and make available for collection by hand) to each holder of record of shares of PotlatchDeltic common stock (certificated or in book-entry form) converted into the right to receive the merger consideration: (i) a letter of transmittal in customary form (which, for book-entry shares, will set forth procedures to effect delivery via “agent’s message” or other customary electronic means); and (ii) instructions for surrendering certificates (or affidavits of loss in lieu thereof) and/or effecting exchange of book-entry shares in exchange for the merger consideration (including any fractional share cash amount and any post-closing dividends or distributions as described below). The instructions will provide, among other things, that: (1) certificates may be surrendered by hand delivery or otherwise at the election of the holder; (2) Rayonier common shares issuable as part of the merger consideration will be delivered in uncertificated book-entry form; and (3) any cash amounts due (including the cash adjustment amount, the fractional share cash amount and any dividends or other distributions to which the holder is entitled) will be paid by wire transfer (or other method as may be set forth in the letter of transmittal).

Upon (A) surrender to the Exchange Agent of a certificate (or affidavit of loss in lieu thereof) representing shares of PotlatchDeltic common stock, together with a duly completed and validly executed letter of transmittal and any other documents reasonably required by the Exchange Agent, or (B) compliance with the book-entry exchange procedures specified by the Exchange Agent (including delivery of an agent’s message, if applicable), the holder will be entitled to receive, and the Exchange Agent will promptly deliver, the merger consideration to which such holder is entitled, less any required tax withholding. Any certificate or book-entry share so surrendered will be cancelled. If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate is registered, the certificate must be properly endorsed or otherwise in proper form for transfer and the person requesting payment must pay any transfer or similar taxes (or establish to Rayonier’s reasonable satisfaction that such taxes have been paid or are not required to be paid). Payment for book-entry shares will be made only to the person in whose name such book-entry shares are registered.

From and after the effective time, the stock transfer books of PotlatchDeltic will be closed, and there will be no further registration of transfers of shares of PotlatchDeltic common stock. If certificates or book-entry shares are presented to the surviving entity after the effective time, they will be cancelled and exchanged solely for the merger consideration as provided in the merger agreement.

No dividends or other distributions with a record date after the effective time on Rayonier common shares will be paid to the holder of any unsurrendered certificate or unsurrendered book-entry shares until such certificate or book-entry shares are surrendered or exchanged in accordance with the merger agreement. Subject to applicable law, following such surrender or exchange (and, if applicable, posting of any bond for lost certificates as described below), there will be paid to the holder, without interest: (i) the amount of any cash dividends or other distributions with a record date after the effective time but paid prior to surrender to which the holder is entitled with respect to the Rayonier common shares issued in exchange; and (ii) at the appropriate payment date, the amount of any cash dividends or other distributions declared with a record date after the effective time but prior to such surrender and a payment date after such surrender, payable with respect to such Rayonier common shares.

If any certificate has been lost, stolen or destroyed, the Exchange Agent will issue the applicable merger consideration (including any fractional share cash amount and any dividends or distributions as described above) in exchange for such lost, stolen or destroyed certificate upon the making of an affidavit of that fact by the holder and, if reasonably required by the surviving entity, the posting of a customary bond as indemnity against any claim that may be made against it with respect to such certificate.

No fractional Rayonier common shares will be issued in the merger, and no certificates or scrip representing fractional Rayonier common shares will be issued. Instead, the Exchange Agent will aggregate all fractional Rayonier common shares that would otherwise be issued, sell the aggregate number of such shares on the open market as promptly as practicable after the effective time at then-prevailing market prices, and distribute to each former PotlatchDeltic stockholder an amount in cash (without interest) equal to such holder’s proportionate interest in the net proceeds of such sale (rounded down to the nearest cent) (the fractional share cash amount). Payment of cash in lieu of fractional shares is not separately bargained-for consideration but solely represents a mechanical rounding-off of fractions in the exchange; no holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share that would otherwise have been issued.

At any time following the date that is nine months after the effective time, the surviving entity may require the Exchange Agent to deliver to it any remaining funds (including any interest) then in the Exchange Fund that have not been disbursed (or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures). Thereafter, any former PotlatchDeltic stockholders who have not surrendered their certificates or completed the book-entry exchange procedures will look only to Rayonier and the surviving entity (subject to abandoned property, escheat or similar laws) as general creditors for the merger consideration (including any fractional share cash amount and any dividends or distributions described above). None of Rayonier, the surviving entity or the Exchange Agent will be liable to any holder for amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Rayonier, Merger Sub, the surviving entity and the Exchange Agent will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under applicable tax law. Any amounts so deducted or withheld and remitted to the appropriate governmental entity will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

All Rayonier common shares issued in the merger will be issued in uncertificated book-entry form.

No Dissenters’ or Appraisal Rights

No appraisal rights will be available to PotlatchDeltic stockholders in connection with the merger under the DGCL.

Rayonier special dividend; Adjustments

On October 14, 2025, Rayonier declared a one-time special distribution of $1.40 per Rayonier Common Share, payable in the aggregate in no more than 25% cash with the remainder in Rayonier common shares, and a corresponding distribution with respect to units of the operating partnership, as described in the merger agreement. The exchange ratio will be adjusted as provided in the merger agreement to reflect the Rayonier special dividend, resulting in an “adjusted exchange ratio,” and holders of PotlatchDeltic common stock will also receive the “cash adjustment amount,” in each case calculated pursuant to the merger agreement. The merger consideration will be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends (other than the Rayonier special dividend), reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or similar changes with respect to Rayonier common shares or PotlatchDeltic common stock, as provided in the merger agreement.

Treatment of PotlatchDeltic Equity Awards

At the effective time, PotlatchDeltic equity awards will be treated as summarized below, in each case as and to the extent provided in the merger agreement and using the “equity award exchange ratio” defined therein. As of the effective time, Rayonier will assume the PotlatchDeltic equity plans and the obligations thereunder and will take all action necessary or appropriate to have available for issuance, and to register on Form S-8 (or other appropriate form) promptly after the effective time, the Rayonier common shares subject to the converted awards.

PotlatchDeltic Options

As of the effective time, each outstanding PotlatchDeltic stock option will be cancelled and converted into the right to receive (without interest) a number of Rayonier common shares equal to the product of (i) the “Net Option Share Amount” with respect to such option multiplied by (ii) the equity award exchange ratio, in each case less applicable tax withholding. “Net Option Share Amount” means, with respect to each PotlatchDeltic stock option, the quotient of (A) the product of (i) the excess, if any, of the value of the merger consideration (as defined in the merger agreement) over the exercise price per share of PotlatchDeltic common stock immediately prior to the effective time, multiplied by (ii) the number of shares of PotlatchDeltic common stock subject to such option immediately prior to the effective time, divided by (B) the value of the merger consideration. Any PotlatchDeltic stock option with an exercise price per share that is equal to or greater than the value of the merger consideration as of the effective time will be cancelled for no consideration.

PotlatchDeltic RSUs

As of the effective time, each outstanding PotlatchDeltic RSU will be converted into a Rayonier RSU covering a number of Rayonier common shares equal to the product of (i) the number of shares of PotlatchDeltic common stock subject to such RSU immediately prior to the effective time (including any credited dividend equivalents), multiplied by (ii) the equity award exchange ratio, rounded to the nearest whole share, and otherwise subject to the same terms and conditions (including any double-trigger vesting) as in effect immediately prior to the effective time.

PotlatchDeltic Performance Share Awards

As of the effective time, each outstanding PotlatchDeltic performance share award will be converted into a Rayonier RSU covering a number of Rayonier common shares equal to the product of (i) the number of PotlatchDeltic performance shares determined based on the greater of target performance and the actual level of performance, as calculated as of the latest practicable date prior to the effective time (in each case including credited dividend equivalents), multiplied by (ii) the equity award exchange ratio, rounded to the nearest whole share. Following the effective time, such converted awards will be subject only to continued time-based vesting (and not performance-based vesting), and will otherwise have the same terms and conditions (including any double-trigger vesting) as in effect immediately prior to the effective time.

PotlatchDeltic Stock Equivalent Units

As of the effective time, each outstanding PotlatchDeltic stock equivalent unit outstanding under PotlatchDeltic’s deferred compensation plans will be converted into a stock equivalent unit denominated in Rayonier common shares based on the equity award exchange ratio (rounded to the nearest whole share), and will otherwise remain subject to the terms of the applicable deferred compensation plan and related award documentation which will be assumed by Rayonier.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality, and material adverse effect on the applicable party). The representations and warranties in the merger agreement relate to, among other things:

•	organization, standing and corporate power and governing documents;

•	capital structure;

•	authority relative to execution and delivery of, and performance of obligations under, the merger agreement;

•	board approval of the merger agreement and the transactions contemplated thereby;

•	required consents and approvals relating to the merger;

•	absence of any conflict with the party’s governing documents, material contracts or applicable law;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	internal controls over financial reporting and compliance with the Sarbanes-Oxley Act;

•	compliance with applicable laws;

•	absence of certain changes and non-existence of a material adverse effect;

•	absence of undisclosed liabilities;

•	absence of certain litigation;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other labor matters;

•	tax matters, including qualification as a REIT;

•	existence and validity of certain material contracts;

•	inapplicability of the Investment Company Act of 1940;

•	compliance with environmental laws;

•	ownership of or possession of valid licenses to certain intellectual property;

•	possession of certain permits, licenses and other approvals from governmental entities;

•	ownership of or interest in, and condition of, certain owned and leased real property;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;

•	receipt of opinions from each party’s financial advisor;

•	existence of insurance policies;

•	absence of certain related party transactions;

•	brokers’ and finders’ fees in connection with the merger and other transactions contemplated by the merger agreement;

•	exemption from anti-takeover statutes; and

•	required shareholder approval.

Rayonier has also made certain representations and warranties relating to its ownership of the operating partnership.

Material Adverse Effect

For purposes of the merger agreement, material adverse effect, when used in reference to Rayonier or PotlatchDeltic, means any change, effect, development, circumstance, condition, state of facts, event or occurrence that (i) will or would reasonably be expected to prevent or materially impair or delay the ability of the either party to consummate the merger prior to the Outside Date or (ii) individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of PotlatchDeltic or Rayonier, as applicable, in each case including its subsidiaries, taken as a whole, except, solely in the case of clause (ii), no change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of, relating to or resulting from any of the following will constitute a material adverse effect or will be considered in determining whether a material adverse effect has occurred:

•

any changes in general economic conditions, including any changes affecting financial, credit or capital market conditions, changes in interest or exchange rates or the suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions (or changes therein) in any industry or industries in which the parties operate;

•	political, geopolitical and/or regulatory conditions (or changes therein), including tariffs, sanctions, the occurrence or the escalations or worsening of any acts of terrorism, sabotage or war;

•	any change in GAAP or interpretation thereof by any governmental entity;

•	any change in any applicable law of or by any governmental entity;

•

any actions taken, or the failure to take any action, as expressly required by the terms of the merger agreement or at the written request or with the written consent of PotlatchDeltic or Rayonier, as applicable, and any effect directly attributable to the negotiation, execution or announcement of the merger agreement and the merger and the other transactions contemplated thereby, including any litigation arising therefrom and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, stockholder, joint venture partner or similar relationship (except this clause does not apply with respect to the representations and warranties of either party that is intended to address the consequence of the execution of the merger agreement or the merger);

•	changes in the price or trading volume of PotlatchDeltic common stock or Rayonier common shares, as applicable;

•

any failure by PotlatchDeltic or Rayonier to meet any internal or published projections, estimates or expectations of the revenue, earnings or other financial performance or results of operations for any period;

•	earthquakes, tornados, hurricanes, floods, mudslides, wildfires or other weather conditions, including any worsening of such conditions;

•	pandemics, epidemics, disease outbreak or other public health crisis or event, including any worsening of such conditions; or

•	any reduction in the credit rating of PotlatchDeltic or Rayonier.

With respect to the first, second, third, fourth, fifth and ninth bullets of the exceptions immediately above, if the impact thereof is materially and disproportionately adverse to Rayonier and its subsidiaries or PotlatchDeltic and its subsidiaries, as applicable, taken as a whole, relative to other similarly situated participants in the industries they operate in and the geographic regions in the United States in which they operate or own or lease properties, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect.

The representations and warranties of each of the parties to the merger agreement do not survive the consummation of the merger.

Covenants and Agreements

Conduct of Business

From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement (the “Interim Period”), except (i) as required by applicable law, (ii) as expressly required or expressly permitted by the merger agreement, or (iii) with the other party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned):

Each of PotlatchDeltic and Rayonier will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course in all material respects, preserve intact its present business organizations and significant business relationships, maintain its and their material assets and properties in their current condition (ordinary wear and tear excepted), keep available the services of present officers, and, in the case of each of PotlatchDeltic and Rayonier, preserve its status as a REIT for U.S. federal income tax purposes.

Conduct of Business of Rayonier

In addition, without limiting the generality of the covenants and exceptions described under “—Conduct of Business,” Rayonier has agreed that during the Interim Period, Rayonier will not, and will cause its subsidiaries not to:

•

amend its articles of incorporation or bylaws (or equivalent governing documents), the Parent Partnership Agreement, or any equivalent governing documents of any non-partnership subsidiary in any non-de minimis respect;

•	split, combine, subdivide or reclassify any capital stock or other equity interests;

•

declare, set aside or pay any dividends or other distributions on its capital stock or other equity interests, other than (A) regular quarterly cash dividends in accordance with past practice at a rate not to exceed $0.2725 per Rayonier common share per quarter as provided under “—Dividends; Coordination,” (B) the Rayonier special dividend and any permitted REIT distributions and matching distribution mechanics as provided under “—Dividends; Coordination,” and (C) dividends or other distributions by the operating partnership or a wholly owned subsidiary to Rayonier or a wholly owned subsidiary;

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other equity interests, or any securities convertible into, exercisable for or exchangeable for any such shares or interests, other than (A) issuances by the operating partnership or a wholly owned subsidiary to Rayonier, the operating partnership or another wholly owned subsidiary, (B) issuances pursuant to settlement of Rayonier equity awards outstanding as of the date of the merger agreement or granted thereafter in compliance with the merger agreement, and (C) other limited exceptions set forth in the merger agreement;

•	adopt a plan of merger, liquidation, dissolution, restructuring, recapitalization or other reorganization (other than among wholly owned subsidiaries);

•

make capital expenditures or other investments except (A) in accordance with Rayonier’s capital expenditure plan set forth in the Parent Disclosure Letter, (B) in the ordinary course not to exceed $10,000,000 in the aggregate, or (C) as reasonably required to satisfy health or safety concerns at any Rayonier properties;

•

make (other than in the ordinary course of business), change or rescind any material tax election, change a material method of tax accounting, amend any material tax return, settle any material income tax liability or audit, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, in each case, except as necessary to preserve the REIT qualification of Rayonier or preserve specified subsidiary tax classifications;

•

take or fail to take any action that would reasonably be expected to cause Rayonier to fail to qualify as a REIT or any of its subsidiaries to cease to have certain specified U.S. federal income tax classifications;

•	take or knowingly fail to take any action that could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into any contract that would bind Rayonier or its subsidiaries to material indemnity or similar obligations with respect to Environmental Laws; or

•	authorize, agree or commit to take any of the foregoing actions.

Conduct of Business of PotlatchDeltic

In addition, without limiting the generality of the covenants and exceptions described under “—Conduct of Business,” PotlatchDeltic has also agreed that during the Interim Period, PotlatchDeltic will not, and will cause its subsidiaries not to:

•	amend its charter or bylaws (or any equivalent organizational documents of a subsidiary) in any non-de minimis respect or waive specified charter provisions;

•	split, combine, subdivide or reclassify any shares or other equity interests;

•

declare, set aside or pay any dividends or other distributions on its capital stock or other equity interests, other than (A) regular quarterly dividends in accordance with past practice at a rate not to exceed $0.45 per share per quarter as provided under “—Dividends; Coordination,” (B) any REIT distributions permitted under “—Dividends; Coordination,” and (C) dividends or other distributions by a wholly owned subsidiary to PotlatchDeltic or another wholly owned subsidiary;

•

redeem, purchase or otherwise acquire any equity interests (other than (A) withholding of shares to satisfy exercise price or tax withholding in respect of equity awards, or (B) redemptions or repurchases by a wholly owned subsidiary of its own securities solely to the extent owned by PotlatchDeltic or a wholly owned subsidiary);

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other equity interests, or any securities convertible into, exercisable for or exchangeable for any such shares or interests, other than issuances in respect of the exercise or settlement of equity awards outstanding on the date of the merger agreement in accordance with their existing terms;

•	incur, create, assume, refinance, guarantee or replace indebtedness, or amend or modify the terms of existing indebtedness, except as permitted by the merger agreement;

•	make loans, advances, guarantees, capital contributions or other investments, other than among PotlatchDeltic and its wholly owned subsidiaries (and as otherwise permitted by the merger agreement);

•

enter into, amend, modify, terminate or waive rights under material contracts, or enter into any contract that would have been a material contract if in effect on the date of the merger agreement, except as permitted or required by the merger agreement;

•	make material changes in accounting methods, principles or practices, except as required by GAAP or applicable law;

•	enter into any new line of business;

•

make (other than in the ordinary course of business), change or rescind any material tax election, change a material method of tax accounting, amend any material tax return, settle any material income tax liability or audit, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, in each case, except as necessary to preserve the REIT qualification of PotlatchDeltic or preserve specified subsidiary tax classifications;

•

take or fail to take any action that would reasonably be expected to cause PotlatchDeltic to fail to qualify as a REIT or any of its subsidiaries to cease to have certain specified U.S. federal income tax classifications;

•	take or knowingly fail to take any action that could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into any contract that would bind PotlatchDeltic or its subsidiaries to material indemnity or similar obligations with respect to Environmental Laws; or

•	authorize, agree or commit to take any of the foregoing actions.

Nothing in the merger agreement gives either party the right to control or direct the other party’s operations prior to the effective time. Each party will, consistent with the merger agreement, retain complete control and supervision over its respective operations until closing.

Dividends; Coordination

If either party determines in good faith that it is required to make a REIT distribution with a record date on or prior to the closing date:

•	such party shall provide the other party at least fifteen (15) calendar days’ prior notice of the record date;

•	any REIT distribution shall be payable only in cash;

•

any Rayonier REIT distribution shall not have a record date between fifteen (15) business days prior to the earlier of the PotlatchDeltic special meeting and the Rayonier special meeting and the effective time; and

•

if Rayonier declares a REIT distribution with a record date prior to closing, the cash adjustment amount will automatically increase, as of that record date, by an amount equal to (x) the per share REIT distribution amount multiplied by (y) the adjusted exchange ratio; if PotlatchDeltic declares a REIT distribution with a record date prior to closing, Rayonier may declare a cash distribution to Rayonier shareholders (and a corresponding distribution to holders of limited partnership interests in the operating partnership) equal, on a per share/per unit basis, to the PotlatchDeltic REIT distribution per share divided by the adjusted exchange ratio.

Prior to closing, PotlatchDeltic may continue to declare and pay regular quarterly dividends on PotlatchDeltic common stock in accordance with past practice at a rate not to exceed $0.45 per share per quarter, and Rayonier may continue to declare and pay regular quarterly dividends on Rayonier common shares in accordance with past practice at a rate not to exceed $0.2725 per share per quarter, in each case as provided in the merger agreement. Rayonier and PotlatchDeltic will coordinate the record and payment dates for their regular quarterly dividends to ensure that PotlatchDeltic stockholders do not receive two dividends, or fail to receive one dividend, in any quarter with respect to their PotlatchDeltic common stock and the Rayonier common shares received in the merger. It is the parties’ intention that each of Rayonier and PotlatchDeltic will pay their regular quarterly dividend for the first quarter of 2026 prior to the effective time.

Rayonier Special Meeting and Recommendation of the Rayonier Board

Under the merger agreement, Rayonier will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Rayonier special meeting”) for the purpose of seeking approval of the issuance of Rayonier common shares in the merger as soon as practicable after the Form S-4 is declared effective by the SEC. Except to the extent the Rayonier board has effected a change of recommendation in compliance with the merger agreement, Rayonier will, through its board of directors, recommend that its shareholders vote “FOR” approval of the Rayonier share issuance proposal, include such recommendation in this joint proxy statement/prospectus, and solicit and use its reasonable best efforts to obtain the requisite Rayonier shareholder approval (including by soliciting proxies in favor of the share issuance) as soon as practicable.

Rayonier will cooperate with and keep PotlatchDeltic reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of this joint proxy statement/prospectus. Rayonier may adjourn or postpone the Rayonier special meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure that the Rayonier board determines in good faith (after consultation with outside legal counsel) is required by applicable law, (ii) if, as of the scheduled time, there are insufficient shares represented (in person or by proxy) to constitute a quorum, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Rayonier shareholder approval, (iv) to comply with applicable law, or (v) with PotlatchDeltic’s prior written consent (not to be unreasonably withheld, delayed or conditioned). Without PotlatchDeltic’s prior written consent (not to be unreasonably withheld, delayed or conditioned), the only matters Rayonier will propose for shareholder action at the Rayonier special meeting are the Rayonier share issuance proposal and any adjournment proposal.

Unless the merger agreement is terminated in accordance with its terms, Rayonier will submit the Rayonier share issuance proposal to its shareholders for a vote at the Rayonier special meeting (or any adjournment or postponement), even if the Rayonier board effects a change of recommendation as permitted by the merger agreement, and the obligation to hold the Rayonier special meeting will not be affected solely by a change of recommendation or by the commencement, announcement, disclosure or communication of any alternative proposal.

The parties will use reasonable best efforts to (i) hold the PotlatchDeltic special meeting and the Rayonier special meeting on the same date (to the extent practicable after the Form S-4 is declared effective) and (ii) coordinate record dates for such meetings.

PotlatchDeltic Shareholder Meeting and Recommendation of the PotlatchDeltic Board

Under the merger agreement, PotlatchDeltic will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the PotlatchDeltic special meeting) following the mailing of this joint proxy statement/prospectus for the purpose of seeking adoption of the merger agreement as soon as practicable after the Form S-4 is declared effective by the SEC. Except to the extent the PotlatchDeltic board has effected a change of recommendation in compliance with the merger agreement, PotlatchDeltic will, through its board of directors, recommend that its stockholders vote “FOR” adoption of the merger agreement, include such recommendation in this joint proxy statement/prospectus, and solicit and use its reasonable best efforts to obtain the requisite PotlatchDeltic stockholder approval (including by soliciting proxies in favor of adoption of the merger agreement) as soon as practicable.

PotlatchDeltic will cooperate with and keep Rayonier reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of this joint proxy statement/prospectus. PotlatchDeltic may adjourn or postpone the PotlatchDeltic special meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure that the PotlatchDeltic board determines in good faith (after consultation with outside legal counsel) is required by applicable law, (ii) if, as of the scheduled time, there are insufficient shares represented (in person or by proxy) to constitute a quorum, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the PotlatchDeltic stockholder approval, (iv) to comply with applicable law, or (v) with Rayonier’s prior written consent (not to be unreasonably withheld, delayed or conditioned). Without Rayonier’s prior written consent (not to be unreasonably withheld, delayed or conditioned), the only matters PotlatchDeltic will propose for stockholder action at the PotlatchDeltic special meeting are the PotlatchDeltic merger agreement proposal, any PotlatchDeltic merger-related compensation proposal (if required) and any adjournment proposal.

Unless the merger agreement is terminated in accordance with its terms, PotlatchDeltic will submit the merger agreement to its stockholders for a vote at the PotlatchDeltic special meeting (or any adjournment or postponement), even if the PotlatchDeltic board effects a change of recommendation as permitted by the merger agreement, and the obligation to hold the PotlatchDeltic special meeting will not be affected solely by a change of recommendation or by the commencement, announcement, disclosure or communication of any alternative proposal.

No Solicitation

Each of Rayonier and PotlatchDeltic agreed to immediately cease any solicitation, encouragement, discussions or negotiations with any person (other than the other party and its affiliates/representatives) that may be ongoing with respect to a Competing Proposal and to promptly request the return or destruction of any confidential information previously furnished and terminate any access (including to any data room) previously granted.

From the date of the merger agreement until the earlier of the effective time and termination of the merger agreement, each of Rayonier and PotlatchDeltic agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Competing Proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding a Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal (other than to state that the party is subject to a no solicit covenant);

•	furnish any non public information relating to that party or its subsidiaries for the purpose of facilitating, or in a manner that would reasonably be expected to lead to, a Competing Proposal;

•

approve, authorize, execute or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted below); or

•	agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, prior to obtaining the PotlatchDeltic stockholder approval (for PotlatchDeltic) or the Rayonier shareholder approval (for Rayonier), if a party receives a bona fide written Competing Proposal that did not result from a breach of its no solicitation obligations, then:

•	the party may contact the third party solely to clarify the terms and conditions of the Competing Proposal; and

•

if the board of directors of such party (or a committee thereof) determines in good faith, after consultation with outside legal counsel and independent financial advisors, that the Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable law, then such party may (A) furnish information (including non public information) to the third party pursuant to an Acceptable Confidentiality Agreement that is no less favorable to the disclosing party than the existing confidentiality arrangements between Rayonier and PotlatchDeltic and does not restrict sharing of information required to be provided to the other party under the merger agreement (and any such information not previously provided to the other party must be provided to the other party prior to or substantially concurrently with the time it is provided to such third party), and (B) engage in or otherwise participate in discussions or negotiations with the third party making such Competing Proposal.

If the third party is a known competitor of the party receiving the Competing Proposal, any competitively sensitive nonpublic information may only be provided pursuant to customary “clean team” or “outside counsel only” procedures designed to limit disclosure of competitively sensitive information.

Each of Rayonier and PotlatchDeltic must promptly (and in any event within the shorter of one Business Day and forty-eight (48) hours) notify the other party in writing after receipt of (i) any Competing Proposal, (ii) any request for non public information that would reasonably be expected to lead to a Competing Proposal, or (iii) any inquiry seeking to discuss or negotiate a possible Competing Proposal. Such notice must identify the person(s) making the Competing Proposal, request or inquiry and summarize the material terms and conditions thereof (including providing copies of written proposals and related material documentation). Each party must keep the other reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Competing Proposal (including providing copies of material correspondence and documents), subject to customary privilege and confidentiality limitations and outside counsel only designations for competitively sensitive material.

Change of Recommendation and Match Rights

Subject to the provisions summarized below, the Rayonier board may not change its recommendation that Rayonier shareholders vote “FOR” the Rayonier share issuance proposal, and the PotlatchDeltic board may not change its recommendation that PotlatchDeltic stockholders vote “FOR” adoption of the merger agreement. A change of recommendation includes, among other things, failure to include the board recommendation in the joint proxy statement/prospectus, changing, qualifying, withholding or withdrawing the recommendation (including by public proposal to do so), failure to recommend against a third party tender or exchange offer within the specified period, approving or recommending an alternative proposal, or entering into an agreement with respect to an alternative proposal (other than a permitted confidentiality agreement).

•

Superior Proposal. Before making any change of recommendation in response to a Superior Proposal, the changing party’s board must (i) provide at least five (5) business days’ prior written notice to the other party of its intention to take such action, which notice must include the identity of the third party and the material terms and conditions of, and attach a complete copy of, the Superior Proposal and related definitive documentation, and (ii) during such notice period, negotiate in good faith with the other party (to the extent the other party wishes to negotiate) to enable the other party to propose revisions to the merger agreement so that a change of recommendation would no longer be required. After considering any proposed revisions and other information provided in writing by the other party, the changing party’s board must determine in good faith, after consultation with outside legal counsel and independent financial advisors, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect. Any material change to the terms of such Superior Proposal (including price or form of consideration) will require a new notice and a new consultation period, except that references to five (5) business days will be replaced by three (3) business days.

•

Intervening Event. Before making any change of recommendation in response to an intervening event, the changing party’s board must (i) provide at least five (5) business days’ prior written notice to the other party describing the intervening event in reasonable detail (with an obligation to provide a new notice for material developments), (ii) during such notice period, consider in good faith, and if requested, engage in good faith discussions regarding, any adjustments to the merger agreement proposed by the other party to obviate the need for a change of recommendation, and (iii) after such period, determine in good faith, after consultation with outside legal counsel and taking into account any proposed adjustments, that failure to effect the change of recommendation would be inconsistent with its fiduciary duties.

Nothing in the merger agreement prevents either board from making a “stop, look and listen” communication under Rule 14d-9(f) or otherwise complying with Rule-14e 2(a), Rule-14d 9 or Item 1012(a) of Regulation M-A, if the failure to do so would violate applicable law; however, these actions do not permit a change of recommendation except as permitted above.

Required Special Meeting Notwithstanding Change of Recommendation

Unless the merger agreement is terminated in accordance with its terms, Rayonier and PotlatchDeltic must hold the Rayonier special meeting and the PotlatchDeltic special meeting, respectively, even if either board has made a change of recommendation, and must submit the applicable proposal to a shareholder or stockholder vote.

Employee Matters

Under the merger agreement, for a period of one (1) year following the effective time, Rayonier will provide, or will cause to be provided, to each employee of PotlatchDeltic, Rayonier or their respective subsidiaries whose employment continues following the effective time (the “Continuing Employees”) who remains employed by Rayonier or its subsidiaries following the effective time: (i) base compensation at least equal to that provided to the Continuing Employee as of immediately prior to the effective time, (ii) annual cash incentive compensation opportunities that are no less favorable than those provided to the Continuing Employee (in the case of legacy Rayonier employees) or similarly situated employees of Rayonier and its subsidiaries (in the case of legacy PotlatchDeltic employees), as the case may be, as of immediately prior to the effective time, (iii) equity-based compensation opportunities (other than initial new hire equity awards) that are no less favorable than those provided to the Continuing Employee (in the case of legacy Rayonier employees) or similarly situated employees of Rayonier and its subsidiaries (in the case of legacy PotlatchDeltic employees), as the case may be, as of immediately prior to the effective time, (iv) employee benefits (excluding severance retention and equity-based compensation) that are no less favorable in the aggregate than those provided to the Continuing Employee (in the case of legacy Rayonier employees) or similarly situated employees of Rayonier and its subsidiaries (in the case of legacy PotlatchDeltic employees), as the case may be, as of immediately prior to the effective time, and (v) for each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits or a participant in the Rayonier Amended and Restated Executive Severance Pay Plan or the Executive Severance Program, severance pursuant to the terms and conditions set forth in Section 8.4(a) of the Rayonier disclosure letter; provided, that, for purposes of clauses (ii), (iii) and (iv), (x) with respect to a Continuing Employee that participated in a PotlatchDeltic benefit plan prior to the effective time, continued participation in such PotlatchDeltic benefit plan, or the provision of compensation or benefits at the same level as that provided to the Continuing Employee prior to the effective time, in each case, following the effective time shall be deemed to satisfy the foregoing standards, and (y) if Rayonier determines to integrate the Continuing Employees onto the Rayonier benefit plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the Continuing Employees, which plans shall treat similarly situated employees on a substantially equivalent basis, participation in such plans shall be deemed to satisfy the foregoing standards, provided that similarly situated employees of Rayonier and its subsidiaries participate in the same Rayonier benefit plans, it being understood that the Continuing Employees may commence participating in such plans on different dates following the effective time with respect to different plans.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Each of Rayonier and PotlatchDeltic agreed to use reasonable best efforts (and to cause their respective subsidiaries to use reasonable best efforts) to consummate the transactions and to cause the conditions to closing to be satisfied as promptly as reasonably practicable, including:

•

obtaining all actions, non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders and expirations or terminations of waiting periods from governmental entities and other persons necessary, proper or advisable in connection with the transactions;

•

making all registrations, filings, notices, petitions, statements, submissions and applications with governmental entities that are necessary, proper or advisable, and supplying any additional information and documentary materials requested by such entities;

•	taking all steps necessary, proper or advisable to obtain any clearance or approval from, or to avoid legal proceedings by, any governmental entity or other person in connection with the transactions;

•

defending any legal proceedings (judicial or administrative) challenging the merger agreement or the transactions or seeking to prohibit or delay the closing, including seeking to vacate or reverse any stay or injunction; and

•	executing and delivering additional instruments reasonably necessary, proper or advisable to consummate the transactions and carry out the purposes of the merger agreement.

Antitrust filings and timing. Each of Rayonier and PotlatchDeltic will, in consultation and cooperation with the other, make its filing under the HSR Act as promptly as reasonably practicable and, in any event, no later than fifteen (15) business days from the date of the merger agreement, and make any other reasonably determined filings under other applicable antitrust laws as promptly as practicable (and no later than required by law). Neither party will extend any waiting period or agree with a governmental entity to delay consummation of the transactions without the other party’s prior written consent.

Process and coordination. Each party will:

•

keep the other apprised of status, promptly provide reasonably requested information and copies or summaries of material communications with any governmental entity, and permit the other a reasonable opportunity to review and comment in advance on material written submissions or material oral communications (subject to redactions for valuation, contractual confidentiality, privilege or legal requirements);

•	consult in advance and, to the extent not prohibited, give the other party the opportunity to attend and participate in meetings with governmental entities regarding the transactions; and

•	reasonably designate competitively sensitive materials as “Outside Counsel Only Material.”

Third party consents. Neither party, without the other’s prior written consent, will offer to grant any material concession or make any material payment to any third party in connection with seeking or obtaining its consent to the transactions. Except as otherwise provided in the merger agreement, neither party nor its subsidiaries is required to pay any fee or penalty to obtain non-governmental third party consents.

Remedial actions. The parties will use reasonable best efforts to avoid or eliminate impediments under applicable laws so as to enable closing as promptly as practicable; provided that no party is required to take or commit to any divestiture, hold separate or other remedy, or agree to any restriction, requirement or limitation, that would have a materially adverse impact on Rayonier, PotlatchDeltic and their respective subsidiaries, taken as a whole, after giving effect to the merger. No party is required to extend waiting periods or accept conditions except as mutually agreed in writing.

Nothing in the merger agreement gives either party the right to control the other’s operations prior to closing; each retains control of its operations, consistent with the merger agreement.

Indemnification and Insurance

For six (6) years after the effective time (and longer to the extent any claim or proceeding commenced during such period remains pending), Rayonier will, and will cause the surviving entity and PotlatchDeltic subsidiaries to:

•

honor and fulfill, to the fullest extent permitted by law, all existing rights to indemnification, exculpation and advancement of expenses in favor of each current and former director and officer of PotlatchDeltic and its subsidiaries, as provided in organizational documents in effect on the merger agreement date and in any indemnification agreements in effect on such date;

•

maintain organizational documents of the surviving entity and PotlatchDeltic subsidiaries with indemnification, advancement and exculpation provisions no less favorable than those currently in effect (and not adopt any contrary provision); and

•

indemnify and hold harmless, and advance expenses to, each such covered person with respect to any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions in such capacity prior to the effective time, including matters relating to the merger agreement and the transactions, subject to customary limitations (including no settlement without consent, no indemnification where prohibited by law, and no settlement by Rayonier or the surviving entity without an unconditional release of the covered person and no admission of liability unless the covered person consents).

D&O and fiduciary insurance. For six (6) years after the effective time, Rayonier will cause to be maintained directors’ and officers’ liability insurance and fiduciary liability insurance covering pre-closing matters with terms, conditions, retentions and limits no less favorable than PotlatchDeltic’s existing policies, subject to an aggregate annual premium cap equal to 300% of the last aggregate annual premium paid by PotlatchDeltic prior to the merger agreement. If the premium cap would be exceeded, Rayonier will purchase the maximum coverage reasonably available for an amount up to the cap. Alternatively, prior to the effective time, at Rayonier’s request and in reasonable consultation with Rayonier, PotlatchDeltic will purchase a six (6) year prepaid “tail” policy with substantially equivalent coverage, subject to the same 300% premium cap. Rayonier will cause such “tail” policy (if purchased) to remain in effect for its full term and to be honored by the surviving entity.

Successors. If Rayonier, the surviving entity or any successor transfers all or substantially all of its properties or assets, or merges or consolidates and is not the survivor, proper provision must be made for the successor to assume the indemnification and insurance obligations described above. Covered persons (and their heirs and successors) are express third party beneficiaries of these provisions.

Rayonier Post-Closing Board Composition

As of the effective time:

•

Rayonier Board composition. The Rayonier board will be reconstituted to include: (i) four (4) directors serving on the Rayonier board immediately prior to the effective time; (ii) four (4) directors designated by PotlatchDeltic prior to the effective time, each of whom must have served on PotlatchDeltic’s board immediately prior to the effective time and qualify as “independent” under NYSE listing standards and applicable SEC rules; (iii) the Chief Executive Officer of Rayonier as of immediately prior to the effective time; and (iv) the Chief Executive Officer of PotlatchDeltic as of immediately prior to the effective time.

•	Amended and Restated Bylaws. As of the effective time, Rayonier’s bylaws will be amended and restated in the form attached to the merger agreement as Exhibit A.

•

Leadership. As provided in Rayonier’s amended bylaws, the PotlatchDeltic Chief Executive Officer as of the effective time will be appointed as executive Chairman of Rayonier for two years following the closing date (subject to service as a director), with powers and duties as assigned by the board consistent with the bylaws and his employment agreement. The then serving Rayonier Chief Executive Officer will continue to serve as Chief Executive Officer. Prior to the second anniversary of the closing date, any board action to modify these transitional leadership provisions or to remove or replace the specified executive Chair or Chief Executive Officer requires approval by at least 75% of the then serving directors. These provisions expire after the second anniversary of the closing date.

Financing Cooperation

The parties will cooperate in good faith on financing matters reasonably necessary or appropriate in connection with the transactions, including:

•

implementing any necessary arrangements under existing indentures, credit agreements and other debt documents, including amendments, consents, prepayments or repayments to address change of control provisions or accommodate the legal and operational needs of the Rayonier and PotlatchDeltic as a result of the merger;

•

engaging in reasonable information sharing and participation (at mutually agreeable times, which may be by videoconference) in a reasonable number of meetings and due diligence sessions in connection with any preclosing financing transactions by either party (a “Pre-merger Financing Transaction”);

•

assisting with preparation of portions of disclosure relating to the merger or the transactions for any Pre-merger Financing Transaction (without obligation to provide projections or forward looking information other than financial information necessary for pro forma financial statements); and

•

delivering customary information, certificates, representation letters and documents reasonably necessary to close any such Pre-merger Financing Transaction, and obtaining customary payoff letters and lien releases for indebtedness reasonably determined to be repaid in connection with the merger.

There is no financing condition to closing. Breach of, or non-compliance with, the financing cooperation covenant will not be taken into account in determining satisfaction of closing conditions; the sole remedy for any breach is specific performance as provided in the merger agreement.

Certain Tax Matters

Rayonier and PotlatchDeltic have agreed to use reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties shall treat the merger as a Section 368(a) reorganization for U.S. federal income tax purposes.

Each party will use reasonable best efforts to obtain the tax opinions the receipt of which are conditions to closing, including (i) opinions with respect to the REIT status of each of Rayonier and PotlatchDeltic, and (ii) Section 368(a) reorganization opinions, and, to the extent required, any such opinions that are required for the Form S-4 to be declared effective by the SEC, and to provide officer’s certificates to support such opinions.

Rayonier will, with PotlatchDeltic’s good faith cooperation and assistance, prepare and file any returns or other documents regarding transfer taxes that become payable in connection with the transactions. The parties will cooperate to minimize any such transfer taxes to the extent permitted by law.

After the effective time, Rayonier may cause any PotlatchDeltic subsidiary to convert into or merge with a disregarded entity for U.S. federal income tax purposes or to make “check the box” elections to be treated as disregarded for U.S. federal income tax purposes, and prior to the effective time, PotlatchDeltic will reasonably cooperate with Rayonier and provide reasonably requested information in connection with such restructuring.

Other Covenants and Agreements

The merger agreement includes additional covenants, including that the parties will:

•

prepare and file the joint proxy statement/prospectus (which will also constitute the prospectus included in the Form S-4), use reasonable best efforts to have the Form S-4 declared effective, respond to SEC comments, and keep the Form S-4 effective as needed to complete the merger; each party will furnish required information for inclusion and provide the other a reasonable opportunity to review and comment on filings and SEC responses;

•

call, give notice of, convene and hold the PotlatchDeltic special meeting and the Rayonier special meeting as soon as reasonably practicable after the Form S-4 is declared effective; subject to the merger agreement, each party will submit the applicable proposal to a vote even if the board changes its recommendation as permitted;

•	cooperate to hold the PotlatchDeltic special meeting and the Rayonier special meeting on the same date and to coordinate record dates;

•

provide reasonable access, during normal business hours and on reasonable notice, to contracts, books, records, systems, senior management, and properties, subject to the confidentiality agreement and clean team protocols;

•

use reasonable best efforts to obtain required consents and approvals and to make and pursue required filings, including under the HSR Act and other applicable antitrust laws; defend legal proceedings that would prevent or delay closing; and execute additional instruments necessary to consummate the transactions; provided that no party is required to take or commit to “Remedial Actions” (including divestitures, hold separate or behavioral remedies) that (i) are not conditioned on consummation of the merger, or (ii) would or would reasonably be expected to have a materially adverse impact on Rayonier, PotlatchDeltic and their respective subsidiaries, taken as a whole, after giving effect to the merger;

•	refrain from acquisitions, divestitures or other business combinations during the Interim Period that would reasonably be expected to materially delay or prevent the consummation of the transactions;

•

coordinate on public announcements and implement a joint communications plan; and consult with the other party before communications with governmental entities regarding the merger, permitting the other party to review and comment on submissions;

•

coordinate on employee communications regarding employment, compensation and benefits matters related to the merger and, prior to the effective time, provide the other party a reasonable opportunity to review and comment on broad-based communications (e.g., scripts or town hall materials), which comments will be considered in good faith;

•

implement director and officer indemnification and insurance protections (including six (6) year “tail” D&O coverage) for PotlatchDeltic’s current and former directors and officers, as specified in the merger agreement;

•	cooperate regarding Section 16 of the Exchange Act to cause director and officer transactions at closing to be exempt under Rule 16b-3 and Rule 16b-3(d);

•

notify each other promptly of any stockholder litigation relating to the merger agreement, provide a reasonable opportunity to participate in the defense (but not to control), and not settle without the other party’s consent (not to be unreasonably withheld), subject to applicable law;

•	use best efforts to cause the Rayonier common shares to be issued in the merger to be authorized and approved for listing on the NYSE, subject to official notice of issuance;

•

cooperate in good faith on financing related matters, including obtaining any necessary amendments, consents or repayments in connection with existing indebtedness, obtaining customary payoff letters and lien releases, and otherwise addressing change of control matters; provided that closing is not subject to a financing condition and the sole remedy for breach of financing cooperation is specific performance as set forth in the merger agreement; and

•

take reasonable best efforts so that no takeover statute (or similar provisions in governing documents) is or becomes applicable to the merger; if applicable, take all actions necessary to eliminate or minimize its effect.

Conditions to the Merger

Conditions to the Obligations of Each Party to Effect the Merger

The obligations of Rayonier, Merger Sub and PotlatchDeltic to consummate the merger are subject to the satisfaction (or waiver to the extent permitted by law) of the following conditions:

•	shareholder approvals: the approval by Rayonier shareholders of the issuance of Rayonier common shares in the merger and the adoption of the merger agreement by PotlatchDeltic stockholders;

•

registration statement effectiveness: the Form S-4 registering the Rayonier common shares to be issued in the merger having been declared effective by the SEC, with no stop order in effect and no proceeding for a stop order pending and not withdrawn;

•

no legal prohibition: the absence of any law in effect making the merger illegal, and no order, decree, judgment or injunction of a court or other governmental entity in effect that prohibits the consummation of the merger;

•	HSR: expiration or termination of any applicable waiting period under the HSR Act; and

•	NYSE listing: authorization and approval for listing on the NYSE, subject only to official notice of issuance, of the Rayonier common shares to be issued in the merger.

Conditions to the Obligations of Rayonier and Merger Sub to Effect the Merger

Rayonier’s and Merger Sub’s obligations to consummate the merger are also subject to the satisfaction (or waiver by Rayonier, to the extent permitted by law) of the following:

•

representations and warranties; bring-down standard: the representations and warranties of PotlatchDeltic must be accurate to the standards specified in the merger agreement, including customary higher standards for certain specified “fundamental” representations and customary material adverse effect-based bring-down standards for others, in each case as of the date of the merger agreement and as of the closing date (or, if made as of a specific date, as of such date);

•	performance of covenants: PotlatchDeltic must have performed and complied, in all material respects, with its covenants and agreements required to be performed prior to the effective time;

•	no material adverse effect on PotlatchDeltic: since the date of the merger agreement, no material adverse effect on PotlatchDeltic shall have occurred and be continuing;

•

REIT status opinion (PotlatchDeltic): Rayonier must have received a written tax opinion from Skadden (or other nationally recognized tax counsel as may be reasonably acceptable to Rayonier and PotlatchDeltic), dated as of the closing date and in form and substance reasonably satisfactory to Rayonier, to the effect that, beginning with its taxable year ended December 31, 2018 and through its taxable year ending immediately prior to the effective time, PotlatchDeltic has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations made by PotlatchDeltic regarding certain factual matters (including those contained in a representation letter provided by PotlatchDeltic) relating to the organization and operation of PotlatchDeltic;

•

Section 368 opinion: Rayonier must have received an opinion from Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel reasonably acceptable to Rayonier and PotlatchDeltic), in form and substance reasonably satisfactory to Rayonier and dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in officer’s certificates provided by Rayonier and PotlatchDeltic; and

•	officer’s certificate: delivery by PotlatchDeltic of an officer’s certificate certifying satisfaction of the foregoing PotlatchDeltic conditions.

Conditions to the Obligations of PotlatchDeltic to Complete the Merger

PotlatchDeltic’s obligation to consummate the merger is also subject to the satisfaction (or waiver by PotlatchDeltic, to the extent permitted by law) of the following:

•

representations and warranties; bring-down standard: the representations and warranties of Rayonier and Merger Sub must be accurate to the standards specified in the merger agreement, including customary higher standards for certain specified “fundamental” representations and customary material adverse effect-based bring-down standards for others, in each case as of the date of the merger agreement and as of the closing date (or, if made as of a specific date, as of such date);

•	performance of covenants: Rayonier and Merger Sub must have performed and complied, in all material respects, with their covenants and agreements required to be performed prior to the effective time;

•	no material adverse effect on Rayonier: since the date of the merger agreement, no material adverse effect on Rayonier shall have occurred and be continuing;

•

REIT status opinion (Rayonier): PotlatchDeltic must have received a written tax opinion from Vinson & Elkins (or other nationally recognized tax counsel as may be reasonably acceptable to PotlatchDeltic and Rayonier) dated as of the closing date and in form and substance reasonably satisfactory to PotlatchDeltic, to the effect that, beginning with its taxable year ended December 31, 2018, Rayonier has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Rayonier’s proposed method of organization and operation will enable continued qualification and taxation as a REIT under the Code for its taxable year which includes the closing date and thereafter, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations made by Rayonier and PotlatchDeltic regarding certain factual matters (including those contained in representation letters provided by Rayonier and PotlatchDeltic) relating to the organization and operation of Rayonier, PotlatchDeltic, and after the merger, the combined company;

•

Section 368 opinion: PotlatchDeltic must have received an opinion from Latham & Watkins LLP (or other nationally recognized tax counsel reasonably acceptable to PotlatchDeltic and Rayonier), in form and substance reasonably satisfactory to PotlatchDeltic and dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in officer’s certificates provided by Rayonier and PotlatchDeltic; and

•	officer’s certificate: delivery by Rayonier of an officer’s certificate (on behalf of Rayonier and Merger Sub) certifying satisfaction of the foregoing Rayonier/Merger Sub conditions.

Termination

The merger agreement may be terminated, and the merger and other transactions may be abandoned, at any time prior to the effective time, as follows:

•

by Rayonier for PotlatchDeltic breach: by Rayonier if PotlatchDeltic breaches its representations, warranties, covenants or agreements, which breach (i) would give rise to the failure of a closing condition to Rayonier’s obligations and (ii) is not curable by the Outside Date or, if curable, is not cured within the earlier of (x) thirty (30) calendar days after written notice or (y) three (3) business days before the Outside Date, provided Rayonier is not then in material breach;

•

by PotlatchDeltic for Rayonier/Merger Sub breach: by PotlatchDeltic if Rayonier or Merger Sub breaches its representations, warranties, covenants or agreements, which breach (i) would give rise to the failure of a closing condition to PotlatchDeltic’s obligations and (ii) is not curable by the Outside Date or, if curable, is not cured within the earlier of (x) thirty (30) calendar days after written notice or (y) three (3) business days before the Outside Date, provided PotlatchDeltic is not then in material breach;

•

by either party for failure to close by the Outside Date: by either Rayonier or PotlatchDeltic if the effective time has not occurred by 11:59 p.m., New York time, on the Outside Date; provided that (i) this termination right is unavailable to a party whose material breach is the principal cause of the failure to close by the Outside Date; (ii) if all conditions (other than those by their nature to be satisfied at Closing) are satisfied or waived by the Outside Date and the Closing would occur within two (2) business days thereafter, the Outside Date automatically extends to such Specified Date; and (iii) if the HSR Act waiting period condition has not been satisfied or waived by the third Business Day prior to the Outside Date but all other conditions (other than those to be satisfied at Closing) are satisfied or waived, the Outside Date automatically extends by ninety (90) calendar days;

•	by either party for final, non-appealable injunction: by either Rayonier or PotlatchDeltic if a governmental entity of competent jurisdiction issues a final, non-appealable order permanently enjoining or otherwise prohibiting the merger, provided the terminating party is not in material breach that principally caused such order;

•

by either party for failure to obtain its own vote: by either Rayonier or PotlatchDeltic if the requisite approval of its shareholders/stockholders is not obtained at the duly convened meeting (after any adjournments or postponements at which a vote was taken);

•

by PotlatchDeltic for Rayonier adverse recommendation change or solicitation breach: by PotlatchDeltic at any time prior to receipt of Rayonier shareholder approval if the Rayonier board effects an adverse recommendation change, or if Rayonier materially breaches its no solicitation covenant prior to such approval; and

•

by Rayonier for PotlatchDeltic adverse recommendation change or solicitation breach: by Rayonier at any time prior to receipt of PotlatchDeltic stockholder approval if the PotlatchDeltic board effects an adverse recommendation change, or if PotlatchDeltic materially breaches its no solicitation covenant prior to such approval.

Effect of Termination

If the merger agreement is terminated as described in “—Termination” above, the transactions will be abandoned and the merger agreement will be void and Rayonier, Merger Sub and PotlatchDeltic will have no liability or obligation, except that:

•

no such termination will relieve any party of its respective obligation to pay the PotlatchDeltic termination fee or the Rayonier termination fee, as applicable as described in “—Termination Fees and Other Fees”;

•

no such termination will relieve any party for liability for such party’s fraud or willful breach of any covenant or obligation contained in the merger agreement prior to its termination and the non-breaching party retains all rights and remedies at law and in equity (subject to the limitations expressly set forth in the merger agreement, including exclusivity of termination fees as specified below where applicable); and

•

certain other provisions of the merger agreement, including (i) provisions with respect to use of confidential information and (ii) provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

Termination Fees and Other Fees

Under the merger agreement, one party may, in specified circumstances, be obligated to pay a termination fee to the other. The fee amounts are:

•	Rayonier termination fee: $159,000,000 payable by Rayonier to PotlatchDeltic in the circumstances described below; and

•	PotlatchDeltic termination fee: $138,000,000 payable by PotlatchDeltic to Rayonier in the circumstances described below.

Termination Fees Payable by Rayonier

Rayonier must pay PotlatchDeltic a termination fee if:

•	the merger agreement is terminated by PotlatchDeltic as a result of a change of recommendation by the Rayonier board;

•

the merger agreement is terminated by either party because either (a) the merger did not close by the Outside Date or (b) the Rayonier shareholders vote against the issuance of Rayonier common shares in connection with the merger and a competing proposal becomes public and is not withdrawn at least ten (10) business days prior to the Rayonier special meeting, and within nine (9) months of termination, Rayonier consummates such competing proposal or enters into a definitive agreement with respect to such competing proposal (that is subsequently consummated); or

•

the merger agreement is terminated by PotlatchDeltic because of Rayonier’s material breach of its obligations under the merger agreement and a competing proposal becomes public and is not withdrawn at least ten (10) business days prior to the Rayonier special meeting, and within nine (9) months of termination, Rayonier consummates such competing proposal or enters into a definitive agreement with respect to such competing proposal (that is subsequently consummated).

Termination Fees Payable by PotlatchDeltic

PotlatchDeltic must pay Rayonier a termination fee if:

•	the merger agreement is terminated by Rayonier as a result of a change of recommendation by the PotlatchDeltic board;

•

the merger agreement is terminated by either party because either (a) the merger did not close by the Outside Date or (b) the PotlatchDeltic stockholders vote against the merger and a competing proposal becomes public and is not withdrawn at least ten (10) business days prior to the PotlatchDeltic special meeting, and within nine (9) months of termination, PotlatchDeltic consummates such competing proposal or enters into a definitive agreement with respect to such competing proposal (that is subsequently consummated); or

•

the merger agreement is terminated by Rayonier because of PotlatchDeltic’s material breach of its obligations under the merger agreement and a competing proposal becomes public and is not withdrawn at least ten (10) business days prior to the PotlatchDeltic special meeting, and within nine (9) months of termination, PotlatchDeltic consummates such competing proposal or enters into a definitive agreement with respect to such competing proposal (that is subsequently consummated).

Amendment and Waiver

At any time prior to the effective time, whether before or after obtaining the requisite approvals of Rayonier shareholders or PotlatchDeltic stockholders, the merger agreement may be amended, modified or supplemented only by a written instrument signed on behalf of each of Rayonier, Merger Sub and PotlatchDeltic. After the Rayonier shareholder approval of the Rayonier share issuance proposal or the PotlatchDeltic stockholder approval of the merger agreement has been obtained, no amendment may be made that, by law or stock exchange rules, requires further shareholder or stockholder approval without obtaining such further approval.

At any time prior to the effective time, any party may, to the extent permitted by law, (i) extend the time for performance of any obligation of another party, (ii) waive any inaccuracy in the representations and warranties made to such party, and (iii) waive compliance with any agreements or conditions for its benefit, in each case only by a written instrument signed by the waiving party. Any delay in exercising any right will not constitute a waiver of such right.

Third Party Beneficiaries

The merger agreement is not intended to confer rights or remedies upon any person other than the parties, except that:

•

from and after the effective time, holders of PotlatchDeltic common stock are third party beneficiaries solely to the extent necessary to receive the merger consideration (including any cash in lieu of fractional shares and any dividends or other distributions described in the merger agreement), and holders of PotlatchDeltic equity awards are third party beneficiaries solely to the extent necessary to receive the consideration specified for such awards under the merger agreement; and

•

the current and former directors and officers of PotlatchDeltic and its subsidiaries (and their respective heirs and successors) are intended express third party beneficiaries of the provisions relating to indemnification, advancement, exculpation and D&O/fiduciary insurance, and such provisions may not be amended or terminated in a manner adverse to them without their consent (except in connection with a permitted termination of the merger agreement).

No other persons are intended third party beneficiaries of the merger agreement.

Applicable Law; Jurisdiction

The merger agreement, and any claims or causes of action (in contract, tort or otherwise) arising out of or relating to it or its negotiation, execution or performance, are governed by Delaware law, without giving effect to any choice of law or conflict of law rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Any legal action or proceeding arising out of or relating to the merger agreement must be brought and determined exclusively in the Delaware Court of Chancery or, if exclusive federal jurisdiction applies, in the federal courts located in the State of Delaware, in each case including any appellate courts thereof. Each party irrevocably submits to the exclusive jurisdiction of such courts, waives any objection to venue and any claim that such forum is inconvenient, and agrees that service of process may be made as provided in the merger agreement’s notice provisions.

Specific Performance

The parties agreed that irreparable damage would occur if any provision of the merger agreement were not performed in accordance with its specific terms or were otherwise breached. Prior to any valid termination of the merger agreement, the non-breaching party is entitled to seek an injunction or injunctions to prevent breaches and to specifically enforce the terms and provisions of the merger agreement (in addition to any other remedy available at law or in equity), without the need to post any bond or other security. The parties waive any objection that specific performance is not an appropriate remedy or that there is an adequate remedy at law.

Expenses

Except as expressly provided otherwise in the merger agreement (including with respect to termination fees, indemnification/insurance and financing cooperation), Rayonier and PotlatchDeltic will share equally (whether or not the merger is consummated) the direct out of pocket costs of (i) printing, filing and mailing the joint proxy statement/prospectus and all SEC and other regulatory filing fees in connection therewith, (ii) filings under the HSR Act and similar non U.S. antitrust laws (including filing fees), and (iii) the Exchange Agent; and upon consummation of the merger, Rayonier and the surviving entity will bear any transfer taxes payable in connection with the transactions (subject to the merger agreement), and no such transfer taxes will be the responsibility of PotlatchDeltic stockholders.

AMENDED AND RESTATED BYLAWS OF THE COMBINED COMPANY

This section describes the material terms of the amended and restated bylaws of the combined company, which will only be adopted if the merger is completed. The description of the amended and restated bylaws of the combined company in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the amended and restated bylaws of the combined company, a copy of which is attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all the information about the amended and restated bylaws of the combined company that is important to you. You are encouraged to read the amended and restated bylaws of the combined company carefully and in their entirety.

In connection with the completion of the merger, effective as of the effective time, the combined company will amend and restate Rayonier’s bylaws in order to provide, among other things, that Eric J. Cremers will serve as the Executive Chair of the combined company’s board of directors for a term of two (2) years (so long as Mr. Cremers remains a member of the combined company’s board of directors) and that Mark D. McHugh will serve as the Chief Executive Officer of the combined company. The amended and restated bylaws of the combined company will provide (i) that Mr. Cremers will (1) serve as an executive officer of the combined company and report directly to the combined company’s board of directors and (2) have all such powers and perform all such duties as may be assigned by the combined company’s board of directors and his employment agreement with the combined company and (ii) that Mr. McHugh will (1) serve as an executive officer of the combined company and report directly to the combined company’s board of directors and (2) have all such powers and perform all such duties as may be assigned by the combined company’s board of directors and his employment agreement with the combined company.

The amended and restated bylaws of the combined company will also provide that, prior to the second anniversary of the closing date of the merger, any resolution or action taken by the board of directors of the combined company to amend or modify the terms set forth in the paragraph above, including to (1) remove or replace Mr. McHugh as Chief Executive Officer of the combined company, or (2) remove or replace Mr. Cremers as Executive Chair of the combined company, must be adopted or approved by directors representing at least 75% of the then serving directors of the combined company.

Except as described above, the amended and restated bylaws of the combined company will contain the same terms as Rayonier’s bylaws in effect as of the date hereof in all material respects.

RAYONIER PROPOSALS

Proposal 1: The Rayonier Share Issuance Proposal

Rayonier shareholders are being asked to consider and vote on the Rayonier share issuance proposal, a proposal to approve the issuance of Rayonier common shares pursuant to the merger agreement. For a summary and detailed information regarding the Rayonier share issuance proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Subject to certain limited exceptions, Section 312.03(c) of the NYSE Listed Company Manual requires that Rayonier obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such common stock or of securities convertible into or exercisable for common stock.

The number of Rayonier common shares issuable as consideration for the merger is expected to exceed the above-mentioned threshold. At the effective time, each outstanding share of PotlatchDeltic common stock (other than Cancelled Shares) will be converted into the right to receive the merger consideration (i.e., the adjusted exchange ratio of 1.8185 validly issued, fully paid, and nonassessable Rayonier common shares and $0.61 in cash, without interest, plus any fractional share consideration). If the merger is completed, it is currently estimated that Rayonier will issue or reserve for issuance approximately 141,747,178 Rayonier common shares in connection with the merger, which will exceed 20% of the Rayonier common shares outstanding before such issuance.

Approval of the Rayonier share issuance proposal by Rayonier shareholders is required to complete the transactions contemplated by the merger agreement. If the Rayonier share issuance proposal is not approved, the merger will not be completed.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the Rayonier share issuance proposal.

The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the Rayonier special meeting by Rayonier shareholders will be required to approve the Rayonier share issuance proposal (assuming a quorum is present), as required by Section 312.03(c) of the NYSE Listed Company Manual.

THE RAYONIER BOARD UNANIMOUSLY RECOMMENDS THAT RAYONIER SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

Proposal 2: The Rayonier Adjournment Proposal

Rayonier shareholders are being asked to consider and vote on the Rayonier adjournment proposal, a proposal that will give the Rayonier board authority to adjourn the Rayonier special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes to approve the Rayonier share issuance proposal at the time of the Rayonier special meeting or any adjournment or postponement thereof. If the Rayonier adjournment proposal is approved, the Rayonier special meeting could be adjourned to any date. Rayonier could adjourn the Rayonier special meeting and any adjourned session of the Rayonier special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Rayonier shareholders who have previously voted.

If the Rayonier special meeting is adjourned, Rayonier shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the Rayonier share issuance proposal but do not indicate a choice on the Rayonier adjournment proposal, your shares will be voted in favor of the Rayonier adjournment proposal. If you indicate, however, that you wish to vote against the Rayonier share issuance proposal, your Rayonier common shares will only be voted in favor of the Rayonier adjournment proposal if you indicate that you wish to vote in favor of the Rayonier adjournment proposal.

The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the Rayonier special meeting by Rayonier shareholders will be required to approve the Rayonier adjournment proposal (whether or not there is a quorum).

THE RAYONIER BOARD UNANIMOUSLY RECOMMENDS THAT RAYONIER SHAREHOLDERS VOTE “FOR” THE RAYONIER ADJOURNMENT PROPOSAL.

POTLATCHDELTIC PROPOSALS

Proposal 1: The PotlatchDeltic Merger Agreement Proposal

PotlatchDeltic stockholders are being asked to consider and vote on the PotlatchDeltic merger agreement proposal, a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. For a summary and detailed information regarding the merger agreement proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Approval of the merger agreement proposal by PotlatchDeltic stockholders is required to complete the transactions contemplated by the merger agreement. If the merger agreement proposal is not approved, the merger will not be completed.

The approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock entitled to vote at the PotlatchDeltic special meeting.

THE POTLATCHDELTIC BOARD UNANIMOUSLY RECOMMENDS THAT POTLATCHDELTIC STOCKHOLDERS VOTE “FOR” THE POTLATCHDELTIC MERGER AGREEMENT PROPOSAL.

Proposal 2: The PotlatchDeltic Merger-Related Compensation Proposal

Under Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, PotlatchDeltic is required to submit a proposal to its common stockholders for an advisory (non-binding) vote to approve certain compensation that may be paid or become payable to PotlatchDeltic’s named executive officers in connection with the completion of the merger as discussed in “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of PotlatchDeltic Directors and Executive Officers in the Merger,” including the footnotes to the table and the associated narrative discussion. The proposal gives PotlatchDeltic stockholders the opportunity to express their views on the merger-related compensation of PotlatchDeltic’s named executive officers. The PotlatchDeltic board unanimously recommends that PotlatchDeltic stockholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of PotlatchDeltic in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of PotlatchDeltic Directors and Executive Officers in the Merger” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED on a non-binding, advisory basis.”

The vote on the PotlatchDeltic merger-related compensation proposal is a vote separate and apart from the votes to approve the other proposals being presented at the PotlatchDeltic special meeting and is not a condition to the completion of the merger. Accordingly, you may vote to approve the PotlatchDeltic merger agreement proposal and vote not to approve the PotlatchDeltic merger-related compensation proposal and vice versa. Because the vote on the PotlatchDeltic merger-related compensation proposal is advisory only, it will not be binding on PotlatchDeltic or Rayonier. Accordingly, if the merger agreement is approved and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the PotlatchDeltic merger-related compensation proposal.

The approval of the merger-related compensation proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock present in person or represented by proxy and entitled to vote thereon at the PotlatchDeltic special meeting, assuming a quorum is present; however, such vote is non-binding and advisory only.

THE POTLATCHDELTIC BOARD UNANIMOUSLY RECOMMENDS THAT POTLATCHDELTIC STOCKHOLDERS VOTE “FOR” THE POTLATCHDELTIC MERGER-RELATED COMPENSATION PROPOSAL.

Proposal 3: The PotlatchDeltic Adjournment Proposal

PotlatchDeltic stockholders are being asked to consider and vote on the PotlatchDeltic adjournment proposal, which will give the PotlatchDeltic board authority to adjourn the PotlatchDeltic special meeting from time to time, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes to approve the merger agreement proposal at the time of the PotlatchDeltic special meeting or any adjournment or postponement thereof. If the PotlatchDeltic adjournment proposal is approved, the PotlatchDeltic special meeting could be adjourned to any date. PotlatchDeltic could adjourn the PotlatchDeltic special meeting and any adjourned session of the PotlatchDeltic special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from PotlatchDeltic stockholders who have previously voted.

If the PotlatchDeltic special meeting is adjourned, PotlatchDeltic stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger agreement proposal but do not indicate a choice on the PotlatchDeltic adjournment proposal, your shares will be voted in favor of the PotlatchDeltic adjournment proposal.

The vote on the PotlatchDeltic adjournment proposal is separate and apart from the votes to approve the other proposals being presented at the PotlatchDeltic special meeting and is not a condition to the completion of the merger.

Whether or not a quorum is present, approval of the PotlatchDeltic adjournment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of PotlatchDeltic common stock present in person or represented by proxy and entitled to vote thereon at the PotlatchDeltic special meeting.

THE POTLATCHDELTIC BOARD UNANIMOUSLY RECOMMENDS THAT POTLATCHDELTIC STOCKHOLDERS VOTE “FOR” THE POTLATCHDELTIC ADJOURNMENT PROPOSAL.

DESCRIPTION OF RAYONIER CAPITAL STOCK

This section of the joint proxy statement/prospectus summarizes the material terms of Rayonier’s capital stock that will be in effect if the merger is completed. You are encouraged to read the Rayonier articles, incorporated by reference as Exhibits 3.1 to the registration statement of which this joint proxy statement/prospectus forms a part, and are incorporated herein by reference, and the Rayonier bylaws, incorporated by reference as Exhibit 3.2 to the registration statement of which this joint proxy statement/prospectus forms a part, and are incorporated herein by reference, for greater detail on the provisions that may be important to you. All references within this section to “common shares” mean Rayonier common shares, no par value per share, unless otherwise noted.

Authorized Capital Stock of Rayonier

The Rayonier articles provide that the total number of shares of capital stock which may be issued by Rayonier is four hundred ninety five million (495,000,000), consisting of four hundred eighty million (480,000,000) common shares, no par value per share, and fifteen million (15,000,000) preferred shares, no par value per share.

As of December 18, 2025, there were outstanding:

•	161,425,616 common shares; and

•	0 preferred shares.

Dividends

The Rayonier board may from time to time declare, and Rayonier may pay, dividends or make other distributions with respect to its outstanding shares in the manner and upon the terms and conditions provided by law.

Voting Rights

The holders of common shares are entitled to one (1) vote on each matter submitted for their vote at any meeting of Rayonier shareholders for each common share held as of the record date for the meeting, including the election of directors. Holders of common shares do not have cumulative voting rights.

Generally, approval of such action requires that the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law, by the Rayonier articles, by rules of any exchange on which the voting group’s stock is listed or by Section 55-10-03(c) of the North Carolina Business Corporations Act (the “NCBCA”).

Election of Directors

Pursuant to the Rayonier articles, each director shall be elected by a vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present. However, in a contested election, the directors shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Nominating Directors

Nominations may be made by or at the direction of the Rayonier board or any committee thereof or by any Rayonier shareholder who is a holder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote for the election of directors at the meeting, and who complies with notice procedures.

Special Meetings of Shareholders

Special meetings of the shareholders shall be held at such places and times as determined by the Rayonier board in their discretion. At least ten (10) and no more than sixty (60) days prior to any special meeting of shareholders,

Rayonier shall notify shareholders of the date, time and place of the meeting and shall briefly describe the purpose or purposes of the meeting. The only matters that may be brought before a special meeting are the matters specified in Rayonier’s notice of meeting given by or at the direction of Rayonier’s board or any committee thereof.

If a request for a special meeting involves the nomination of one (1) or more directors, the Rayonier bylaws require that the nominating shareholder(s) provide additional information, including any information required by the applicable securities laws, regarding each shareholder nominee.

Advance Notice Requirements

The Rayonier bylaws include provisions applicable to certain shareholder activities, including the submission of binding shareholder proposals, nominating candidates to serve as directors at annual meetings of shareholders, and submission of other matters to be considered at the annual meeting of shareholders.

Generally, a timely notice regarding the submission of binding shareholder proposals and director nominees must be delivered to Rayonier’s principal executive offices not less than ninety (90) days and not more than one-hundred twenty (120) days prior to the date of the anniversary of the previous annual meeting of shareholders.

In addition to timely notice, shareholders must satisfy the applicable provisions of the NCBCA and the Rayonier bylaws, including (i) the timely submission of a reasonably brief description of the proposed business, (ii) the reasons for conducting such business at the annual meeting, and any material interest in such business and any beneficial owner on whose behalf the proposal is made, (iii) the text of the proposal or business, (iv) a reasonably detailed description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or entity (including their names) in connection with the proposal of such business by such shareholder. Shareholders must also set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (each a “Proposing Person), additional information including but not limited to (i) the name and address of such Proposing Person, as they appear on Rayonier’s books, (ii) the class or series and number of shares of Rayonier which are, directly or indirectly, owned beneficially and of record by such Proposing Person, (iii) any derivative positions held or beneficially held, (iv) any rights to dividends on the shares of Rayonier owned beneficially by such Proposing Person that are separated or separable from the underlying shares of Rayonier, if any, as of the date of such notice, and additional information.

If the shareholder submission involves the nomination of one or more directors for consideration at the annual meeting, Rayonier bylaws require that the nominating shareholder(s) provide additional information, including any information required by the applicable securities laws, regarding each shareholder nominee.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Rayonier, whether voluntary or involuntary, the holders of the common shares would be entitled, after payment or provision for payment of the debts and other liabilities of Rayonier and the amount to which the holders of any series of preferred shares hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of Rayonier shall be entitled, to share ratably in the remaining net assets of Rayonier.

Governance of the Combined Company

Under the terms of the merger agreement, Rayonier has agreed to take all actions as may be necessary to cause the number of directors constituting the combined company’s board as of the effective time to be ten (10), consisting of (a) four (4) members of the Rayonier board as of immediately prior to the effective time, (b) four (4) members of the PotlatchDeltic board as of immediately prior to the effective time, and (c) Mark D. McHugh, the Chief Executive Officer of Rayonier and Eric J. Cremers, the Chief Executive Officer of PotlatchDeltic.

Effective as of the effective time, the amended and restated bylaws of the combined company will provide that for two (2) years following the consummation of the merger, replacing or removing the Executive Chair or the Chief Executive Officer of the combined company will require the approval of 75% of the members of the combined company’s board of directors.

NYSE Listing

The Rayonier common shares are listed on the NYSE under the symbol “RYN.”

Transfer Agent and Registrar

The registrar and transfer agent for Rayonier common shares is Computershare Trust Company, N.A.

Descriptions of Rayonier common shares, the Rayonier articles and Rayonier bylaws, set forth herein are summaries only and are qualified in their entirety by the Rayonier articles and Rayonier bylaws then in effect. You should review and rely on the actual and effective Rayonier articles and Rayonier bylaws.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF RAYONIER AND POTLATCHDELTIC

Rayonier is incorporated under the laws of the State of North Carolina and PotlatchDeltic is incorporated under the laws of the State of Delaware. Rayonier will continue to be a North Carolina corporation following the completion of the merger and will be governed by the NCBCA.

Upon completion of the merger, the PotlatchDeltic stockholders immediately prior to the effective time will become Rayonier shareholders. The rights of the former PotlatchDeltic stockholders and the Rayonier shareholders will thereafter be governed by the NCBCA and by the Rayonier articles and Rayonier bylaws.

The following description summarizes the material differences between the rights of the shareholders of Rayonier and PotlatchDeltic, but the following is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. Shareholders should read carefully the relevant provisions of the NCBCA and the respective articles of incorporation and bylaws of Rayonier and PotlatchDeltic. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 196.

	Rights of Rayonier Shareholders	Rights of PotlatchDeltic Stockholders
Authorized Capital Stock	The authorized capital stock of Rayonier consists of four hundred eighty million (480,000,000) common shares, without par value, and fifteen million (15,000,000) preferred shares, without par value.	The authorized capital stock of PotlatchDeltic consists of two hundred million (200,000,000) shares of common stock, par value of $1.00 per share and four million (4,000,000) shares of preferred stock, without par value.

Special Meetings of Shareholders	The Rayonier bylaws provide that a special meeting of Rayonier shareholders shall be held at such places and times as determined by the Rayonier board.	The PotlatchDeltic bylaws provide that a special meeting of PotlatchDeltic stockholders shall be held at such places and times as determined by the PotlatchDeltic board.

Shareholder Proposals and Nominations of Candidates for Election to the Board of Directors

The Rayonier bylaws allow shareholders to propose business to be brought before an annual meeting and allow shareholders who are record holders on the date of notice and at the time of the meeting to nominate candidates for election to the Rayonier board.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a shareholder who has given timely notice in proper written form to

The PotlatchDeltic bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are record holders on the date of notice and at the time of the meeting to nominate candidates for election to the PotlatchDeltic board.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely

	Rights of Rayonier Shareholders	Rights of PotlatchDeltic Stockholders

Rayonier’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, a shareholder’s notice must be delivered to, or mailed and received at, Rayonier’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual shareholders meeting; provided, however, in the event the date of the annual shareholders meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary of the preceding year’s annual shareholders meeting, notice by a shareholder must be so delivered, or mailed and received, not less than ninety (90) days prior to such annual meeting and not more than one hundred twenty (120) days prior to such annual meeting or, if later, the 10th day following the day on which public notice of the date of such annual meeting was first given.

notice in proper written form to PotlatchDeltic’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, a stockholder’s notice must be delivered to, or mailed and received at, PotlatchDeltic’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the preceding year’s annual stockholder meeting; provided, however, in the event the date of the annual stockholder meeting is more than thirty (30) days before or more than sixty (60) days after the preceding year’s annual stockholder meeting, notice by a stockholder must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting and the 10th day following the earlier to occur of the day on which the notice of the date of the annual meeting was mailed or the day on which public announcement of the date of the annual meeting was first made.

Number of Directors	The Rayonier articles provide that the number of directors will be fixed from time to time by resolution duly adopted by the Rayonier board but in no event will it consist of less than three (3) nor more than twelve (12) directors. At present, Rayonier has nine (9) directors.	The PotlatchDeltic charter provides that the number of directors will be fixed from time to time by resolution duly adopted by the PotlatchDeltic board but in no event will it consist of less than seven (7) nor more than fifteen (15) directors. At present, PotlatchDeltic has nine (9) directors.

Election of Directors	The Rayonier articles provide that each director shall be elected by a vote of the majority of the votes cast with respect to the director at	The PotlatchDeltic bylaws provide that each director shall be elected by a vote of the majority of the votes cast with respect to the

	Rights of Rayonier Shareholders	Rights of PotlatchDeltic Stockholders

any meeting for the election of directors at which a quorum is present; provided, however, that in any meeting at which the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Rayonier does not have a classified board and each director is elected annually.

director at any meeting for the election of directors at which a quorum is present; provided, however, that in any meeting at which the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a vote of the plurality of the votes cast.

The PotlatchDeltic board, excluding those elected by preferred stockholders, is divided into three (3) classes (Class I, Class II, and Class III) with terms expiring at successive annual stockholder meetings. Each class of directors is elected for three-year terms.

Removal of Directors	The Rayonier articles state that directors may be removed from office only for cause.	The PotlatchDeltic charter states that the directors may be removed from office only for cause.

Limitation on Liability of Directors

The Rayonier articles provide that, to the fullest extent permitted by law, no director shall be personally liable in any action for monetary damages for breach of any duty as a director, whether such action is brought by or in the right of Rayonier or otherwise.

The NCBCA provides that a company’s articles of incorporation may include a provision limiting or eliminating the personal liability of any director, but any such provision will not be effective with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability for unlawful distributions, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provisions became effective.

The PotlatchDeltic charter provides that, to the fullest extent permitted by law, no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Delaware law permits a corporation’s certificate of incorporation to include a provision limiting or eliminating personal monetary liability of directors for breaches of fiduciary duty, but such provision does not protect against liability for breaches of (i) the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful dividends or stock repurchases, (iv) transactions from which the director derived an improper personal benefit, or (v) any action brought by or in the right of the corporation.

	Rights of Rayonier Shareholders	Rights of PotlatchDeltic Stockholders

Indemnification of Directors and Officers

The Rayonier articles require that Rayonier indemnify its directors and officers against all liabilities and expenses in any suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of Rayonier, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were at the time taken known or believed by him to be clearly in conflict with the best interests of Rayonier. Rayonier shall likewise and to the same extent indemnify any person who, at the request of Rayonier, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan.

The right to be indemnified includes, without limitation, the right of a director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified hereunder. A person entitled to indemnification will also be paid reasonable costs, expenses and attorneys’ fees (including expenses) in connection with the enforcement of rights to the indemnification granted.

The PotlatchDeltic charter requires that PotlatchDeltic indemnify its directors and officers against all liabilities and expenses in any suit or proceeding, whether civil, criminal, administrative or investigative, whether or not brought by or on behalf of PotlatchDeltic, by reason of the fact that the person is or was a director, officer or employee of the corporation, or is or was serving another entity in such capacity at the request of PotlatchDeltic. PotlatchDeltic extends the indemnity to any person who is or was involved in any manner (including, without limitation, as a party or a witness) in any such suit or proceeding.

PotlatchDeltic may enter into contracts to provide specific rights of indemnification to the fullest extent permitted by Delaware law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure payment necessary. The right of indemnification includes the right to receive payment in advance of any expenses incurred by the person in connection with any proceeding.

Amendments to Articles of Incorporation	According to the NCBCA, a corporation may amend its articles of incorporation at any time to add or change a provision that is	Under the DGCL, a corporation may amend its certificate of incorporation at any time to add or change any provision that is

	Rights of Rayonier Shareholders	Rights of PotlatchDeltic Stockholders

required or permitted in the articles of incorporation or to delete a provision not required in the articles of incorporation. Further, the NCBCA states that a board can adopt some amendments without shareholder approval, but other amendments require the board to adopt the amendment and submit it to the shareholders for approval.

The Rayonier articles provide that the Rayonier board is authorized, subject to limitations prescribed by the NCBCA and the Rayonier articles, to adopt and file from time to time articles of amendment that authorize the issuance of preferred shares which may be divided into two or more series with such preferences, limitations, and relative rights as the Rayonier board may determine, provided, however, that no holder of any preferred share shall be authorized or entitled to receive upon the involuntary liquidation of Rayonier an amount in excess of $100.00 per preferred share.

required or permitted to be included in the certificate of incorporation, or to delete any provision that is not required to be included. If shares have been issued, most amendments must be approved first by the board of directors and by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by the affirmative vote of the holders of a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. Delaware law also permits the board alone to adopt certain limited amendments without stockholder approval.

The PotlatchDeltic charter provides that the PotlatchDeltic board is authorized, within the limitations and restrictions stated in the PotlatchDeltic charter, by resolution, to divide the preferred stock into series, fix the purchase price, determine the voting powers of each series, determine the number of shares to constitute each series, make any series subject to redemption, determine shares of each series to be subject to the operation of a retirement or sinking fund, fix the dividend rate of each series, fix the rights of the holders of stock of each series upon the dissolution or distribution of the corporation’s assets, make any series of preferred stock convertible to any class of any series, and determine the shares of any series to be entitled to any other rights or limitations.

Amendments to By-laws	The Rayonier articles provide that the Rayonier board may adopt, amend or repeal Rayonier’s	The PotlatchDeltic charter provides that the PotlatchDeltic board is authorized to make, alter,

	Rights of Rayonier Shareholders	Rights of PotlatchDeltic Stockholders
	bylaws, in whole or in part, including amendment or repeal of any bylaw adopted by the shareholders.	amend or repeal PotlatchDeltic’s bylaws, without any stockholder action, by the affirmative vote of the majority of the entire Board of Directors. The PotlatchDeltic charter also provides that the PotlatchDeltic bylaws may be altered, amended, or repealed by the affirmative vote of the stockholders representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class; provided, that only a majority of shares shall be required if 2/3 of the entire Board has already approved such amendment, alteration or repeal.

Shareholder Rights Plan	Rayonier does not have a shareholder rights plan.	PotlatchDeltic does not have a shareholder rights plan.

Exclusive Forum

The NCBCA provides that a provision in the articles of incorporation or bylaws of a corporation that specifies a forum or venue in North Carolina as the exclusive forum or venue for litigation relating to the internal affairs of the corporation shall be valid and enforceable.

Neither of the Rayonier articles nor the Rayonier bylaws contain an exclusive forum provision.

The DGCL provides that the certificate of incorporation or bylaws of a corporation may require any and all internal corporate claims to be brought exclusively in any court of Delaware. The PotlatchDeltic bylaws provide the Court of Chancery of the State of Delaware as the exclusive forum for any derivative action; any action asserting a claim of breach of a fiduciary duty; any action asserting claims against the corporation pursuant to the DGCL, PotlatchDeltic charter, PotlatchDeltic bylaws, or as to the exclusive forum provision; any action regarding the PotlatchDeltic charter or PotlatchDeltic bylaws; or any action asserting a claim against the corporation governed by the internal affairs doctrine.

The PotlatchDeltic bylaws provide the federal district courts as the exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

LEGAL MATTERS

The validity of the Rayonier common shares to be issued in the merger will be passed upon for Rayonier by Wachtell, Lipton, Rosen & Katz.

Certain U.S. federal income tax consequences relating to the merger will also be passed upon for PotlatchDeltic by Latham & Watkins LLP and for Rayonier by Wachtell, Lipton, Rosen & Katz.

Certain U.S. federal income tax consequences of the merger regarding PotlatchDeltic’s qualification as a REIT will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP.

Certain U.S. federal income tax consequences of the merger regarding Rayonier’s qualification as a REIT will be passed on by Vinson & Elkins LLP.

EXPERTS

Rayonier

The consolidated financial statements of Rayonier Inc. and Rayonier, L.P. (the “Companies”) for the three years ended December 31, 2024, appearing in the Companies’ Current Report on Form 8-K and the effectiveness of Rayonier Inc.’s internal control over financial reporting as of December 31, 2024 included in its Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PotlatchDeltic

The consolidated financial statements of PotlatchDeltic Corporation as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

Rayonier

For a shareholder proposal (other than a director nomination) to be considered for inclusion in Rayonier’s proxy statement for the 2026 annual meeting, Rayonier’s Corporate Secretary must receive the written proposal at Rayonier’s principal executive offices no later than the close of business on December 3, 2025, unless Rayonier notifies shareholders otherwise. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

For a shareholder proposal (including a director nomination) to be properly brought before the shareholders at the 2026 annual meeting outside of Rayonier’s proxy statement, the shareholder must provide the information required by the Rayonier bylaws and give timely notice in accordance with such bylaws, which, in general, require that the notice be received by Rayonier’s Corporate Secretary: (i) no earlier than the close of business on January 15, 2026, and (ii) no later than the close of business on February 14, 2026, in each case, unless the Company notifies shareholders otherwise following a Rayonier board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.

If the date of the 2026 annual meeting is moved more than 30 days before or more than sixty (60) days after May 15, 2026, then notice of a shareholder proposal that is not intended to be included in Rayonier’s proxy statement must be received no earlier than the close of business one hundred twenty (120) days prior to the meeting and not later than the close of business on the later of: (i) ninety (90) days prior to the meeting; or (ii) ten (10) days after public announcement of the meeting date, in each case, unless Rayonier notifies shareholders otherwise following a Rayonier board-approved amendment to the Rayonier bylaws disclosed on a Form 8-K filed with the SEC.

In addition to satisfying the requirements under the Rayonier bylaws, if a shareholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than Rayonier’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to Rayonier’s principal executive offices no earlier than one hundred twenty (120) calendar days and no later than ninety (90) calendar days prior to the one-year anniversary date of the annual meeting (for the 2026 annual meeting, no earlier than January 15, 2026 and no later than February 14, 2026). If the date of the 2026 annual meeting is changed by more than thirty (30) calendar days from such anniversary date, however, then the shareholder must provide notice by the later of sixty (60) calendar days prior to the date of the 2026 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2026 annual meeting is first made.

Rayonier has not set a date for Rayonier’s 2026 annual meeting of shareholders.

Shareholders are also advised to review the Rayonier bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained from the Corporate Governance subsection of the Investors page of Rayonier’s website at www.ir.rayonier.com/corporate-governance. The Rayonier bylaws are also on file with the SEC and are available through its website at www.sec.gov.

PotlatchDeltic

Under SEC Rule 14a-8, a stockholder who wishes to present a proposal for inclusion in the proxy statement for PotlatchDeltic’s 2026 annual meeting of stockholders must submit the proposal in writing to: Office of the Corporate Secretary, PotlatchDeltic Corporation, 601 West First Ave, Suite 1600, Spokane, WA 99201, no later than November 27, 2025, and such proposal must also comply with the other applicable SEC requirements in respect thereof. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

Under the PotlatchDeltic bylaws, a stockholder may also submit a proposal, including nomination of a director, other than pursuant to Rule 14a-8, in which case, the proposal would not be required to be included in PotlatchDeltic’s proxy statement for PotlatchDeltic’s 2026 annual meeting of stockholders and the proposal must be received by PotlatchDeltic’s Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of PotlatchDeltic’s 2025 annual meeting of stockholders. This notice must include the information required by the provisions of the PotlatchDeltic bylaws. A stockholder proposal pursuant to the PotlatchDeltic bylaws in connection with PotlatchDeltic’s 2026 annual meeting of stockholders must be received between January 5, 2026 and February 4, 2026. Alternatively, if PotlatchDeltic’s 2026 annual meeting of stockholders is held more than 30 days before or more than 60 days after the anniversary of PotlatchDeltic’s 2025 annual meeting of stockholders, pursuant to the PotlatchDeltic bylaws, a stockholder proposal in connection with PotlatchDeltic’s 2026 annual meeting of stockholders must instead be received no earlier than the close of business on the 120th day prior to the date of PotlatchDeltic’s 2026 annual meeting of stockholders and not later than the close of business on the later of (x) the 90th day prior to the date of PotlatchDeltic’s 2026 annual meeting of stockholders and (y) the 10th day following the earlier to occur of the day on which notice of the date of PotlatchDeltic’s 2026 annual meeting of stockholders was mailed or the day on which public announcement of the date of PotlatchDeltic’s 2026 annual meeting of stockholders was first made.

PotlatchDeltic has not set a date for PotlatchDeltic’s 2026 annual meeting of stockholders.

Stockholders are also advised to review the PotlatchDeltic bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained from the Corporate Governance subsection of the Investors page of PotlatchDeltic’s website at www.investors.potlatchdeltic.com/corporate-governance. The PotlatchDeltic bylaws are also on file with the SEC and are available through its website at www.sec.gov.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two (2) or more shareholders sharing the same address by delivering a single proxy statement or notice, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Rayonier and PotlatchDeltic will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Corporate Secretary, Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097, or Corporate Secretary, PotlatchDeltic Corporation, 601 West 1st Avenue, Suite 1600, Spokane, WA 99201.

WHERE YOU CAN FIND MORE INFORMATION

Rayonier and PotlatchDeltic file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements, and other information regarding issuers, including Rayonier and PotlatchDeltic, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Rayonier has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the Rayonier common shares to be issued to PotlatchDeltic stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Rayonier and PotlatchDeltic, respectively. The rules and regulations of the SEC allow Rayonier and PotlatchDeltic to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Rayonier and PotlatchDeltic to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Rayonier and PotlatchDeltic have previously filed with the SEC.

Rayonier

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025;

•

Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May  2, 2025, August  8, 2025 and November 7, 2025, respectively;

•	Current Reports on Form 8-K (to the extent filed and not furnished), filed on March 10, 2025, May 15, 2025, June 30, 2025, August 20, 2025, October 14, 2025 and November 21, 2025;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2025; and

•

The description of securities registered under Section  12 of the Exchange Act, which is contained in Exhibit 4.7 to Rayonier’s Annual Report on Form 10-K for the year ended December 31, 2020, and as amended by any amendment or report filed for purposes of updating that description.

PotlatchDeltic

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 13, 2025;

•

Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May  2, 2025, August  1, 2025 and November 7, 2025, respectively;

•	Current Reports on Form 8-K (to the extent filed and not furnished), filed on, May 7, 2025, August 27, 2025, October 14, 2025, and November 3, 2025;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2025; and

•

The description of securities registered under Section  12 of the Exchange Act, which is contained in Exhibit 4(a) to PotlatchDeltic’s Annual Report on Form 10-K for the year ended December 31, 2019, and as amended by any amendment or report filed for purposes of updating that description.

To the extent that any information contained in any report on Form 8-K referenced above, or any exhibit thereto, was furnished to, rather than filed with, the SEC (for example, as called for by Items 2.02 and 7.01 of Form 8-K), such information or exhibit is specifically not incorporated by reference.

In addition, Rayonier and PotlatchDeltic incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as after the date of this joint proxy statement/prospectus and until the date on which the Rayonier special meeting is held and the PotlatchDeltic special meeting is held (excluding any information and exhibits contained in current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Rayonier or PotlatchDeltic, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail: Attention: Corporate Secretary Rayonier, Inc. 1 Rayonier Way Wildlight, FL 32097 Telephone: (904) 357-9100	By Mail: Attention: Corporate Secretary PotlatchDeltic Corporation 601 West 1st Ave., Suite 1600, Spokane, WA 99201 Telephone: (509) 835-1500

These documents are available from Rayonier and PotlatchDeltic, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Rayonier and PotlatchDeltic at their internet websites at www.rayonier.com and www.potlatchdeltic.com, respectively. Information contained on these websites is not incorporated by reference into, and does not constitute part of, this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Innisfree M&A Incorporated, Rayonier’s proxy solicitor, or MacKenzie Partners, Inc., PotlatchDeltic’s proxy solicitor, at the following addresses and telephone numbers:

For Rayonier Shareholders:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: +1 (877) 750-0870

Banks and Brokers may call collect: +1 (212) 750-5833

For PotlatchDeltic Stockholders:

MacKenzie Partners, Inc.

7 Penn Plaza, Suite 503

New York, NY 10001

Shareholders may call toll free: +1 (800) 322-2885
Banks and Brokers may call collect: +1 (212) 929-5500

If you are a shareholder of PotlatchDeltic or Rayonier and would like to request documents, please do so by [    ] to receive them before your respective company’s special meeting. If you request any documents from PotlatchDeltic or Rayonier, PotlatchDeltic or Rayonier, as applicable, will mail them to you by first class mail, or another equally prompt means, within one (1) business day after PotlatchDeltic or Rayonier, as the case may be, receives your request.

This joint proxy statement/prospectus is a prospectus of Rayonier and is a joint proxy statement of Rayonier and PotlatchDeltic for the Rayonier special meeting and the PotlatchDeltic special meeting. Neither Rayonier nor PotlatchDeltic has authorized anyone to give any information or make any representation about the merger or Rayonier or PotlatchDeltic that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Rayonier or PotlatchDeltic has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

RAYONIER INC.,

REDWOOD MERGER SUB, LLC

and

POTLATCHDELTIC CORPORATION

Dated as of October 13, 2025

ii

Exhibit A	–	Form of Amended and Restated Bylaws

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of October 13, 2025, is by and among Rayonier Inc., a North Carolina corporation (“Parent”), Redwood Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and PotlatchDeltic Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”. All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, the Parties desire to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock of the Company, par value $1.00 per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Limited Liability Company Act of the State of Delaware (the “LLC Act”) and Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, (c) directed that the adoption of this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined and declared that this Agreement and the Transactions, including the Merger and the issuance of common shares, no par value, of Parent (the “Parent Common Shares”) in connection therewith, are fair to, advisable and in the best interests of Parent and its shareholders, (b) approved and deemed advisable the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, (c) directed that the issuance of Parent Common Shares in connection with the Merger be submitted for consideration at a meeting of Parent’s shareholders, and (d) resolved to recommend that Parent’s shareholders vote in favor of the approval of the issuance of Parent Common Shares in connection with the Merger (the “Parent Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;

WHEREAS, Parent, in its capacity as the sole manager of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other Transactions;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

“Antitrust Laws” mean the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Laws, and rules and regulations promulgated thereunder, issued by a Governmental Entity that are designed or intended to preserve or protect competition; prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position; or prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, profits interest unit, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensatory or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in Jacksonville, Florida, Seattle, Washington or New York, New York are authorized by law or executive order to be closed.

“Cash Adjustment Amount” means an amount of cash equal to the Special Parent Distribution Cash Amount multiplied by the Exchange Ratio (which amount is subject to adjustment as provided pursuant to Section 7.6(c)(iv)).

“Clean Team Agreement” means the Clean Team Agreement, dated as of September 18, 2025, between Parent and the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Charter” means the Fourth Restated Certificate of Incorporation of the Company.

“Company Deferred Compensation Plan” means the Company Deferred Compensation Plan for Directors, Company Deferred Compensation Plan for Directors II (as amended), the Company Management Deferred Compensation Plan, the Company Management Performance Award Plan and the Company Management Performance Award Plan II.

“Company Equity Award” means a Company RSU Award, Company Performance Share Award, Company Stock Equivalent Unit or Company Option.

“Company Equity Plan” means the Company’s Amended and Restated 2019 Long-Term Incentive Plan, the Company 2014 Stock Incentive Plan or the Company 2005 Stock Incentive Plan.

“Company Financial Advisor” means BofA Securities, Inc.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries) (solely with respect to the first, fourth and fifth sentences thereof), Section 5.2(d) (Capitalization), Section 5.3 (Authorization; Validity of Agreement; Company Action), Section 5.4 (Board Approval), Section 5.21 (Opinion of Financial Advisor), Section 5.24 (Brokers; Expenses), Section 5.25 (Takeover Statutes) and Section 5.26 (Required Vote).

“Company Fundamental Representations – De Minimis” means the representations and warranties of the Company set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) (Capitalization).

“Company Governing Documents” means the Company Charter and the Company Bylaws.

“Company Material Adverse Effect” means any Effect (a) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, changes in interest or exchange rates or the suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (ii) conditions (or changes therein) in any industry or industries in which the Company and its Subsidiaries operate, (iii) political, geopolitical and/or regulatory conditions (or changes therein), including tariffs, sanctions, the occurrence or the escalation or worsening of any acts of terrorism (including cyberterrorism and cyberterrorism data breaches), sabotage or war, (iv) any change in GAAP or interpretation thereof by any Governmental Entity, (v) any change in applicable Law or interpretation thereof by any Governmental Entity, (vi) any actions taken, or the failure to take any action, as expressly required by the terms of this Agreement or at the written request or with the written consent of Parent or Merger Sub and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of Parent (except that this clause (vi) shall not apply with respect to any representation or warranty of the Company in this Agreement that is intended to address the consequences of the execution of this Agreement or the consummation of the Transactions), (vii) changes in the price or trading volume of the Company Common Stock (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (ix) earthquakes, tornados, hurricanes, floods, mudslides, wild fires or other weather conditions or natural calamities, including any worsening of such conditions, (x) pandemics, epidemics, disease outbreak or other public health crisis or event, including any worsening of such conditions, and (xi) any reduction in the credit rating of the Company or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); provided that any Effect described in clauses (i), (ii), (iii), (iv), (v), (ix) or (x) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate in the geographic regions in the United States in which the Company and its Subsidiaries operate or own or lease properties (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), or (b) that will or would reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the Merger prior to the Outside Date.

“Company Option” means each option to purchase a number of shares of Company Common Stock at a specific price per share.

“Company Performance Share Award” means an award of restricted stock units with respect to shares of Company Common Stock that vest on the basis of the achievement of applicable performance goals.

“Company RSU Award” means an award of restricted stock units with respect to shares of Company Common Stock that vest on the basis of time.

“Company Stock Equivalent Unit” means a stock equivalent unit denominated in shares of Company Common Stock deferred pursuant to a Company Deferred Compensation Plan.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting to adopt this Agreement.

“Company Stockholder Meeting” means the meeting of the stockholders of the Company for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Termination Fee” means $138,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 3, 2025, between Parent and the Company.

“Contract” means any agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, order form, license, sublicense, commitment or letter of intent, term sheet, indication of interest or similar document or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates, in each case excluding any Benefit Plan.

“Effect” means any change, effect, development, circumstance, condition, event or occurrence.

“Environment” means any air (whether ambient, outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life and any other cultural, historic or natural resources.

“Environmental Law” means any and all applicable Laws, and all judicial and administrative orders and determinations, concerning pollution or protection of the Environment or human health and worker safety (as each relates to exposure to Hazardous Substances), or the generation, handling, transportation, treatment, storage, distribution, labeling, Release, threatened Release, control or cleanup of any Hazardous Substances.

“Environmental Permits” means any and all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity issued or required to be issued under any Environmental Law.

“Equity Award Exchange Ratio” means a number (rounded to the nearest ten thousandth) equal to (i) the Adjusted Exchange Ratio, plus (ii) the quotient of (a) the Cash Adjustment Amount divided by (b) the Parent Common Share Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Exchange Ratio” means 1.7339.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of shareholders and shareholder approvals, shareholder litigation, the filing of any required notices under any Antitrust Laws, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange any Pre-Merger Financing Transaction or other financings in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Hazardous Substances” means petroleum and petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, radioactive materials, per- and polyfluoroalkyl substances, toxic mold or any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (as amended), or any waste, material or substance that is regulated, defined or designated as dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law or that could otherwise give rise to Liability under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) in the form of net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (iv) under finance leases required to be capitalized in accordance with GAAP; (v) in the form of reimbursement obligations of such Person under letters of credit or similar credit, performance, or surety transactions, in each case, to the extent drawn; (vi) owing to the deferred purchase price of any assets or property, earnout, holdback or similar payments (other than trade payables incurred in the ordinary course of business); (vii) of the type referred to in the foregoing clauses (i) through (vi) of another Person secured by any Lien on any property or asset of such first Person; (viii) for guarantees of another Person in respect of any items set forth in clauses (i) through (vi); it being understood that the amount of any of the foregoing Indebtedness described in clauses (i) through (viii) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, social media handles and other identifiers and indicia of origin, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations.

“Intervening Event” means, with respect to the Company or Parent, any material event, change, effect, development or occurrence that was not known to the Company Board or the Parent Board, respectively as of the date of this Agreement (or, if known, the consequences of which were not known to the Company Board or Parent Board, respectively, as of the date of this Agreement) and materially affects the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, respectively (other than any material event, change, effect, development or occurrence resulting from a breach of this Agreement by the Company or Parent, respectively); provided, however, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (a) the receipt, terms or existence of any Competing Proposal with respect to Company or Parent, respectively, or any matter relating thereto, (b) changes in the market price, credit rating, equity rating, or trading volume of the capital stock of the Company or Parent, respectively (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of “Intervening Event” may be taken into account), (c) the Company or Parent, respectively, or any of its Subsidiaries meeting, exceeding or failing to meet internal or publicly announced financial projections, estimates, forecasts, predictions, or any predictions or expectations of any securities analysts of the Company or Parent (it being understood that the facts or occurrences giving rise or contributing thereto that are not otherwise excluded from the definition of “Intervening Event” may be taken into account), (d) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the Company, as applicable, or the public announcement, pendency or consummation of the Transactions, (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof, or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means: (i) with respect to the Company, the actual knowledge of the persons set forth in Section 1.1(a) of the Company Disclosure Letter, and (ii) with respect to Parent or Merger Sub, the actual knowledge of the persons set forth in Section 1.1(a) of the Parent Disclosure Letter.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, permit, rule, regulation, binding guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties and are material to the conduct of the business of the Company or its Subsidiaries.

“Licensed Parent IP” means all Intellectual Property Rights that are licensed to Parent or any of its Subsidiaries by third parties and are material to the conduct of the business of Parent or its Subsidiaries.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Outside Date” means July 13, 2026, as such date may be extended pursuant to Section 10.1(d).

“Owned Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries and material to the conduct of the business of the Company or its Subsidiaries.

“Owned Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or any of its Subsidiaries and material to the conduct of the business of Parent or its Subsidiaries.

“Owned Registered Company IP” means (i) all Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity, including the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright office and (ii) domain names, in each case, that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company or its Subsidiaries.

“Owned Registered Parent IP” means (i) all Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity, including the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright office and (ii) domain names, in each case, that are owned by Parent or any of its Subsidiaries and are material to the conduct of the business of Parent or its Subsidiaries.

“Parent Articles” means the Amended and Restated Articles of Incorporation of Parent.

“Parent Bylaws” means the Bylaws of Parent.

“Parent Common Share Price” means the average of the closing-sale price of a Parent Common Share on the NYSE, as reported by The Wall Street Journal, for the consecutive period of five (5) trading days ending on the trading day preceding the Closing Date.

“Parent Equity Award” means a Parent RSU Award, Parent PSU Award or Parent Restricted Share.

“Parent Equity Plan” means the Parent 2023 Incentive Stock Plan or the Parent Amended Incentive Stock Plan.

“Parent Financial Advisor” means Morgan Stanley & Co. LLC.

“Parent Fundamental Representations” means the representations and warranties of the Company set forth in Section 6.1(a) (Organization and Qualification; Subsidiaries) (solely with respect to the first, fifth and sixth sentences thereof), Section 6.2(d) (Capitalization), Section 6.3 (Authorization; Validity of Agreement; Parent Action), Section 6.4 (Board Approval), Section 6.21 (Opinion of Financial Advisor), Section 6.24 (Brokers; Expenses), Section 6.25 (Takeover Statutes) and Section 6.26 (Required Vote).

“Parent Fundamental Representations – De Minimis” means the representations and warranties of Parent and Merger Sub set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(g) (Capitalization).

“Parent Governing Documents” means the Parent Bylaws and the Parent Articles.

“Parent Material Adverse Effect” means any Effect (a) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred, or would reasonably be expected to occur: (i) general economic conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, changes in interest or exchange rates or the suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (ii) conditions (or changes therein) in any industry or industries in which Parent and its Subsidiaries operate, (iii) political, geopolitical and/or regulatory conditions (or changes therein), including tariffs, sanctions, the occurrence or the escalation or worsening of any acts of terrorism (including cyberterrorism and cyberterrorism data breaches), sabotage or war, (iv) any change in GAAP or interpretation thereof by any Governmental Entity, (v) any change in applicable Law or interpretation thereof by any Governmental Entity, (vi) any actions taken, or the failure to take any action, as expressly required by the terms of this Agreement or at the written request or with the written consent of the Company and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of the Company (except that this clause (vi) shall not apply with respect to any representation or warranty of Parent or Merger Sub in this Agreement that is intended to address the consequences of the execution of this Agreement or the consummation of the Transactions), (vii) changes in the price or trading volume of the Parent Common Shares (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (ix) earthquakes, tornados, hurricanes, floods, mudslides, wild fires or other weather conditions or natural calamities, including any worsening of such conditions, (x) pandemics, epidemics, disease outbreak or other public health crisis or event, including any worsening of such conditions, and (xi) any reduction in the credit rating of Parent or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), provided that any Effect described in clauses (i), (ii), (iii), (iv), (v), (ix) or (x) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect to the extent such Effect has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate in the geographic regions in the United States in which Parent and its Subsidiaries operate or own or lease properties (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), or (b) that will or would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the Merger prior to the Outside Date.

“Parent OP Limited Partner Unit” means a Parent OP Unit held by an “Outside Limited Partner” as defined in the Parent Partnership Agreement.

“Parent OP Unit” means a limited partnership interest in the Parent Partnership designated as an “OP Unit” under the Parent Partnership Agreement.

“Parent Partnership” means Rayonier, L.P.

“Parent Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Parent Partnership, dated as of May 8, 2020, as amended.

“Parent PSU Award” means an award of restricted stock units with respect to Parent Common Shares that vest on the basis of the achievement of applicable performance goals.

“Parent Restricted Share” means a Parent Common Share subject to vesting or other lapse restriction.

“Parent RSU Award” means a restricted stock unit award with respect to Parent Common Shares that vests on the basis of time.

“Parent Shareholder Approval” means the affirmative vote of a majority of the votes cast by the holders of Parent Common Shares at the Parent Shareholder Meeting to approve the issuance of Parent Common Shares in connection with the Merger.

“Parent Shareholder Meeting” means the meeting of the shareholders of Parent for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Parent Termination Fee” means $159,000,000.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means any (i) statutory or other Liens for Taxes or governmental assessments that are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or to secure public or statutory obligations, in each case in the ordinary course of business, (iii) Liens that are disclosed on the existing Company Title Insurance Policies or Parent Title Insurance Policies provided prior to the date hereof to the Company or Parent, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (iv) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (v) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (A) zoning regulations, permits and licenses, (B) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Company Property or Parent Property, as applicable, or the continued use and operation of the applicable Company Property or Parent Property, as applicable, in each case, as currently used and operated, (vi) rights of parties in possession, and (vii) ordinary course, non-exclusive licenses of Intellectual Property Rights.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“REIT Distribution” means one or more dividends or other distributions by a Party (including under Sections 858 or 860 of the Code) in the minimum amount that, in such Party’s good faith determination (in consultation with the other Parties), is necessary to maintain its qualification for taxation as a REIT under the Code or applicable state Law, and to avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law, for which the record date is or shall be prior to the Effective Time; provided, that the Special Parent Distribution shall not be considered a REIT Distribution; provided, further, that a distribution permitted in accordance with Section 7.1(b)(iii)(A) or Section 7.2(b)(iii)(A) shall not be considered a REIT Distribution.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into or through the Environment.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, Financing Sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

“Share Adjustment Amount” means a number (rounded to the nearest ten thousandth) equal to the Special Parent Distribution Share Amount multiplied by the Exchange Ratio.

“Special Parent Distribution Cash Amount” means (i) the aggregate amount of cash paid to holders of Parent Common Shares and holders of Parent OP Limited Partner Units pursuant to the Special Parent Distribution, divided by (ii) the sum of (A) the number of Parent Common Shares issued and outstanding as of the record date of the Special Parent Distribution (other than Parent Common Shares held in treasury or held or owned by the Company, Parent or Merger Sub) plus (B) the number of Parent OP Limited Partner Units issued and outstanding that are entitled to the Special Parent Distribution.

“Special Parent Distribution Share Amount” means a number equal to (A) a fraction, the numerator of which is sum of the number of Parent Common Shares and Parent OP Limited Partner Units issued and outstanding immediately after the payment of the Special Parent Distribution, and the denominator of which is the sum of the number of shares of Parent Common Shares and Parent OP Limited Partner Units issued and outstanding as of immediately prior to the payment of the Special Parent Distribution, minus (B) one (1).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. For the purposes of this Agreement, a wholly owned Subsidiary of the Parent Partnership shall be deemed to be a wholly owned Subsidiary of Parent.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, goods and services, gains, license, registration, documentation, severance, occupation, environmental, disability, real property, personal property, alternative or add-on minimum, estimated or other tax and customs duties, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Willful Breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Adjusted Exchange Ratio	Section 4.1(a)
Agreement	Preamble
Amended and Restated Bylaws	Section 2.6(b)
Book-Entry Company Shares	Section 4.2(b)(i)
Certificate of Merger	Section 2.3
Certificates	Section 4.2(b)(i)
Chosen Courts	Section 11.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Adverse Recommendation Change	Section 7.4(c)
Company Agreements	Section 5.14(a)
Company Benefit Plans	Section 5.11(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article V
Company Equity Interests	Section 5.2(b)
Company Financial Statements	Section 5.6(b)
Company IP Agreements	Section 5.17(b)
Company Leased Real Property	Section 5.19(b)
Company Material Contract	Section 5.14(b)
Company Owned Real Property	Section 5.19(a)
Company Permits	Section 5.18(b)
Company Preferred Stock	Section 5.2(a)
Company Properties	Section 5.19(b)
Company SEC Documents	Section 5.6(a)
Company Subsidiary	Section 5.1(b)
Company Title Insurance Policies	Section 5.19(i)
Company Title Insurance Policy	Section 5.19(i)
Company Transaction Litigation	Section 8.10
Competing Proposal	Section 7.4(k)
Continuing Employees	Section 8.4(a)
Covered Persons	Section 8.5(a)
DGCL	Recitals
Effective Time	Section 2.3
Electronic Delivery	Section 11.5

Enforceability Exceptions	Section 5.3
Exchange Act	Section 5.5
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Form S-4	Section 5.5
Fractional Share Consideration	Section 4.1(a)
Fractional Shares	Section 4.6(b)
GAAP	Section 5.6(b)
Governmental Entity	Section 5.5
HSR Act	Section 5.5
Indemnification Agreements	Section 8.5(a)
Initial Year of Participation	Section 8.4(b)
Interim Period	Section 7.1(a)
Joint Proxy Statement	Section 5.5
Legal Proceeding	Section 5.10
LLC Act	Recitals
Measurement Date	Section 5.2(a)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
New Plans	Section 8.4(b)
NYSE	Section 3.2(c)(i)
Old Plans	Section 8.4(b)
Parent	Preamble
Parent Adverse Recommendation Change	Section 7.4(g)
Parent Agreements	Section 6.14(a)
Parent Benefit Plans	Section 6.11(a)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Common Shares	Recitals
Parent Disclosure Letter	Article VI
Parent Equity Interests	Section 6.2(b)
Parent Financial Statements	Section 6.6(b)
Parent IP Agreements	Section 6.17(b)
Parent Leased Real Property	Section 6.19(b)
Parent Material Contract	Section 6.14(b)
Parent Owned Real Property	Section 6.19(a)
Parent Permits	Section 6.18(b)
Parent Preferred Shares	Section 6.2(a)
Parent Properties	Section 6.19(b)
Parent SEC Documents	Section 6.6(a)
Parent Subsidiary	Section 6.1(b)
Parent Title Insurance Policies	Section 6.19(i)
Parent Title Insurance Policy	Section 6.19(i)
Parent Transaction Litigation	Section 8.10
Parent Welfare Plans	Section 8.4(b)
Parties	Preamble
Party	Preamble
Pre-Merger Financing Transaction	Section 8.12(b)
Qualifying Income	Section 10.2(e)
REIT	Section 5.13(b)
Sarbanes-Oxley Act	Section 5.6(a)

SEC	Section 3.2(c)(i)
Securities Act	Section 5.6(a)
Special Parent Distribution	Section 7.6(a)
Specified Date	Section 10.1(d)
Superior Proposal	Section 7.4(l)
Surviving Entity	Section 2.1
Transaction Litigation	Section 8.10
Transactions	Recitals

Section 1.3 Interpretation.

(a) Unless the express context otherwise requires:

(i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(iii) the terms “Dollars” and “$” mean United States Dollars;

(iv) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(v) the table of contents and headings set forth in this Agreement or any Schedule or Exhibit of this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such Schedule or Exhibit or any term or provision hereof or thereof;

(vi) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(vii) references herein to any gender shall include each other gender;

(viii) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(ix) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(x) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law or license will be deemed to refer to such Law or license (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date;

(xi) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(xii) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if”;

(xiii) the term “or” is not exclusive, and shall be interpreted as “and/or”;

(xiv) the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement;

(xv) all references in this Agreement to “days” refer to “calendar days” unless otherwise specified;

(xvi) any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken no later than 8:00 P.M. Eastern Time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event; and

(xvii) any item shall be considered “made available” to Parent, Merger Sub or the Company, as applicable, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including electronic mail) to such Party, posted by (i) in the case of Parent or Merger Sub, the Company or its Representatives in the electronic data room established by the Company on Intralinks titled “Project Duval” or, in the case of any documents filed with the SEC, filed by the Company with the SEC, in each case, prior to 5:00 p.m., New York time, on October 12, 2025 or (ii) in the case of the Company, Parent or Merger Sub or their respective Representatives in the electronic data room established by Parent on Ansarada titled “Project Pine” or, in the case of any documents filed with the SEC, filed by Parent with the SEC, in each case, prior to 5:00 p.m., New York time, on October 12, 2025.

(b) If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the LLC Act and DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place by electronic exchange of documents and signatures on the third (3rd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article IX to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the Company, Parent and Merger Sub shall (i) file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware prepared and executed in accordance with the DGCL and the LLC Act and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL and the LLC Act in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or on such date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, the LLC Act, this Agreement and the Certificate of Merger.

Section 2.5 Officers. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity and applicable Law.

Section 2.6 Governing Documents.

(a) At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity and the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity, in each case until amended in accordance with applicable Law and as provided in such organizational document.

(b) At the Effective Time and as of the Effective Time, the Parent Bylaws shall be amended and restated in their entirety to be in the form attached hereto as Exhibit A (the “Amended and Restated Bylaws”), until thereafter amended in accordance with their terms and applicable Law.

Section 2.7 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

Section 2.8 Contribution. As soon as reasonably practicable after the Effective Time, Parent shall contribute all of the limited liability company interests of the Surviving Entity to Parent Partnership in exchange for a number of Parent OP Units equal to the aggregate number of Parent Common Shares issued in the Merger divided by the Adjustment Factor (as defined in the Parent Partnership Agreement) then in effect.

ARTICLE III

CERTAIN GOVERNANCE MATTERS

Section 3.1 Name. Prior to the Closing, Parent and the Company shall mutually agree on the name of Parent, which will be changed and effective as of the Effective Time; provided that such mutual agreement on and change of the name of Parent shall not be a condition to the consummation of the Merger.

Section 3.2 Additional Governance Matters.

(a) Headquarters. Following the Effective Time, Parent shall have its headquarters in the Greater Atlanta Metro Area, Georgia, or such other location as may be mutually agreed by Parent and the Company.

(b) Executive Chair and Chief Executive Officer of Parent. Effective as of the Effective Time, (i) the Chief Executive Officer of Parent as of immediately prior to the Effective Time shall continue to serve as the Chief Executive Officer of Parent and (ii) the Chief Executive Officer of the Company as of immediately prior to the Effective Time shall be appointed to serve as the Executive Chair of Parent for a term of two years, in each case in accordance with the Amended and Restated Bylaws and such person’s employment agreement.

(c) Parent Board. Effective as of the Effective Time, the Parent Board shall consist of a total of ten (10) directors, consisting of:

(i) four (4) directors designated by Parent prior to the Effective Time, each of whom shall be a member of the Parent Board as of immediately prior to the Effective Time and shall qualify as an “independent director” under the listing standards of the listing standards of the New York Stock Exchange (the “NYSE”) and the applicable rules of the SEC (the “SEC”);

(ii) four (4) directors designated by the Company prior to the Effective Time, each of whom shall be a member of the Company Board as of immediately prior to the Effective Time and shall qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC;

(iii) the Chief Executive Officer of Parent as of immediately prior to the Effective Time; and

(iv) the Chief Executive Officer of the Company as of immediately prior to the Effective Time.

(d) Lead Independent Director. Effective as of the Effective Time, solely for purposes of the initial Lead Independent Director of the Parent Board, such director shall be designated by Parent prior to the Effective Time.

ARTICLE IV

TREATMENT OF SECURITIES

Section 4.1 Treatment of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(a) Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, shall be converted into the right to receive a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the Exchange Ratio plus any Fractional Share Consideration (as defined below) (collectively, the “Merger Consideration”); provided, that upon the record date for the Special Parent Distribution (and as calculated immediately following the distribution date for such Special Parent Distribution), the Merger Consideration shall automatically be adjusted such that the Merger Consideration shall be (a) a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the sum of the Exchange Ratio plus the Share Adjustment Amount (such sum, the “Adjusted Exchange Ratio”) and (b) an amount of cash equal to the sum of the Cash Adjustment Amount plus any Fractional Share Consideration. From and after the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled, retired and shall cease to exist, and each holder of a share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 4.2, including the right to receive, pursuant to Section 4.6, cash in lieu of fractional Parent Common Shares, if any, into which such shares of Company Common Stock would have been converted pursuant to this Section 4.1(a) (the “Fractional Share Consideration”), and any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time together with the amounts, if any, payable pursuant to Section 4.2(f).

(b) Cancellation of Treasury Shares, Company-Owned Shares and Parent-Owned Shares. Each share of Company Common Stock held in treasury or held or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Merger Sub Securities. All equity securities of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as equity securities of the Surviving Entity.

(d) Treatment of Parent Common Shares. Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of Parent.

(e) Adjustment to Merger Consideration. Without limiting the provisions of this Agreement and subject to Section 7.1(b) and Section 7.2(b), the Merger Consideration (including the Exchange Ratio, the Adjusted

Exchange Ratio and the Cash Adjustment Amount) shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock or Parent Common Shares that is not in connection with the Special Parent Distribution or any REIT Distribution), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock or Parent Common Shares effectuated after the date hereof and prior to the Effective Time, so as to provide the holders of shares of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 4.1(e) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 4.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Not less than five (5) Business Days prior to the Effective Time, Parent shall designate a bank or trust company, which shall be Parent’s transfer agent or another bank or trust company to be mutually agreed upon between Parent and the Company, to act as the exchange agent and paying agent in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and to make payments in respect of any dividends or other distributions with respect to Parent Common Shares pursuant to Section 4.2(f). At or prior to the Effective Time, Parent shall, for the sole benefit of the holders of the shares of Company Common Stock, provide to the Exchange Agent evidence of Parent Common Shares in book-entry form issuable pursuant to Section 4.1(a) and deposit with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Cash Adjustment Amount (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments to the Company’s stockholders as contemplated by Section 4.1, Parent shall take all actions necessary to promptly deposit additional Parent Common Shares or funds, as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding Ten Billion Dollars ($10,000,000,000) (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Company Shares pursuant to this Article IV, and following any losses from any such investment, Parent shall reasonably promptly deposit (or cause to be deposited) additional cash in immediately available funds to the Exchange Agent for the benefit of the holders of Certificates or Book-Entry Company Shares at the Effective Time in the amount of such losses, which additional cash will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) nine (9) months after the Effective Time or (ii) the full payment of the Exchange Fund.

(b) Procedures for Surrender.

(i) Promptly following the Effective Time, Parent shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Company Shares”) and whose shares of Company Common Stock were converted pursuant to Section 4.1 into the right to receive the Merger Consideration (A) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of Book-Entry Company Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Company Shares in exchange for payment of the Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 4.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f). Such instructions shall provide that (1) at the election of the surrendering holder, Certificates may be surrendered by hand delivery or otherwise, (2) the Merger Consideration (other than the Cash Adjustment Amount) in exchange for Certificates and Book-Entry Company Shares shall be delivered in uncertificated book-entry form to the surrendering holder and (3) the Fractional Share Consideration, the Cash Adjustment Amount and any dividends or other distributions under Section 4.2(f), if any, payable in exchange for Certificates and Book-Entry Company Shares will be payable by wire transfer to the surrendering holder.

(ii) Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Company Share for cancellation to the Exchange Agent, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Company Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Company Share pursuant to the provisions of this Article IV and, if applicable, the Fractional Share Consideration that such holder has the right to receive pursuant to Section 4.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f) less any required withholding of Taxes, plus any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Certificates (or affidavit of loss in lieu thereof) or Book-Entry Company Shares so surrendered shall be forthwith cancelled.

(iii) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered.

(iv) Until surrendered as contemplated by this Section 4.2, each Certificate and Book-Entry Company Share shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article IV, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 4.6, any dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Company Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following nine (9) months after the Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Company Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 4.6, any dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time, payable upon due surrender of their Certificates or Book-Entry Company Shares and compliance with the procedures in Section 4.2(b). Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Company Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Entity, the posting by such holder of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 4.1 hereof, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 4.6, any dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(f) Dividends with Respect to Parent Common Shares. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Company Share with respect to the Parent Common Shares issuable hereunder, and all such dividends and other distributions paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Company Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Company Share (or affidavit of loss in lieu thereof and if required by Section 4.2(e), posting of a bond), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

Section 4.3 No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders of shares of Company Common Stock in connection with the Merger.

Section 4.4 Treatment of Equity Awards.

(a) Company RSU Awards. As of the Effective Time, each Company RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of the Company RSU Award, shall be converted into a Parent RSU Award with respect to a number of Parent Common Shares, rounded to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective

Time (and including any dividend equivalents calculated based on such number of shares of Company Common Stock) multiplied by (ii) the Equity Award Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Company RSU Award agreement in effect immediately prior to the Effective Time, which shall include any double-trigger vesting acceleration entitlements (with continuation of the applicable vesting terms, and giving effect to Section 8.4).

(b) Company Performance Share Awards. As of the Effective Time, each Company Performance Share Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of any Company Performance Share Award, shall be converted into a Parent RSU Award with respect to a number of Parent Common Shares, rounded to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance Share Award immediately prior to the Effective Time, determined by deeming any performance-based vesting criteria applicable to such Company Performance Share Award achieved based on the greater of target performance and the actual level of performance, as calculated on the latest practicable date prior to the Effective Time, and including any dividend equivalents calculated based on the number of Company Performance Share Awards determined in accordance with the foregoing, multiplied by (ii) the Equity Award Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Company Performance Share Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms, which shall include any double-trigger vesting acceleration entitlements, excluding any vesting terms related to the satisfaction of performance criteria, and giving effect to Section 8.4).

(c) Company Stock Equivalent Units. As of the Effective Time, each Company Stock Equivalent Unit outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of any Company Stock Equivalent Unit, shall be converted into a stock equivalent unit with respect to a number of Parent Common Shares, rounded to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such stock equivalent unit immediately prior to the Effective Time (and including any dividend equivalents calculated based on such number of shares of Company Common Stock) multiplied by (ii) the Equity Award Exchange Ratio, subject to and in accordance with the terms of the applicable Company Deferred Compensation Plan.

(d) Company Options. As of the Effective Time, each Company Option outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of any Company Option, shall be converted into the right to receive (without interest), less applicable Tax withholdings, a number of Parent Common Shares equal to the product of (i) the Net Option Share Amount multiplied by (ii) the Equity Award Exchange Ratio, For purposes of this Agreement, “Net Option Share Amount” means, with respect to each Company Option, the quotient of (A) the product of (I) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock immediately prior to the Effective Time, multiplied by (II) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, divided by (B) the Merger Consideration Value. For purposes of this Agreement, “Merger Consideration Value” means the product of (x) the Parent Common Share Price multiplied by (y) the Equity Award Exchange Ratio. As of the Effective Time, each Company Option outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is equal to or less than the Merger Consideration Value shall, by virtue of the Merger and without action by the holder of any Company Option, be canceled for no consideration.

(e) Prior to the Effective Time, the Company shall take all corporate actions necessary to effectuate the treatment of the Company Equity Awards as contemplated by this Section 4.4. As of the Effective Time, Parent shall assume the obligations of the Company under each Company Equity Plan and Company Equity Award. Parent shall take all action necessary or appropriate to have available for issuance, and shall issue, a sufficient number of Parent Common Shares for delivery upon the conversion of the Company Equity Awards, as contemplated by this Section 4.4. Promptly after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering such number of Parent Common Shares necessary to fulfill Parent’s obligations under this clause (e).

Section 4.5 Withholding. Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts that are required to be deducted and withheld under applicable Law. To the extent such amounts are so deducted and withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 4.6 Fractional Shares.

(a) No certificate or scrip representing fractional shares of Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Company Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after aggregating all Certificates and Book-Entry Company Shares delivered by such holder) shall receive, in lieu thereof and only on surrender thereof, cash (without interest), by wire transfer of immediately available funds, in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent of all such Parent Common Shares that would otherwise be issued to such holders. The Parties acknowledge that payment of the cash for the Fractional Share Consideration was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of Fractional Shares of Parent Common Shares.

(b) As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to aggregate all fractional Parent Common Shares that would otherwise have been distributed pursuant to the Merger, rounded to the nearest whole share (the “Fractional Shares”), and deliver such Fractional Shares to its designated broker for sale on the open market at the then prevailing market price of Parent Common Shares, which sale or sales shall be completed as promptly as practicable following the Effective Time. Parent shall cause the Exchange Agent to, upon receipt of the proceeds of such sale or sales of Fractional Shares from its designated broker, distribute the proceeds of such sale or sales of Fractional Shares to the holders thereof in accordance with Section 4.6(a).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Documents publicly filed with or furnished on or after January 1, 2020 until two (2) Business Days prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (in each case, other than any description of historical facts or events included therein)) and provided that nothing set forth or disclosed in any such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization), Section 5.21 (Opinion of Financial Advisor), Section 5.24 (Brokers; Expenses), Section 5.25 (Takeover Statutes) and Section 5.26 (Required Vote), or (b) the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own and conduct its business as now being conducted. Each Company Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent, prior to the execution of this Agreement, true and complete copies of the Company Governing Documents. Each of the Company Governing Documents is in full force and effect, and the Company is not in violation of any of the provisions of such documents.

(b) Section 5.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each, a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Subsidiary is in compliance with the terms of its constituent organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 4,000,000 shares of preferred stock, without par value (“Company Preferred Stock”). At the close of business on October 9, 2025 (the “Measurement Date”), there were (A) 77,291,016 shares of Company Common Stock issued and outstanding, (B) no shares of Company Preferred Stock issued or outstanding, (C) 449,151 shares of Company Common Stocks underlying Company RSU Awards, (D) 360,718 shares of Company Common Stock underlying outstanding Company Performance Share Awards, assuming achievement of applicable performance goals at the target level (and 721,436 shares of Company Common Stock assuming achievement of applicable performance goals at the maximum level), (E) 151,005 shares of Company Common Stock underlying outstanding Company Stock Equivalent Units and (F) 627 shares of Company Common Stocks subject to Company Options.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of Company Common Stock were issued in compliance with all applicable Laws concerning the issuance of securities. Except as set forth in this Section 5.2 and except for changes since the Measurement Date resulting from the issuance of shares of Company Common Stock pursuant to Company Equity Awards outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 7.1(b)(xx), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital shares of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any shares of, or other Company Equity Interests in, the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company.

(c) There are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of Company Common Stock or any shares of, or other equity interest, of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Company Equity Interests. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters related to the Company.

(d) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all such shares or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(e) All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(f) No shares of Company Common Stock are owned by any Company Subsidiary.

Section 5.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Company Stockholder Approval and the filing of the Certificate of Merger with, and acceptance for record by, the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, (a) and (b), the “Enforceability Exceptions”).

Section 5.4 Board Approval. The Company Board, at a duly held meeting, has unanimously (i) determined and declared that this Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, (iii) directed that the adoption of this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iv) resolved to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and to include such recommendation in the Joint Proxy Statement.

Section 5.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, clearance, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, tribal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Entity”), except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Antitrust Law, (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) any filings as may be required under the LLC Act and the DGCL in connection with the Merger, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) above where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults (I) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (II) would not prevent or materially impair the Company’s ability to consummate the Merger prior to the Outside Date.

Section 5.6 Company SEC Documents and Financial Statements.

(a) The Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2022 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent Company SEC Document, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) All of the audited financial statements for and including the fiscal years ended December 31, 2022, 2023 and 2024, and unaudited interim financial statements for the fiscal quarters ended March 31, 2025 and June 30, 2025, and any other interim period in the fiscal year to end December 31, 2025 included in the Company SEC Documents (including the related notes and schedules thereto) (collectively, the “Company Financial Statements”), (i) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, stockholders’ equity and cash flows of the Company and its consolidated

Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(c) To the Knowledge of the Company, none of the Company SEC Documents are as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company which has not been adequately addressed.

(d) The Company is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.

Section 5.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Company’s Knowledge, based on its most recent evaluation prior to the date of this Agreement, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since December 31, 2022, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained Knowledge of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2022, including any written material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis).

Section 5.8 Absence of Certain Changes. Since January 1, 2025 to the date of this Agreement, no Effects have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2025, the Company and the Company Subsidiaries have conducted, in all material respects, their respective businesses in the ordinary course consistent with past practice.

Section 5.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Company Financial Statements or referenced in the footnotes thereto set forth in the Company SEC Documents or Company Disclosure Letter, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Company SEC Documents, (c) for liabilities and obligations incurred in connection with the Transactions, and (d) for liabilities and obligations pursuant to any Company Agreement other than liabilities or obligations due to material breaches thereunder, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.10 Litigation. There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s Knowledge, threatened in writing against or naming as a party thereto), the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.11 Benefits.

(a) Section 5.11(a) of the Company Disclosure Letter lists all material Benefit Plans (i) under which any current or former trustee, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants. All such plans, agreements, programs, policies and commitments (whether or not material) are collectively referred to as the “Company Benefit Plans.”

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of the following, to the extent applicable: (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion and (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS.

(c) Except as would not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company and its Subsidiaries, taken as a whole, with respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(d) None of the Company and its Subsidiaries has, at any time during the last six (6) years, contributed to or been obligated to contribute to a multiemployer plan or a multiple employer plan (within the meaning of ERISA), and none of the Company and its Subsidiaries has incurred any liability that has not been satisfied to a multiemployer plan or multiple employer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a multiemployer plan or multiple employer plan.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with its terms, ERISA, the Code and other applicable Law. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed, and (ii) except as would not reasonably be expected to result in a Company Material Adverse Effect, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any liability of the Company or any of its Subsidiaries in an amount that would be material to the Company and its Subsidiaries, taken as a whole.

(h) No Company Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from the Company or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee of the Company or any of its Subsidiaries, (ii) increase any material benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries.

(j) There are no pending, or, to the Knowledge of the Company, threatened, Legal Proceedings against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Company Material Adverse Effect.

(k) Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).

Section 5.12 Labor.

(a) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently experiencing, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 5.13 Taxes.

(a) The Company and each of its Subsidiaries has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any valid extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company and each of its Subsidiaries has duly paid (or there has been paid on their behalf) all material Taxes required to be paid by them.

(b) The Company (i) for all taxable years beginning with the taxable year ended December 31, 2018 through its taxable year ended December 31, 2024, has been organized and operated in conformity with the requirements to qualify for taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”); (ii) has operated since January 1, 2025 through the date hereof, and intends to continue to so operate through the Effective Time, in such a manner as to enable the Company to continue to meet the requirements to qualify for taxation as a REIT for the short taxable year that includes the Effective Time; and (iii) has not taken or omitted to take any action that could reasonably be expected to result in its failure to qualify for taxation as a REIT prior to the Effective Time, and no challenge by the IRS or any other Governmental Entity to its status or qualification for taxation as a REIT is pending or, to the Knowledge of the Company, threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no current audits, examinations or other proceedings pending with respect to any Taxes of the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have not received a written notice or announcement of any audits or proceedings with respect to Taxes, (iii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Company’s Knowledge, threatened, by any Governmental Entity, which deficiency has not yet been settled, and (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Section 5.13(d) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”).

(e) Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code. Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company and which has not elected to be a Taxable REIT Subsidiary or a REIT and is not treated as a Qualified REIT Subsidiary has been, since the later of its formation or direct or indirect acquisition by the Company, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(f) The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(h) Since its inception, neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid.

(i) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries (other than (I) any agreements or arrangements solely between or among the Company or any of its Subsidiaries or (II) any customary Tax indemnification provisions contained in any commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(a) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) Since the Company’s initial taxable year as a REIT, neither the Company nor any of its Subsidiaries (other than any Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) attributable to such entity or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(n) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.14 Contracts.

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 5.14(a) of the Company Disclosure Letter sets forth a list or description of each Contract to which the

Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, excluding Benefit Plans (the “Company Agreements”) which, as of the date of this Agreement:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) obligates the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $10,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any of its Subsidiaries, except for any ground lease affecting any Company Property;

(iii) contains any material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company and its Subsidiaries, except for any ground lease affecting any Company Property;

(iv) relates to the purchase or sale of logs, chips, timber or third-party timber cutting rights having a value in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(v) relates to the purchase, sale, option or leasing of minerals or mineral rights having a value in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(vi) obligates the Company or its Subsidiaries to generate output from a specified geography or territory in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(vii) includes a forestry right for the Company or its Subsidiaries where such Contract includes a restriction on change of control or transfer that would reasonably be expected to require consent of a third party as a result of the Transactions;

(viii) constitutes Indebtedness (including any guarantee thereof) in an amount, with respect to any such individual item of Indebtedness, in excess of $10,000,000 or any letter of credit or similar instrument, with respect to any individual letter of credit or similar instrument in excess of $10,000,000, issued for the account of the Company or any Company Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in an amount, with respect to the any such individual Lien, in excess of $10,000,000 on any portion of the assets of the Company or any Company Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among the Company and wholly owned Company Subsidiaries;

(ix) requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties (other than in connection with a ground lease affecting a Company Property or as may accrue in connection with a breach of any Contract) with a fair market value in excess of $5,000,000, or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving the Company or any of its Subsidiaries, except for any Company Leased Real Property or any ground lease affecting any Company Property;

(x) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(xi) is intended to reduce or eliminate the fluctuations in the prices of commodities;

(xii) relates to a joint venture, partnership, limited liability company or similar arrangement with a third party;

(xiii) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any of its Subsidiaries in an amount in excess of $5,000,000;

(xiv) relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by the Company or any of its Subsidiaries in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(xv) prohibits the payment of dividends or distributions in respect of shares of Company Common Stock or shares of any Company Subsidiary;

(xvi) obligates the Company or its Subsidiaries to purchase goods or services involving consideration in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(xvii) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Company Property that, individually or in the aggregate, is material to the Company;

(xviii) pursuant to which the Company is lessee of any personal property or real property owned by any other party, for which the annual rental exceeds $5,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(xix) is a collective bargaining agreement; or

(xx) that is a license in respect of any Licensed Company IP or otherwise grants the Company any Intellectual Property Rights that requires annual payments in excess of $1,000,000 in any 12-month period or $5,000,000 in the aggregate over the remaining term of such contract.

(b) Each Contract of the type described above in Section 5.14(a) and in effect on the date of this Agreement, whether or not set forth in Section 5.14(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and (iii) to the Company’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Company Material Contract. Neither the Company nor any of its Subsidiaries has received notice of any material breach, violation or default under any Company Material Contract, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 5.15 Investment Company Act. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 5.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary are in compliance with all Environmental Laws.

(b) The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(c) Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law, or that any Order has been issued against the Company or any of its Subsidiaries under Environmental Law, which remains unresolved.

(d) There is no litigation, investigation, request for information or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, or is subject to any Order, relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, cleanup or Release of Hazardous Substances.

(f) Neither the Company nor any of its Subsidiaries has (1) generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, or Released any Hazardous Substance, or (2) leased, owned, or operated any real property that is or has been contaminated by any Hazardous Substance, in each case that has given or would reasonably be expected to give rise to a liability of the Company or any of its Subsidiaries under any Environmental Law.

(g) Neither the Company nor any of its Subsidiaries has assumed, by contract, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

Section 5.17 Intellectual Property.

(a) Section 5.17(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of the Owned Registered Company IP and, to the extent applicable, includes: (i) for each trademark or service mark that is registered or subject to a pending application for registration, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered; and (iii) for each registered copyright, the number and date of registration and the jurisdiction of the registration. Neither the Company nor any of its Subsidiaries own any material issued patents or patent applications.

(b) As of the date of this Agreement, there are no pending disputes regarding any agreement (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP or (ii) under which the Company or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Owned Company IP (such agreements described in clauses (i) and (ii) above, the “Company IP Agreements”) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company or a Company Subsidiary owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as currently conducted except such Intellectual Property Rights that, if not possessed by the Company or a Company Subsidiary, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the Company and its Subsidiaries own the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements (that are not exclusive licenses).

(e) (i) The operation of the Company’s and its Subsidiaries’ businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the enforceable Intellectual Property Rights of another Person, and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2022, neither the Company nor any of its Subsidiaries has received any written notice relating to any actual or alleged material infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Owned Company IP in any material respect.

(f) Except for such proceedings or actions that, if resolved against the Company or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings challenging the scope, ownership, validity or enforceability of the Owned Registered Company IP or, to the Knowledge of the Company, the Licensed Company IP and, since December 31, 2022, no such Legal Proceedings have been threatened in writing against the Company or any of its Subsidiaries.

Section 5.18 Compliance with Laws; Permits.

(a) (i) Each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and its Subsidiaries, and (ii) no written notice has been received by the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the “Company Permits”) and all of the Company Permits are valid, and in full force and effect, except, in each case, where the failure by the Company or a Company Subsidiary, as applicable, to possess and maintain any Company Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.19 Properties.

(a) Section 5.19(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of the addresses or county assessor’s tax parcel numbers of each material real property owned by the Company or its Subsidiaries (the “Company Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), and except for Permitted Liens, (i) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Owned Real Property or any portion thereof or interest therein, and (ii) to the Knowledge of the Company, there are no boundary disputes relating to any Company Owned Real Property and no encroachments adversely affecting the use of any Company Owned Real Property.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all material leases, subleases, tenancy, licenses (other than for licenses granted in the ordinary course of business consistent with past practice), easements, options, covenants, cutting rights, forestry rights, forestry licenses (other than for licenses granted in the ordinary course of business consistent with past practice) and other subordinate interests granted to the Company or the Company Subsidiaries and the real property leased by the Company or any of the Company Subsidiaries (collectively, the “Company Leased Real Property” and, together with the Company Owned Real Property, and in each case, inclusive of (i) all buildings, structures and other improvements and fixtures located on or under such Company Owned Real Property and/or Company Leased Real Property, (ii) all easements, rights and other appurtenances to such Company Owned Real Property and/or Company Leased Real Property, and subject to any easements, impairments, rights and other appurtenances affecting Company Owned Real Property and/or Company Leased Real Property and (iii) of all improvements and planted timber located on such Company Owned Real Property and/or Company Leased Real Property, the “Company Properties”).

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for Permitted Liens, the Company or a Company Subsidiary has (i) good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the Company Properties, in each case free and clear of Liens and (ii) good legal and beneficial title to the forestry right to which it is identified as the grantee, and each forestry right is the absolute property of the Company or the Company Subsidiary identified as the grantee of the relevant forestry right. None of the Company or any of its Subsidiaries owns or leases any material real property which is not set forth on Section 5.19(a) or Section 5.19(a) of the Company Disclosure Letter.

(d) Section 5.19(d) of the Company Disclosure Letter sets forth a complete and accurate list of the real property which, as of the date of this Agreement, (i) is under contract by the Company or a Company Subsidiary to be purchased by the Company or a Company Subsidiary that, upon the closing of such purchase, would otherwise have been required to be disclosed under Section 5.19(a) of the Company Disclosure Letter or (ii) is required under a Contract to be leased or subleased by the Company or a Company Subsidiary as a lessee or sublessee after the date of this Agreement that, upon consummating such leasehold interest, would otherwise have been required to be disclosed under Section 5.19(b) of the Company Disclosure Letter. Except as set forth on Section 5.19(d) of the Company Disclosure Letter, there are no material real properties that Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date.

(e) To the Company’s Knowledge, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.

(f) Neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s Knowledge, threatened with respect to any of the Company Properties, that would interfere in any material manner with the current use (or with respect to development properties, the future intended use) of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming (other than in connection with development properties) its continued use in the manner it is currently operated), in each case taken as a whole, or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, has been violated (and remains in violation) for any Company Property (other than violations of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Company Property legally non-conforming pursuant to such zoning regulations or ordinances), which have not been cured, contested in good faith or which violations would individually, or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

(g) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings that are pending or, to the Knowledge of the Company, threatened in writing with respect to any material portion of any of the Company Properties.

(h) True and complete copies in all material respects of all material ground leases affecting the interest of the Company or any of its Subsidiaries in the Company Properties have been made available to Parent.

(i) To the extent the Company or any Company Subsidiary, as applicable, has title insurance policies or valid marked-up title commitments evidencing title insurance on any Company Properties (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”), no written claim has been made against any such Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(j) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary has taken any action which would disqualify portions of any Company Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

(k) Except for loan documents entered into in the ordinary course of business, there are no agreements which restrict the Company or any Subsidiary of the Company from transferring any of the Company Properties, and none of such Company Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) The Company and its Subsidiaries (A) have not received written notice of any structural defects, or violation of law, relating to any Company Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (B) have not received written notice of any physical damage to any Company Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.20 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and the shareholders of Parent, at the time of the Company Stockholder Meeting and Parent Shareholder Meeting, and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The representations and warranties contained in this Section 5.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 5.21 Opinion of Financial Advisor. The Company Board has received the written opinion of the Company Financial Advisor (the “Company Financial Advisor Opinion”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than Cancelled Shares), and such Company Financial Advisor Opinion has not been withdrawn, revoked or modified as of the date of this Agreement. The Company shall, promptly following receipt of such Company Financial Advisor Opinion, furnish an accurate and complete copy thereof to Parent solely for informational purposes, it being understood and agreed that such Company Financial Advisor Opinion is for the benefit of the Company Board and may not be relied upon by Parent or any other Person for any purpose.

Section 5.22 Insurance. The Company and its Subsidiaries are either self-insured or have policies of insurance that afford coverage (to the extent set forth in the policies) to the Company, its Subsidiaries and/or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, in each case in such amounts and with respect to such risks and losses, which the Company reasonably believes are adequate in all material respects for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.23 Related Party Transactions. Except as set forth in Section 5.23 of the Company Disclosure Letter or in Company SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2023 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.24 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 5.25 Takeover Statutes. Subject to the receipt of the Company Stockholder Approval, the Company has taken such actions and votes as are necessary on its part to render the provisions of any takeover Laws, including any “fair price,” “moratorium” or “control share acquisition” or similar Laws (the “Takeover Statutes”) or any similar provisions in the Company Governing Documents, inapplicable to this Agreement and the Transactions, including the Merger.

Section 5.26 Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of equity interests of the Company necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 5.27 Ownership of Parent Common Shares. Neither the Company nor any of its Subsidiaries beneficially owns, or has beneficially owned at any time within the past three (3) years, directly or indirectly, any Parent Common Shares or other securities convertible into, exchangeable for or exercisable for Parent Common Shares or any securities of any Parent Subsidiary and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Common Shares except pursuant to this Agreement.

Section 5.28 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent and Parent’s Subsidiaries and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent and Parent’s Subsidiaries for such purposes. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons, trustees or Parent representatives that are not expressly set forth in Article VI of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI of this Agreement, (a) neither Parent nor Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article  VI of this Agreement.

Section 5.29 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed in (a) the Parent SEC Documents publicly filed with or furnished on or after January 1, 2020 until two (2) Business Days prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (in each case, other than any description of historical facts or events included therein)), and provided that nothing set forth or disclosed in any such Parent SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 6.1 (Organization and Qualification; Subsidiaries), Section 6.2 (Capitalization), Section 6.21 (Opinion of Financial Advisor), Section 6.24 (Brokers; Expenses), Section 6.25 (Takeover Statutes) and Section 6.26 (Required Vote), or (b) the confidential disclosure letter delivered by the Parent and Merger Sub to the Company concurrently with this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 6.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of North Carolina and has the requisite power and authority to own and conduct its business as now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to conduct its business as now being conducted. Each Parent Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted. Parent and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of the Parent Governing Documents and the Parent Partnership Agreement. Each of the Parent Governing Documents is in full force and effect, and Parent is not in violation of any of the provisions of such documents.

(b) Section 6.1(b) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent (each, a “Parent Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary. Each Parent Subsidiary is in compliance with the terms of its constituent organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.2 Capitalization.

(a) The authorized capitalization of Parent consists of (i) 480,000,000 Parent Common Shares and (ii) 15,000,000 preferred shares, no par value (the “Parent Preferred Shares”). At the close of business on the Measurement Date, there were (A) 153,902,024 Parent Common Shares issued and outstanding (of which 0 are Parent Restricted Shares), (B) no Parent Preferred Shares issued or outstanding, (C) 491,884 Parent Common Shares underlying outstanding Parent RSU Awards, (D) 503,224 Parent Common Shares underlying outstanding Parent PSU Awards, assuming achievement of applicable performance goals at the target level (and 880,642 Parent Common Shares assuming achievement of applicable performance goals at the maximum level) and (E) 1,742,337 Parent Common Shares issuable upon the redemption or exchange of Parent OP Units.

(b) All of the outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Parent Common Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Except as set forth in the Parent Partnership Agreement or in this Section 6.2 and except for changes since the Measurement Date resulting from the issuance of Parent Common Shares pursuant to the Parent Partnership Agreement or Parent Equity Awards outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 7.2(b)(xx), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital shares of Parent, obligating Parent or the Parent Partnership to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, Parent or the Parent Partnership or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or the Parent Partnership to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”) or (y) outstanding obligations of Parent or the Parent Partnership to repurchase, redeem or otherwise acquire any Parent Common Shares or any shares of, or other Parent Equity Interests in, Parent or the Parent Partnership, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or the Parent Partnership.

(c) There are no voting trusts, proxies or other similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of Parent Common Shares or any shares of, or other equity interest, of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Parent Equity Interests. There are no bonds, debentures or notes issued by Parent or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of Parent on any matters related to Parent.

(d) Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares or other Parent Equity Interests of each of the Parent Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all such shares or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(e) All dividends or other distributions on Parent Common Shares and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(f) No Parent Common Shares are owned by any Parent Subsidiary.

(g) Parent is the sole general partner of the Parent Partnership. As of the close of business on the Measurement Date, Parent owned 153,902,024 Parent OP Units, constituting 98.9% of the Parent OP Units, and the Outside Limited Partners (as defined in the Parent Partnership Agreement) owned in the aggregate 1,742,337

Parent OP Units, constituting 1.1% of the Parent OP Units. Except as set forth in the preceding sentence, as of the Measurement Date, there are no outstanding equity interests of the Parent Partnership. The partnership interests owned by Parent and, to Parent’s Knowledge, the partnership interests owned by the Parent Partnership’s limited partners, are subject only to the restrictions on transfer set forth in the Parent Partnership Agreement and those imposed by applicable securities laws. All of the outstanding Parent OP Units have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Parent OP Units were issued in compliance with all applicable Laws concerning the issuance of securities. As of the close of business on the Measurement Date, the “Adjustment Factor” (as defined in the Parent Partnership Agreement) is 1.00.

(h) Parent (directly or indirectly) owns beneficially and of record all of the outstanding limited liability interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 6.3 Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, in the case of Parent, subject to receipt of the Parent Shareholder Approval, to consummate the Merger and the other Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by the Parent Board (in the case of Parent) and the manager of Merger Sub (in the case of Merger Sub), and no other corporate or limited liability company action on the part of Parent or Merger Sub, pursuant to the LLC Act or the DGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Parent Shareholder Approval and the filing of the Certificate of Merger with, and acceptance for record by, the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.

Section 6.4 Board Approval. The Parent Board, at a duly held meeting, has unanimously (i) determined and declared that this Agreement and the Transactions, including the Merger and the issuance of Parent Common Shares in connection therewith, are fair to, advisable and in the best interests of Parent and its shareholders, (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, (iii) directed that the issuance of Parent Common Shares in connection with the Merger be submitted for consideration at a meeting of Parent’s shareholders and (iv) resolved to recommend that Parent’s shareholders vote in favor of the approval of the issuance of Parent Common Shares in connection with the Merger and to include such recommendation in the Joint Proxy Statement.

Section 6.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Merger or any other Transaction or compliance by Parent with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Parent Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent or any Parent Subsidiary with, or the obtaining of any permit, authorization, clearance, consent or approval of, any Governmental Entity, except for (i) the applicable requirements of the HSR Act and any other Antitrust Law, (ii) compliance with any applicable requirements of the Exchange Act, (iii) any filings as may be required under the LLC Act, the North Carolina Business Corporations Act and the DGCL in connection with the Merger, (iv) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the Joint Proxy Statement and the Form S-4, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Material Contract, or (d) violate any Order or Law applicable to Parent, any Parent Subsidiary or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) above where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults (I) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (II) would not prevent or materially impair Parent’s ability to consummate the Merger prior to the Outside Date.

Section 6.6 Parent SEC Documents and Financial Statements.

(a) Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2022 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Parent with the SEC, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent Parent SEC Document, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, no Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) All of the audited financial statements for and including the fiscal years ended December 31, 2022, 2023 and 2024, and unaudited interim financial statements for the fiscal quarters ended March 31, 2025 and June 30, 2025, and any other interim period in the fiscal year to end December 31, 2025, included in the Parent SEC Documents (including the related notes and schedules thereto) (collectively, the “Parent Financial Statements”), (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(c) To the Knowledge of Parent, none of the Parent SEC Documents are as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Parent has not received any comments from the SEC with respect to any of Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent which has not been adequately addressed.

(d) Parent is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s published financial statements or other Parent SEC Documents.

Section 6.7 Internal Controls; Sarbanes-Oxley Act.

(a) Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to Parent’s Knowledge, based on its most recent evaluation prior to the date of this Agreement, has disclosed to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(b) Since December 31, 2022, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained Knowledge of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2022, including any written material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis).

Section 6.8 Absence of Certain Changes. Since January 1, 2025 to the date of this Agreement no Effects have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2025, Parent and the Parent Subsidiaries have conducted, in all material respects, their respective businesses in the ordinary course consistent with past practice.

Section 6.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Parent Financial Statements or referenced in the footnotes thereto set forth in the Parent SEC Documents or Parent Disclosure Letter, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Parent SEC Documents, (c) for liabilities and obligations incurred in connection with the Transactions, and (d) for liabilities and obligations pursuant to any Parent Agreement other than liabilities or obligations due to material breaches thereunder, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.10 Litigation. There is no Legal Proceeding, pending against (or to Parent’s Knowledge, threatened in writing against or naming as a party thereto), Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.11 Benefits.

(a) Section 6.11(a) of the Parent Disclosure Letter lists all material Benefit Plans (i) under which any current or former trustee, officer, employee or consultant of Parent or any of its Subsidiaries has any right to benefits and (ii) which are maintained, sponsored or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants. All such plans, agreements, programs, policies and commitments (whether or not material) are collectively referred to as the “Parent Benefit Plans.”

(b) With respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of the following, to the extent applicable: (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion and (v) if the Parent Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS.

(c) Except as would not reasonably be expected to result in, either individually or in the aggregate, any material liability to Parent and its Subsidiaries, taken as a whole, with respect to each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.

(d) None of Parent and its Subsidiaries has, at any time during the last six (6) years, contributed to or been obligated to contribute to a multiemployer plan or a multiple employer plan (within the meaning of ERISA), and none of Parent and its Subsidiaries has incurred any liability that has not been satisfied to a multiemployer plan or multiple employer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a multiemployer plan or multiple employer plan.

(e) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan is in compliance with its terms, ERISA, the Code and other applicable Law. With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed and (ii) except as would not reasonably be expected to result in a Parent Material Adverse Effect, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, all contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Parent’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Parent Benefit Plans, any fiduciaries thereof with respect to their duties to Parent Benefit Plans or the assets of any of the trusts under any of Parent Benefit Plans that would reasonably be expected to result in any liability of Parent or any of its Subsidiaries in an amount that would be material to Parent and its Subsidiaries, taken as a whole.

(h) Except as set forth on Schedule 6.11(h), no Parent Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of Parent or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from Parent or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee of Parent or any of its Subsidiaries, (ii) increase any material benefits otherwise payable under any Parent Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from Parent or any of its Subsidiaries to any current or former employee of Parent or any of its Subsidiaries.

(j) There are no pending, or, to the Knowledge of Parent, threatened, Legal Proceedings against any Parent Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Parent Material Adverse Effect.

(k) Neither Parent nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).

Section 6.12 Labor.

(a) Except as set forth on Schedule 6.12(a), no employee of Parent or any of its Subsidiaries is represented by a union and, to the Knowledge of Parent, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither Parent nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is currently experiencing, or, to the Knowledge of Parent, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither Parent nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 6.13 Taxes.

(a) Parent and each of its Subsidiaries has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any valid extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each of its Subsidiaries has duly paid (or there has been paid on their behalf) all material Taxes required to be paid by them.

(b) Parent (i) for all taxable years beginning with its taxable year ended December 31, 2018, through its taxable year ended December 31, 2024, has been organized and operated in conformity with the requirements to qualify for taxation as a REIT; (ii) has operated since January 1, 2025 through the date hereof, and intends to continue to so operate, in such a manner as to enable Parent to continue to meet the requirements to qualify for taxation as a REIT for its taxable year ending December 31, 2025 and thereafter; and (iii) has not taken or omitted to take any action that could reasonably be expected to result in its failure to qualify for taxation as a REIT prior to the Effective Time, and no challenge by the IRS or any other Governmental Entity to its status or qualification for taxation as a REIT is pending or, to the Knowledge of Parent, threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) there are no current audits, examinations or other proceedings pending with respect to any Taxes of Parent or its Subsidiaries, (ii) Parent and its Subsidiaries have not received a written notice or announcement of any audits or proceedings with respect to Taxes, (iii) no deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Parent’s Knowledge, threatened, by any Governmental Entity, which deficiency has not yet been settled, and (iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Section 6.13(d) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

(e) Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code. Each Subsidiary of Parent that is a partnership, joint venture, or limited liability company and which has not elected to be a Taxable REIT Subsidiary or a REIT and is not treated as a Qualified REIT Subsidiary has been, since the later of its formation or direct or indirect acquisition by Parent, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(f) Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.

(h) Since its inception, neither of Parent nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid.

(i) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries (other than (I) any agreements or arrangements solely between or among Parent or any of its Subsidiaries or (II) any customary Tax indemnification provisions contained in any commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than

Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(k) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(a) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) Since Parent’s initial taxable year as a REIT, neither Parent nor any of its Subsidiaries (other than any Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) attributable to such entity or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(n) As of the date of this Agreement, neither Parent nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Merger Sub is, since its formation has been, and at the Effective Time will be, properly treated as a disregarded entity of Parent for U.S. federal income tax purposes.

Section 6.14 Contracts.

(a) Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 6.14(a) of the Parent Disclosure Letter sets forth a list or description of each Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, excluding Benefit Plans, (the “Parent Agreements”) which, as of the date of this Agreement:

(i) is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) obligates Parent or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $10,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any of its Subsidiaries, except for ground lease affecting any Parent Property;

(iii) contains any material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or upon consummation of the Transactions, the Company or its Subsidiaries, or which restricts the conduct of any line of business that is material to Parent and its Subsidiaries, except for any ground lease affecting any Parent Property;

(iv) relates to the purchase or sale of logs, chips, timber or third-party timber cutting rights having a value in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(v) relates to the purchase, sale, option or leasing of minerals or mineral rights having a value in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(vi) obligates Parent or its Subsidiaries to generate output from a specified geography or territory in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(vii) includes a forestry right for Parent or its Subsidiaries where such Contract includes a restriction on change of control or transfer that would reasonably be expected to require consent of a third party as a result of the Transactions;

(viii) constitutes Indebtedness (including any guarantee thereof) in an amount, with respect to any such individual item of Indebtedness, in excess of $10,000,000 or any letter of credit or similar instrument, with respect to any individual letter of credit or similar instrument in excess of $10,000,000, issued for the account of Parent or any Parent Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in an amount, with respect to any such individual Lien, in excess of $10,000,000 on any portion of the assets of Parent or any Parent Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Parent, the Parent Partnership and wholly owned Parent Subsidiaries;

(ix) requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties (other than in connection with a ground lease affecting a Parent Property or as may accrue in connection with a breach of any Contract) with a fair market value in excess of $5,000,000, or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving Parent or any of its Subsidiaries, except for any Parent Leased Real Property or any ground lease affecting any Parent Property;

(x) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(xi) is intended to reduce or eliminate the fluctuations in the prices of commodities;

(xii) relates to a joint venture, partnership, limited liability company or similar arrangement with a third party;

(xiii) constitutes a loan to any Person (other than the Parent Partnership or a wholly owned Parent Subsidiary) by Parent or any of its Subsidiaries in an amount in excess of $5,000,000;

(xiv) relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by Parent or any of its Subsidiaries in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(xv) prohibits the payment of dividends or distributions in respect of Parent Common Shares or shares of any Parent Subsidiary;

(xvi) obligates Parent or its Subsidiaries to purchase goods or services involving consideration in excess of $10,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(xvii) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Parent Property that, individually or in the aggregate, is material to Parent;

(xviii) pursuant to which Parent is lessee of any personal property or real property owned by any other party, for which the annual rental exceeds $5,000,000 in any 12-month period or $10,000,000 in the aggregate over the remaining term of such contract;

(xix) is a collective bargaining agreement; or

(xx) that is a license in respect of any Licensed Parent IP or otherwise grants Parent any Intellectual Property Rights that requires annual payments in excess of $1,000,000 in any 12-month period or $5,000,000 in the aggregate over the remaining term of such contract.

(b) Each Contract of the type described above in Section 6.14(a) and in effect on the date of this Agreement, whether or not set forth in Section 6.14(a) of the Parent Disclosure Letter, is referred to herein as a “Parent Material Contract.” As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and (iii) to Parent’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Parent Material Contract. Neither Parent nor any of its Subsidiaries has received notice of any material breach, violation or default under any Parent Material Contract, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true and complete copies of all of the Parent Material Contracts.

Section 6.15 Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 6.16 Environmental Matters.

Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

(b) Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(c) Neither Parent nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any of its Subsidiaries under Environmental Law, which remains unresolved.

(d) There is no litigation, investigation, request for information or other proceeding pending or, to the Knowledge of the Parent, threatened against Parent or any of its Subsidiaries under any Environmental Law.

(e) Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order, or is subject to any Order, relating to compliance with Environmental Laws, Environmental Permits or the Release, investigation, sampling, monitoring, treatment, remediation, removal, cleanup or Release of Hazardous Substances.

(f) Neither the Parent nor any of its Subsidiaries has (1) generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, or Released any Hazardous Substance, or (2) leased, owned, or operated any real property that is or has been contaminated by any Hazardous Substance, in each case that has given or would reasonably be expected to give rise to a liability of the Parent or any of its Subsidiaries under any Environmental Law.

(g) Neither Parent nor any of its Subsidiaries has assumed, by contract, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

Section 6.17 Intellectual Property.

(a) Section 6.17(a) of the Parent Disclosure Letter sets forth a list, as of the date of this Agreement, of the Owned Registered Parent IP, and, to the extent applicable, includes: (i) for each trademark or service mark that is registered or subject to a pending application for registration, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered; and (iii) for each registered copyright, the number and date of registration and the jurisdiction of the registration. Neither Parent nor any of its Subsidiaries own any material issued patents or patent applications.

(b) As of the date of this Agreement, there are no pending disputes regarding any agreement (i) under which Parent or any of its Subsidiaries uses or has the right to use any Licensed Parent IP or (ii) under which Parent or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Owned Parent IP (such agreements described in clauses (i) and (ii) above, the “Parent IP Agreements”) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent or a Parent Subsidiary owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Parent as currently conducted except such Intellectual Property Rights that, if not possessed by Parent or a Parent Subsidiary, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent and its Subsidiaries own the Owned Parent IP free and clear of all Liens, other than Permitted Liens and the Parent IP Agreements (that are not exclusive licenses).

(e) (i) The operation of Parent’s and its Subsidiaries’ businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 2022, neither Parent nor any of its Subsidiaries has received any written notice relating to any actual or alleged material infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Parent or any of its Subsidiaries. To the Knowledge of Parent, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Owned Parent IP in any material respect.

(f) Except for such proceedings or actions that, if resolved against Parent or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Legal Proceedings challenging the scope, ownership, validity or enforceability of the Owned Registered Parent IP or, to the Knowledge of Parent, the Licensed Parent IP and, since December 31, 2022, no such Legal Proceedings have been threatened in writing against Parent or any of its Subsidiaries.

Section 6.18 Compliance with Laws; Permits.

(a) (i) Each of Parent and the Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of Parent and its Subsidiaries, and (ii) no written notice has been received by Parent or any of its Subsidiaries or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Parent SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the “Parent Permits”) and all of the Parent Permits are valid, and in full force and effect, except, in each case, where the failure by Parent or a Parent Subsidiary, as applicable, to possess and maintain any Parent Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.19 Properties.

(a) Section 6.19(a) of the Parent Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of the addresses or county assessor’s tax parcel numbers of each real material property owned by Parent or its Subsidiaries (the “Parent Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries (taken as a whole), and except for Permitted Liens, (i) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Parent Owned Real Property or any portion thereof or interest therein, and (ii) to the Knowledge of Parent, there are no boundary disputes relating to any Parent Owned Real Property and no encroachments adversely affecting the use of any Parent Owned Real Property.

(b) Section 6.19(b) of the Parent Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all material leases, subleases, tenancy, licenses (other than for licenses granted in the ordinary course of business consistent with past practice), easements, options, covenants, cutting rights, forestry rights, forestry licenses (other than for licenses granted in the ordinary course of business consistent with past practice) and other subordinate interests granted to Parent or its Subsidiaries and the real property leased by Parent or any of the Parent Subsidiaries (collectively, the “Parent Leased Real Property” and, together with the Parent Owned Real Property, and in each case, inclusive of (i) all buildings, structures and other improvements and fixtures located on or under such Parent Owned Real Property and/or Parent Leased Real Property, (ii) all easements, rights and other appurtenances to such Parent Owned Real Property and/or Parent Leased Real Property, and subject to any easements, impairments, rights and other appurtenances affecting Parent Owned Real Property and/or Parent Leased Real Property and (iii) of all improvements and planted timber located on such Parent Owned Real Property and/or Parent Leased Real Property, the “Parent Properties”).

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except for Permitted Liens, Parent or a Parent Subsidiary has (i) good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the Parent Properties, in each case free and clear of Liens and (ii) good legal and beneficial title to the forestry right to which it is identified as the grantee, and each forestry right is the absolute property of Parent or the Parent Subsidiary identified as the grantee of the relevant forestry right. None of Parent or any of its Subsidiaries owns or leases any material real property which is not set forth on Section 6.19(a) or Section 6.19(b) of the Parent Disclosure Letter.

(d) Section 6.19(d) of the Parent Disclosure Letter sets forth a complete and accurate list of the real property which, as of the date of this Agreement, (i) is under contract by Parent or a Parent Subsidiary to be purchased by Parent or a Parent Subsidiary that, upon the closing of such purchase, would otherwise have been required to be disclosed under Section 6.19(a) of the Parent Disclosure Letter or (ii) is required under a Contract to be leased or subleased by Parent or a Parent Subsidiary as a lessee or sublessee after the date of this Agreement that, upon consummating such leasehold interest, would otherwise have been required to be disclosed under Section 6.19(b) of the Parent Disclosure Letter. Except as set forth on Section 6.19(d) of the Parent Disclosure Letter, there are no material real properties that Parent or any of its Subsidiaries is obligated to buy, lease or sublease at some future date.

(e) To Parent’s Knowledge, each of the Parent Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.

(f) Neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to Parent’s Knowledge, threatened with respect to any of the Parent Properties, that would interfere in any material manner with the current use (or with respect to development properties, the future intended use) of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Parent Properties (assuming (other than in connection with development properties) its continued use in the manner it is currently operated), in each case taken as a whole, or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, has been violated (and remains in violation) for any Parent Property (other than violations of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Parent Property legally non-conforming pursuant to such zoning regulations or ordinances), which have not been cured, contested in good faith or which violations would individually, or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

(g) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings that are pending or, to the Knowledge of Parent, threatened in writing with respect to any material portion of any of the Parent Properties.

(h) True and complete copies in all material respects of all material ground leases affecting the interest of Parent or any of its Subsidiaries in the Parent Properties have been made available to the Company.

(i) To the extent Parent or any Parent Subsidiary, as applicable, has title insurance policies or valid marked-up title commitments evidencing title insurance with respect to any Parent Properties (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”), no written claim has been made against any such Parent Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(j) Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries (taken as a whole), neither Parent nor any Parent Subsidiary has taken any action which would disqualify portions of any Parent Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

(k) Except for loan documents entered into in the ordinary course of business, there are no agreements which restrict the Parent or any Subsidiary of the Parent from transferring any of the Parent Properties, and none of such Parent Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(l) Parent and its Subsidiaries (A) have not received written notice of any structural defects, or violation of law, relating to any Parent Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (B) have not received written notice of any physical damage to any Parent Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.20 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the shareholders of Parent and the stockholders of the Company at the time of the Parent Shareholder Meeting and Company Stockholder Meeting, and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The representations and warranties contained in this Section 6.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 6.21 Opinion of Financial Advisor. The Parent Board has received the opinion of the Parent Financial Advisor (the “Parent Financial Advisor Opinion”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent, and such Parent Financial Advisor Opinion has not been withdrawn, revoked or modified as of the date of this Agreement. Parent shall, promptly following the date of this Agreement and receipt of such Parent Financial Advisor Opinion, furnish an accurate and complete copy thereof to the Company solely for informational purposes, it being understood and agreed that such Parent Financial Advisor Opinion is for the benefit of the Parent Board and may not be relied upon by the Company or any other Person for any purpose.

Section 6.22 Insurance. Parent and its Subsidiaries are either self-insured or have policies of insurance that afford coverage (to the extent set forth in the policies) to Parent, its Subsidiaries and/or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, in each case in such amounts and with respect to such risks and losses, which Parent reasonably believes are adequate in all material respects for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by Parent or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.23 Related Party Transactions. Except as set forth in Section 6.23 of the Parent Disclosure Letter or in Parent SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2023 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 6.24 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

Section 6.25 Takeover Statutes. Subject to the receipt of the Parent Shareholder Approval, Parent has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statutes, or any similar provisions of the Parent Governing Documents, inapplicable to this Agreement and the Transactions, including the Merger.

Section 6.26 Required Vote. The affirmative vote of the holders of a majority of the Parent Common Shares cast at the Parent Shareholder Meeting is the only vote of the holders of any class or series of equity interests of Parent necessary to approve and adopt this Agreement, the Merger, and the issuance of Parent Common Shares in connection with the Merger.

Section 6.27 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, or has beneficially owned at any time within the past three (3) years, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

Section 6.28 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property Rights, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons, trustees or Company representatives that are not expressly set forth in Article V of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article V of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article V of this Agreement.

Section 6.29 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article VI, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company in connection with the Transactions. Parent hereby disclaims any other express or implied representations or warranties. Parent is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of Parent or any of its Subsidiaries.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.1 Conduct of Business by the Company Pending the Closing.

(a) During the period from the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 10.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as otherwise expressly required or expressly permitted by this Agreement or (iii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to (A) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice, (B) maintain its and their material assets and properties in their current condition (normal wear and tear excepted), (C) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (D) keep available the services of their present officers, and (E) preserve the Company’s status as a REIT within the meaning of the Code.

(b) Without limiting the generality of Section 7.1, during the Interim Period, except (1) to the extent required by Law, (2) as otherwise expressly required or expressly permitted by this Agreement or (3) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not and shall cause its Subsidiaries, not to:

(i) (a) amend (1) the Company Charter or Company Bylaws or (2) any equivalent organizational or governing documents of any Company Subsidiary, solely in the case of clause (2), in any non-de minimis respect or (b) waive any provision of Article VI of the Company Charter;

(ii) split, combine, subdivide or reclassify any shares of capital stock, units or other equity securities or ownership interests of the Company or any of its Subsidiaries;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the authorization and payment by the Company of dividends, payable quarterly in accordance with past practice for the period up to the Closing Date at a rate not to exceed a quarterly rate of $0.45 per share of Company Common Stock in accordance with Section 7.7, (B) the authorization and payment by the Company of any REIT Distribution in accordance with Section 7.6, and (C) the authorization and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary;

(iv) except as required by a Company Benefit Plan, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of (i) Company Equity Awards in full or partial payment of any purchase price or any applicable Taxes payable by such holder upon the lapse of restrictions on, or settlement of, such Company Equity Awards and (ii) fractional interests of Company Equity Interests solely with respect to the fractional interests;

(v) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary, (B) acquisitions pursuant to existing purchase rights or options set forth on Section 7.1(b)(v) of the Company Disclosure Letter, or (C) acquisitions (i) that would not reasonably be expected to materially delay, impede or affect the consummation of the Transactions and (ii) for which the fair market value of the total consideration paid by the Company and its Subsidiaries does not exceed $5,000,000 individually or $20,000,000 in the aggregate;

(vi) sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 7.1(b)(vi) of the Company Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Company Property or any assets of the Company or any of its Subsidiaries, (C) if the fair market value of the total consideration received by the Company and its Subsidiaries does not exceed $5,000,000 individually or $20,000,000 in the aggregate, (D) sales among the Company and any wholly owned Company Subsidiary and (E) sales pursuant to existing purchase rights or options set forth on Section 7.1(b)(vi) of the Company Disclosure Letter;

(vii) incur, create, assume, refinance or replace any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness for borrowed money of any other Person, except (A) Indebtedness incurred under the Company’s existing credit facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted under this Agreement and to pay Indebtedness that matures), (B) the amendment, refinancing or replacement of any existing Indebtedness of the Company or any of its Subsidiaries (i) to the extent that (1) such refinancing, substitute or replacement agreement or facility or such refinanced Indebtedness does not impose or result in additional restrictions or limitations in any material respect on the Company or its Subsidiaries (or after the Closing Date, the Surviving Entity or its Subsidiaries) as compared to the existing agreement, facility or Indebtedness so refinanced, substituted for or replaced and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing (other than to the extent increased to include fees, original issue discount, expenses or other debt issuance costs in each case incurred in connection with such refinancing), or (ii) pursuant to any Pre-Merger Financing Transaction in accordance with Section 8.12, (C) Indebtedness between or among the Company and any of its wholly-owned Subsidiaries, (D) additional guarantees to the extent required under the Company’s existing credit facilities, and (E) Indebtedness in an amount not to exceed $10,000,000;

(viii) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change to its existing loans to such Persons in a manner materially adverse to the Company or any Subsidiary, in each case, in its capacity as a lender, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (B) loans or advances made to non-Affiliate tenants in the ordinary course of business and consistent with past practice, or (C) the loans or advances set forth on Section 7.1(b)(viii) of the Company Disclosure Letter;

(ix) except in the ordinary course of business consistent with past practice, enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Company Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, or (B) actions permitted under clauses (A) and (B) of Section 7.1(b)(vii);

(x) except in the ordinary course of business consistent with past practice, enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any lease with respect to the Company Properties, or any lease that, if existing as of the date of this Agreement, would be a lease with respect to any Company Property, other than any termination or renewal in accordance with the terms of any existing lease that occur automatically without any action by the Company or any of its Subsidiaries;

(xi) waive, release, assign, settle or compromise any claim, action or Legal Proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents or (y) that do not exceed $5,000,000 individually or $10,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any of its Subsidiaries or the Surviving Entity following the Effective Time, and (C) do not provide for any admission of material liability by the Company or any of its Subsidiaries;

(xii) except as required by Law or by a Company Benefit Plan in effect as of the date of this Agreement, (A) enter into, materially amend or terminate any material Company Benefit Plan, (B) increase the compensation or employee benefits of any employee or individual independent contractor, except in the ordinary course of business consistent with past practice with respect to any employee with an annual base compensation of $175,000 or less or individual independent contractor with an annual base compensation of $200,000 or less, (C) grant any awards under a Company Equity Plan, (D) hire or terminate (other than for cause) any employee with an annual base compensation greater than $175,000; provided that the Company may hire any employee below the level of Vice President as a replacement hire receiving substantially similar terms of employment, (E) accelerate the vesting of any equity-based awards or other compensation or benefits, (F) enter into any new, or amend any existing, employment, severance, change in control, retention, or similar agreement or arrangements, except as set forth in Section 8.4(d) of the Company Disclosure Letter; provided that the Company may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for severance in excess of the severance set forth in Section 8.4(a) of the Parent Disclosure Letter, (G) fund any rabbi trust, or (H) enter into a collective bargaining or similar agreement;

(xiii) make any material change to its methods of accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

(xiv) enter into any Contract that would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent, the Company or any of their respective Subsidiaries from engaging in any business or competing in any line of business or geographic location with any person;

(xv) enter into any new line of business;

(xvi) take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entity: (a) to institute proceedings for the suspension, revocation or limitation of rights under or to refuse to issue or renew, any Company Permit necessary to conduct its business in all material respects as now conducted, or (b) to issue a notice or Order alleging that the Company or any Company Subsidiary may be in material violation of or materially liable under any Environmental Law;

(xvii) take any action, or fail to take any action, which would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be;

(xviii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xix) make any capital expenditures or other investments except (A) in accordance with the Company’s capital expenditure plan attached to Section 7.1(b) of the Company Disclosure Letter, (B) for ordinary course capital expenditures not to exceed $10,000,000 in the aggregate or (C) as reasonably required to satisfy any health or safety concerns at any of the Company Properties;

(xx) except for (A) issuances by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary or (B) issuances of shares of Company Common Stock pursuant to the settlement of a Company Equity Award that is outstanding as of the date of this Agreement or granted after the date of this Agreement in compliance with this Agreement, in each case, in accordance with the terms of the award agreement governing such Company Equity Award, issue, sell, pledge, dispose, encumber or grant any shares of Company Common Stock or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Common Stock or any of the Company Subsidiaries’ capital stock or other equity interests;

(xxi) purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or voting interests of the Company or a Company Subsidiary, other than (i) the withholding of shares of Company Common Stock to satisfy exercise price or withholding Tax obligations with respect to outstanding Company Equity Awards or (ii) in connection with the redemption or repurchase by a wholly owned Company Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by the Company or a wholly owned Company Subsidiary);

(xxii) permit any insurance policy naming the Company or any of the Company Subsidiaries or directors or officers as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(xxiii) make (other than in the ordinary course of business), change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case as necessary (i) to preserve the qualification of the Company for taxation as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be;

(xxiv) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxv) enter into any Contract that binds the Company or any Company Subsidiary to any material indemnity, contribution, reimbursement or similar obligation in respect of liabilities under Environmental Laws; or

(xxvi) authorize, agree, commit or enter into any contract, agreement, commitment or arrangement to take any of the actions described in Section 7.1(b)(i) through Section 7.1(b)(xxv).

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.6, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement (including Section 7.6).

Section 7.2 Conduct of Business by Parent Pending the Closing.

(a) During the Interim Period, except (i) to the extent required by Law, (ii) as otherwise expressly required or expressly permitted by this Agreement or (iii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause the Parent Subsidiaries to, use commercially reasonable efforts to (A) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice, (B) maintain its and their material assets and properties in their current condition (normal wear and tear excepted), (C) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (D) keep available the services of their present officers, and (E) preserve Parent’s status as a REIT within the meaning of the Code.

(b) Without limiting the generality of Section 7.2, during the Interim Period, except (1) to the extent required by Law, (2) as otherwise expressly required or expressly permitted by this Agreement or (3) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not and shall cause its Subsidiaries, not to:

(i) amend (1) the Parent Articles or Parent Bylaws, (2) the Parent Partnership Agreement or (3) any equivalent organizational or governing documents of any Parent Subsidiary (other than the Parent Partnership), solely in the case of clause (3), in any non-de minimis respect;

(ii) split, combine, subdivide or reclassify any shares of capital stock, units or other equity securities or ownership interests of Parent or any of its Subsidiaries;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the authorization and payment by Parent of dividends, payable quarterly in accordance with past practice for the period up to the Closing Date at a rate not to exceed a quarterly rate of $0.2725 per Parent Common Share in accordance with Section 7.7, (B) the authorization and payment by Parent of any REIT Distribution, the Special Parent Distribution and any matching distribution permitted by Section 7.6(c)(v) in connection with a REIT Distribution by the Company, in each case, in accordance with Section 7.6, (C) the authorization and payment of dividends or other distributions to Parent by the Parent Partnership or any directly or indirectly wholly owned Parent Subsidiary, (D) the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the Parent Common Shares and (E) distributions by the Parent Partnership or any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the Parent Partnership Agreement or the organizational documents of such Parent Subsidiary, as applicable;

(iv) except as required by a Parent Benefit Plan or the Parent Partnership Agreement, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Equity Interests, except from holders of (i) Parent Equity Awards in full or partial payment of any purchase price or any applicable Taxes payable by such holder upon the lapse of restrictions on, or the settlement of, such Parent Equity Awards and (ii) fractional interests of Parent Equity Interests solely with respect to the fractional interests;

(v) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent, the Parent Partnership or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary, (B) acquisitions pursuant to existing purchase rights or options set forth on Section 7.2(b)(v) of the Parent Disclosure Letter, or (C) acquisitions (i) that would not reasonably be expected to materially delay, impede or affect the consummation of the Transactions and (ii) for which the fair market value of the total consideration paid by Parent and its Subsidiaries does not exceed $5,000,000 individually or $20,000,000 in the aggregate;

(vi) sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 7.2(b)(vi) of the Parent Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Parent Property or any assets of Parent or any of its Subsidiaries, (C) if the fair market value of the total consideration received by Parent and its Subsidiaries does not exceed $5,000,000 individually or $20,000,000 in the aggregate, (D) sales among Parent, the Parent Partnership and any wholly owned Parent Subsidiary and (E) sales pursuant to existing purchase rights or options set forth on Section 7.2(b)(vi) of the Parent Disclosure Letter;

(vii) incur, create, assume, refinance or replace any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness for borrowed money of any other Person, except (A) Indebtedness incurred under Parent’s existing credit facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted under this Agreement and to pay Indebtedness that matures), or (B) the amendment, refinancing or replacement of any existing Indebtedness of Parent or any of its Subsidiaries (i) to the extent that (1) such refinancing, substitute or replacement agreement or facility or such refinanced Indebtedness does not impose or result in additional restrictions or limitations in any material respect on Parent or its Subsidiaries (or after the Closing Date, the Surviving Entity or its Subsidiaries) as compared to the existing agreement, facility or Indebtedness so refinanced, substituted for or replaced and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing (other than to the extent increased to include fees, original issue discount, expenses or other debt issuance costs in each case incurred in connection with such refinancing) or (ii) pursuant to any Pre-Merger Financing Transaction in accordance with Section 8.12, (C) Indebtedness between or among Parent, the Parent Partnership and any of its wholly-owned Subsidiaries, (D) additional guarantees to the extent required under Parent’s existing credit facilities, and (E) Indebtedness in an amount not to exceed $10,000,000;

(viii) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change to its existing loans to such Persons in a manner materially adverse to Parent or any Subsidiary, in each case, in its capacity as a lender, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Parent, the Parent Partnership or a wholly owned Parent Subsidiary to Parent, the Parent Partnership or a wholly owned Parent Subsidiary, (B) loans or advances made to non-Affiliate tenants in the ordinary course of business and consistent with past practice, or (C) the loans or advances set forth on Section 7.2(b)(viii) of the Parent Disclosure Letter;

(ix) except in the ordinary course of business consistent with past practice, enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Parent Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Parent Material Contract that occur automatically without any action by Parent or any of its Subsidiaries, or (B) actions permitted under clauses (A) and (B) of Section 7.2(b)(vii);

(x) except in the ordinary course of business consistent with past practice, enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any lease with respect to the Parent Properties, or any lease that, if existing as of the date of this Agreement, would be a lease with respect to any Parent Property, other than any termination or renewal in accordance with the terms of any existing lease that occur automatically without any action by Parent or any of its Subsidiaries;

(xi) waive, release, assign, settle or compromise any claim, action or Legal Proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent consolidated balance sheet of Parent and its Subsidiaries included in the Parent SEC Documents or (y) that do not exceed $5,000,000 individually or $10,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Parent or any of its Subsidiaries or the Surviving Entity following the Effective Time, and (C) do not provide for any admission of material liability by Parent or any of its Subsidiaries;

(xii) except as required by Law or by a Parent Benefit Plan in effect as of the date of this Agreement, (A) enter into, materially amend or terminate any material Parent Benefit Plan, (B) increase the compensation or employee benefits of any employee or individual independent contractor, except in the ordinary course of business consistent with past practice with respect to any employee with an annual base compensation of $175,000 or less or individual independent contractor with an annual base compensation of $200,000 or less, (C) grant any awards under a Parent Equity Plan, (D) hire or terminate (other than for cause) any employee with an annual base compensation that is greater than $175,000; provided that Parent may hire any employee below the level of Vice President as a replacement hire receiving substantially similar terms of employment, (E) accelerate the vesting of any equity-based awards or other compensation or benefits, (F) enter into any new, or amend any existing, employment, severance, change in control, retention, or similar agreement or arrangements, except as set forth in Section 8.4(d) of the Parent Disclosure Letter; provided that Parent may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for severance in excess of the severance set forth in Section 8.4(a) of the Parent Disclosure Letter, (G) fund any rabbi trust or (H) enter into a collective bargaining or similar agreement;

(xiii) make any material change to its methods of accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

(xiv) enter into any Contract that would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent or any of its Subsidiaries (including the Surviving Entity) from engaging in any business or competing in any line of business or geographic location with any person;

(xv) enter into any new line of business;

(xvi) take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entity: (a) to institute proceedings for the suspension, revocation or limitation of rights under or to refuse to issue or renew, any Parent Permit necessary to conduct its business in all material respects as now conducted, or (b) to issue a notice or Order alleging that Parent or any Parent Subsidiary may be in material violation of or materially liable under any Environmental Law;

(xvii) take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be;

(xviii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xix) make any capital expenditures or other investments except (A) in accordance with Parent’s capital expenditure plan attached to Section 7.2(b) of the Parent Disclosure Letter, (B) for ordinary course capital expenditures not to exceed $10,000,000 in the aggregate or (C) as reasonably required to satisfy any health or safety concerns at any of the Parent Properties;

(xx) except for (A) issuances by the Parent Partnership or a wholly owned Parent Subsidiary to Parent, the Parent Partnership or another wholly owned Parent Subsidiary, (B) issuances of Parent Common Shares pursuant to the settlement of a Parent Equity Award that is outstanding as of the date of this Agreement or granted after the date of this Agreement in compliance with this Agreement, in each case, in accordance with the terms of the award agreement governing such Parent Equity Award or (C) exchanges or conversions of Parent OP Units for Parent Common Shares pursuant to the Parent Partnership Agreement, issue, sell, pledge, dispose, encumber or grant any Parent Common Shares or any of the Parent Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Parent Common Shares or any of the Parent Subsidiaries’ capital stock or other equity interests;

(xxi) purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or voting interests of Parent or a Parent Subsidiary, other than (i) the withholding of Parent Common Shares to satisfy exercise price or withholding Tax obligations with respect to outstanding Parent Equity Awards, (ii) the redemption or purchase of Parent OP Units to the extent required under the terms of the Parent Agreement, or (iii) in connection with the redemption or repurchase by a wholly owned Parent Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by Parent or a wholly owned Parent Subsidiary);

(xxii) permit any insurance policy naming Parent or any of the Parent Subsidiaries or directors or officers as a beneficiary or an insured or a loss payable payee, or Parent’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(xxiii) make (other than in the ordinary course of business), change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case as necessary (i) to preserve the qualification of Parent for taxation as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be;

(xxiv) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxv) enter into any Contract that binds Parent or any Parent Subsidiary to any material indemnity, contribution, reimbursement or similar obligation in respect of liabilities under Environmental Laws; or

(xxvi) authorize, agree, commit or enter into any contract, agreement, commitment or arrangement to take any of the actions described in Section 7.2(b)(i) through Section 7.2(b)(xxv).

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.6, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to shareholders of Parent or equivalent distributions to holders of Parent OP Units in the Parent Partnership, as applicable, in accordance with this Agreement (including Section 7.6).

Section 7.3 Tax Matters.

(a) The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.2(e) and Section 9.3(f), (ii) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.2(e) and Section 9.3(f) but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Company REIT Counsel and Parent REIT Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of the Company containing representations of the Company as shall be reasonably necessary or appropriate to enable Company REIT Counsel and Parent REIT Counsel, as applicable, to render the opinions described in Section 9.2(e) and Section 9.3(e) on the Closing Date (and, if required, on the effective date of the Form S-4), and (iv) deliver to Parent Tax Counsel and Company Tax Counsel officer’s certificates, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Company Tax Counsel to render an opinion described in Section 9.3(f) on the Closing Date (and, if required, as of the effective date of the Form S-4) and Parent Tax Counsel to render an opinion described in Section 9.2(f) on the Closing Date (and, if required, as of the effective date of the Form S-4).

(b) Parent shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.2(f) and Section 9.3(e), (ii) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.2(f) and Section 9.3(e) but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to

Parent REIT Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of Parent containing representations of the Company as shall be reasonably necessary or appropriate to enable Parent REIT Counsel to render the opinion described in Section 9.3(e) on the Closing Date (and, if required, on the effective date of the Form S-4), and (iv) deliver to Parent Tax Counsel and Company Tax Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Company Tax Counsel to render an opinion described in Section 9.3(f) on the Closing Date (and, if required, as of the effective date of the Form S-4) and Parent Tax Counsel to render an opinion described in Section 9.2(f) on the Closing Date (and, if required, as of the effective date of the Form S-4).

(c) The Company and Parent agree to use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall treat the Merger as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d) Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable in connection with the Transactions (collectively, “Transfer Taxes”), and the Company and Parent shall cooperate to minimize the amount of such Transfer Taxes to the extent permitted by applicable Law.

(e) (i) After the Effective Time, Parent may cause any Subsidiary of the Company to (A) convert into a limited liability company (or other entity that is disregarded as an entity separate from Parent for U.S. federal income tax purposes) (a “Disregarded Entity”), (B) merge with and into a Disregarded Entity, and/or (C) make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as applicable, in each case, such that, after the Effective Time, for U.S. federal income tax purposes, such Subsidiary is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a Qualified REIT Subsidiary), and (ii) prior to the Effective Time, the Company shall reasonably cooperate with Parent and provide any information that is in the Company’s possession or reasonably obtainable by the Company and is reasonably requested by Parent in connection with the foregoing.

Section 7.4 Non-Solicit; Change in Recommendation.

(a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, each Party agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors and officers not to, and shall not permit its and their other respective Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a Competing Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with, or disclose any non-public information or data relating to, such Party or any of its Subsidiaries or afford access to the properties, books or records of such Party or any of its Subsidiaries to, or otherwise knowingly cooperate in any with, or knowingly assist, facilitate or encourage any effort by, any third party, in each case that has made or could reasonably be expected to make, or in connection with, a Competing Proposal, (iii) approve, authorize or execute or enter into any oral or written agreement, including any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to a Competing Proposal, or (iv) otherwise propose, resolve or agree to do any of the foregoing. In addition, the Company shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity, on the one hand, and Parent shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity, on the other hand, (a) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal and request that any such Person promptly return or destroy all confidential information concerning (1) the Company and the Company’s Subsidiaries or (2) Parent and its Subsidiaries, as applicable and (b) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal.

(b) Notwithstanding anything to the contrary contained in Section 7.4(a), if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made on or after the date hereof and did not result from a breach of this Section 7.4, (i) the Company and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and (ii) if the Company Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement (provided such agreement need not contain any standstill or similar provision prohibiting the making of a Competing Proposal and shall not prohibit the sharing of information with Parent pursuant to this Section 7.4), information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to or simultaneously with providing such information to such third party; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(c) Except as expressly permitted by this Section 7.4(c) or Section 7.4(d), neither the Company Board nor any committee thereof shall (A) fail to recommend to its stockholders that the Company Stockholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) fail to publicly reaffirm the Company Board Recommendation within ten (10) days after the written request of Parent following a Competing Proposal (other than in connection with a tender offer under clause (C)) that has been publicly announced (or such fewer number of days as remains prior to the Company Stockholder Meeting, as it may be adjourned or postponed) or (E) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal (actions described in clauses (A) – (E) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 7.4, if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company has made itself available to negotiate, and has caused its Representatives to be available to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced.

(d) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change in response or relating to an Intervening Event if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that (i) the Company shall first notify Parent in writing at least five (5) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Intervening Event (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new notice as provided herein), (ii) during such five (5) Business Day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent in response to such Intervening Event, and (iii) the Company Board shall not effect any Company Adverse Recommendation Change involving or relating to an Intervening Event unless, following such five (5) Business Day period, the Company Board again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) Nothing in this Agreement shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Company Board to make any Company Adverse Recommendation Change except as permitted by Section 7.4(c) and Section 7.4(d).

(f) Notwithstanding anything to the contrary contained in Section 7.4(a), if at any time on or after the date hereof and prior to obtaining the Parent Shareholder Approval, Parent or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made on or after the date hereof and did not result from a breach of this Section 7.4, (i) Parent and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and (ii) if the Parent Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then Parent and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement (provided such agreement need not contain any standstill or similar provision prohibiting the making of a Competing Proposal and shall not prohibit the sharing of information with the Company pursuant to this Section 7.4), information (including non-public information) with respect to Parent and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that Parent shall provide to the Company any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to the Company or its Representatives prior to or simultaneously with providing such information to such third party; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(g) Except as expressly permitted by this Section 7.4(g) or Section 7.4(h), neither the Parent Board nor any committee thereof shall (A) fail to recommend to its shareholders that the Parent Shareholder Approval be given or fail to include the Parent Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to the Company, the Parent Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) fail to publicly reaffirm the Parent Board Recommendation within ten (10) days after the written request of the Company following a Competing Proposal (other than in connection with a tender offer under clause (C)) that has been publicly announced (or such fewer number of days as remains prior to the Parent Shareholder Meeting, as it may be adjourned or postponed) or (E) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of Parent a Competing Proposal (actions described in clauses (A) – (E) being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may make a Parent Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 7.4, if and only if, prior to taking such action, the Parent Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by the Company pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) Parent has given the Company at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) Parent has made itself available to negotiate, and has caused its Representatives to be available to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Parent Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the Company, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced.

(h) Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may make a Parent Adverse Recommendation Change in response or relating to an Intervening Event if the Parent Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that (i) Parent shall first notify the Company in writing at least five (5) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Intervening Event (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new notice as provided herein), (ii) during such five (5) Business Day period, Parent has considered and, at the reasonable request of the Company, engaged in good faith discussions with the Company regarding, any adjustment or modification to the terms of this Agreement proposed by the Company in response to such Intervening Event, and (iii) Parent Board shall not effect any Parent Adverse Recommendation Change involving or relating to an Intervening Event unless, following such five (5) Business Day period, the Parent Board again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by the Company, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

(i) Nothing in this Agreement shall prohibit the Parent Board from: (i) taking and disclosing to the shareholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to Parent’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Parent Board to make any Parent Adverse Recommendation Change except as permitted by Section 7.4(g) and Section 7.4(h).

(j) Each Party shall notify the other Party promptly (and in any event within the shorter of one Business Day and forty-eight (48) hours) after its receipt of any Competing Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any person that informs such Party or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any inquiry from any person seeking to have discussions or negotiations with such Party relating to a possible Competing Proposal. Such notice shall be made in writing, and shall indicate the identity of the person making the Competing Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within the shorter of one Business Day and forty-eight (48) hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 7.4. In addition, following the date hereof, each of (i) the Company, on the one hand, and (ii) Parent and Merger Sub, on the other hand, shall keep the other Party reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Competing Proposal and upon the request of such Party shall apprise such Party of the status of such Competing Proposal (including by providing a copy of all material documentation or correspondence relating thereto). Each of (i) the Company, on the one hand, and (ii) Parent, on the other hand, agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to the other Party in accordance with this Section 7.4.

(k) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and its Subsidiaries or the Company and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) in the case of the Company, (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding shares of Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding shares of Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the Company’s consolidated assets or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and shares of Company Common Stock involved is 20% or more; in each case, other than the Transactions or (ii) in the case of Parent, (A) acquisition of assets of Parent and its Subsidiaries equal to 20% or more of Parent’s consolidated assets or to which 20% or more of Parent’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Parent Common Shares, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Parent Common Shares, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of Parent’s consolidated assets or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Parent Common Shares involved is 20% or more; in each case, other than the Transactions.

(l) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that (i) in the case of the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees and conditions to consummation), is more favorable to the Company and its stockholders than the Transactions (including, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed, or (ii) in the case of Parent, the Parent Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees and conditions to consummation), is more favorable to Parent and its shareholders than the Transactions (including, as the case may be, any revisions to the terms of this Agreement proposed by the Company in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed; provided, in each case, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%.”

(m) Nothing in this Section 7.4 shall permit either party to terminate this Agreement or affect any other obligation of the Parties under this Agreement. Neither Party shall submit to the vote of its stockholders or shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.

Section 7.5 Joint Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Parent Common Shares issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Shareholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the shares of Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and Parent. Nothing in this Section 7.5(b) shall limit the obligations of any Party under Section 7.5(a). For purposes of this Section 7.5, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date on which the Form S-4 has been filed with the SEC, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, and, as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, in each case except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.4. Notwithstanding the foregoing provisions of this Section 7.5(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the adoption of this Agreement; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) without the prior written consent of Parent. Nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 10.1, its obligations to hold the Company Stockholder Meeting pursuant to this Section 7.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or by any Company Adverse Recommendation Change.

(d) As promptly as practicable following the date on which the Form S-4 has been filed with the SEC, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, and, as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, in each case except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 7.4. Notwithstanding the foregoing provisions of this Section 7.5(d), if, on a date for which the Parent

Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the approval of the issuance of Parent Common Shares in connection with the Merger; provided that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) without the prior written consent of the Company. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of Parent Common Shares in connection with the Merger to its shareholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 10.1, its obligations to hold the Parent Shareholder Meeting pursuant to this Section 7.5(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Competing Proposal or by any Parent Adverse Recommendation Change.

(e) The Company and Parent will use their respective reasonable best efforts to (i) hold the Company Stockholder Meeting and the Parent Shareholder Meeting on the same date and as soon as reasonably practicable after the Form S-4 is declared effective and (ii) coordinate with respect to the record dates for the Company Stockholders Meeting and the Parent Shareholders Meeting, as applicable.

Section 7.6 Special Distributions.

(a) As promptly as practicable following the date of this Agreement (and in any event within one (1) Business Day), Parent shall declare a one-time special distribution to holders of Parent Common Shares in the amount of $1.40 per Parent Common Share, with such distribution to all holders of Parent Common Shares entitled to receive such distribution, in the aggregate, consisting of no more than 25% in cash and with the remainder consisting of Parent Common Shares, pursuant to Revenue Procedure 2017-45, as well as a corresponding one-time special distribution in the amount of $1.40 per Parent OP Unit, with such distribution to all holders of Parent OP Units entitled to receive such distribution, in the aggregate, consisting of no more than 25% in cash and with the remainder consisting of Parent OP Units (such distributions to the holders of Parent Common Shares and Parent OP Units, the “Special Parent Distribution”). The record date for the Special Parent Distribution shall be set to be as promptly as practicable after the date of this Agreement (and in any event within twelve calendar days following the date of this Agreement), and shall be paid as promptly as practicable (and in any event, within sixty-five (65) calendar days following the date of this Agreement).

(b) Parent shall inform the Company as promptly as practicable (and in any event, within five (5) Business Days following the date Parent determines the final elections) of the aggregate amount of cash and the number of Parent Common Shares and Parent OP Limited Partner Units that will be paid and issued pursuant to the Special Parent Distribution so that the Parties can calculate the Cash Adjustment Amount and the Share Adjustment Amount.

(c) In the event either Party determines in good faith that it is required to make a REIT Distribution with a record date on or prior to the Closing Date (it being understood that the Special Parent Distribution shall not be a REIT Distribution), then such Party may only make a REIT Distribution subject to and in accordance with the following:

(i) The Party determining that it is required to make a REIT Distribution shall notify the other Party at least fifteen (15) calendar days prior to the record date of such REIT Distribution;

(ii) Any REIT Distribution shall be payable only in cash;

(iii) Any REIT Distribution shall have a record date that is after the distribution date for the Special Parent Distribution and, with respect to any REIT Distribution by Parent, shall not have a record date that is between (x) fifteen (15) Business Days prior to the earlier of the date of the Company Stockholder Meeting and the date of the Parent Shareholder Meeting and (y) the Effective Time;

(iv) If Parent declares a REIT Distribution to holders of Parent Common Shares with a record date prior to the Closing, then the Cash Adjustment Amount shall automatically be increased on the record date of such REIT Distribution by an amount equal to (x) the distribution amount per Parent Common Share to be paid in such REIT Distribution multiplied by (y) the Adjusted Exchange Ratio; and

(v) If the Company declares a REIT Distribution to holders of Company Common Stock with a record date prior to the Closing, then Parent may declare a cash distribution to holders of Parent Common Shares (and a corresponding distribution to holders of Parent OP Units) in an amount in cash per Parent Common Share (or per Parent OP Unit, as applicable) equal to (x) the distribution amount per share of Company Common Stock to be paid in such REIT Distribution, divided by (y) the Adjusted Exchange Ratio.

Section 7.7 Coordination of Dividends. Parent and the Company shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of shares of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and the Parent Common Shares that such holders receive in exchange therefor in the Merger. To this end, the parties will cooperate so that any such quarterly dividend or distribution (or dividends or distributions) by the Company will have the same record date and the same payment date as Parent’s in order to ensure that the stockholders of the Company and the shareholders of Parent (and the limited partners of the Parent Partnership) receive the same number of such regular quarterly dividends and distributions between January 1, 2025 and the Effective Time (it being the intention that each of Parent and the Company shall pay their regular quarterly dividend for the first quarter of 2026 prior to the Effective Time).

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, upon reasonable prior notice, give the other Party and its Representatives, reasonable access during normal business hours to all of its and their contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties, in each case as such other Party and its Representatives may reasonably request; provided that all such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish. Any information provided pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement and the Clean Team Agreement. Notwithstanding anything to the contrary set forth herein, neither the Company nor Parent shall be required to (i) provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client, work product or similar privilege of the disclosing Party or any of its Subsidiaries, (B) contain information about the process leading to the negotiation and entry into this Agreement, except as may be required to be disclosed in connection with the filing and preparation of the Form S-4 and Joint Proxy Statement, (C) contravene any applicable Law (including with respect to any competitively sensitive information, if any) or contractual restriction or (D) violate any of its existing obligations with respect to confidentiality (provided that, in the case of each of (A) through (D), the withholding Party shall use reasonable efforts to advise the other Party of the subject matter of any such information that cannot be disclosed and the Parties shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws or entering into appropriate common interest or similar agreements), or (ii) provide access to the other Party or any of their respective Representatives for the purpose of conducting any sampling of environmental media or of building materials.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of the Company Subsidiaries or Parent Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article IX.

Section 8.2 Efforts; Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, Parent and the Company will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable, including using all reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, clearances, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity or other person that are or may become necessary, proper or advisable in connection with the consummation of the Transactions, (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are or may become necessary, proper or advisable in connection with the consummation of the Transactions, (iii) the supply of any additional information and documentary materials that may be requested by or advisable to submit to any Governmental Entity in connection with the consummation of the Transactions, (iv) the taking of all steps as may be necessary, proper or advisable to obtain a clearance, consent, approval, registration, waiver, permit, authorization or order from, or to avoid a Legal Proceeding by, any Governmental Entity or other person in connection with the consummation of the Transactions, (v) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging the Transactions or this Agreement or that would otherwise prevent or delay the consummation of the Transactions, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed, and (vi) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the Transactions, and to carry out fully the purposes of this Agreement. Each of Parent and the Company shall, in consultation and cooperation with the other and as promptly as reasonably practicable, but in no event later than fifteen (15) Business Days from the date of this Agreement, make its respective filing under the HSR Act, and make any other applications and filings as reasonably determined by Parent and the Company under other applicable Antitrust Laws with respect to the Transactions, as promptly as practicable, but in no event later than as required by applicable Law. Neither Parent nor the Company shall extend or agree to extend any waiting period under the HSR Act (including by withdrawing and refiling its filing under the HSR Act) or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay, or otherwise to not consummate as promptly as practicable, any of the Transactions, except with the prior written consent of the other Party. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the other Party, neither Parent nor the Company, nor any of their respective Subsidiaries or Affiliates, will grant or offer to grant any material accommodation or concession (financial or otherwise), or make any material payment, to any third party in connection with seeking or obtaining its consent to the Transactions.

(b) Without limiting the efforts referenced in Section 8.2(a), the Parties shall, and shall cause their respective Subsidiaries to, keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all necessary clearances, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods by any Governmental Entity. In that regard, each Party shall, and shall cause its respective Subsidiaries to, (i) promptly provide any information and assistance as the other Party may reasonably request with respect to all notices, submissions or filings made by or on behalf of such Party with any Governmental Entity in connection with this Agreement or the Transactions, (ii) promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party of) any material or substantive communication from or to any Governmental Entity regarding the Transaction, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed material or substantive written or oral communication or submission with or to any Governmental Entity. Neither Party shall participate in any meeting with any Governmental Entity in connection with this Agreement or the Transactions, or with any other person in connection with any Legal Proceeding by a private party relating to the Transactions, unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a party and its subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.

(c) Notwithstanding anything in this Agreement to the contrary, no Party shall be required to commit to or effect any sale, divestiture, lease, hold separate pending a sale or other transfer or disposal, or any restriction or action that would limit such Party’s or its Subsidiaries’ freedom of action with respect to, or its ability to retain, operate, transfer or otherwise exercise full ownership rights, with respect to any asset, property, business or product line of Parent, the Company, or any of their respective Subsidiaries (or following the Merger, the combined business) (individually or collectively “Remedial Actions”) if such Remedial Actions (i) are not conditioned on the consummation of the Merger, or (ii) would or would reasonably be expected to have a materially adverse impact on Parent, the Company, and their respective Subsidiaries, taken as a whole, and giving effect to the Merger.

(d) Each of the Parties agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the Transactions.

Section 8.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, the Special Parent Distribution or this Agreement without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company or Parent, respectively, shall not be required to provide any such review or comment to Parent or the Company, as applicable, in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable; provided, further, that each Party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 8.3.

Section 8.4 Employee Matters.

(a) From the Effective Time until the first anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of Parent, the Company or their respective Subsidiaries whose employment continues following the Effective Time (collectively, the “Continuing Employees”), for so long as such Continuing Employee remains employed by Parent and its Subsidiaries, (i) base compensation at least equal to that provided to the Continuing Employee as of immediately prior to the Effective Time; (ii) annual cash incentive compensation opportunities that are no less favorable than those provided to the Continuing Employee (in the case of legacy Parent employees) or similarly situated employees of Parent and its Subsidiaries (in the case of legacy Company employees), as the case may be, as of immediately prior to the Effective Time; (iii) equity-based compensation opportunities (other than initial new hire equity awards) that are no less favorable than those provided to the Continuing Employee (in the case of legacy Parent employees) or similarly situated employees of Parent and its Subsidiaries (in the case of legacy Company employees), as the case may be, as of immediately prior to the Effective Time; (iv) employee benefits (excluding severance retention and equity-based compensation) that are no less favorable in the aggregate than those provided to the Continuing Employee (in the case of legacy Parent employees) or similarly situated employees of Parent and its Subsidiaries (in the case of legacy Company employees), as the case may be, as of immediately prior to the Effective Time; and (v) for each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits or a participant in the Parent Amended and Restated Executive Severance Pay Plan or the Company Severance Program for Executive Employees, severance pursuant to the terms and conditions set forth in Section 8.4(a) of the Parent Disclosure Letter; provided, that, for purposes of clauses (ii), (iii) and (iv), (x) with respect to a Continuing Employee that participated in a Company Benefit Plan prior to the Effective Time, continued participation in such Company Benefit Plan, or the provision of compensation or benefits at the same level as that provided to the Continuing Employee prior to the Effective Time, in each case, following the Effective Time shall be deemed to satisfy the foregoing standards, and (y) if Parent determines to integrate the Continuing Employees onto the Parent Benefit Plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the Continuing Employees, which plans shall treat similarly situated employees on a substantially equivalent basis, participation in such plans shall be deemed to satisfy the foregoing standards, provided that similarly situated employees of Parent and its Subsidiaries participate in the same Parent Benefit Plans, it being understood that the Continuing Employees may commence participating in such plans on different dates following the Effective Time with respect to different plans.

(b) For all purposes (including purposes of vesting, eligibility to participate, severance, paid time off and level of benefits) under the employee benefit plans of Parent and its Affiliates providing any benefits to any current (as of immediately prior to the Effective Time) Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors as if such service were with Parent or an applicable subsidiary, to the extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing shall not apply for purposes of benefit accrual under defined benefit plans, for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar Company Benefit Plan in which such Continuing Employee participated (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life, vacation or other welfare benefits to any Continuing Employee (or his or her covered dependents) (collectively, the “Parent Welfare Plans”), Parent shall take commercially reasonable efforts to cause all pre-existing condition exclusions and limitations and actively-at-work requirements of such Parent Welfare Plan to be waived for such Continuing Employee and his or her covered dependents, except to the extent such pre-existing conditions, exclusions and waiting periods would apply with respect to the analogous Company Benefit Plan, and Parent shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under the corresponding Old Plan during the portion of the plan year of such Old Plans ending on the date such Continuing Employee’s participation in the corresponding Parent Welfare Plan begins (such initial plan year of participation, the “Initial Year of Participation”) to be taken into account under such Parent Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the Initial Year of Participation as if such amounts had been paid in accordance with such Parent Welfare Plan.

(c) Prior to the Effective Time, any broad-based notices or communication materials (including website postings), and the script or other materials for any town hall meetings or other verbal communications, from the Company or Parent or either party’s Affiliates to its employees with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Merger or employment thereafter, shall be disclosed in advance to the other party such that the other party is given a reasonable period of time to review and comment on the communication, which comments shall be considered by the communicating party in good faith; provided that no such disclosure shall be required for any communications that are consistent in all respects with previous communications made in accordance with this Agreement.

(d) The consummation of the Merger and the other Transactions shall be deemed to be a “change in control” (or similar phrase) within the meaning of each applicable Parent Benefit Plan or Company Benefit Plan, other than as provided in Section 8.4(d) of the Parent Disclosure Letter or Company Disclosure Letter. Prior to the Effective Time, Parent and the Company shall have taken all actions necessary to ensure that the consummation of the Merger and the other Transactions shall not be deemed to be a “change in control” (or similar phrase) within the meaning of each Parent Benefit Plan or Company Benefit Plan set forth in Section 8.4(d) of the Parent Disclosure Letter or Company Disclosure Letter, as applicable. Parent may, and may cause any Subsidiary of Parent to, amend any Parent Benefit Plan that includes a definition of “change in control” or term of similar import to provide that the consummation of the Merger and the other Transactions shall be deemed to constitute a “change in control” or term of similar import within the meaning of such Parent Benefit Plan. The Company may, and may cause any Subsidiary of the Company to, amend any Company Benefit Plan that includes a definition of “change in control” or term of similar import to provide that the consummation of the Merger and the other Transactions shall be deemed to constitute a “change in control” or term of similar import within the meaning of such Company Benefit Plan.

(e) It is expressly acknowledged, understood and agreed that nothing in this Section 8.4 or otherwise contained in this Agreement is intended to or does or shall constitute an amendment to or establishment of any employee benefit or other plan or shall prevent the amendment or termination of any such plan. Nothing herein shall be deemed to be a guarantee to any Continuing Employee of (i) employment or (ii) any specific term or condition of employment.

Section 8.5 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, and shall cause the Surviving Entity and each Company Subsidiary to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable Law, under the Company Governing Documents, and corresponding organizational or governing documents of such Company Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 8.5(a), for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall cause the Surviving Entity to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 8.5 or elsewhere in this Agreement, Parent and the Surviving Entity (x) shall not be liable pursuant to this Section 8.5 for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Section 8.5 to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 8.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.

(c) For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), the organizational and governing documents of the Surviving Entity and each Company Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and shall not contain any provision to the contrary.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Entity, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided that the Company shall not pay, and the Surviving Entity shall not be required to pay, in excess of 300 % of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Entity for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Entity to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase the maximum coverage available for such amount.

(e) The Covered Persons (and their successors and heirs) are intended express third party beneficiaries of this Section 8.5, and this Section 8.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby, except pursuant to a termination of this Agreement pursuant to Section 10.1. All rights under this Section 8.5 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.

(f) In the event the Surviving Entity (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section  8.5.

Section 8.6 Takeover Statutes. The Parties and their respective board of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute (or any similar provisions in the Company Governing Documents and the Parent Governing Documents) is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute (or any similar provisions in the Company Governing Documents and the Parent Governing Documents) is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute (or any similar provisions in the Company Governing Documents and the Parent Governing Documents) on the Merger and the other Transactions.

Section 8.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 8.8 Rule 16b-3. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) and acquisitions of Parent equity securities (including derivative securities) by any Person who is or will after the Effective time be, a covered Person of the Surviving Entity for purposes of Section 16, which dispositions and acquisitions include the conversions contemplated under Section 4.4 hereto, to be an exempt transaction for purposes of Section  16.

Section 8.9 Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and (b) (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time, and (ii) prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 8.10 Security Holder Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (a “Company Transaction Litigation”), on the one hand, or Parent, its directors and/or officers by security holders of Parent, on the other hand (a “Parent Transaction Litigation” and each such action, a “Transaction Litigation”); provided, that in no event shall Company Transaction Litigation, Parent Transaction Litigation or Transaction Litigation include any Legal Proceedings in which the Company and Parent are adverse parties. The Company shall provide Parent a reasonable opportunity to participate in (but, subject to

Section 7.1(b)(xi), not control), the defense of a Company Transaction Litigation and Parent shall provide the Company a reasonable opportunity to participate in (but, subject to Section 7.2(b)(xi), not control), the defense of a Parent Transaction Litigation, including, in each case and without limitation, the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with a Transaction Litigation. Except to the extent required by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of Parent or the Company, as applicable (which consent shall not be unreasonably withheld).

Section 8.11 Stock Exchange Listing. Parent shall use its best efforts to cause the Parent Common Shares to be issued in connection with the Merger to be authorized and approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 8.12 Financing Cooperation.

(a) During the period from the date of this Agreement to the Effective Time, the Parties shall cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with their respective indentures, credit agreement and other documents governing or relating to Indebtedness, in each case, with respect to any financing matters in connection with the Transactions.

(b) The Parties acknowledge and agree that, prior to the Effective Time, it may be necessary for Parent and/or the Company to enter into financing transactions (including the retirement of existing Indebtedness and/or producing amendments, modifications or consents in relation to existing Indebtedness) for the purposes of obtaining consent for any “change of control” (or equivalent transaction) that may arise as a result of the Transactions or to otherwise modify, prepay or repay such Indebtedness to accommodate the legal and operational needs of the Parties as a result of the Transactions (any such financing transaction, a “Pre-Merger Financing Transaction”). In connection with any Pre-Merger Financing Transaction, each of the Company (with respect to itself and its Subsidiaries) and Parent (with respect to itself and its Subsidiaries) agree, to the extent requested in writing by the other, to cooperate with respect to, and use their reasonable best efforts to provide such information to the other as may be necessary or desirable in connection with, the structuring, marketing and execution of any Pre-Merger Financing Transaction, including (A) participating in a reasonable number of meetings and due diligence sessions in connection with any Pre-Merger Financing Transaction to be held at times mutually agreed by the Parties and which participation may be by videoconference, (B) assisting with the preparation of any portion of the disclosure in relation to any Pre-Merger Financing Transaction that relates to the Merger or the transactions contemplated by this Agreement (including any financial information and operational data); provided that no Party shall be required to deliver any pro forma, projected or forward looking information (other than financial information necessary for the preparation of pro forma financial statements) and (C) delivering, or procuring the delivery of, such information, certificates, representation letters and other documents as may be reasonably necessary for the closing of any such Pre-Merger Financing Transaction.

(c) Notwithstanding anything to the contrary in this Section 8.12, neither the Company nor Parent shall be required to disclose any information pursuant to this Section 8.12 to the extent that (A) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party or (B) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided that, with respect to clauses (A) through (B) of this Section 8.12, the Company or Parent, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other Party and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without jeopardizing such privilege.

(d) Notwithstanding anything to the contrary in this Section 8.12, neither the Company nor Parent shall be (A) obligated to provide any financial (or other) information that (1) is not produced in the ordinary course of business, (2) is not required to be provided pursuant to the terms of the documentation governing the Indebtedness of such Party, or (3) cannot be produced or provided without unreasonable cost or expense; (B) required to take any action other than at such other Party’s request and with reasonable prior notice; (C) required to take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material contract or law to which it or its property is bound; (D) required to take any action that could subject any director, manager, officer or employee of such Party to any actual or potential personal liability; (E) required to take any action that it determines in good faith would unreasonably interfere with the ongoing commercial operations of such Party and its Subsidiaries; (F) required to take any action to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article IX to fail to be satisfied or otherwise cause any breach of this Agreement; and (G) required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with any Pre-Merger Financing Transaction.

(e) Parent and the Company shall reasonably cooperate (i) to obtain customary payoff letters from the holders of any Indebtedness which the Parties reasonably determine to be necessary or advisable to repay in connection with the Merger and (ii) to make arrangements for such holders of Indebtedness to deliver to Parent, subject to the prior receipt of the applicable payoff amounts, releases of all related Liens and terminations of all related guarantees at, and subject to the occurrence of, the Closing.

(f) Notwithstanding the foregoing, it is expressly understood and agreed that the Parties’ obligation to consummate the Merger and the Transactions are not subject to a financing condition or contingent upon the results of either Party’s efforts to consummate any Pre-Merger Financing Transaction.

(g) Notwithstanding anything to the contrary in this Agreement, any breach of or non-compliance with this Section 8.12 by the Parties shall not be taken into account in determining whether the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article IX have been satisfied, and the sole remedy for a breach of this Section 8.12 shall be the rights of specific performance set forth in Section 11.11.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder Approval. Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) HSR Act. Any applicable waiting period under the HSR Act with respect to the Merger shall have expired or been terminated.

(c) Statutes; Court Orders. (i) No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction and be in effect which prohibits or makes illegal the consummation of the Merger, and (ii) there shall be no temporary restraining order, preliminary or permanent injunction or other order, decree or judgment issued by any Governmental Entity of competent jurisdiction and be in effect which would have the effect of making illegal or otherwise prohibiting the consummation of the Merger.

(d) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced by the SEC and not withdrawn.

(e) Listing. The Parent Common Shares to be issued in the Merger shall have been authorized and approved for listing on the NYSE, subject only to official notice of issuance.

Section 9.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article V (other than the Company Fundamental Representations, the Company Fundamental Representations – De Minimis and the first sentence of Section 5.8) shall be true and correct as of the Closing (without giving effect to any “material,” “materiality,” “Company Material Adverse Effect” or similar phrases, except that the word “material” in the definition of “Company Material Contract” shall not be disregarded) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) (A) the Company Fundamental Representations shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (B) the Company Fundamental Representations – De Minimis shall be true and correct in all respects (except for inaccuracies that, in the aggregate, result in a de minimis increase in the total fully diluted equity capitalization of the Company), and on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and (iii) the representations and warranties of the Company contained in the first sentence of Section 5.8 shall be true and correct in all respects as of the Closing.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate of the Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e) REIT Opinion. Parent shall have received a written tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other nationally recognized Tax counsel as may be reasonably acceptable to Parent and the Company) (“Company REIT Counsel”), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, beginning with its taxable year ended December 31, 2018 and through its taxable year ending immediately prior to the Effective Time, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 7.3(a)(iii) and subject to customary exceptions, assumptions and qualifications, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable).

(f) Section 368 Opinion. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized Tax counsel reasonably acceptable to Parent and the Company) (“Parent Tax

Counsel”), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, Parent Tax Counsel may require and rely upon representations contained in certificates of officers of Parent and the Company delivered pursuant to Section 7.3(a)(iv) and Section 7.3(b)(iv).

Section 9.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub contained in Article VI (other than the Parent Fundamental Representations, the Parent Fundamental Representations – De Minimis and the first sentence of Section 6.8) shall be true and correct as of the Closing (without giving effect to any “material,” “materiality,” “Parent Material Adverse Effect” or similar phrases, except that the word “material” in the definition of “Parent Material Contract” shall not be disregarded) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) (A) the Parent Fundamental Representations shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (B) the Parent Fundamental Representations – De Minimis shall be true and correct in all respects (except for inaccuracies that, in the aggregate, result in a de minimis increase in the total fully diluted equity capitalization of Parent), and on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and (iii) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 6.8 shall be true and correct in all respects as of the Closing.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred that is continuing.

(d) Officer Certificate. Parent shall have delivered to the Company a certificate of Parent executed by a duly authorized officer thereof, on behalf of Parent and Merger Sub and dated as of the Closing Date, stating that the conditions in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied.

(e) REIT Opinion. The Company shall have received a written tax opinion of Vinson & Elkins LLP (or other nationally recognized Tax counsel as may be reasonably acceptable to the Company and Parent) (“Parent REIT Counsel”), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, beginning with its taxable year ended December 31, 2018, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Parent’s proposed method of organization and operation will enable Parent to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the Closing Date and thereafter (which opinion shall be based upon the representation letters described in Section 7.3(a)(iii) and Section 7.3(b)(iii) and subject to customary exceptions, assumptions and qualifications, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable).

(f) Section 368 Opinion. The Company shall have received the opinion of Latham & Watkins LLP (or other nationally recognized tax counsel reasonably acceptable to the Company and Parent) (“Company Tax

Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, Company Tax Counsel may require and rely upon representations contained in certificates of officers of Parent and the Company delivered pursuant to Section 7.3(a)(iv) and Section 7.3(b)(iv).

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or Parent Shareholder Approval, if applicable) only as follows:

(a) by mutual written consent of Parent and the Company;

(b) by Parent (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b)), if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the Company from Parent or (y) three (3) Business Days before the Outside Date;

(c) by the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b)), if Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by Parent from the Company or (y) three (3) Business Days before the Outside Date;

(d) by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 p.m., New York time, on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any Party if a material breach by such Party of any of its obligations under this Agreement has resulted in the failure of the Effective Time to have occurred on or before the Outside Date; provided, further, that (i) if all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied only at the Closing, which conditions shall be capable of being satisfied) are satisfied or are waived on a date that occurs on or prior to the Outside Date but (ii) the Closing would thereafter occur in accordance with Section 2.2 on a date (the “Specified Date”) that occurs within two (2) Business Days after such Outside Date, then the Outside Date shall automatically be extended to such Specified Date and the Specified Date shall become the Outside Date for purposes of this Agreement; provided, further, that if the condition set forth in Section 9.1(b) has not been satisfied or waived on or prior to the third Business Day prior to the Outside Date, but all of the other conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied only at the Closing, which conditions shall be capable of being satisfied) have been satisfied or waived on or prior to such date, then the Outside Date shall be automatically extended until 11:59 p.m., New York time, on the date that is ninety (90) calendar days after the original Outside Date (or such other date and time as may be otherwise agreed by the Company and Parent in writing);

(e) by the Company at any time prior to the receipt of the Parent Shareholder Approval, if the Parent Board shall have effected a Parent Adverse Recommendation Change;

(f) by Parent at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Company Adverse Recommendation Change;

(g) by either the Company or Parent if a Governmental Entity of competent jurisdiction, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or other Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(g) shall not be available to any Party if a material breach by such Party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the issuance of such order, decree or ruling;

(h) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(i) by either the Company or Parent, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Section 10.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement in accordance with Section 10.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, the Clean Team Agreement this Section 10.2 and Section 11.3 through Section 11.11 shall survive such termination; provided, however, nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination.

(b) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 10.1(e), then Parent shall pay to the Company the Parent Termination Fee as directed by the Company by wire transfer of same day funds, within two (2) Business Days after such termination;

(ii) Parent shall terminate this Agreement pursuant to Section 10.1(f), then the Company shall pay to Parent the Company Termination Fee as directed by Parent by wire transfer of same day funds, within two (2) Business Days after such termination;

(iii) (A) after the date hereof and prior to the Parent Shareholder Meeting a bona fide Competing Proposal with respect to Parent shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn prior to the date that is at least ten (10) Business Days prior to the Parent Shareholders Meeting, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 10.1(d) (if the Parent Shareholder Approval has not theretofore been obtained) or pursuant to Section 10.1(i) or (2) by the Company pursuant to Section 10.1(c) due to a material breach by Parent of its obligations under this Agreement, and (C) prior to the date that is nine (9) months after the date of such termination, Parent or any of its Subsidiaries either (1) consummates a transaction of a type set forth in the definition of “Competing Proposal” or (2) enters into a definitive agreement with respect to a Competing Proposal that is subsequently consummated (before or after the end of the nine (9) month period), then Parent shall, on the second (2nd) Business Day after such transaction is consummated, pay to the Company the Parent

Termination Fee as directed by the Company by wire transfer of same day funds (provided that, for purposes of this clause (C), each reference to “20%” in the definition of “Competing Proposal” shall be deemed to be a reference to “50%”); or

(iv) (A) after the date hereof and prior to the Company Stockholder Meeting a bona fide Competing Proposal with respect to the Company shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn prior to the date that is at least ten (10) Business Days prior to the Company Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 10.1(d) (if the Company Stockholder Approval has not theretofore been obtained) or pursuant to Section 10.1(h) or (2) by Parent pursuant to Section 10.1(b) due to a material breach by the Company of its obligations under this Agreement, and (C) prior to the date that is nine (9) months after the date of such termination, the Company or any of its Subsidiaries either (1) consummates a transaction of a type set forth in the definition of “Competing Proposal” or (2) enters into a definitive agreement with respect to a Competing Proposal that is subsequently consummated (before or after the end of the nine (9) month period), then the Company shall, on the second (2nd) Business Day after such transaction is consummated, pay to Parent the Company Termination Fee as directed by Parent by wire transfer of same day funds (provided that, for purposes of this clause (C), each reference to “20%” in the definition of “Competing Proposal” shall be deemed to be a reference to “50%”).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i) under no circumstances shall Parent be required to pay the Parent Termination Fee on more than one occasion and under no circumstances shall the Company be required to pay the Company Termination Fee on more than one occasion;

(ii) if this Agreement is terminated under circumstances in which the Company is required to pay the Company Termination Fee pursuant to Section 10.2(b)(ii) or Section 10.2(b)(iv) and the Company Termination Fee is paid to Parent (or its designee), the payment of the Company Termination Fee will be Parent and Merger Sub’s sole and exclusive remedy against the Company arising out of or relating to this Agreement, except for the right to seek monetary damages in the case of fraud or a Willful Breach of this Agreement by the Company prior to the valid termination of this Agreement; and

(iii) if this Agreement is terminated under circumstances in which Parent is required to pay the Parent Termination Fee pursuant to Section 10.2(b)(i) or Section 10.2(b)(iii) and the Parent Termination Fee is paid to the Company (or its designee), the payment of the Parent Termination Fee will be the Company’s sole and exclusive remedy against Parent and Merger Sub arising out of or relating to this Agreement, except for the right to seek monetary damages in the case of fraud or a Willful Breach of this Agreement by Parent prior to the valid termination of this Agreement.

(d) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such amounts are due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if either Parent or the Company fails to timely pay any amount due pursuant to this Section 10.2 and, in order to obtain such payment, the other Party commences a suit that results in a judgment against Parent or the Company, as applicable, for the payment of any amount set forth in this Section 10.2, Parent or the Company, as applicable, shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate as published in The Wall Street Journal, Eastern Edition on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(e) In the event that Parent is obligated to pay the Company the Parent Termination Fee or the Company is obligated to pay Parent the Company Termination Fee, Parent or the Company, as applicable, shall pay to the other Party from the Parent Termination Fee or Company Termination Fee, as applicable, deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Fee or Company Termination Fee, as applicable, and (ii) the sum of (A) the maximum amount that can be paid to such other Party (or its designee) without causing such other Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by such other Party’s independent certified public accountants (taking into account any known or anticipated income of such other Party which is not Qualifying Income and any appropriate “cushion” as determined by such accountants), plus (B) in the event such other Party receives either (1) a letter from such other Party’s counsel or accountants indicating that such other Party has received a ruling from the IRS described in Section 10.2(f)(ii) or (2) an opinion from such other Party’s outside counsel as described in Section 10.2(f)(ii), an amount equal to the excess of the Parent Termination Fee or Company Termination Fee, as applicable, less the amount payable under clause (A) above. To secure Parent or the Company’s obligation to pay these amounts, as applicable, Parent or the Company, as applicable, shall deposit into escrow an amount in cash equal to the Parent Termination Fee or Company Termination Fee, as applicable, with an escrow agent selected by Parent or the Company, as applicable (that is reasonably satisfactory to the other Party) and on such terms (subject to Section 10.2(f)) as shall be mutually agreed in good faith upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee or Company Termination Fee, as applicable, pursuant to this Section 10.2(e) shall be made, at the time Parent or the Company is obligated to pay the other Party such amount pursuant to Section 10.2, by wire transfer of immediately available funds.

(f) The escrow agreement shall provide that the Parent Termination Fee or Company Termination Fee, as applicable, in escrow or any portion thereof shall not be released to Parent or the Company, as applicable (or its designee), unless the escrow agent receives any one or combination of the following: (i) a letter from such Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to such Party (or its designee) without causing such Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from such Party’s accountants revising that amount, in which case the escrow agent shall release such amount to such Party (or its designee), or (ii) a letter from such Party’s counsel or accountants indicating that such Party received a ruling from the IRS holding that the receipt by such Party (or its designee) of the Parent Termination Fee or Company Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that such Party’s outside counsel has rendered a legal opinion to the effect that the receipt by such Party (or its designee) of the Parent Termination Fee or Company Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee or Company Termination Fee, as applicable, to such Party (or its designee). Each of Parent and the Company agrees to amend this Section 10.2(f) at the reasonable request of the other Party in order to (x) maximize the portion of the Parent Termination Fee or Company Termination Fee, as applicable, that may be distributed to such other Party (or its designee) hereunder without causing such other Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve such other Party’s chances of securing a favorable ruling described in this Section 10.2(f) or (z) assist such other Party in obtaining a favorable legal opinion from its outside counsel as described in this Section 10.2(f). The escrow agreement shall also provide that any portion of the Parent Termination Fee or Company Termination Fee, as applicable, that remains unpaid as of the end of the taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of Section 10.2(e) and Section 10.2(f); provided, that the obligation of Parent or the Company, as applicable, to pay the unpaid portion of the Parent Termination Fee or Company Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement and any such unpaid portion shall be released as soon as possible by the escrow agent to Parent

(in the case such funds are related to a Parent Termination Fee) or to the Company or its designees (in the case such funds are related to a Company Termination Fee), as applicable. Parent (in the case of the Parent Termination Fee) or the Company (in the case of the Company Termination Fee) shall not bear any cost of or have liability resulting from the escrow agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or Parent Shareholder Approval, as applicable, by written agreement of the Parties (by action taken by their respective board of directors, managers or members, as applicable); provided, however, that after the approval of the Merger by the stockholders of the Company or approval by shareholders of Parent of the issuance of Parent Common Shares in the Merger, no amendment shall be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties that expressly refers to this Agreement.

(b) At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable, that expressly refers to this Agreement. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 11.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 11.3 Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally, whether or not the Merger or any other Transaction is consummated, all direct out-of-pocket costs (excluding the fees and expenses of each Party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred in connection with (a) printing, filing and mailing the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, (b) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees), and (c) the Exchange Agent. Notwithstanding anything to the contrary contained herein, but subject to Section 4.2(b)(iii), upon consummation of the Merger, Parent and the Surviving Entity shall pay the amount of any Transfer Taxes.

Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), sent by electronic mail (without receipt of a delivery failure notice) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

PotlatchDeltic Corporation

601 West 1st Avenue, Suite 1600

Spokane, Washington 99201

Attention: Michele Tyler

E-mail: [***]

with a copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: Tad Freese; Tessa Bernhardt; Darren Guttenberg

E-mail: Tad.Freese@lw.com; Tessa.Bernhardt@lw.com;

Darren.Guttenberg@lw.com

and

if to Parent or Merger Sub, to:

Rayonier Inc.

1 Rayonier Way

Wildlight, FL 32097

Attention: Mark R. Bridwell

E-mail: [***]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David K. Lam

E-mail: DKLam@wlrk.com

Section 11.5 Counterparts. This Agreement may be executed manually or electronically by email by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each Party shall have received a counterpart hereof signed (including by electronic signature) by all of the other Parties. Until and unless each Party has received a counterpart hereof signed (including by electronic signature) by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 11.6 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 10.1 hereof, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 8.4 and Section 8.5 (which, from and after the Effective Time shall be for the benefit of the Covered Persons), neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement or the Clean Team Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding the preceding sentence, following the Effective Time, the provisions of Article III shall be enforceable by holders of shares of Company Common Stock solely to the extent necessary to receive the Merger Consideration to which such holders are entitled thereunder and by holders of Company Equity Awards solely to the extent necessary to receive the amounts to which such holders are entitled thereunder.

Section 11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 11.8 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

(b) All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Legal Proceeding arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 11.9 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

Section 11.10 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.11 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 11.11, including the limitations set forth in Section 11.11(c), it is agreed that prior to the termination of this Agreement pursuant to Article X, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

(c) The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 11.11.

(d) The Parties acknowledge and agree that time is of the essence and that the Parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including but not limited to as a result of any dispute over the Parties’ obligations to consummate the Transactions. To the extent either party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 11.11, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

RAYONIER INC.

By:	/s/ Mark D. McHugh
Name: Mark D. McHugh
Title: President and Chief Executive Officer

REDWOOD MERGER SUB, LLC

By:	/s/ Mark D. McHugh
Name: Mark D. McHugh
Title: President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

POTLATCHDELTIC CORPORATION

By:	/s/ Eric J. Cremers
Name: Eric J. Cremers
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

FORM OF AMENDED AND RESTATED BYLAWS

BYLAWS

OF

[●]

AS AMENDED AND RESTATED EFFECTIVE [●], 202[●]

BYLAWS

OF

[●]

ARTICLE 1 — OFFICES

Section 1. Offices. The principal office of the Corporation may be located at such place as the Board of Directors may fix from time to time. The Corporation may have offices at such other places, either within or without the State of North Carolina, as the Board of Directors may from time to time determine.

ARTICLE 2 — MEETINGS OF SHAREHOLDERS

Section 1. Place of Meeting. Meetings of Shareholders shall be held at such places, either within or without the State of North Carolina, as shall be fixed by the Board of Directors and designated in the notice of the meeting.

Section 2. Annual Meeting. The annual meeting of Shareholders shall be held on such date and at such time as the Board of Directors shall determine each year in advance thereof, for the purpose of electing Directors of the Corporation and the transaction of such other business as may be a proper subject for action at the meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be transacted at an annual meeting of Shareholders except such business as shall be (a) specified in the notice of meeting given as provided in Article 2, Section 4, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (c) otherwise brought before the meeting by a Shareholder who (i) was a Shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in Article 2, Section 7 regarding Shareholder proposals or Article 3, Section 6 regarding nominations of Directors, and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) has complied with the procedure set forth in Article 2, Section 7 or Article 3, Section 6 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”) and included in the notice of meeting given as provided in Article 2, Section 4, the foregoing clause (c) shall be the exclusive means for a Shareholder to propose business to be brought before an annual meeting of Shareholders. If the chairman of the annual meeting determines that any business was not properly brought before the meeting in accordance with the provisions prescribed by these Bylaws, he shall so declare at the meeting and to the extent permitted by law any such business not properly brought before the meeting shall not be transacted.

Section 3. Special Meetings. Special meetings of the Shareholders shall be held at such places and times as determined by the Board of Directors in their discretion as provided in the Articles of Incorporation.

Section 4. Notice of Meetings. At least 10 and no more than 60 days prior to any annual or special meeting of Shareholders, the Corporation shall notify Shareholders of the date, time and place of the meeting and, in the case of a special meeting or where otherwise required by the Articles of Incorporation or by law, shall briefly describe the purpose or purposes of the meeting. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Board of Directors or any committee thereof. Unless otherwise required by the Articles of Incorporation or by law, the Corporation shall be required to give notice only to Shareholders entitled to vote at the meeting. If an annual or special Shareholders’ meeting is adjourned to a different date, time or place, notice thereof need not be given if the new date, time or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is fixed pursuant to Article 7, Section 5 hereof, notice of the adjourned meeting shall be given to persons who are Shareholders as of the new record date. Notice may be given either by personal delivery, or by telegraph, teletype, facsimile transmission or other form of electronic communication or by mail or private carrier. If mailed, notice shall be deemed to be effective when deposited in the United States mail with postage thereon prepaid, correctly addressed to the Shareholder’s address shown in the Corporation’s current record of Shareholders; provided, however, that notice is not required to be given to a Shareholder if (a) notice of two consecutive annual meetings, and all notices of meetings during the period between those two consecutive annual meetings, have been sent to the Shareholder at the Shareholder’s address as shown in the Corporation’s current record of Shareholders and have been returned undeliverable; or (b) all, but not less than two, payments of dividends on securities during a 12-month period, or two consecutive payments of dividends on securities during a period of more than 12 months, have been sent to the Shareholder at the Shareholder’s address as shown on the Corporation’s current record of Shareholders and have been returned undeliverable. If any Shareholder delivers to the Corporation a written notice setting forth the Shareholder’s current address, the requirement that notice be given to the Shareholder shall be reinstated.

Section 5. Quorum. Except as may be provided in the terms of a series of Preferred Stock, a majority of the votes entitled to be cast by a voting group on a matter, represented in person or by proxy at a meeting of Shareholders, shall constitute a quorum for that voting group for any action on that matter, unless quorum requirements are otherwise fixed by a court of competent jurisdiction acting pursuant to Section 55-7-03 of the North Carolina Business Corporation Act (the “NCBCA”). Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the adjournment. Action may be taken by a voting group at any meeting at which a quorum of that voting group is represented, regardless of whether action is taken at that meeting by any other voting group. In the absence of a quorum at the opening of any meeting of Shareholders, such meeting may be adjourned from time to time by a vote of the majority of the shares voting on the motion to adjourn.

Section 6. Voting of Shares. Except as otherwise provided by the Articles of Incorporation or by law, each outstanding share of voting capital stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the Shareholders. Action on a matter by a voting group for which a quorum is present is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law, by the Articles of Incorporation, by rules of any exchange on which the voting group’s stock is listed or by Section 55-10-03(c) of the NCBCA. Voting on all matters shall be by ballot vote. Either the Board of Directors or the Chairman of the meeting may appoint one or more voting inspectors, each of whom shall take an oath to execute his duties impartially and to the best of his ability. The voting inspectors shall, by majority vote, resolve all questions regarding voting of shares, including the number of shares outstanding, the voting power of each, the shares represented at the meeting, the qualification of voters, the validity of proxies, the existence of a quorum as to any voting group, and the acceptance, rejection and tabulation of votes.

Section 7. Shareholder Proposals.

(a) For business proposed by a Shareholder (other than Director nominations) to be properly brought before an annual Shareholders meeting, the Shareholder must provide timely notice thereof in writing to the Secretary of the Corporation and must provide any updates or supplements to such notice as required by this Section 7, and any such proposed business must constitute a proper matter for Shareholder action. To be timely, a Shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual Shareholders meeting; provided, however, in the event the date of the annual Shareholders meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual Shareholders meeting, notice by a Shareholder must be so delivered, or mailed and received, not less than 90 days prior to such annual meeting and not more than 120 days prior to such annual meeting or, if later, the 10th day following the day on which public notice of the date of such annual meeting was first given. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

(b) Such Shareholder’s notice shall set forth:

(i) (A) a reasonably brief description of the business proposed to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of the Shareholder and any beneficial owner on whose behalf the proposal is made, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings between such Shareholder and beneficial owner, if any, and any other person or entity (including their names) in connection with the proposal of such business by such Shareholder.

(ii) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (each a “Proposing Person”): (A) the name and address of such Proposing Person, as they appear on the Corporation’s books; (B)(1) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) and of record by such Proposing Person, except that such persons shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future; (2) any derivative positions held or beneficially held and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of capital stock of the Corporation (any of the foregoing, a “Short Interest”); and (3) any rights to dividends on the shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, if any, as of the date of such notice; including in each case and without limitation any such interests held by members of Proposing Person’s immediate family sharing the same household; (4) any performance-related fees (other than an asset-based fee) that such Proposing Person is entitled to based on any increase or decrease in the value of shares of the Corporation or derivative instruments, if any, including, without limitation, any such interests held by members of the immediate family sharing the same household of such Proposing Person, (5) any significant equity interests or any derivative instruments or Short Interests in any principal competitor of the Corporation held by such Proposing Person and (6) any direct or indirect interest of Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (C) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14(a) of the Exchange Act; (D) a representation that the Shareholder is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear in person or through a qualified representative at the meeting to make such proposal; and (E) a representation whether the Proposing Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise solicit proxies from Shareholders in support of such proposal. For purposes of the foregoing clause (D), to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the annual meeting and such person must produce evidence of such authority (which may be through a reliable reproduction) at the annual meeting.

(c) A Proposing Person shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 8 business days prior to the date of the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the earliest practicable day prior to the date of the meeting or any adjournment or postponement thereof).

(d) Notwithstanding anything in these Bylaws to the contrary, no business proposed by a Proposing Person (other than Director nominations) shall be conducted at an annual meeting except in accordance with this Section 7. The chairman of the annual Shareholders meeting shall, if the facts warrant, determine and declare to the meeting that a proposal was not made in accordance with the provisions prescribed by these Bylaws, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective proposal shall be disregarded.

(e) This Section 7 is expressly intended to apply to any business proposed by a Shareholder (other than Director nominations) to be brought before an annual Shareholders meeting other than any proposal properly made pursuant to Rule 14a-8 under the Exchange Act and included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 7 shall be deemed to affect the rights of Shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8. This Section 7 is further intended to apply to any Shareholder notice delivered in compliance with any inconsistent advance notice requirement mandated by rules or regulations of the Securities and Exchange Commission, except to the extent the provisions of this Section 7 are directly inconsistent with such mandated rules or regulations. In addition to the requirements of this Section 7, a Shareholder shall comply with all applicable requirements of the Exchange Act with regard to business proposed by the Shareholder to be brought before an annual meeting of Shareholders.

(f) For purposes of these Bylaws, “public notice” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 8. Postponement of Shareholders’ Meeting. A scheduled annual or special meeting of Shareholders may be postponed by the Board of Directors by public notice given at or prior to the time of the meeting.

Section 9. Shareholders’ List. Before each meeting of Shareholders, the Secretary of the Corporation shall prepare an alphabetical list of the Shareholders entitled to notice of such meeting. The list shall be arranged by voting group (and within each voting group by class or series of shares) and show the address of and number of shares held by each Shareholder. The list shall be kept on file at the principal office of the Corporation, or at a place identified in the meeting notice in the city where the meeting will be held, for the period beginning two business days after notice of the meeting is given and continuing through the meeting, and shall be available for inspection by any Shareholder, personally or by or with his representative, at any time during regular business hours. The list shall also be available at the meeting and shall be subject to inspection by any Shareholder, personally or by or with his representative, at any time during the meeting or adjournment thereof.

ARTICLE 3 — BOARD OF DIRECTORS

Section 1. General Powers. Except as otherwise expressly provided in the Articles of Incorporation or by law, the Board of Directors shall have the exclusive power and authority to direct the management of the business and affairs of the Corporation and shall exercise all corporate powers, and possess all authority, necessary or appropriate to carry out the intent of this provision, and which are customarily exercised by the board of directors of a public company.

Section 2. Number, Term and Qualification. The number, term and qualification of Directors of the Corporation shall be as provided in the Articles of Incorporation.

Section 3. Removal. Directors may be removed from office only for the reasons, if any, specified in the Articles of Incorporation.

Section 4. Vacancies. Vacancies occurring in the Board of Directors shall be filled only as provided in the Articles of Incorporation.

Section 5. Compensation. Compensation for the services of Directors as such shall be determined exclusively by the Board of Directors as provided in the Articles of Incorporation.

Section 6. Nominations for Election of Directors.

(a) Only persons who are nominated in accordance with the provisions set forth in these Bylaws shall be eligible to be elected as Directors at a Shareholders meeting. Nominations of persons for election to the Board of Directors at an annual meeting or at a special meeting (but only for such Director positions as may be specified in the notice of special meeting given as provided in Article 2, Section 4) of Shareholders may be made at such meeting only (i) by or at the direction of the Board of Directors or any committee thereof or (ii) by any Shareholder of the Corporation who (A) is a Shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving of notice provided for in this Section 6 and at the time of the meeting, (B) shall be entitled to vote for the election of Directors at the meeting and (C) complies with the notice procedures set forth in this Section 6. The foregoing clause (ii) shall be the exclusive means for a Shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or a special meeting.

(b) A Shareholder making such a nomination must provide timely notice thereof in writing to the Secretary of the Corporation and must provide any updates or supplements to such notice as required by this Section 6. To be timely in connection with an annual meeting of Shareholders, a Shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual Shareholders meeting; provided, however, in the event the date of the annual Shareholders meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual Shareholders meeting, notice by a Shareholder must be so delivered, or mailed and received, not less than 90 days nor more than 120 days prior to such annual meeting or, if later, the 10th day following the date on which public notice of the date of such annual meeting was first made. To be timely in connection with a special meeting of Shareholders for which the election of Directors is a matter specified in the notice of meeting given as provided in Article 2, Section 4 by or at the direction of the Board of Directors or any committee thereof, a Shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to such special meeting or, if later, the 10th day following the date on which public notice of the date of such special meeting was first made. In no event shall any adjournment of an annual meeting or a special meeting of Shareholders or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as provided in this paragraph. If a Shareholder intends to solicit proxies for the election of Directors other than the nominees of the Board of Directors (or a committee thereof) in accordance with Rule 14a-19 under the Exchange Act, such Shareholder must comply with the timing requirements in this Section 6(b) for the notice to be timely.

(c) Such Shareholder’s notice shall:

(i) as to each person whom the Shareholder proposes to nominate for election or reelection as a Director: (A) set forth all information relating to such person which is required to be disclosed in solicitations of proxies for the election of Directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a Director if elected); (B) set forth a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such

Shareholder and beneficial owner, if any, and their respective affiliates, associates or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates, associates or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Securities and Exchange Commission if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate, associate or other person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (C) include a complete and signed questionnaire, representation and agreement of such nominee as required by paragraph (d) of this Section 6, and

(ii) as to the Shareholder giving the notice, the beneficial owner, if any, on whose behalf the nomination is made, and any Affiliate (within the meaning of Rule 12b-2 under the Exchange Act) of such Shareholder or beneficial owner (each a “Nominating Person”): (A) set forth the information required by Article 2, Section 7(b)(ii) (substituting the term “Nominating Person” for “Proposing Person” and the term “nomination” for “proposal” therein); and (B) include a written representation as to whether such Nominating Person intends, or is part of a group that intends, to solicit proxies in support of Director nominees other than the nominees of the Board of Directors (or a committee thereof) in accordance with Rule 14a-19 under the Exchange Act; (C) for those Nominating Persons that affirm intent to solicit proxies in accordance with Rule 14a-19 pursuant to the preceding clause (B), include a written agreement (in substantially the form provided by the Secretary upon request), on behalf of such Nominating Person and any group of which such Nominating Person is a member, pursuant to which such Nominating Person acknowledges and agrees that (1) the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominees if such Nominating Person (y) notifies the Corporation that such Nominating Person no longer intends, or is part of a group that no longer intends, to solicit proxies in support of Director nominees other than the nominees of the Board (or a committee thereof) in accordance with Rule 14a-19 under the Exchange Act or (z) fails to comply with Rules 14a-19(a)(2) and (3) under the Exchange Act (or with the interpretation of such requirements by the Securities and Exchange Commission with respect to special meetings, if applicable), and (2) if any Nominating Person provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act, such Nominating Person shall deliver to the Secretary, no later than five business days prior to the applicable meeting, reasonable documentary evidence (as determined by the Corporation or one of its representatives in good faith) that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(d) To be eligible to be a nominee for election as a Director of the Corporation, the proposed nominee must deliver (in conjunction with, and in accordance with the time periods prescribed for the delivery of a nominating Shareholder’s notice under this Section 6) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (iii) in such proposed nominee’s individual capacity and on behalf of any person or entity on which behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies, principles and guidelines of the Corporation. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director of the Corporation in accordance with the Corporation’s corporate governance principles or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee. The Corporation may request that any nominee submit to interviews (which may be conducted via virtual meeting) with the Board of Directors or any committee thereof, and such nominee shall, and the Nominating Person shall cause the nominee to, make himself or herself available for any such interviews within ten business days following the Corporation’s request.

(e) A Nominating Person shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 8 business days prior to the date of the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the earliest practicable date prior to the date of the meeting or any adjournment or postponement thereof).

(f) Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election by the Shareholders as a Director of the Corporation except in accordance with Article 2, Section 2 or this Section 6. The chairman of the annual Shareholders meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws and, if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded. If (i) any Nominating Person provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act and (ii) such Nominating Person subsequently either (A) notifies the Corporation that such Nominating Person no longer intends to, or is part of a group that no longer intends to, solicit proxies in support of Director nominees other than the nominees of the Board of Directors (or a committee thereof) in accordance with Rule 14a-19 under the Exchange Act or (B) fails to comply with the requirements of Rules 14a-19(a)(2) and (3) under the Exchange Act (or with the interpretation of such requirements by the Securities and Exchange Commission), then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominees, notwithstanding that proxies or votes in favor thereof may have been received by the Corporation.

(g) Except as otherwise required by law, nothing in this Section 6 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other shareholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director submitted by a Shareholder. Any Nominating Person or any person or entity acting on behalf of a Nominating Person directly or indirectly soliciting proxies from other Shareholders must use a proxy card other than white, which shall be reserved for the exclusive use by the Board of Directors.

(h) As provided in Article V, Section (b) of the Corporation’s Amended and Restated Articles of Incorporation, if the number of nominees exceeds the number of directors to be elected at any meeting for the election of directors at which a quorum is present, the directors shall be elected by a vote of the plurality of the shares represented and entitled to vote at such meeting. Such plurality vote standard shall also apply if, on the record date for such meeting, the number of nominees exceeds the number of directors to be elected, even if as of the meeting date the number of nominees is less than or equal to the number of directors to be elected.

(i) Notwithstanding the foregoing provisions of this Section 6, a Shareholder shall also comply with all applicable requirements of the Exchange Act with regard to the matters set forth in this Section 6. This Section 6 shall apply to any Shareholder notice delivered in compliance with any inconsistent advance notice requirement mandated by rules or regulations of the Securities and Exchange Commission, except to the extent that the provisions of this Section 6 are directly inconsistent with such mandated rules or regulations. Without limitation the foregoing provisions of this Section 6 shall not apply to any Director who is nominated and elected under specified circumstances by holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation.

ARTICLE 4 — MEETINGS OF DIRECTORS

Section 1. Annual and Regular Meetings. All annual and regular meetings of the Board of Directors shall be held at such places and times as determined by the Board of Directors in their discretion as provided in the Articles of Incorporation.

Section 2. Special Meetings. Special meetings of the Board of Directors shall be held at such places and times as determined by the Board of Directors in their discretion as provided in the Articles of Incorporation.

Section 3. Notice of Meetings. Unless the Board of Directors by resolution determines otherwise in accordance with authority set forth in the Articles of Incorporation, all meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting. The Secretary shall give such notice of any meetings called by the Board by such means of communication as may be specified by the Board. A Director may waive notice before or after the date and time stated in such notice if the Director makes such waiver in writing, signs the waiver and the waiver is filed with the minutes or corporate records of the Corporation. A Director’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the Director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 4. Quorum. The percentage of Directors in office specified in the Articles of Incorporation will constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 5. Manner of Acting. Except as set forth in Section 16 of Article 6 of these Bylaws, a majority of Directors who are present at a meeting at which a quorum is present will constitute the required vote to effect any action taken by the Board of Directors.

Section 6. Written Consents. Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more unrevoked written consents signed by each Director before or after such action, describing the action taken, and included in the minutes or filed with the corporate records. Action taken without a meeting is effective when the last Director signs the unrevoked consent, unless the unrevoked consents specify a different effective date. A Director’s consent to action may be revoked in a writing signed by the Director and delivered to the Corporation prior to the action becoming effective.

Section 7. Meeting by Communications Device. The Board of Directors may permit Directors to participate in any meeting of the Board of Directors by, or conduct the meeting through the use of, any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 8. Presumption of Assent. A Director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (a) he objects at the beginning of the meeting, or promptly upon his arrival, to holding it or to transacting business at the meeting, or (b) his dissent or abstention from the action taken is entered into the minutes of the meeting, or (c) he files written notice of his dissention or abstention with the presiding officer of the meeting before its adjournment or with the Corporation immediately after the adjournment of the meeting. Such right of dissent or abstention is not available to a Director who votes in favor of the action taken.

ARTICLE 5 — COMMITTEES

Section 1. Election and Powers. The Board of Directors may have such committees, with such members who shall have such powers and authority as may be determined by the Board of Directors as provided by the Articles of Incorporation. To the extent specified by the Board of Directors or in the Articles of Incorporation, each committee shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, except that no committee shall have authority to do the following:

(a)	Authorize distributions.

(b)	Approve or propose to Shareholders action required to be approved by Shareholders.

(c)	Fill vacancies on the Board of Directors or on any of its committees.

(d)	Amend the Articles of Incorporation.

(e)	Adopt, amend or repeal the bylaws.

(f)	Approve a plan of merger not requiring Shareholder approval.

Section 2. Removal; Vacancies. Unless the Board of Directors by resolution determines otherwise in accordance with authority specified in the Articles of Incorporation, any member of a committee may be removed at any time exclusively by the Board of Directors with or without cause, and vacancies in the membership of a committee as a result of death, resignation, disqualification or removal shall be filled by a majority of the whole Board of Directors.

Section 3. Meetings. The provisions of Article 4 governing meetings of the Board of Directors, action without meeting, notice, waiver of notice and quorum and voting requirements shall apply to the committees of the Board and its members to the extent not otherwise prescribed by the Board in the resolution authorizing the establishment of the committee.

Section 4. Minutes. Each committee shall keep minutes of its proceedings and shall report thereon to the Board of Directors at or before the next meeting of the Board.

ARTICLE 6 — OFFICERS

Section 1. Titles. Pursuant to authority conferred in the Articles of Incorporation, the Board of Directors shall have the exclusive power and authority to elect from time to time such officers of the Corporation, including a Chairman and a President (one of whom shall be the Chief Executive Officer), a Vice Chairman, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Chief Financial Officer, a General Counsel, a Controller, a Treasurer, a Secretary, one or more Assistant Controllers, one or more Assistant Treasurers, and one or more Assistant Secretaries, and such other officers as shall be deemed necessary or desirable from time to time. The officers shall have the authority and perform the duties as set forth herein or as from time to time may be prescribed by the Board of Directors. Any two or more offices may be held by the same individual, but no officer may act in more than one capacity where action of two or more officers is required.

The officers of the Corporation may appoint one or more individuals to hold a position which includes one of the titles indicated above. An individual holding such title by virtue of being so appointed rather than by virtue of being elected to such position by the Board of Directors shall not be an officer of the Corporation for purposes of the Articles of Incorporation or these Bylaws, but such individual shall have such duties as may be prescribed by the officer or officers appointing him or her.

Section 2. Election; Removal. Pursuant to authority conferred in the Articles of Incorporation, the officers of the Corporation shall be elected exclusively by or under the authority of the Board of Directors. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the Board of Directors. Officers shall hold office as specified at the time of their election, until their successors are elected and qualify, or until the earlier of their resignation or removal. Pursuant to authority conferred in the Articles of Incorporation, any officer may be removed at any time with or without cause by (a) the Board of Directors, (b) the appointing officer, unless these bylaws or the Board of Directors provide otherwise, or (c) any other officer if authorized by these bylaws or the Board of Directors.

Section 3. Compensation. Pursuant to authority conferred in the Articles of Incorporation, the compensation of the officers shall be fixed by the Board of Directors.

Section 4. General Powers of Officers. Except as may be otherwise provided in these bylaws or in the NCBCA, the Chairman, the Vice-Chairman, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the General Counsel, the Controller, the Treasurer, the Secretary, or any one of them, may (a) execute and deliver in the name of the Corporation, in the name of any division of the Corporation or in both names any agreement, contract, deed, instrument, power of attorney or other document pertaining to the business or affairs of the Corporation or any division of the Corporation, and (b) delegate to any employee or agent the power to execute and deliver any such agreement, contract, deed, instrument, power of attorney or other document.

Section 5. Chief Executive Officer. The Chief Executive Officer of the Corporation shall report directly to the Board. Except in such instances as the Board may confer powers in particular transactions upon any other officer, and subject to the control and direction of the Board, the Chief Executive Officer shall manage the business and affairs of the Corporation and shall communicate to the Board and any committee thereof reports, proposals and recommendations for their respective consideration or action. He may do and perform all acts on behalf of the Corporation.

Section 6. Chairman. The Chairman shall preside at meetings of the Board of Directors and the Shareholders and shall have such other powers and perform such other duties as the Board may prescribe or as may be prescribed in these bylaws. The Board of Directors may designate the Chairman as an executive or non-executive Chairman.

Section 7. Vice Chairman. The Vice Chairman shall have such powers and perform such duties as the Board or the Chairman (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these bylaws.

Section 8. President. The President shall have such powers and perform such duties as the Board and the Chief Executive Officer (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these bylaws.

Section 9. Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. The Executive Vice Presidents, Senior Vice Presidents and Vice Presidents shall have such powers and perform such duties as the Board or the Chief Executive Officer (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these bylaws.

Section 10. Chief Financial Officer. The Chief Financial Officer shall have such powers and perform such duties as the Board or the Chief Executive Officer (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these bylaws. The Chief Financial Officer shall present to the Board such balance sheets, income statements, budgets and other financial statements and reports as the Board or the Chief Executive Officer (to the extent he is authorized by the Board of Directors to prescribe the authority and duties of other officers) may require and shall perform such other duties as may be prescribed or assigned pursuant to these bylaws and all other acts incident to the position of Chief Financial Officer.

Section 11. Controller. The Controller shall be responsible for the maintenance of adequate accounting records of all assets, liabilities, capital and transactions of the Corporation. The Controller shall prepare such balance sheets, income statements, budgets and other financial statements and reports as the Board or the Chief Executive Officer or the Chief Financial Officer (to the extent they are authorized by the Board of Directors to prescribe the authority and duties of other officers) may require, and shall perform such other duties as may be prescribed or assigned pursuant to these bylaws and all other acts incident to the position of Controller.

Section 12. Treasurer.

(a) The Treasurer shall have the care and custody of all the funds and securities of the Corporation except as may be otherwise ordered by the Board, and shall cause such funds (i) to be invested or reinvested from time to time for the benefit of the Corporation as may be designated by the Board or by the Chairman, the Vice Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), or (ii) to be deposited to the credit of the Corporation in such banks or depositories as may be designated by the Board or by the Chairman, the President, the Chief Financial Offer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), and shall cause such securities to be placed in safekeeping in such manner as may be designated by the Board or by the Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations).

(b) The Treasurer or such other person or persons as may be designated for such purpose by the Board or by the Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations) may endorse in the name and on behalf of the Corporation all instruments for the payment of money, bills of lading, warehouse receipts, insurance policies and other commercial documents requiring such endorsement.

(c) The Treasurer or such other person or persons as may be designated for such purpose by the Board or by the Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), (i) may sign all receipts and vouchers for payments made to the Corporation; (ii) shall prepare a statement of the cash account of the Corporation to the Board as often as it shall require the same; and (iii) shall enter regularly in books to be kept for that purpose full and accurate account of all moneys received and paid on account of the Corporation and of all securities received and delivered by the Corporation.

(d) The Treasurer shall perform such other duties as may be prescribed or assigned pursuant to these bylaws and all other acts incident to the position of Treasurer.

Section 13. Secretary. The Secretary shall keep the minutes of all proceedings of the Shareholders, the Board and the Committees of the Board. The Secretary shall attend to the giving and serving of all notices of the Corporation, in accordance with the provisions of these bylaws and as required by the laws of the State of North Carolina. The Secretary shall cause to be prepared and maintained (a) at the office of the Corporation a stock ledger containing the names and addresses of all Shareholders and the number of shares held by each and (b) any list of Shareholders required by law to be prepared for any meeting of Shareholders. The Secretary shall be responsible for the custody of all stock books and of all unissued stock certificates. The Secretary shall be the custodian of the seal of the Corporation. The Secretary shall affix or cause to be affixed the seal of the Corporation to such contracts, instruments and other documents requiring the seal of the Corporation, and when so affixed may attest the same and shall perform such other duties as may be prescribed or assigned pursuant to these bylaws and all other acts incident to the position of Secretary.

Section 14. Voting Upon Securities. Unless otherwise ordered by the Board of Directors, the Chairman, the President, any Executive Vice President, any Senior Vice President or any Vice President shall have full power and authority in behalf of the Corporation to attend, act and vote at meetings of the security holders of any entity in which this Corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner, the Corporation might have possessed and exercised if present. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

Section 15. Continuing Determination by Board. All powers and duties of the officers shall be subject to a continuing determination by the Board of Directors.

Section 16. Transitional Provisions Relating to Executive Chairman and Chief Executive Officer.

(a) On [●] (the “Closing Date”), the business combination transaction between the Corporation and PotlatchDeltic Corporation was completed pursuant to the terms set forth in the Agreement and Plan of Merger, dated as of October 13, 2025, by and among the Corporation, Redwood Merger Sub, LLC and PotlatchDeltic Corporation (the “Merger Agreement”). As contemplated by the Merger Agreement, (i) the Chief Executive Officer of the Corporation as of the Closing Date (the “Specified CEO”) shall continue to serve as Chief Executive Officer of the Corporation following the Closing Date, and (ii) the Chief Executive Officer of PotlatchDeltic Corporation as of the Closing Date (the “Specified Executive Chair”) shall be appointed to serve as the executive Chairman of the Corporation for two years after the Closing Date, subject to such person serving as a Director of the Corporation during such time.

(b) As executive Chairman of the Board, the Specified Executive Chair shall (1) serve as an executive officer of the Corporation and report directly to the Board of Directors and (2) have all such powers and perform all such duties as may be assigned by the Board of Directors from time to time consistent with these Bylaws and his employment agreement with the Corporation.

(c) As Chief Executive Officer, the Specified CEO shall (1) serve as an executive officer of the Corporation and report directly to the Board of Directors, and (2) have all such powers and perform all such duties as are customarily had and performed by the Chief Executive Officer and/or as may be assigned by the Board of Directors from time to time consistent with these Bylaws and his employment agreement with the Corporation.

(d) Prior to the second anniversary of the Closing Date, any resolution or action taken by the Board of Directors to amend or modify this Section 16 of Article 6 of these Bylaws, including to (1) remove or replace the Specified CEO as Chief Executive Officer of the Corporation, or (2) remove or replace the Specified Executive Chair as executive Chairman of the Corporation, must be adopted or approved by Directors representing at least 75% of the then serving Directors.

(e) Following the second anniversary of the Closing Date, this Section 16 of Article 6 of these Bylaws shall cease to be in effect.

(f) In the event of any inconsistency between the provisions of this Section 16 of Article 6 of these Bylaws and any other provision of these Bylaws, the provisions of this Section 16 of Article 6 of these Bylaws shall control.

ARTICLE 7 — CAPITAL STOCK

Section 1. Certificates. The Board of Directors may authorize the issuance of some or all of the shares of the Corporation’s classes or series without issuing certificates to represent such shares. If shares are represented by certificates, the certificates shall be in such form as required by law and as determined by the Board of Directors. Certificates shall be signed, either manually or by facsimile, by (a) the Chairman, the President or any Vice-President and by the Secretary, Assistant Secretary, Treasurer or Assistant Treasurer or (b) by any two officers designated by the Board of Directors. Each certificate may be sealed with the seal of the Corporation or a facsimile thereof. All certificates for shares shall be consecutively numbered or otherwise identified and entered into the stock transfer books of the Corporation. When shares are represented by certificates, the Corporation shall issue and deliver to each Shareholder to whom such shares have been issued or transferred certificates representing the shares owned by him. When shares are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the Corporation shall send the Shareholder to whom such shares have been issued or transferred a written statement of the information required by law to be on certificates.

Section 2. Transfer of Shares. The Corporation shall maintain share transfer records, containing the name and address of each Shareholder of record and the number and class or series of shares held by such Shareholder. Transfers of shares of the Corporation shall be made only on the share transfer records of the Corporation by the holder of record thereof or by a duly authorized agent, transferee or legal representative and, if the shares are represented by certificates, only upon surrender for cancellation of the certificate for such shares.

Section 3. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars of transfers and may require all stock certificates to be signed or countersigned by the transfer agent and registered by the registrar of transfers.

Section 4. Regulations. The Board of Directors may make rules and regulations as it deems expedient concerning the issue, transfer and registration of shares of capital stock of the Corporation.

Section 5. Fixing Record Date. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders, or entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Board of Directors may fix in advance a date as the record date for the determination of Shareholders. The record date shall be not more than 70 days before the meeting or action requiring a determination of Shareholders. A determination of Shareholders entitled to notice of or to vote at a Shareholders’ meeting shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 6. Lost Certificates. The Board of Directors must authorize the issuance of a new certificate in place of a certificate claimed to have been lost, destroyed or wrongfully taken, upon receipt of (a) an affidavit from the person explaining the loss, destruction or wrongful taking, and (b) a bond from the claimant in a sum as the Corporation may reasonably direct to indemnify the Corporation against loss from any claim with respect to the certificate claimed to have been lost, destroyed or wrongfully taken. The Board of Directors may, in its discretion, waive the affidavit and bond and authorize the issuance of a new certificate in place of a certificate claimed to have been lost, destroyed or wrongfully taken.

ARTICLE 8 — GENERAL PROVISIONS

Section 1. Dividends and other Distributions. The Board of Directors may from time to time declare and the Corporation may pay dividends or make other distributions with respect to its outstanding shares in the manner and upon the terms and conditions provided by law.

Section 2. Seal. The seal of the Corporation shall be any form approved from time to time or at any time by the Board of Directors.

Section 3. Depositaries. The Chairman, the President, the Chief Financial Officer, and the Treasurer are each authorized to designate depositaries for the funds of the Corporation deposited in its name or that of a division of the Corporation, or both, and the signatories with respect thereto in each case, and from time to time, to change such depositaries and signatories, with the same force and effect as if each such depositary and the signatories with respect thereto and changes therein had been specifically designated or authorized by the Board; and each depositary designated by the Board or by the Chairman, the President, the Chief Financial Officer, or the

Treasurer shall be entitled to rely upon the certificate of the Secretary or any Assistant Secretary of the Corporation or of a division of the Corporation setting forth the fact of such designation and of the appointment of the officers of the Corporation or of the Division or of both or of other persons who are to be signatories with respect to the withdrawal of funds deposited with such depositary, or from time to time the fact of any change in any depositary or in the signatories with respect thereto.

Section 4. Signatories. Unless otherwise designated by the Board or by the Chairman, the President, the Chief Financial Officer or the Treasurer, all notes, drafts, checks, acceptances, orders for the payment of money shall be (a) signed by the Treasurer or any Assistant Treasurer and (b) countersigned by the Controller or any Assistant Controller, or either signed or countersigned by the Chairman, the Vice Chairman, the President, any Executive Vice President, any Senior Vice President or any Vice President in lieu of either the officers designated in (a) or the officers designated in (b) of this Section.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 6. Amendment. These bylaws may be amended or repealed by the Board of Directors, including any bylaw adopted, amended or repealed by the Shareholders generally. These bylaws may be amended or repealed by the Shareholders even though the bylaws may also be amended or repealed by the Board of Directors.

Section 7. Definitions. Unless the context otherwise requires, terms used in these bylaws shall have the meanings assigned to them in the NCBCA to the extent defined therein.

Section 8. Electronic Transactions. The Corporation may conduct any action or set of actions by any electronic means.

Annex B

October 13, 2025

Board of Directors

Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

Members of the Board:

We understand that Rayonier Inc. (“Parent”), Redwood Merger Sub, LLC, a wholly owned subsidiary of Parent (“Merger Sub”), and PotlatchDeltic Corporation (the “Company”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the execution version thereof (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Merger Sub, following which (a) the surviving entity in the Merger will be a wholly owned subsidiary of Parent and (b) Parent will contribute all of the limited liability company interests of the surviving entity to Rayonier, L.P. (the “Partnership”) in exchange for limited partnership interests in the Partnership (the “Partnership Units”). Pursuant to the Merger Agreement, each issued and outstanding share of common stock, par value $1.00 per share (the “Company Common Stock”), of the Company, other than shares held in treasury or held or owned by the Company, Parent or Merger Sub, will be converted into the right to receive 1.7339 (the “Exchange Ratio”) common shares, no par value (the “Parent Common Shares”), of Parent (subject to payment of cash in lieu of the delivery of fractional Parent Common Shares in accordance with the terms of the Merger Agreement). The Merger Agreement further contemplates that Parent will declare a one-time special distribution (the “Special Parent Distribution”) to holders of Parent Common Shares and Partnership Units in the amount of $1.40 per share or unit, as applicable (consisting of no more than 25% in cash and the remainder in Parent Common Shares or Partnership Units), with a record date prior to closing of the Merger, and, in connection therewith, the consideration to be paid in the Merger per share of Company Common Stock will be adjusted in accordance with the terms of the Merger Agreement (as to which adjustment we express no opinion). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio set forth in the Merger Agreement is fair from a financial point of view to Parent.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of, and research analyst reports regarding, the Company and Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

3)

Reviewed certain financial projections relating to the Company prepared by the management of the Company, as adjusted by the management of Parent and incorporating certain mid-cycle pricing assumptions of the management of Parent for the Company’s terminal year (the “Parent Projections for the Company”);

4)

Reviewed certain financial projections relating to Parent prepared by the management of Parent and incorporating certain adjustments by such management designed to facilitate an analysis of Parent and the Company on a consistent basis (the “Parent Projections for Parent”);

5)	Reviewed information relating to certain strategic, financial and operational benefits anticipated to result from the Merger, prepared by the management of Parent;

6)	Attended a presentation by the management of the Company in which such management discussed the past and current operations and financial condition and the prospects of the Company;

7)

Discussed the past and current operations and financial condition and the prospects of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated by the management of Parent to result from the Merger, with senior executives of Parent;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Shares;

9)

Compared the financial performance of the Company and Parent and the prices and trading activity of the Company Common Stock and the Parent Common Shares with that of certain other publicly-traded companies we deemed relevant and their securities;

10)	Participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors;

11)	Reviewed an execution version of the Merger Agreement; and

12)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Parent, and formed a substantial basis for this opinion. With respect to Parent Projections for the Company, Parent Projections for Parent and information relating to certain strategic, financial and operational benefits anticipated to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of the Company, Parent and the other matters addressed thereby. At your direction, we have assumed that Parent Projections for the Company, Parent Projections for Parent and the information relating to certain strategic, financial and operational benefits anticipated to result from the Merger are a reasonable basis upon which to evaluate the Merger and at your direction we have relied upon Parent Projections for the Company, Parent Projections for Parent and such other information for purposes of our analyses and this opinion. We express no view or opinion with respect to any financial forecasts or other financial information reviewed by us, or the assumptions and methodologies upon which they are based. In addition, we have relied upon, without independent verification the assessments of the management of Parent with respect to (i) the strategic, financial and other benefits expected to result from the Merger; (ii) Parent’s ability to integrate the businesses of the Company and Parent; (iii) Parent’s ability to retain key employees of the Company and Parent; and (iv) the validity of, and risks associated with, the Company’s and Parent’s existing and future technologies, intellectual property, products, services and business models.

We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), that each of the Company and Parent has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT (and we have assumed that the Merger will not adversely affect such status) and that the definitive Merger Agreement will not differ in any material respect from the execution version thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessments of Parent and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no view with respect to the tax implications or structure of the Merger, including, without limitation, with respect to the ability of the parties to the Merger to realize the intended tax treatment in the Merger Agreement. We are not experts in evaluating the quality of tree and timber properties or portfolios, and we have assumed that Parent has or will obtain advice regarding such matters from appropriate professional sources. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals.

This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to Parent, nor does it address the underlying business decision of Parent to enter into the Merger Agreement or proceed with any transaction contemplated by the Merger Agreement. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith, including, without limitation, (i) the treatment and implications of the declaration and payment of the Special Parent Distribution or any other distribution that may be made by Parent or the Company with a record date prior to the closing of the Merger to holders of Parent Common Shares (and Partnership Units) or Company Common Stock, respectively, (ii) the terms of the Merger Agreement pursuant to which the consideration to be paid in the Merger per share of Company Common Stock will be adjusted (including as a result of the Special Parent Distribution) and (iii) the fairness of the amount or nature of the compensation to any of the officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring or coming to our attention after the date hereof may affect this opinion or the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Parent in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger and a portion of which has become payable upon rendering of our opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services to Parent and have received fees in connection with such services. In addition, Morgan Stanley or one or more of its affiliates is a lender to Parent. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Parent. This opinion does not in any manner address the prices at which Parent Common Shares will trade following announcement or consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how any shareholders of any party to the Merger should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio in the Merger pursuant to the Merger Agreement is fair from a financial point of view to Parent.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ William Mahler
William Mahler
Executive Director

Annex C

Global Corporate & Investment Banking

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

October 13, 2025

The Board of Directors

PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

Members of the Board of Directors:

We understand that PotlatchDeltic Corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of October 13, 2025 (the “Agreement”), among the Company, Rayonier Inc. (“Parent”) and Redwood Merger Sub, LLC, a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”) (other than shares of Company Common Stock held in treasury or held or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time (as defined in the Agreement), which shares shall be cancelled at the Effective Time (“Cancelled Shares”)) will be converted into the right to receive 1.7339 (the “Exchange Ratio”) shares of the common stock, no par value, of Parent (“Parent Common Stock”) plus any Fractional Share Consideration (as defined in the Agreement). Our opinion expresses no view with respect to the Special Parent Distribution, the Share Adjustment Amount and the Cash Adjustment Amount. Capitalized terms defined used herein that are in the Agreement but not herein shall have the meanings set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Company Common Stock (other than Cancelled Shares) of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to the Company and Parent;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, the “Company Forecasts”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parent furnished to or discussed with us by the managements of Parent and the Company, including certain financial forecasts relating to Parent prepared by the management of Parent as reviewed and approved for our use by the management of the Company (such forecasts, the “Parent Forecasts”);

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(4)	reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”) anticipated by the managements of the Company and Parent to result from the Merger;

(5)

discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company, and discussed the past and current business, operations, financial condition and prospects of Parent with members of senior managements of the Company and Parent;

(6)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Parent, including the potential effect on Parent’s estimated cash available for distribution;

(7)

reviewed the trading histories for shares of Company Common Stock and Parent Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(8)	compared certain financial and stock market information of the Company and Parent with similar information of other companies we deemed relevant;

(9)	reviewed the relative financial contributions of the Company and Parent to the future financial performance of the combined company on a pro forma basis;

(10)	reviewed the Agreement; and

(11)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of the Company and Parent that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. With respect to the Parent Forecasts, we have been advised by the Company, and have assumed, that they reflect the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of Parent. With respect to the Cost Savings, we have been advised by the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of Parent and the other matters covered thereby. We have relied, at the direction of the Company, on the assessments of the managements of the Company and Parent as to Parent’s ability to achieve the Cost Savings and have assumed, with the consent of the Company, that the Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we made any physical inspection of the properties or assets of the Company or Parent. We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Company, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals,

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consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger. We also have assumed, at the direction of the Company, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms or other aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of shares of Company Common Stock (other than Cancelled Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. We are not expressing any opinion as to what the value of shares of Parent Common Stock actually will be when issued or the prices at which shares of Company Common Stock or Parent Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder or other person should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including providing deposit, checking and other treasury services, short term credit facilities, letters of credit and other commercial credit services, and interest rate swaps and other markets services.

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In addition, we and our affiliates in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and in the future may receive compensation for the rendering of these services.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Parent or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than Cancelled Shares).

Very truly yours,

BOFA SECURITIES, INC.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 55-8-51 of the NCBCA provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. It further provides that a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies these requirements. Moreover, the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet this standard of conduct. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

Section 55-8-51 of the NCBCA also provides that a corporation may not indemnify a director under this section: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Section 55-8-52 provides for mandatory indemnification, unless limited by a corporation’s articles of incorporation, of a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 55-8-56 of the NCBCA provides that, unless a corporation’s articles of incorporation provide otherwise, (1) an officer of the corporation is entitled to mandatory indemnification under Section 55-8-52, and is entitled to apply for court-ordered indemnification to the same extent as a director; (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Rayonier articles, incorporated herein as Exhibit 3.1 to this joint proxy statement/prospectus, do not limit the obligation of Rayonier to indemnify its directors and officers as required by the NCBCA. The Rayonier articles provide that Rayonier shall, to the fullest extent permitted from time to time by law, indemnify its directors and officers against all liabilities and expenses in any suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of Rayonier, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were at the time taken known or believed by him to be clearly in conflict with the best interests of Rayonier. Rayonier shall likewise and to the same extent indemnify any person who, at the request of Rayonier, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan.

The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision.

Item 21. Exhibits and Financial Statement Schedules.

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number	Filed Herewith

2.1	Agreement and Plan of Merger, dated October 13, 2025 by and among Rayonier Inc., PotlatchDeltic Corporation and Redwood Merger Sub, LLC. (attached as Annex A to this joint proxy statement/prospectus which forms part of this registration statement)*

3.1	Amended and Restated Articles of Incorporation of Rayonier	8-K	5/23/2022	3.1

3.2	Bylaws of Rayonier Inc., as amended	8-K	7/26/2013	3.2

5.1	Opinion of Wachtell, Lipton, Rosen & Katz				X

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters				X

8.2	Opinion of Vinson & Elkins LLP regarding certain REIT matters				X

8.3	Opinion of Latham & Watkins LLP regarding certain tax matters				X

8.4	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain REIT matters				X

10.1	Employment Agreement, dated October 13, 2025, by and between Rayonier Inc. and Mark D. McHugh	8-K	10/14/2025	10.1

10.2	Employment Agreement, dated October 13, 2025, by and between Rayonier Inc. and Eric J. Cremers	8-K	10/14/2025	10.2

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Rayonier Inc.				X

23.2	Consent of KPMG LLP, independent registered public accounting firm of PotlatchDeltic Corporation				X

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated by reference herein)				X

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.1 hereto and incorporated by reference herein)				X

23.5	Consent of Vinson & Elkins LLP (included as part of its opinion filed as Exhibit 8.2 hereto and incorporated by reference herein)				X

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number	Filed Herewith

23.6	Consent of Latham & Watkins LLP (included as part of its opinion filed as Exhibit 8.3 hereto and incorporated by reference herein)				X

23.7	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinion filed as Exhibit 8.4 hereto and incorporated by reference herein)				X

24.1	Power of Attorney (included on the signature page of this registration statement)**

99.1	Consent of Morgan Stanley& Co. LLC				X

99.2	Consent of BofA Securities, Inc.				X

99.3	Form of Proxy Card of Rayonier Inc.**

99.4	Form of Proxy Card of PotlatchDeltic Corporation**

107	Filing Fee Table**

*

Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules (or similar attachments) upon request by the U.S. Securities and Exchange Commission; provided that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules (or similar attachments) so furnished.

**	Previously filed.

Item 22. Undertakings.

The following undertakings are made by each of the undersigned registrants:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wildlight, State of Florida, on December 22, 2025.

RAYONIER INC.

By:	/s/ Mark D. McHugh
Name:	Mark D. McHugh
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark D. McHugh Mark D. McHugh	Director and Chief Executive Officer (Principal Executive Officer)	December 22, 2025

* April J. Tice	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2025

* Scott R. Jones	Director and Chairman of Board	December 22, 2025

* Keith E. Bass	Director	December 22, 2025

* Gregg A. Gonsalves	Director	December 22, 2025

* V. Larkin Martin	Director	December 22, 2025

* Meridee A. Moore	Director	December 22, 2025

* Ann C. Nelson	Director	December 22, 2025

* Matthew J. Rivers	Director	December 22, 2025

* Andrew G. Wiltshire	Director	December 22, 2025

* By:	/s/ Mark D. McHugh
Mark D. McHugh, Attorney-in-Fact
December 22, 2025